As filed with the U.S. Securities and Exchange Commission on November 18, 2024.

Registration No. 333-281663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRAZIL POTASH CORP.

(Exact name of Registrant as specified in its charter)

Ontario, Canada	1400	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

198 Davenport Road

Toronto, Ontario, Canada, M5R 1J2

Tel: +1 (416) 309-2963

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System

28 Liberty Street

New York, New York 10005

Tel: +1 (302) 777-0200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Rebecca G. DiStefano William Wong Greenberg Traurig, P.A. 333 S.E. 2nd Avenue Suite 4400 Miami, Florida 33131 Tel: +1 (305) 579-0541 Fax: +1 (305) 579-0717	Michael Rennie Wildeboer Dellelce LLP 365 Bay Street, Suite 800 Toronto, Ontario, M5H 2V1 Canada Tel: +1 (416) 361-4781 Fax: +1 (416) 361-1790	Samir A. Gandhi Daniel A. O’Shea Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Tel: +1 (212) 839-5300	James Clare Christopher J. Doucet Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario, M5X 1A4 Canada Tel: +1 (416) 863-1200

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☑

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any jurisdiction where the offer, solicitation, or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2024

PRELIMINARY PROSPECTUS

BRAZIL POTASH CORP.

4,250,000 Common Shares

This is the initial public offering of our common shares, no par value per share (which we refer to as our “Common Shares”). We are offering 4,250,000 Common Shares. We currently expect the initial public offering price of our Common Shares to be between $15.00 and $18.00 per Common Share.

Prior to this offering, there has been no public market for our Common Shares. We have applied for the listing of our Common Shares on the New York Stock Exchange under the symbol “GRO”.

We are existing under the laws of the Province of Ontario, Canada. We are also an “emerging growth company” and a “foreign private issuer”, as defined under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our Common Shares involves a high degree of risk. Before buying any Common Shares, you should carefully read the discussion of material risks of investing in our Common Shares under the section entitled “Risk Factors” beginning on page 27 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)(2)	$	$

(1)

We have also agreed to issue to the underwriters warrants exercisable for the number of our Common Shares equal to 5% of the total number of Common Shares sold in this offering (which we refer to as the “Underwriters’ Warrants”). See “Underwriting” for additional information regarding underwriting discounts and commissions, expenses, and other compensation payable to the underwriters.

(2)

The proceeds to us (before expenses) presented in this table does not give effect to any exercise by the underwriters of (i) the option we have granted to the underwriters to purchase additional Common Shares from us as described below, or (ii) the Underwriters’ Warrants.

We have granted the underwriters an option to purchase up to 637,500 additional Common Shares from us at the public offering price, less the underwriting discounts and commissions, for a period of 30 days from the date of this prospectus to cover over-allotments, if any.

Franco-Nevada Corporation (which we refer to as the “cornerstone investor”) has indicated an interest in purchasing in this offering, at the initial public offering price, such amount of our Common Shares equal to the lesser of (i) 10% of the total number of our Common Shares sold in this offering, and (ii) $15.0 million of our Common Shares. The Common Shares to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no Common Shares in this offering, or the underwriters may determine to sell more, less or no Common Shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of the Common Shares purchased by the cornerstone investor as they will from any other Common Shares sold to the public in this offering.

The underwriters expect to deliver the Common Shares to purchasers on or about    , 2024.

Cantor	Bradesco BBI

Freedom Capital Markets	Roth Capital Partners

Clarksons Securities

The date of this prospectus is    , 2024.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us. Neither we nor the underwriters have authorized anyone to provide you with information that is different, and neither we nor the underwriters take any responsibility for, or provide any assurance as to the reliability of, any information, other than the information in this prospectus and any free writing prospectus prepared by us. We are offering to sell our Common Shares, and seeking offers to buy our Common Shares, only in jurisdictions where such offers and sales are permitted. This prospectus is not an offer to sell, or a solicitation of an offer to buy, our Common Shares in any jurisdictions where, or under any circumstances under which, the offer, sale, or solicitation is not permitted. The information in this prospectus and in any free writing prospectus prepared by us is accurate only as of the date on its respective cover, regardless of the time of delivery of this prospectus or any free writing prospectus or the time of any sale of our Common Shares. Our business, results of operations, financial condition, or prospects may have changed since those dates. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

Before you invest in our Common Shares, you should read the registration statement (including the exhibits thereto and the documents incorporated by reference therein) of which this prospectus forms a part.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or otherwise states, references to “Brazil Potash”, our “Company”, “we”, “us”, “our”, and similar references refer to Brazil Potash Corp., a corporation existing under the laws of the Province of Ontario, Canada, and its subsidiaries.

Financial Information

Our audited consolidated financial statements were prepared in accordance with International Financial Reporting Standards (which we refer to as “IFRS”), as issued by the International Accounting Standards Board (which we refer to as the “IASB”), and audited in accordance with auditing standards generally accepted in the United States of America established by the Public Company Accounting Oversight Board (which we refer to as the “PCAOB”).

Our fiscal year ends on December 31 of each year as does our reporting year. Therefore, any references to 2023, 2022 and 2021 are references to the fiscal and reporting years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively. See Note 2 to our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021, and Note 2 to our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, included elsewhere in this prospectus, for a discussion of the basis of preparation of our financial statements.

Our Company’s functional currency and reporting currency is the U.S. dollar, the legal currency of the United States (“USD”, “US$” or “$”). Our local subsidiary in Brazil, Potássio do Brasil Ltda., determines its own functional currency based on its own circumstances. The functional currency of Potássio do Brasil Ltda. is the Brazilian real (“R$”).

Rounding

Certain figures and some percentages included in this prospectus have been subject to rounding adjustments. Accordingly, the totals included in certain tables contained in this prospectus may not correspond to the arithmetic aggregation of the figures or percentages that precede them.

Reverse Stock Split and Share Consolidation

In July 2024, our board of directors and our stockholders approved a reverse stock split and share consolidation of our Common Shares in a range of up to five for one, which reverse stock split and share consolidation was effected on October 18, 2024 in a reverse stock split ratio of 4-for-1 (which we refer to as the “Reverse Stock Split and Share Consolidation”). The Reverse Stock Split and Share Consolidation combined each four outstanding Common Shares into one Common Share. Any fractional shares resulting from the Reverse Stock Split and Share Consolidation were rounded down to the nearest whole Common Share, and no cash or other consideration was paid in lieu of any fractional shares. All references to our Common Shares, common share purchase warrants, stock options, deferred share units, restricted stock units, share data, per share data, and related information in this prospectus have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split and Share Consolidation as if it had occurred at the beginning of the earliest period presented.

Mineral Disclosure

As used in this prospectus, references to the “Technical Report” are to the Technical Report, Update of the Autazes Potash Project—Pre-Feasibility Study (dated October 14, 2022) with respect to our potash mining project located in the Amazon potash basin near the city of Autazes (which we refer to as the “Autazes Project”), which was prepared by ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH (which we refer to as

“ERCOSPLAN”) in accordance with the requirements of subpart 1300 of Regulation S-K—Disclosure by Registrants Engaged in Mining Operations (which we refer to as the “SEC Mining Modernization Rules”) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), which governs disclosure for registrants with material mining operations. Certain numeric values describing the Autazes Project disclosed herein have been converted from the metric system of measurement, which is used in the Technical Report, to the imperial system of measurement commonly used in the United States. A summary of the Technical Report is included as Exhibit 96.1 to our registration statement of which this prospectus forms a part.

Additionally, we have filed a prospectus with the securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec, in connection with the initial public offering of our Common Shares in Canada. As part of this filing process, ERCOSPLAN has also prepared the Technical Report, Update of the Autazes Potash Project—Pre-Feasibility Study (dated October 14, 2022) with respect to the Autazes Project, which was prepared in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (which we refer to as “NI 43-101”), and will be filed with Canadian securities regulatory authorities in accordance with NI 43-101. NI 43-101 is an instrument, developed by the Canadian Securities Administrators and administered by the provincial and territorial securities commissions in Canada, that governs how issuers in Canada publicly disclose scientific and technical information about their mineral projects.

For the meanings of certain technical terms used in this prospectus, see the Annex to this prospectus, “Glossary of Technical Terms”.

Market and Industry Data

This prospectus contains references to market data and industry forecasts and projections, which were obtained or derived from publicly available information, reports of governmental agencies, market research reports, and industry publications and surveys. These sources generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Although we believe such information to be accurate, we have not independently verified the data from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties and risks regarding the other forward-looking statements in this prospectus due to a variety of factors, including those described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the forecasts and projections. For the avoidance of doubt, nothing stated in this paragraph operates to relieve our Company or the underwriters from liability under applicable securities laws for any misrepresentation contained in this prospectus.

For Investors Outside of the United States and Canada

Neither we nor the underwriters have done anything that would permit this offering, or the possession or distribution of this prospectus, in any jurisdiction where action for that purpose is required, other than in the United States and Canada. You are required to inform yourselves about, and observe any restrictions relating to, this offering and the distribution of this prospectus. Our Common Shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering materials in connection with the offer or sale of such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning our possible or assumed future results of operations, financial condition, business strategies and plans, market opportunity, competitive position, industry environment, and potential growth opportunities. In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “believe”, “expect”, “could”, “intend”, “plan”, “anticipate”, “estimate”, “continue”, “predict”, “project”, “potential”, “target”, “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements in this prospectus include, but are not limited to, statements with respect to:

•	our ability to achieve profitability in the future;

•	our ability to obtain the necessary permits and licenses for the Autazes Project, and the timing and possible outcome of pending regulatory and permitting matters;

•	proposed expenditures for exploration work, and general and administrative expenses;

•	the development and construction of the Autazes Project;

•	maintaining rights of access to, including successfully acquiring, leasing, purchasing and/or obtaining rights to occupy, the land for the development and operation of the Autazes Project;

•	our capital requirements and need for additional financing, and our ability to raise additional capital;

•	the estimated results of planned development, mining and production activities;

•	the estimated results of our GHG Emissions Analysis (as defined herein);

•	the supply and demand of potash;

•	general economic and financial conditions;

•	governmental regulation of mining operations and related matters;

•	our prospects, strategies, and business objectives and milestones;

•	industry trends; and

•	our use of net proceeds from this offering and other available funds.

We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, because forward-looking statements relate to matters that have not yet occurred, they are inherently subject to significant business, competitive, economic, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors, including, among others, those discussed in this prospectus under the headings “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements in this prospectus. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements in this prospectus include:

•	the need for significant capital resources for the development and construction of the Autazes Project;

•	the cost, timing, and results of our future development, mining and production activities;

•	our ability to obtain the necessary permits and licenses for the Autazes Project, including that, once obtained, such permits and licenses may be terminated or not renewed by governmental authorities;

•	our ability to maintain rights of access to, including to successfully acquire, lease, purchase and/or obtain rights to occupy, the land for the development and operation of the Autazes Project;

•	issues with the urban areas, rural communities, and indigenous communities which surround our operations and the procedures required for their prior consultation;

•	our ability to manage our development, growth and operating expenses;

•	our lack of operating history on which to judge our business prospects and management;

•	the possible material differences between our estimates of Mineral Reserves and the mineral quantities we will actually recover;

•	lower than expected metallurgical assumptions;

•	mining industry operational risk, such as operator errors, mechanical failures and other accidents, including risks relating to tailings impoundments;

•	environmental, social and governance impacts and risks with respect to the development and operation of the Autazes Project;

•	availability of capable labor near the mine of the Autazes Project;

•	our ability to compete and succeed in competitive potash mining industry;

•	our ability to raise capital and the availability of future financing;

•	changes in Brazilian and international governmental and regulatory policies that apply to our operations;

•	fluctuations in the currency exchange rate between the U.S. dollar or Canadian dollar and the Brazilian real;

•	the risks and uncertainties relating to Brazilian and international economic and political conditions;

•	adverse weather conditions, including those as a result of climate change;

•	possible material differences between the estimates in our GHG Emissions Analysis and the GHG that we will actually produce in connection with our future operations at the Autazes Project; and

•	potential delays in the different developmental and operational phases of the Autazes Project.

Given the foregoing risks and uncertainties, you are cautioned not to place undue reliance on the forward-looking statements in this prospectus. The forward-looking statements contained in this prospectus are not guarantees of future performance and our actual results of operations and financial condition may differ materially from such forward-looking statements. In addition, even if our results of operations and financial condition are consistent with the forward-looking statements in this prospectus, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this prospectus speaks only as of the date of this prospectus. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise, after the date of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus, but does not include all the information you should consider before investing in our Common Shares. You should read this summary together with the more detailed information appearing elsewhere in this prospectus, including our audited financial statements and the related notes thereto, our unaudited condensed interim consolidated financial statements and the related notes thereto, and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Some of the statements in this summary and elsewhere in this prospectus constitute forward-looking statements. See “Cautionary Note Regarding Forward-looking Statements.”

Business Overview

We are a mineral exploration and development company with a potash mining project (which we refer to as the “Autazes Project”) located in the state of Amazonas, Brazil. Our technical operations are based in Autazes, Amazonas, Brazil and Belo Horizonte, Minas Gerais, Brazil, and our corporate office is in Toronto, Ontario, Canada. We are in the pre-revenue development stage and have not yet commenced any mining operations. Our plan of operations for the next few years includes securing all required environmental licenses for the Autazes Project, and, subject to securing sufficient funds, commencing all phases of the construction of the Autazes Project.

Once our operations commence, our operating activities will be focused on the extraction and processing of potash ore from the underground mine of the Autazes Project and selling and distributing the processed potash in Brazil.

Organizational Structure

We are a holding company and we conduct substantially all of our business through our subsidiary, Potássio do Brasil Ltda. As a holding company, our future operating revenues are dependent on Potássio do Brasil Ltda., the Autazes Project, and the distribution of those earnings to us. See also “Risk Factors—Risks Related to Our Company—We are a holding company and we conduct substantially all of our business through our subsidiary, Potássio do Brasil Ltda.”

Our organizational structure is as follows:

Description of our Mineral Property

The Mineral Resources on the property on which the Autazes Project is situated (which we refer to as the “Autazes Property”) are in an area encompassing approximately 98 square miles located in the Amazon potash basin near the city of Autazes in the eastern portion of the state of Amazonas, Brazil, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, northern Brazil. We hold all of the mineral rights for the Autazes Project through our wholly-owned local subsidiary in Brazil, Potássio do Brasil Ltda., and such mineral rights are registered with Brazil’s national mining regulatory authority, Agência Nacional de Mineração (which we refer to as the “Brazilian National Mining Agency”), which is a specialized agency of the Brazilian Ministry of Mines and Energy. Under our current development plan for the Autazes Project, we intend to own, lease, have rights of access to or have rights to occupy, through Potássio do Brasil Ltda., 39 rural properties on which the facilities and infrastructure for the Autazes Project will be located. We currently have rights of access to 24 rural properties consisting of a total area of approximately 5.4 square miles, which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed. We intend to conduct administrative land regularization proceedings with applicable Brazilian governmental agencies (such as the Brazilian National Institute of Rural Settlement and Agrarian Reform, the Brazilian Ministry of Industry and Trade, and other agencies), the purpose of which is to acquire ownership of these 24 properties. The land regularization proceedings will generally be conducted in accordance with Decree No. 74965/1974, Opinion CGU/ AGU dated as of August 23, 2010, issued by the General Counsel of the Federal Government Office of Brazil (which we refer to as “Opinion CGU/AGU”), which governs the acquisition or lease of rural properties in Brazil by foreign individuals or legal entities, as well as Brazilian legal entities controlled by foreign investors or with the majority of their capital stock held by foreign investors, such as in the case of Potássio do Brasil Ltda. Under current Brazilian laws and regulations, we may only acquire or lease rural property in Brazil, in compliance with Opinion CGU/AGU, if certain conditions are met, including, among others, that (i) we obtain approvals from the Brazilian National Institute of Rural Settlement and Agrarian Reform and from the applicable Brazilian Ministries; (ii) the aggregate amount of rural property held by us does not exceed 25% of the total surface area of the municipality in which such property is located; and (iii) the acquisition must be formalized by means of a public deed of sale and purchase. As of the date of this prospectus, we are still in the planning stages and have not yet commenced any land regularization proceedings to acquire ownership of these 24 properties. See also “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” and “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”.

Additionally, in March, April and May 2024, we entered into agreements to lease, for a term of six years, the remaining 15 rural properties consisting of a total area of approximately 4.2 square miles, which primarily will be used for the sites of our dry stacked tailings piles (see also “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”). Each of these lease agreements also provides us with a right of first refusal to purchase the applicable leased property in the event of a sale of such property, and in connection with any such sale, we will be able to apply the aggregate amount paid under such lease agreement as a reduction in the sale price.

Furthermore, any new acquisitions or leases of rural lands would also be subject to restrictions on foreign-controlled entities, as described in “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” and “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”. For additional information regarding our planned land ownership, see “Description of the Autazes Project and the Autazes Property—Ownership of Land”.

Substantial work has been completed to develop and de-risk the Autazes Project. We engaged ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH, an engineering consulting firm with significant experience in the potash mining industry (which we refer to as “ERCOSPLAN”), to prepare the Technical Report, which includes Mineral Resource and Mineral Reserve estimates and capital construction, operation and economic estimates. To date, 43 exploration holes totaling approximately 121,000 feet have been drilled on the Autazes Property, and the results from these drill holes form the basis of the Technical Report, prepared in accordance with the SEC Mining Modernization Rules, which govern disclosure for registrants with material mining operations.

On November 1, 2024, our Company and Potássio do Brasil Ltda. entered into an option agreement (which we refer to as the “Option Agreement”) with Franco-Nevada Corporation (which we refer to as “Franco-Nevada”), pursuant to which, in exchange for the payment by Franco-Nevada to us of cash consideration of $1,000,000, Franco-Nevada acquired an option to purchase, at the Royalty Purchase Price (as defined and described in “Business—Strategic Relationships—Franco-Nevada Royalty Option Agreement”), a perpetual royalty equal to 4% of the gross revenue from all of the muriate of potash we will produce and sell from the Autazes Property. For additional information regarding the Option Agreement, see “Business—Strategic Relationships—Franco-Nevada Royalty Option Agreement”.

For additional information regarding the Autazes Project, the Autazes Property, and the Technical Report, see “Description of the Autazes Project and the Autazes Property”.

Regulatory Overview

Brazilian Mining Regulations

Under the Brazilian Constitution, all Mineral Resources are initially the property of the Federal Government of Brazil until applicable permits, licenses, concessions, and mineral rights are granted to qualified and approved mining applicants. The right to explore and exploit Mineral Resources in Brazil are regulated by the Brazilian National Mining Agency under Brazilian Decree-Law No. 227/1967 (which we refer to as the “Brazilian Mining Code”), regulated by Brazilian Decree No. 9.406/2018, and applicable policies of the Brazilian Ministry of Mines and Energy.

Only Brazilian citizens, or legal entities incorporated under Brazilian law and having their head offices and management located in Brazil, may be entitled to conduct mining activities, including commercially exploiting Mineral Resources, in Brazil. Accordingly, we conduct all of our mining activities through Potássio do Brasil Ltda., our subsidiary in Brazil. Except with respect to certain restrictions in the case of the border zones (which are the areas approximately 93 miles from the Brazilian borders), and with respect to the administrative land regularization proceedings we must conduct with applicable Brazilian governmental agencies in connection with our acquisition of ownership of rural properties in Brazil, there are generally no restrictions on the participation of foreigners in Brazilian mining companies, which can be wholly-owned by foreign individuals or legal entities. See also “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” and “Business—Foreign Investment Restrictions and Control”.

In order to develop, construct, and commence the mining operations of the Autazes Project, we must undertake a licensing process pursuant to which the applicable federal, state, or municipal environmental authorities in Brazil will license, approve and authorize the location, exploration and development activities, construction, and operation of the Autazes Project. It is not always clear which level of government or regulatory agency in Brazil has authority over the environmental licensing of mining projects, and therefore, we believe that it would not be unusual if certain Brazilian regulatory agencies challenge the regulatory authority of certain other Brazilian environmental agencies over environmental licensing of mining projects, which may create uncertainties as to whether the Autazes Project should be licensed by Brazilian federal or state environmental agencies. Public prosecutors also have influence on such challenges or disputes, including through judicial actions.

Exploration Permits and Environmental Exploration License

In order for us to perform exploratory mining activities in Brazil, we first had to obtain specific permits called “Alvará de Pesquisa” (which we refer to as our “Exploration Permits”) from the Brazilian National Mining Agency, and a specific license called “Licença de Operação–Exploração” (which we refer to as our “Environmental Exploration License”) from the Instituto de Proteção Ambiental do Amazonas (IPAAM) (which we refer to as the “Brazilian Amazonas Environmental Protection Institute”), which is the environmental protection agency for the state of Amazonas, Brazil. We received a total of five Exploration Permits from July 2009 to September 2011, and our Environmental Exploration License in June 2009, which allowed us to perform exploration activities, including drilling, in our mineral rights area on the Autazes Property. Following the completion of our exploration work for the Autazes Project, we submitted to the Brazilian National Mining Agency for approval a final exploration report detailing the exploration activities conducted and attesting to the existence of the potash ore reserve. The Brazilian National Mining Agency approved our final exploration report in April 2015, and this approval enables us to request a mining concession, which, if approved, will permit mining and mineral exploitation activities, as described under “—Mining Concession” below.

Environmental Licenses

There are three general types of environmental licenses that mining companies are required to obtain in order to be fully authorized to construct and operate a mine in Brazil, each of which is described below.

Preliminary Environmental License. The first type of environmental license is called Licença Prévia (which we refer to as our “Preliminary Environmental License”), which we initially obtained during the planning phase of the Autazes Project. In connection with our application to obtain our Preliminary Environmental License, we engaged Golder Associates Inc., a consulting firm with significant experience in helping companies develop and enact environmental and sustainability measures (which we refer to as “Golder”), to prepare an environmental and social impact assessment of the Autazes Project (which we refer to as the “Environmental and Social Impact Assessment”), and we and Golder participated in public hearings and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by Fundação Nacional do Índio (which we refer to as “FUNAI”), which is Brazil’s governmental protection agency that establishes and carries out policies relating to indigenous peoples in Brazil. Following the completion of the Environmental and Social Impact Assessment in January 2015, we submitted it to the Brazilian Amazonas Environmental Protection Institute in connection with our application to obtain our Preliminary Environmental License. In July 2015, we received our Preliminary Environmental License for the Autazes Project from the Brazilian Amazonas Environmental Protection Institute, and, as part of the application and approval process, the Brazilian Amazonas Environmental Protection Institute evaluated the Environmental and Social Impact Assessment, as well as the location and concept of the Autazes Project, certified the environmental feasibility of the Autazes Project, and set forth the basic requirements that will need to be complied with in subsequent licensing and developmental phases.

Additionally, Brazil is a signatory to International Labour Organization Convention 169 (also known as the Indigenous and Tribal Peoples Convention (1989)), which is the major binding international convention concerning indigenous and tribal peoples, and sets standards for national governments regarding indigenous peoples’ economic, socio-cultural and political rights, which include the right to prior and informed consultation on any development activity that may impact indigenous peoples’ land and/or lives. In March 2017, we agreed to conduct additional consultations with the local Mura indigenous people (who make up the vast majority of the indigenous communities, villages and tribes near the Autazes Project) in accordance with International Labour Organization Convention 169. Such additional consultations were intended to provide the local Mura indigenous communities with an opportunity to learn about the Autazes Project, and to inform them about the potential impact of the development of the Autazes Project on their communities and way of life and our proposed plans to mitigate any negative impacts. The Mura indigenous communities invited 36 Mura villages to participate in such additional consultations, and established their own consultation and voting protocol, which provided that, in order to approve a resolution to support our environmental licensing process and the advancement of the Autazes

Project: (i) at least 60% of the 36 villages was required to participate in a vote in order to establish a quorum and call for a valid vote amongst the local Mura indigenous communities; (ii) each village that participated in such vote was to be represented by six villagers, with each villager having one vote; and (iii) an affirmative vote of at least 60% of the votes cast was required to approve such resolution. In September 2023, we completed such additional consultations with the local Mura indigenous communities. Out of the 36 villages that comprise the local Mura indigenous communities, 34 villages participated in a vote, and over 90% of the eligible villagers participating in such vote affirmatively voted to approve a resolution, to support our environmental licensing process and the advancement of the Autazes Project. Furthermore, based on feedback from such consultations, we are currently working with the Mura indigenous people to develop a mutually agreed upon impact benefit agreement outlining commitments that we will undertake to benefit all 36 villages and their local communities (which we refer to as the “Impact Benefit Agreement”).

Our Preliminary Environmental License has been superseded by the Construction Licenses that we have received for the construction of the Autazes Project (see “—Construction Licenses” below).

Construction Licenses. We refer to the second type of environmental license, collectively, as the “Construction Licenses”, which are comprised of (i) licenses called Licença de Instalação (which we refer to collectively as the “Installation Licenses”), (ii) licenses called Licença Ambiental Única (which we refer to collectively as the “Specific Environmental Licenses”), and (iii) environmental authorizations (which we refer to collectively as the “Fauna Authorizations”). We currently anticipate that we will need a total of 21 Construction Licenses in connection with the construction of the Autazes Project. There are a total of seven Installation Licenses, which correspond to the following various areas of the infrastructure of the Autazes Project: (i) mine, (ii) potash processing plant and dry stacked tailings piles, (iii) roads, (iv) river barge port and potash stockpile at the port, (v) water distribution and supply, (vi) sewage treatment, and (vii) sanitary landfill. We also plan to construct a new power transmission line that will connect the Autazes Project to Brazil’s national electricity grid, however, there will be a construction permit for the power transmission line that is separate from the Installation Licenses. There are a total of nine Specific Environmental Licenses, which relate to earthworks, vegetation suppression and water source drilling, and a total of five Fauna Authorizations, which relate to the capture and rescue of wild fauna, at these various infrastructure areas. In this phase of the environmental licensing process, the basic environmental plan outlining pollution control and compensatory measures are submitted to the Brazilian Amazonas Environmental Protection Institute for its review and approval. All of the plans and conditions that were required in order for us to obtain the Construction Licenses have been completed and satisfied by us and approved by the various applicable Brazilian federal, state and municipal agencies.

As of August 2024, we have received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project. See also “—Current Status of our Licensing Process” below.

Operational License. The third type of environmental license is called Licença de Operação (which we refer to as the “Operational License”), which is the last phase of the environmental licensing process necessary to operate a mine in Brazil. The Brazilian Amazonas Environmental Protection Institute will review and consider any application for an Operational License, and will decide whether to issue this license following construction of the mining project. The Operational License is required for us to be able to perform mining and mineral exploitation activities in our mineral rights area, as well as sell the produced potash.

Mining Concession

At such time when we complete the construction of the Autazes Project, and we have received the Operational License, we believe that we will receive the mining concession called Concessão de Lavra (which we refer to as the “Mining Concession”), which is granted by the Brazilian Ministry of Mines and Energy. In connection with the Mining Concession, we previously prepared and submitted a plan called Plano de Aproveitamento Econômico (PAE) (which we refer to as our “Plan for Economic Development of the Deposit”),

which has been approved by the Brazilian National Mining Agency. The Mining Concession will be granted based upon and in accordance with the approved Plan for Economic Development of the Deposit. As the holder of the Mining Concession, we will have exclusive rights to undertake mining operations for the Mineral Resources specified in the Mining Concession within the authorized mineral rights area. The Mining Concession will be valid until the depletion of the mineral deposit, as long as the holder complies with the obligations and requirements under applicable Brazilian mining regulations. Although mineral deposits in Brazil are federal property, a mining concession holder is the assured owner of the extracted mineral.

As the holder of the Mining Concession, we will have a range of obligations, including to: (i) start the mining work, in accordance with the development and mining plan approved by the Brazilian National Mining Agency, within six months from the date of publication of the Mining Concession in the Official Gazette of the Brazilian federal executive; (ii) carry out the mining work in accordance with the approved development and mining plan; (iii) extract only the minerals indicated in the Mining Concession or any addendum thereto; (iv) communicate to the Brazilian National Mining Agency the discovery of any mineral substance not included in the Mining Concession; (v) carry out the mining work in accordance with applicable laws, rules and regulations; (vi) appoint a duly qualified person to supervise the mining work; (vii) refrain from intentionally obstructing or hampering the future development of the mineral deposit; (viii) be liable for any loss or damage caused to third parties resulting from the mining work; (ix) not cause air or water pollution as a result of the mining work; (x) protect and preserve water sources, as well as to use them in accordance with applicable technical instructions and requirements; (xi) observe and comply with all instructions and recommendations of applicable regulatory authorities; (xii) refrain from suspending the mining work for more than six months without the prior consent of the Brazilian National Mining Agency; (xiii) keep the mine in good condition during any suspension period; (xiv) rehabilitate the areas degraded by mining; (xv) pay royalties; and (xvi) comply with the provisions of the Brazilian National Dams Safety Policy.

Once commercial production of potash commences, we will be required to pay financial compensation for such mineral exploitation (Compensação Financeira pela Exploração Mineral) in the form of a royalty (which we refer to as the “Mining Royalty”), currently at a rate of 2% of our gross revenue, which will be divided among various Brazilian federal, state and municipal governmental offices and agencies, including the Brazilian National Mining Agency and other environmental agencies, as determined by Brazilian law and regulations. Additionally, we will be required to pay a royalty equal to 50% of the Mining Royalty to the owners of any land not owned by our Company or Potássio do Brasil Ltda.

Additionally, the Brazilian National Mining Agency is allowed to grant mining easements (servidões minerárias) in properties of third parties in relation to a given mining title, provided that such mining easement is necessary for the proper exploration and exploitation of the mineral deposit. After the granting of an easement by the Brazilian National Mining Agency, through the issuance of a “Public Utility Statement”, the holder of the mining title to which the Public Utility Statement refers must pay an indemnification amount to the owner of the servient property before entering such property. If such indemnification amount cannot be agreed upon between the holder of the mining title and the property owner, it will be determined by a court.

Once the exploitation of the mineral deposits has been concluded, the corresponding mining area must be rehabilitated in accordance with appropriate environmental and mine closure plans included as part of our Plan for Economic Development of the Deposit which was approved by the Brazilian National Mining Agency.

Current Status of our Licensing Process

Our current near-term goal is to start the primary construction of the infrastructure of the Autazes Project. We will not be able to obtain the Operational License or the Mining Concession until construction of the Autazes Project has been completed. Additionally, opposition by any governmental or non-governmental organizations to our proposed development or operations of the Autazes Project, such as the May 2024 Civil Lawsuit, may, among other things, result in delays or a shutdown of our development of the Autazes Project and require us to spend significant amounts of time and resources to resolve any such issues in order to secure or maintain necessary permits and licenses. See also “Risk Factors—Risks Related to our Company—We may face potential opposition to the Autazes Project, which could increase our operating costs or result in substantial delays or a shutdown of the Autazes Project” and “Business—Legal Proceedings”.

The following summarizes the various permits and licenses that are required in order to be fully authorized to operate a mine in Brazil:

Environmental Regulations

Our exploration and development activities are, and our future mining operations will be, subject to environmental laws and regulations in Brazil. We currently, and will continue to, maintain an operating policy that seeks to comply with all applicable environmental laws and regulations.

For additional information regarding the mining and environmental rules and regulations applicable to us and our proposed operations, including a more detailed description of the main permits and licenses that mining companies are required to obtain in order to be fully authorized to operate a mine in Brazil, see “Business—Regulatory Overview”. See also “Risk Factors—Risks Related to Mining.”

Our Competitive Strengths

We believe that the following competitive strengths, among others, will position us for future operational success:

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Strategic in-country location of the Autazes Project. The Autazes Project is located close to Brazil’s existing agricultural and farming areas and near the Amazon River system, thus enabling a shorter and more efficient inland path to Brazilian farmers, with the initial leg by river barge and the final leg by truck. We believe that the average total transit time to transport our potash product from the Autazes Project to domestically located customers in Brazil will be approximately two and a half days, which is approximately 43 times shorter than the transit time of up to 107 days that it takes to transport potash from other major potash producing suppliers in Canada and Russia to customers in Brazil. The state of Mato Grosso, Brazil is the largest consumer of potash among all states in Brazil and is responsible for more than 20% of domestic potash consumption. The state of Mato Grosso also shares a border with, and is a short distance from, the state of Amazonas, Brazil, where the Autazes Project is located. With expected at-scale production of an average of approximately 2.4 million tons of muriate of potash (which we refer to as “MOP”) per year, we believe that the Autazes Project should reduce Brazil’s reliance on imported potash, which made up approximately 98% of all potash used in Brazil in 2021. We believe that the Autazes Project is the only pre-revenue development stage or development stage potash project of significant size in Brazil, and we believe that it could eventually supply approximately 20% of Brazil’s current demand for potash.

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Lowest anticipated delivered cost to farmers. We estimate that the delivered cost of potash from the Autazes Project to Brazilian farmers will be approximately half of the average cost of potash imported into Brazil, and we believe that we will be profitable at prices where approximately 70% of existing potash producers outside of Brazil would not be profitable. Potash imported into Brazil has a substantially higher marginal delivered cost than potash produced in Brazil, providing a margin advantage for domestic potash producers, particularly in our case since the Autazes Project is only five miles from a major river system. This provides us with a structural margin advantage given Brazil’s current reliance on imported potash, and market pricing that reflects elevated import costs.

The chart below reflects a comparison of our estimated cost and freight (CFR) costs of delivering our potash product to farmers in the state of Mato Grosso, Brazil, against the estimated CFR costs of certain current major international producers and exporters of potash delivering their potash to Mato Grosso, based on the following: (i) international shipping costs include road and/or rail freight costs from the respective production plants of such competitors to the respective ports in those countries, ocean freight costs, port charges (operation and demurrage), and ad hoc handling expenses, (ii) inland freight costs to Mato Grosso includes either freight costs from the Paranaguá port in Brazil to Mato Grosso (with respect to imported potash produced by our competitors), or inland road transportation costs from the Autazes Project to Mato Grosso (with respect to potash to be produced by us at the Autazes Project), and (iii) all road, rail, and ocean freight costs and port charges are estimated by CRU Group, a business intelligence company focused on the global mining, metals and fertilizers industries (which we refer to as “CRU”).

Source: the Technical Report.

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Competitively advantaged carbon emissions profile. Based on an analysis we commissioned from a consulting firm to assess the greenhouse gas (which we refer to as “GHG”) emissions anticipated to be generated by the Autazes Project (which we refer to as our “GHG Emissions Analysis”), we believe that the Autazes Project will have a competitively advantaged GHG emissions profile from its anticipated operations in the following three material ways: (i) as compared to a potash producer located in Saskatchewan, Canada (which, according to our GHG Emissions Analysis, has a lower GHG emissions profile than the potash producers in other countries currently supplying potash to Brazil) using similar conventional underground mining methods (which are generally more energy efficient than alternative potash mining methods) and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing, we believe that the aggregate Scope 2 GHG Emissions generated from the production of potash from the Autazes Project will be approximately 1.2 million tons (or approximately 80%) less per year, since we plan to have all of the electricity used at the Autazes Project be provided by Brazil’s national power grid, which generates approximately 80% of its power from renewable sources and has a lower carbon intensity of approximately 0.54 ton of carbon dioxide (CO2) equivalent per megawatt hour (which we refer to as “tCO2e/MWh”), as compared to the power supply relied upon by a Saskatchewan potash producer (assuming such potash producer draws all of its power consumption from the Saskatchewan provincial power grid, which currently generates approximately 81% of its power from fossil fuels); (ii) assuming the same amount of potash that is currently being imported into Brazil and the current geographic supplier mix, we believe that the Scope 3 GHG Emissions associated with the distribution of our potash product and related logistics at the Autazes Project will be approximately 205,000 tons less per year than the average Scope 3 GHG Emissions produced by overseas potash producers currently importing potash into Brazil, primarily because the distances to transport our potash product to Brazilian farmers will be significantly shorter than those of the overseas suppliers; and (iii) based on the assumption that the local communities surrounding the Autazes Project use 3MWh of electricity per year, which is currently exclusively supplied by diesel generators, we believe that annual GHG emissions will be reduced since, following completion of the planned power transmission line that will connect the Autazes Property to Brazil’s national power grid, the local communities will be able to connect to the new electricity infrastructure and draw power from Brazil’s national power grid. As such, based on the three examples described above, we believe that the Autazes Project will result in an aggregate of approximately 1.4 million tons less GHG emissions being produced per year, which is the equivalent of planting approximately 56 million new trees (assuming an average annual CO2 sequestration of 50 pounds per tree). We believe that having a significant role in helping produce the lowest possible carbon footprint in a rapidly decarbonizing world is a strong competitive advantage. For additional information regarding our GHG Emissions Analysis, see “Business—Environmental, Social and Governance—Climate-related Risks and Opportunities (including GHG Emissions and Energy Management)”.

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Advancement of the Autazes Project to a near construction ready state. We have raised over $240 million through equity and debt financings for the development of the Autazes Project and have progressed it to a near construction ready state. The Environmental and Social Impact Assessment and the Technical Report have already been completed, and we have received all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project. We currently have rights of access to, and intend to own or have rights to occupy, a significant amount of the land planned for the Autazes Project, including all of the land on which the planned mine shafts, processing plant and port will be located, and we have entered into agreements to lease, for a term of six years, with a right of first refusal option to purchase, the remaining properties on which the other facilities for the Autazes Project (primarily consisting of the sites for our dry stacked tailings piles) will be located.

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The development of the Autazes Project is a priority for Brazil. The Autazes Project was designated as a project of “National Importance” by Brazil’s Federal Government and National Observatory in September 2020. Additionally, in September 2021, the Federal Government of Brazil admitted the Autazes Project into the Brazilian Investment Partnership Program, which provides us with direct access to Brazil’s Attorney General to provide support on legal matters, and indicates that the Autazes Project should be a top priority for government officials in terms of their review of our permit and license applications.

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Experienced and highly knowledgeable leadership team. We have an expert management team with significant development and operational experience at some of the world’s largest natural resource companies, as well as marketing, sales and business development experience at major potash companies. We boast support from an experienced natural-resource focused investor base and have relationships with some of the largest domestic Brazilian agribusinesses. Our Executive Chairman, Stan Bharti, has a strong operational and capital raising background with over 15 years of experience acquiring, restructuring, and financing mining assets. In 2011, Forbes & Manhattan, Inc., the private merchant bank that Mr. Bharti established in 2002, sold its stake in Consolidated Thompson Iron Mines to Cliffs Natural Resources Inc. for $4.9 billion in cash. Mr. Bharti has a significant amount of experience in Brazil including being part of the team that turned around the Jacobina gold mine in 2002 to then sell it for $500 million in 2006 to Yamana Gold. Our Chief Executive Officer, Matthew Simpson, previously worked at the Iron Ore Company of Canada, a subsidiary of Rio Tinto and Mitsubishi Corp, where he held several progressive roles in business evaluation and operations planning, including as Mine General Manager. Mr. Simpson also has extensive experience in mine design, construction and project management from his previous work at Hatch Ltd. as a process engineer. Adriano Espeschit, the President and sole officer of Potássio do Brasil Ltda., previously worked for Vale S.A. – Iron Ore, Copper and Nickel and BHP Billiton in Australia, as well as Shell Canada where he was instrumental in discussions with the Fort McKay First Nation of Alberta regarding the development of the Lease 90 Project. Mr. Espeschit was part of the teams that developed the Sossego Copper Mine in Pará State with Vale S.A. and the Santa Rita Nickel Mine in Bahia State with Mirabela Nickel.

Our Business Objectives and Growth Strategies

Our primary business objectives are to win a significant share of the Brazilian potash market and be the sustainable potash supplier-of-choice for Brazilian farmers. We intend to be a significant domestic source of potash fertilizer in Brazil to alleviate Brazil’s dependence on imported potash and farmer supply-chain risk, while supporting economic prosperity and agricultural sustainability in Brazil and food security globally. We plan to accomplish these business objectives by pursuing the following strategies:

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Focus solely on providing our potash from the Autazes Project to Brazilian farmers. Brazil is the world’s second largest market, and one of the fastest growing markets, for potash consumption, but it imports approximately 98% of its potash needs, primarily from Canada, Russia and Belarus. Our potash production at the Autazes Project is expected to be entirely granular MOP for fertilizer applications that are currently being used in Brazil. Our planned mine and surface assets are expected to be optimally positioned in the Brazilian market to produce potash in close proximity to Brazilian farmers, enabling ‘just-in-time’ delivery, with a shorter supply chain, as compared to overseas potash producers whose products must travel significant distances to reach Brazil, resulting in a significantly higher carbon footprint. We anticipate selling all of our produced potash in Brazil, and plan to target all of the key farming regions in Brazil, particularly the highest potash consuming states such as Mato Grosso.

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Establish and maintain a position as the lowest-cost provider of potash in Brazil. Given the location of the Autazes Project, we believe that we will be able to provide our processed potash at the lowest all-in delivered cost to Brazilian farmers. Our priority is to build and operate the Autazes Project mine with a strong focus on operational and commercial efficiency to ensure that we can achieve the low operating cost and emissions profile that will differentiate the Autazes Project and our Company from our competitors. Because our potash ore body is located in Brazil only five miles from the Madeira River, our primary mode of product transportation will be through relatively low-cost river barges followed by trucks, whereas our competitors typically have to transport their potash products between 8,000 to 12,000 miles in total by trains and ocean vessels to reach Brazil, followed by in-land trucking. Because of our location advantage, we believe that our estimated cost to mine, process and deliver our potash product to Brazilian farmers will be lower than the transportation cost alone for imported potash, which should provide us with a substantial and sustainable competitive advantage. Additionally, the core competencies of our management team include the development and operation of natural resource assets, particularly bulk commodities, and as such, we intend to take an asset-light approach to transportation and distribution by using competent third-party vendors to ensure our focus is squarely on realizing value from the Autazes Project.

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Establish strategic partnerships within the industry. To enable our supply chain to Brazilian farmers, we plan to pursue exclusive third-party marketing, logistics and offtake agreements with large-scale, vertically integrated Brazilian agri-business companies that have the scale and mid/downstream infrastructure to efficiently transport large quantities of our potash product from our planned port on the Madeira River to Brazilian farmers. We view this approach, which should provide us with access to tangible physical infrastructure and valuable local and regional agricultural knowledge, as both capital efficient and critical to establishing credibility and long-term customer relationships.

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Nurture opportunity for sustainability leadership and innovation. An overarching component of our strategy is to establish our Company as an industry leader in sustainable potash production. We believe that our plan to connect the Autazes Project to Brazil’s national power grid, which has approximately 80% of its power generated by renewable sources, as well as the significantly shorter distances we expect to have to transport our potash product to Brazilian farmers, will enable us to establish a lower GHG emissions profile than can be found at other potash mines around the world. For example, based on our GHG Emissions Analysis, we believe that the Autazes Project will generate approximately 1.2 million tons (or approximately 80%) less Scope 2 GHG Emissions per year than the Scope 2 GHG Emissions generated by a potash producer located in Saskatchewan, Canada using similar conventional underground mining methods and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing. For additional information regarding our GHG Emissions Analysis, see “Business—Environmental, Social and Governance—Climate-related Risks and Opportunities (including GHG Emissions and Energy Management)”.

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Expand our production capabilities and growth opportunities. The Autazes Project is estimated to have a mine life of 23 years at a production rate of an average of approximately 2.4 million tons per year. We have explored less than 5% of the Amazonas potash basin that we believe to be mineralized based on drilling that was done during the 1970s and 1980s by Petrobras, Brazil’s state-owned petroleum company (which we refer to as “Petrobras”). Future exploration offers the opportunity to extend the life of the Autazes Project as well as increase potash production.

Our Industry and Market Opportunity

Overview

Potash is the common name for the group of minerals containing potassium (K). Together with nitrogen and phosphorous, potash is one of the three primary nutrients essential for plant life, and we believe that it is an essential component to sustainably feed a growing world. The use of potash is necessary in order to grow more food per acre by enabling farmers to improve agricultural productivity and crop quality.

Agronomically, potash is responsible for promoting all critical metabolic functions in plants and improving plant resistance to biotic and abiotic stress. For example, potash supports photosynthesis, protein formation, and water regulation, increasing plant strength and improving resistance to factors that adversely affect crop yields such as disease, pests, heat, drought, and frost.

Plants pull nutrients from the soil as they grow. Fertilizer helps farmers to replenish the nutrients that are removed from the soil, and ensures the soil health necessary to generate strong crop yields in future seasons. This is particularly important in regions such as Brazil where farming intensity is high due to its favorable climate and the increasing number of large-scale and broadly mechanized farming operations.

The vast majority of potash is applied as MOP, which is the potash fertilizer product we plan to produce at the Autazes Project. MOP is the form of potash that is used on potassium-intensive row crops such as corn, soybean, rice, cotton and sugarcane, all of which are commonly grown in Brazil. According to potassium chloride market outlook information included in a database maintained by CRU (CRU Group, “Potassium Chloride Market Outlook”, November 2022) (which we refer to as the “CRU November 2022 Potassium Chloride Market Outlook”), global annual sales of potash were approximately 78 million tons per year in 2021, and the compound annual growth rate of the global potash market was approximately 2.38% from, 2003 to 2021, outpacing the growth of the other primary fertilizer nutrients. Brazil is the second largest potash market and one of the fastest growing markets in the world for potash consumption (CRU Group, “CRU’s Potassium Chloride Database”, November 30, 2022). However, to properly contextualize the significance of Brazil, a general understanding of the global potash market supply and demand dynamics and the underlying drivers is beneficial.

Potash Demand

As the world’s population grows, so too does global economic output, prosperity, and the demand for calorie-rich diets. In turn, these drive higher protein consumption, which relies on potash to increase food production. For example, according to the U.S. Department of Agriculture (which we refer to as the “USDA”) Economic Research Service, in the United States, approximately 46% of corn consumption is for animal feed, and approximately 43% is for the production of ethanol for blending with gasoline (USDA Economic Research Service, “Feed Grains: Yearbook”, September 12, 2024). In addition, according to a USDA Foreign Agricultural Service report, the majority of ethanol in Brazil is produced from sugar cane, another potash intensive crop (USDA Foreign Agricultural Service, “Biofuels Annual – Brazil”, September 5, 2023). We believe that increasing meat consumption and improving methods of fertilizer application (particularly in developing economies where potash has been historically underapplied) will be key drivers of increased potash use. Furthermore, as many countries adopt decarbonization policies and biofuels become an increasingly important part of the energy transition, potash may play not only a critical role in feeding the world, but also in fueling it.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

According to the CRU November 2022 Potassium Chloride Market Outlook, global annual sales of potash reached a record of approximately 78 million tons of MOP consumed in 2021, and the global potash market is expected to grow to approximately 85 million tons by 2026, driven largely by Brazil and Asia. China is presently the world’s largest consumer of potash, followed by Brazil, however, as referenced in the chart above, demand from South America is projected to eventually outpace demand from East Asia. Furthermore, Brazilian potash consumption is expected to grow at a compound annual growth rate of 6.8% from 2023 to 2027, which is approximately 33% higher than the forecasted compound annual growth rate of 5.1% for global potash consumption during the same period.

Potash Supply

The global potash market is highly concentrated, comprised of just a few meaningful suppliers. The world’s largest potash reserves are located in only a few regions in the world. According to the CRU November 2022 Potassium Chloride Market Outlook, global potash exports in 2021 were approximately 62.9 million tons, with seven countries supplying over 97% of the global potash market. The countries that export the most potash are Canada, Russia, and Belarus.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

The consolidated structure of the global potash market makes it susceptible to supply shocks, such as the disruptions caused by the COVID-19 pandemic, Belarussian sanctions, and Russia’s war in Ukraine, which have driven potash prices to record highs. The fastest growing regions in the world have few domestic sources of potash production, making them heavily reliant on imported potash and leaving them exposed to trade flow imbalances and supply chain disruptions. We expect the outlook for the global supply and demand of potash to be tight in the near future.

Market Opportunity: Brazil – A Key Potash Market

According to the Food and Agriculture Organization of the United Nations (which we refer to as “FAO”), Brazil was the largest net exporting country of agricultural goods in 2022 (FAO, “FAO Corporate Statistical Database – Import Value and Export Value data”, 2022). And according to a release issued by the Brazilian Secretariat of Foreign Trade (SECEX) on January 16, 2024, Brazil exported approximately $166.6 billion of agricultural products in 2023, and Brazil ranks first in production for many of the world’s highest-demand and potash-intensive crops, such as soybean and sugarcane. In addition, Brazil’s agricultural land use has grown 3.3% from 2010 to 2021 (Our World in Data, “Land Use – Agricultural Land Use Chart”, 2021). Consequently, Brazil is a key market for potash producers, since in order to increase the volume and value of crop yields, frequent and balanced replenishment of nutrients in the soil is needed. Potash is integral to Brazil’s economic success, since Brazil generates approximately 27% of its gross domestic product from the agricultural sector (USDA Foreign Agricultural Service, “Brazilian Economic and Agricultural Overview”, February 9, 2022). However, Brazil, like many other high growth regions such as China and Southeast Asia, is heavily reliant on imported potash and imports approximately 98% of its potash needs (CRU Group, “CRU’s Potassium Chloride Database”, November 30, 2022). According to the CRU November 2022 Potassium Chloride Market Outlook, in 2021, Brazil imported approximately 13.8 million tons of potash, representing approximately 22% of imported potash globally. We believe that Brazil is currently the largest global importer of potash, as illustrated by the chart below.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

Additionally, as illustrated in the chart below, most of the potash that Brazil imports comes from Canada, Russia and Belarus, with approximately 47% of its imported potash in 2021 coming from currently sanctioned countries.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

Due to relatively high logistics expenses and the highly fragmented number of buyers, customers in Brazil typically pay a higher price for MOP than most of the world. According to the CRU November 2022 Potassium Chloride Market Outlook, the preferred MOP product in the Brazilian market is granular potash with a target grade of 60.5% potassium oxide (K2O) (95% MOP), and it typically sells for a premium over standard (fine) MOP. The historic Cost and Freight (CFR) spot price for granular potash delivered to Brazil as compared to the CFR China contract price for standard potash is illustrated in the graph below:

Source: Green Markets (a Bloomberg company), “Weekly Fertilizer Prices” database, September 2024.

We plan to produce only granular 60.5% K2O MOP and sell all of our potash domestically in Brazil. We believe that we will have low transportation costs because the Autazes Project is located only five miles from the Madeira River where relatively lower cost barges can be used to transport our potash product a substantial portion of the way to Brazilian farmers. Because the Autazes Project will be located near a major river system, we believe that our cost to mine, process and deliver potash will be lower than the transportation cost alone for imported potash, which will provide a substantial and sustainable logistics cost advantage for our potash product. Based on our GHG Emissions Analysis, by connecting the Autazes Project to Brazil’s national electricity grid, which has approximately 80% of its power generated by renewable energy sources, and as a result of the substantially lower distances that we will have to transport our potash product to Brazilian farmers, we believe that our operations in Brazil will generate approximately 1.2 million tons less Scope 2 GHG Emissions per year than the Scope 2 GHG Emissions that would be generated by a potash producer located in Saskatchewan, Canada using similar conventional underground mining methods and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing.

We believe that Brazil’s government recognizes that reliance on imported potash is not a tenable long-term solution. In 2022, Brazil launched a national fertilizer plan that aims to reduce its use of imported fertilizers from 85% of its current aggregate use to 45% by 2050, which implies obtaining approximately 6.6 million tons of potash from domestic sources. The Autazes Project’s expected at-scale production of an average of approximately 2.4 million tons of MOP per year is expected to help Brazil achieve this objective. Additionally, the Autazes Project was designated as a project of “National Importance” by Brazil’s Federal Government and National Observatory in September 2020. The Federal Government of Brazil also admitted the Autazes Project into the Brazilian Investment Partnership Program in September 2021, which provides us with direct access to Brazil’s Attorney General to provide support on legal matters, and indicates that the Autazes Project should be a top priority for government officials in terms of their review of our permit and license applications. Furthermore, we believe that by purchasing the potash produced at the Autazes Project, Brazil will lower its total agricultural carbon footprint with a dramatically lower GHG emissions profile, as compared to purchasing potash from overseas producers. The Autazes Project is an asset intended to be ‘by Brazil, for Brazil’, with 100% of our produced potash expected to go to Brazilian farmers.

Competition

The potash mining industry is subject to competitive factors, including, among others, the following:

•

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices, which could favor competitors;

•

Our products will be subject to price competition from both domestic and foreign potash producers, including foreign state-owned and government-subsidized entities, who will be less impacted by fluctuations in global potash prices;

•

Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service;

•

Most of the potash mining companies with which we will be competing have a developed potash mining and production capacity, existing customer relationships, and greater financial resources and technical capabilities than we have at this point in time;

•

Competitors and potential new entrants in the markets for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities; and

•

Some potash customers require access to credit to purchase potash, and a lack of available credit to customers could adversely affect demand for our potash as there may be an inability for such customers to replenish their inventories due to a lack of credit. Additionally, we currently do not intend to provide credit to customers in connection with their purchases of potash from us, however, certain of our competitors may do so, and customers may choose to purchase potash from such competitors for this reason.

Furthermore, the mining business is competitive in all phases of exploration, development and production. We will compete with a number of other mining companies in the procurement of equipment and for the hiring of skilled labor. We also compete for financing with other mineral resource companies, many of which have greater financial resources and/or more advanced properties than us. Upon commencement of our operations, some of our largest competitors would include The Mosaic Company in Brazil, and Nutrien Ltd., Uralkali PJSC, and Belaruskali OAO outside of Brazil. As a result of this competition, we may in the future be unable to raise additional capital. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

Our ability to raise additional capital will depend on our success in developing the Autazes Project. Factors beyond our control may affect our ability to successfully develop the Autazes Project and commence mining operations and potash production. As a result of the competitive factors mentioned above or those that may not be known by us at this time, we may not be able to successfully develop and complete the Autazes Project. See also “Risk Factors—Risks Related to Mining.”

Summary Risk Factors

There are a number of risks that you should carefully consider before making an investment decision regarding this offering. These risks are discussed more fully in the section entitled “Risk Factors” beginning on page 27 of this prospectus. You should read and carefully consider these risks and all of the other information in this prospectus, including the financial statements and the related notes thereto included in this prospectus, before deciding whether to invest in our Common Shares. If any of these risks actually occur, our business, financial condition, operating results and cash flows could be materially adversely affected. In such case, the trading price of our Common Shares would likely decline, and you may lose all or part of your investment. These risk factors include, but are not limited to:

•	We are a pre-revenue development stage company, and there is no guarantee that the Autazes Project will result in the commercial extraction of potash.

•	The commencement of our mining operations for the Autazes Project is subject to various risks.

•	Significant long-term changes in the agriculture space could adversely impact our business.

•	Shifting global dynamics may result in a prolonged agriculture downturn.

•	Our ability to raise additional financing may be affected by global market conditions that we do not control and cannot predict.

•	We are subject to various levels of political, economic and other risks and uncertainties associated with operating in Brazil.

•

We do not currently have an operating mine, and the development of the Autazes Project into an active mining operation is highly speculative in nature, may be unsuccessful, and may never result in the development of an operating mine.

•	The failure to acquire, lease, purchase, or obtain rights to occupy all of the land intended for the operation of the Autazes Project could adversely impact our development of the Autazes Project.

•

Governmental regulations, including mining and environmental laws, regulations and other legislation, may increase our costs of doing business, restrict our operations, or result in the imposition of fines, the revocation of permits, or the shutdown of our facilities.

•	Our business is highly dependent on the market demand for and prices of the potash we plan to mine and produce, which are both cyclical and volatile.

•

Our estimates of potash ore resources and reserves may be materially different from the quantities of potash we actually recover, and market price fluctuations and changes in operating and capital costs may render certain potash ore reserves uneconomical to mine.

•	Mining operations involve inherent risks and uncertainties, some of which are not insurable.

•	The potash mining industry is highly competitive.

•	Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

•	We have no history of mining operations on which to judge our business prospects and management, and may never achieve active potash production.

•	We have a history of negative operating cash flows and net losses, and we have never achieved and may never achieve or sustain profitability.

•	Our financial situation creates substantial doubt whether we will continue as a going concern.

•	We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

•	We may face potential opposition to the Autazes Project, which could increase our operating costs or result in substantial delays or a shutdown of the Autazes Project.

•	Our development depends on our management members and other key personnel and skilled labor, and our ability to attract, hire, train and retain them.

•	Conflicts of interest may exist between us and certain of our directors and executives.

•

Our executives, directors, major shareholders, and their respective affiliates will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

•	As a “foreign private issuer”, we will have different disclosure and reporting requirements than U.S. domestic issuers, which could limit the information publicly available to our shareholders.

•

Because we are a corporation incorporated in Ontario, Canada, and all of our directors and executives, as well as the experts named in this prospectus, reside outside of the United States, it may be difficult for investors in the United States to enforce civil liabilities against our Company, our directors, our executives, or such experts. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors, our executives, or such experts residing outside of Canada.

•

We have broad discretion in how we use the net proceeds from this offering, and we may not use such net proceeds effectively, which could affect our results of operations and cause the market price of our Common Shares to decline.

•

We believe that we will likely be classified as a passive foreign investment company for U.S. federal income tax purposes for the current taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. Holder.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (which we refer to as the “JOBS Act”). As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise generally applicable to reporting companies that make filings with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For so long as we remain an emerging growth company, we will not be required to, among other things:

•

present more than two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 (which we refer to as the “Sarbanes-Oxley Act”);

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report to provide additional information about the audit and our financial statements (i.e., an auditor discussion and analysis);

•	disclose certain executive compensation related items; and

•	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to us as a foreign private issuer.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report, and expect to continue to report, under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such accounting standards is required by the IASB.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which means the market value of our Common Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Additionally, upon the consummation of this offering, we will be a “foreign private issuer” under the Exchange Act and will report in accordance with the rules and regulations applicable to a “foreign private issuer”. As a foreign private issuer, we will take advantage of certain provisions under the rules that allow us to follow the laws of the Province of Ontario for certain corporate governance matters. Even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events;

•	the rules under the Exchange Act requiring U.S. domestic public companies to issue financial statements prepared under U.S. GAAP; and

•	Regulation Fair Disclosure (also known as “Regulation FD”), which regulates selective disclosures of material information by issuers.

As a foreign private issuer, we will have four months after the end of each fiscal year to file our annual report on Form 20-F with the SEC. In addition, our executive officers, directors, and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act.

Foreign private issuers, like emerging growth companies, are exempt from certain more stringent executive compensation disclosure rules. As such, even when we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are not a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

(i) the majority of our executive officers or directors are U.S. citizens or residents;

(ii) more than 50% of our assets are located in the United States; or

(iii) our business is administered principally in the United States.

In this prospectus, we have taken advantage of certain of the reduced reporting requirements as a result of being an emerging growth company and a foreign private issuer. Accordingly, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

Corporate Information

Our legal and commercial name is Brazil Potash Corp. We were incorporated on October 10, 2006 under the laws of the Province of Ontario, Canada, and are headquartered in Toronto, Ontario, Canada. We were formed to engage in the exploration and mining of potash in Brazil.

Our agent for service of process in the United States is CT Corporation System, located at 28 Liberty Street, New York, New York 10005. Our principal executive offices are located at 198 Davenport Road, Toronto, Ontario, Canada, M5R 1J2, and our main telephone number is +1(416) 309-2963. Our internet website is www.brazilpotash.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus or our registration statement of which this prospectus forms a part. You should not consider any information on our website to be a part of this prospectus or our registration statement of which this prospectus forms a part, or use any such information in your decision on whether to purchase our Common Shares. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING

Issuer	Brazil Potash Corp., a corporation existing under the laws of the Province of Ontario, Canada.

Common Shares Offered by Us	4,250,000 Common Shares.

Offering Price	We currently expect the initial public offering price to be between $15.00 and $18.00 per Common Share.

Over-Allotment Option	We have granted to the underwriters an option to purchase up to 637,500 additional Common Shares from us at the initial public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus.

Common Shares to be Outstanding Immediately After this Offering(1)	40,587,967 Common Shares (or 41,225,467 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares).

Use of Proceeds	We estimate that the net proceeds to us from this offering will be approximately $60.5 million (or approximately $70.3 million if the underwriters exercise in full their option to purchase additional Common Shares), assuming an initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to fund our pre-operation development expenses, increase our capitalization and financial flexibility, create a market for our Common Shares, and facilitate our future access to the public equity markets. We intend to use the net proceeds from this offering primarily to fund our pre-operation development expenses, to pay our current liabilities, and for working capital and general corporate purposes, which will include, among others, expenses relating to (i) obtaining and complying with our environmental licenses, (ii) engineering, procurement and construction for critical path items, and (iii) other pre-development matters, such as obtaining the Operational License, the Mining Concession, and other remaining required authorizations, permits and licenses for the Autazes Project, purchasing the remaining land for certain project sites, primarily consisting of the sites to be used for the dry stacked tailings piles, and maintaining our mineral rights. See “Use of Proceeds”.

Lock-Up

Each of our directors and executives, and each of our shareholders that holds at least 5% of our outstanding Common Shares immediately prior to this offering, has agreed with the underwriters, subject to certain specified exceptions, not to offer, sell, contract to sell, grant any option for the sale of, pledge, transfer, or otherwise dispose of, any Common Shares for a period of 365 days following the date of this prospectus, without the prior written consent of Cantor Fitzgerald & Co., as a representative for the underwriters. However, 50% of the Common Shares that are subject to the lock-up described above will be released from such lock-up, if (i) at least 180 days from the date of this prospectus have elapsed, and (ii) at any point prior to such release, the 20-day volume-weighted average price of the Common Shares was at least 30% greater than the initial public offering price per share set forth on the cover of this prospectus. In addition, we have agreed, subject to certain exceptions, that, for a period of 180 days from the date of this prospectus, we will not offer, sell, contract to sell, grant any option for the sale of, issue, pledge, transfer, or otherwise dispose of any Common Shares, or publish our intention to do any of the foregoing. See “Underwriting—No Sales of Similar Securities” for more information.

Underwriters’ Warrants	We have agreed to issue to the underwriters, upon the closing of this offering, warrants exercisable for the number of our Common Shares equal to 5% of the total number of Common Shares sold in this offering (which we refer to as the “Underwriters’ Warrants”). The Underwriters’ Warrants will be exercisable at an exercise price equal to 130% of the initial public offering price of our Common Shares sold in this offering, will be exercisable, in whole or in part, from time to time after six months following the date of this prospectus, and will expire on the date that is two years following the date of this prospectus. See “Underwriting—Underwriters’ Warrants.”

Listing	We have applied for the listing of our Common Shares on the New York Stock Exchange (which we refer to as “NYSE”) under the symbol “GRO”.

Dividend Policy	We currently intend to retain any future earnings to finance the development of our operations, and, therefore, do not intend to pay any cash dividends in the foreseeable future. See “Dividend Policy”.

Transfer Agent	The transfer agent and registrar for our Common Shares is TSX Trust Company, located at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, and the U.S. co-transfer agent for our Common Shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York 10004.

Risk Factors	Investing in our Common Shares is highly speculative and involves a high degree of risk. You should carefully read and consider the information under the section entitled “Risk Factors” beginning on page 27 of this prospectus, and all other information contained in this prospectus, before deciding to invest in our Common Shares.

(1)	The number of our Common Shares to be outstanding immediately after this offering does not include:

(a)	up to an aggregate of 286,875 Common Shares issuable upon the exercise of outstanding common share purchase warrants, which are exercisable at an exercise price of $4.00 per Common Share;

(b)

up to an aggregate of 913,125 Common Shares issuable upon the exercise of outstanding stock options, of which 48,750 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $4.00 per Common Share, 789,375 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per Common Share, and 75,000 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $16.00 per Common Share;

(c)	up to an aggregate of 4,108,333 Common Shares issuable with respect to outstanding deferred share units (which we refer to as “DSUs”);

(d)	up to an aggregate of 4,337,500 Common Shares issuable with respect to outstanding restricted stock units (which we refer to as “RSUs”), which are subject to vesting; and

(e)

an aggregate of 675,695 Common Shares reserved and available, as of the date of this prospectus, for awards that may be granted in the future under our 2024 Incentive Compensation Plan (as defined under “Executive and Director Compensation—2024 Incentive Compensation Plan”).

Except as otherwise indicated, all information in this prospectus (i) reflects the 4-for-1 Reverse Stock Split and Share Consolidation, which was effected on October 18, 2024, and (ii) assumes no exercise by the underwriters of (a) their option to purchase additional Common Shares from us, or (b) the Underwriters’ Warrants.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth a summary of our consolidated financial information as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, and as of and for the years ended December 31, 2023, 2022 and 2021. You should read the following summary consolidated financial information in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021 and the related notes thereto, our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 and the related notes thereto, and the sections entitled “Capitalization”, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.

Our summary consolidated statements of loss and other comprehensive loss information for the years ended December 31, 2023, 2022 and 2021, and our related summary consolidated statements of financial position information as of December 31, 2023, 2022 and 2021, have been derived from our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021, prepared in accordance with IFRS, which are included elsewhere in this prospectus. Our summary consolidated statements of loss and other comprehensive loss information for the nine months ended September 30, 2024 and 2023, and our related summary consolidated statements of financial position information as of September 30, 2024, have been derived from our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, prepared in accordance with IFRS, which are included elsewhere in this prospectus. Our management believes that the unaudited interim financial information below includes all adjustments, consisting of only normal nonrecurring adjustments, considered necessary for a fair presentation of such financial information. Our historical selected consolidated statements of loss and other comprehensive loss information for the interim period ended September 30, 2024 is not necessarily indicative of the results that may be expected for the full fiscal year. Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods.

	Nine months ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
Statements of Loss and Other Comprehensive Loss Information:
Expenses:
Consulting and management fees	$1,792,984	$4,883,165	$5,441,156	$2,713,548	$2,023,284
Professional fees	1,206,431	1,043,420	1,453,310	2,185,220	644,117
Share-based compensation	20,744,083	4,649,004	4,703,254	24,474,191	357,189
Travel expenses	332,543	247,897	390,531	2,704,879	231,821
General office expenses	106,750	91,893	120,228	183,843	148,715
Foreign exchange loss (gain)	7,268	(8,525)	(10,552)	62,479	68,243
Communications and promotions	707,004	580,742	1,251,155	398,880	62,528

Operating loss	$24,897,063	$11,487,596	$13,349,082	$32,723,040	$3,535,897
Finance costs	$—	$—	$—	$—	$405,249
Finance income	(14,142)	(248,132)	(302,720)	(259,019)	(5,056)

Loss for the period before income taxes	$24,882,921	$11,239,464	$13,046,362	$32,464,021	$3,936,090
Income taxes	$90,962	$106,360	$160,838	$155,360	$93,276

Loss for the period after income taxes	$24,973,883	$11,345,824	$13,207,200	$32,619,381	$4,029,366
Other income (expense):
Items that subsequently may be reclassified into net income:
Foreign currency translation	$7,986,203	$(2,591,760)	$(4,912,866)	$(3,881,076)	$4,131,016

Total comprehensive loss for the period	$32,960,086	$8,754,064	$8,294,334	$28,738,305	$8,160,382

Basic and diluted loss per share	$0.70	$0.32	$0.37	$0.93	$0.12
Weighted average number of common shares outstanding – basic and diluted	35,807,853	35,324,573	35,390,543	34,905,633	32,792,475

	September 30,	December 31,
	2024	2023	2022	2021
Statements of Financial Position Information (end of period):
ASSETS:
Current
Cash and cash equivalents	$1,251,176	$2,450,239	$11,804,907	$15,144,419
Amounts receivable	193,317	149,757	167,854	2,616,544
Prepaid expenses	197,644	236,329	98,884	99,566

Total current assets	$1,642,137	$2,836,325	$12,071,645	$17,860,529
Non-current
Property and equipment	$900,653	$1,012,032	$936,707	$866,961
Exploration and evaluation assets	123,528,420	129,298,494	120,216,752	112,188,359

Total assets	$126,071,210	$133,146,851	$133,225,104	$130,915,849

LIABILITIES:
Current
Trade payables and accrued liabilities	$5,081,643	$1,730,103	$1,154,872	$2,005,960

Total current liabilities	$5,081,643	$1,730,103	$1,154,872	$2,005,960
Non-current
Deferred income tax liability	2,036,351	2,196,087	1,883,661	1,617,383

Total liabilities	$7,117,994	$3,926,190	$3,038,533	$3,623,343
EQUITY:
Share capital	$251,489,731	$242,487,728	$235,611,237	$227,154,731
Share-based payments reserve	77,404,265	64,280,247	63,924,814	43,023,258
Warrants reserve	604,000	604,000	604,000	604,000
Accumulated other comprehensive loss	(73,405,686)	(65,419,483)	(70,332,349)	(74,213,425)
Deficit	(137,139,094)	(112,731,831)	(99,621,131)	(69,276,058)

Total equity	$118,953,216	$129,220,661	$130,186,571	$127,292,506

Total liabilities and equity	$126,071,210	$133,146,851	$133,225,104	$130,915,849

RISK FACTORS

An investment in our Common Shares is highly speculative and involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. You should carefully consider the factors described below, together with all of the other information contained in this prospectus, including our audited consolidated financial statements and the related notes included in this prospectus, before deciding whether to invest in our Common Shares. If any of the following risks actually occurs, our business, results of operations, liquidity, financial condition, and prospects could be materially and adversely affected. In that event, the market price of our Common Shares could decline, and you could lose part or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to our Business

We are a pre-revenue development stage company, and there is no guarantee that the Autazes Project will result in the commercial extraction of potash.

We are currently in the pre-revenue development stage of the Autazes Project, and have not yet commenced commercial extraction, processing, sale, or distribution of potash ore. Accordingly, we do not expect to realize profits in the short term, and we also cannot assure you that we will realize profits in the medium to long term or ever. Any profitability in the future from our business will be dependent upon further development of the Autazes Project, which is subject to various risks.

The exploration and development of potash ore involves a high degree of financial risk over a significant period of time. There is no guarantee that current development plans will result in profitable commercial mining operations. The profitability of our operations will be, in part, related to the cost and success of our development plans, which may be affected by several factors. Additional expenditures are required to construct, complete and install mining and processing facilities for the Autazes Project.

Additionally, development-stage projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Operating results for future periods are subject to numerous uncertainties, and we cannot assure you that we will ever be able to develop and produce potash from a commercially viable mine on the Autazes Property, or achieve or sustain profitability. Items such as future estimates of reserves or operating costs will to a large extent be based upon the interpretation of geologic data, obtained from a limited number of drill holes and other sampling techniques, as well as the Technical Report. Our prospects must be considered in light of the risks encountered by mining companies in the early stage of project development. Actual operating costs and economic returns from our mining operations once they have commenced may materially differ from our estimated operating costs and economic returns, and accordingly, our results of operations, cash flows, and financial condition may be materially and adversely affected.

The commencement of our mining operations for the Autazes Project is subject to various risks.

Our level of profitability, if any, in future years will depend to a great degree on prices of potash set by global markets and whether the Autazes Project can be brought into production. Whether we can commence our mining operations depends on a number of factors, including, but not limited to:

•	the willingness of lenders and investors to provide project financing;

•	the particular attributes of the potash deposit on the Autazes Property, such as its grade;

•	prices for potash;

•	mining, processing and transportation costs;

•	labor costs; and

•

governmental regulations, including, without limitation, regulations relating to prices, taxes, land use, protection of local indigenous communities, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations.

The exact effect of these factors cannot be accurately predicted, but any of these factors on their own or a combination of these factors may materially and adversely affect our results of operations, financial condition, and prospects.

Significant long-term changes in the agriculture space could adversely impact our business.

The agricultural landscape is evolving at an increasingly fast pace as a result of various factors, including farm and industry consolidation, agricultural productivity and development, and climate change. Farm consolidation in developed markets has been ongoing for decades and is expected to continue as farmer demographics shift and advancements in innovative technology and equipment enable farmers to manage larger operations to create economies of scale in a lower-margin, more capital-intensive environment, which will also provide such consolidated agricultural entities with more bargaining power in connection with their purchases of potash. The advancement and adoption of technology and digital innovations in agriculture and across the value chain have increased and are expected to further accelerate as farmer demographics shift and pressures from consumer preference and governments evolve. The development of seeds that require less crop nutrients, development of full or partial substitutes for potash, or developments in the application of crop nutrients such as improved nutrient use or efficiency through use of precision agriculture could also emerge, all of which have the potential to adversely affect the demand for potash and our results of operations.

Additionally, increased consolidation in the crop nutrient industry has resulted in greater resources dedicated to expansion and research and development opportunities, leading to increased competition in advanced product offerings and innovative technologies. Some of our competitors have greater total resources or are state-supported, which make them less vulnerable to industry downturns and better positioned to pursue new expansion and development opportunities.

These factors as well as others (such as changes in dietary habits) could adversely affect long-term demand for our products and services, and materially and adversely affect our results of operations, financial condition, and prospects.

Shifting global dynamics may result in a prolonged agriculture downturn.

Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices. The potash market is subject to intense price competition from both domestic and foreign sources, including state-owned and government-subsidized entities which are better able to absorb these shifting dynamics. Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service. Supply is affected by available capacity and operating rates, raw material costs and availability, government policies, and global trade. Periods of high-demand, high-capacity utilization, and increasing operating margins tend to result in investment in production capacity, which may cause supply to exceed demand and capacity utilization and realized selling prices for potash to decline, resulting in possible reduced profit margins. Competitors and potential new entrants in the market for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities. The extent to which current global or local economic and financial conditions, changes in such conditions, or other factors may cause delays or cancellation of some of these ongoing or planned projects, or result in the acceleration of existing or new projects, is uncertain. Future growth in demand for our products may not be sufficient to absorb excess industry capacity.

We are impacted by global market and economic conditions that could adversely affect demand for crop nutrients, or increase prices for, or decrease availability of, raw materials and energy necessary to produce potash. This includes the relative value of the U.S. dollar and its impact on the importation of fertilizers, foreign agricultural policies, the existence of, or changes in, import or foreign currency exchange barriers in certain foreign markets, and other regulatory policies of foreign governments, trade wars and measures taken by governments which may be deemed protectionist, as well as the laws and policies affecting foreign trade and investment. Furthermore, some customers require access to credit to purchase potash, and a lack of available credit to customers in one or more countries, due to this deterioration, could adversely affect demand for crop nutrients as there may be an inability to replenish inventories in such conditions. We currently do not intend to provide credit to customers in connection with their purchases of potash from us, however, certain of our competitors may do so, and customers may choose to purchase potash from such competitors for this reason.

Our ability to raise additional financing may be affected by global market conditions that we do not control and cannot predict.

In order for us to complete the development and construction of the Autazes Project and commence commercial extraction of potash, we will need to raise additional financing after the completion of this offering, which may include additional equity and/or debt financings. Recent global financial conditions, however, have been characterized by increased volatility, and access to public financing, particularly for pre-revenue development stage companies, has been negatively impacted. These conditions may affect our ability to obtain equity or debt financing in the future on terms favorable to us or at all. If such conditions continue, we may not be able to complete the development and construction of the Autazes Project, and our business and prospects could be materially and adversely impacted.

We are subject to various levels of political, economic and other risks and uncertainties associated with operating in Brazil.

The Autazes Project and the Autazes Property are located in Brazil, and, as a result, our operations are exposed to various levels of political, economic and other risks and uncertainties associated with operating in a foreign jurisdiction. These risks and uncertainties include, but are not limited to:

•	fluctuations in currency exchange rates, restrictions on foreign exchange, currency controls, and currency remittance;

•	price controls;

•	import or export controls;

•	high rates of inflation;

•	labor unrest;

•	community relations;

•	renegotiation or nullification of existing concessions, licenses, permits, applications and contracts;

•	expropriation and nationalization;

•	illegal mining;

•	tax disputes and changes in tax policies;

•	governmental regulations that may require the awarding of contracts of local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction;

•	changing political conditions, including corruption;

•	terrorism and hostage taking; and

•	risks of war or civil unrest, including military repression.

Changes, if any, in mining or investment policies or shifts in political attitudes in Brazil may adversely affect our operations. We may become subject to local political unrest or poor community relations that could have a debilitating impact on our operations and could result in damage to site infrastructure and injury to personnel. Additionally, our planned operations may be affected to varying degrees by government regulations with respect to, among other things, restrictions on production, price controls, export controls, currency remittance, income taxes, expropriation of property, foreign investment, maintenance of claims, environmental legislation, land use, land claims of local people, water use, and mine safety. Any failure by us to comply with applicable laws, regulations and local practices may result in loss, reduction or expropriation of entitlements, and enforcement actions, including corrective measures requiring capital expenditures, installing of additional equipment, increasing security at the site, or other remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage as a result of mining activities, and may have administrative, civil or criminal fines or penalties imposed for violations of applicable laws or regulations, which may materially and adversely affect our results of operations, financial condition, and prospects.

Furthermore, on October 31, 2022, Luiz Inácio “Lula” da Silva (“President Lula”) was elected as the next president of Brazil with a four-year term commencing in January 2023. As part of President Lula’s electoral campaign, he made public statements regarding being committed to stopping illegal mining, but was also supportive of legal, permitted mining in Brazil. Nonetheless, it is difficult to predict how President Lula’s new term will affect Brazil’s mining industry and regulatory regime at this time. In the event that President Lula determines to pass more stringent regulations on Brazil’s mining industry, our business and prospects could be materially and adversely impacted.

The occurrence of any of these various factors and uncertainties cannot be accurately predicted and could have an adverse effect on our operations and profitability.

Our business, financial condition and results of operations may be adversely affected by inflation.

Brazil has historically experienced high rates of inflation. Inflation, as well as government efforts to combat inflation, has had significant negative effects on the Brazilian economy. The Brazilian federal government’s measures to control inflation have often included maintaining a tight monetary policy with high interest rates, thereby restricting the availability of credit and reducing economic growth. Inflation, actions that may be implemented to combat inflation, and public speculation about any possible additional actions may also contribute to economic uncertainty in Brazil and weaken investor confidence in Brazil, which may adversely impact our ability to access the capital markets. Conversely, more lenient government and Brazilian Central Bank policies and interest rate decreases may trigger increases in inflation and, consequently, growth volatility and the need for sudden and significant interest rate increases, which could materially and adversely affect our business.

As a result, Brazil may continue to experience high levels of inflation in the future, which may negatively impact domestic demand for our products, result in higher labor, transportation, machinery and raw materials costs, and consequently cause our development, construction, and operating costs for the Autazes Project to be substantially higher than initially estimated. Inflationary pressures may also lead to further government intervention in the economy, including the introduction of government policies that may materially and adversely affect the overall performance of the Brazilian economy, which in turn may limit our ability to obtain additional financing at acceptable interest rates and terms, if at all, and materially and adversely affect our business. In addition, we may not be able to adjust the prices we charge to our customers to offset the effects of inflation on our cost structure.

Our results of operations and financial condition may be materially and adversely affected by currency exchange rate fluctuations.

We are subject to risks related to currency exchange rate fluctuations. Our reporting currency is the dollar of the United States of America, which is exposed to fluctuations against other currencies. Our primary operations are located in Brazil where expenditures and obligations are incurred in the Brazilian real. As such, our results of operations are subject to foreign currency fluctuation risks and such fluctuations may adversely affect our financial position and operating results. We have not undertaken any actions to mitigate transactional volatility in the United States dollar to the Brazilian real at this time. While we may enter into foreign currency forward contracts in the future in order to match or partially offset existing currency exposures, there is no guarantee that such contracts would fully mitigate our currency exposure.

The nature of our business includes risks related to litigation, regulatory and administrative proceedings, including the costs of such proceedings and the potential for damage awards that could materially and adversely affect our business and financial performance in the event of an unfavorable ruling.

The nature of our business exposes us to various risks related to litigation, including regulatory and administrative proceedings, governmental investigations, tax matters, environmental matters, health and safety matters, labor matters, civil liability claims, tort claims, and contract disputes, among others. Litigation and other proceedings can be inherently costly and unpredictable, making it difficult to accurately estimate the outcome of existing or future litigation. In addition, responding to such claims and defending such actions may be distracting to our management team. Although we establish provisions as we deem necessary in accordance with IFRS, the amount of provisions that we record could vary significantly from any amounts we actually pay, due to the inherent uncertainties and shortcomings in the estimation process. Future litigation costs, settlements or judgments could materially and adversely affect our results of operations and financial condition. Legal proceedings could have a material adverse effect on our ability to conduct our business and on our results of operations and financial condition, through increased litigation costs, settlements or judgements, diversion of resources, distraction of our management team, reputational damage, or otherwise.

Unpredictable events, such as the outbreak of the COVID-19 pandemic and associated business disruptions, could delay our operations, affect our ability to raise capital, increase our costs and expenses, and seriously harm our future results of operations and financial condition.

Our operations could be subject to unpredictable events, such as extreme weather conditions, acts of God and epidemics such as the COVID-19 outbreak, and other natural or manmade disasters, or business interruptions, for which we may not be adequately prepared or self-insured. For example, Brazil has been hard hit by the COVID-19 pandemic with over 38.2 million cases and over 708,000 deaths as of December 31, 2023. The Amazon city of Manaus, which is the largest city near the Autazes Project, has been particularly hard hit, which resulted in temporary lockdown measures put into place to contain the surge of COVID-19 cases. Our additional consultations with indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169, which initially started in November 2019, were suspended in March 2020 due to the COVID-19 pandemic, and we were allowed to resume such consultations in April 2022 following the lifting of COVID-19 related restrictions.

We do not carry insurance for all categories of risk that our business may encounter. The occurrence of any such business disruptions could increase our costs and expenses and seriously harm our operations and financial condition. The ultimate impact on us and the potash mining sector of any such business disruptions is unknown, but our operations and financial condition could suffer in the event of any of these types of unpredictable events. Furthermore, any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our business, results of operations, cash flows, and financial condition.

Risks Related to Mining

We do not currently have an operating mine, and the development of the Autazes Project into an active mining operation is highly speculative in nature, may be unsuccessful, and may never result in the development of an operating mine.

The Autazes Project is at the pre-revenue development stage. Mine development is highly speculative in nature, involves many risks and uncertainties, and is frequently unsuccessful. First, mineral exploration must be performed to demonstrate the dimensions, position and mineral characteristics of mineral deposits, estimate Mineral Resources, assess amenability of the deposit to mining and processing scenarios, and estimate potential deposit size. Once mineralization is discovered, it may take a number of years from the initial exploration phases before mineral development and production is possible, during which time the potential feasibility of the project may change adversely. Even if mineralization is discovered, that mineralization may not be economic to mine. A significant number of years, studies, and substantial expenditures are required to establish economic mineralization in the form of Proven Mineral Reserves and Probable Mineral Reserves, to determine processes to extract the metals, to obtain the rights to the land and the resources (including capital) required to develop the mining operation, and to construct mining and processing facilities.

Additionally, whether developing an operating mine at the Autazes Project is economically feasible will depend upon numerous additional factors, most of which are beyond our control, including the availability and cost of required development capital, movement in the price of potash, as well as obtaining all necessary consents, permits and approvals for the development of the mine. The economic feasibility of development projects is based upon many factors, including the accuracy of Mineral Resource and Mineral Reserve estimates; metallurgical recoveries; capital and operating costs; government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting, and environmental protection; and commodity prices, which are highly volatile. Development projects are also subject to the successful initial completion and any required subsequent updating of the Technical Report. Any of these factors and uncertainties may result in us being unable to successfully develop a commercially viable operating mine.

The failure to acquire, lease, purchase, or obtain rights to occupy all of the land intended for the operation of the Autazes Project could adversely impact our development of the Autazes Project.

Under our current development plan for the Autazes Project, we intend to own, lease, have rights of access to or have rights to occupy, through Potássio do Brasil Ltda., 39 rural properties on which the facilities and infrastructure for the Autazes Project will be located. We currently have rights of access to 24 rural properties consisting of a total area of approximately 5.4 square miles, which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed. We intend to conduct administrative land regularization proceedings with applicable Brazilian governmental agencies (such as the Brazilian National Institute of Rural Settlement and Agrarian Reform, the Brazilian Ministry of Industry and Trade, and other agencies), the purpose of which is to acquire ownership of these 24 properties. As of the date of this prospectus, we have not yet commenced any land regularization proceedings, which will generally be conducted in accordance with Opinion CGU/AGU (as more fully described in “Description of the Autazes Project and the Autazes Property—Ownership of Land”). There is no guarantee that such applicable Brazilian governmental agencies will issue administrative decisions approving our acquisition and ownership of such properties on a timely basis or at all, as our acquisition of properties in Brazil will depend on us following the applicable legal procedures and meeting the required legal standards, which will be assessed by such applicable Brazilian governmental agencies within an uncertain timeline. See also “—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” below and “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”.

Additionally, in March, April and May 2024, we entered into agreements to lease, for a term of six years, the remaining 15 rural properties consisting of a total area of approximately 4.2 square miles, which primarily will be used for the sites of our dry stacked tailings piles (see also “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”). Each of these lease agreements also provides us with a right of first refusal to purchase the applicable leased property in the event of a sale of such property. However, there can be no assurance that we will exercise such right of first refusal options, or otherwise acquire the remaining land at a price or on terms favorable to us, or at all. To the extent we are unable to exercise the right of first refusal options for, or otherwise do not purchase, the 15 remaining properties, the Brazilian National Mining Agency is allowed to grant mining easements (servidões minerárias) in properties of third parties in relation to a given mining title, provided that such mining easement is necessary for the proper exploration and exploitation of the mineral deposit. After the granting of an easement by the Brazilian National Mining Agency, through the issuance of a “Public Utility Statement”, the holder of the mining title to which the Public Utility Statement refers must pay an indemnification amount to the owner of the servient property before entering such property. If such indemnification amount cannot be agreed upon between the holder of the mining title and the property owner, it will be determined by a court. However, the process to obtain such mining easements can be costly and time consuming. There can be no guarantee that, despite having the right to obtain such mining easements in order to carry on our planned mining activities, we will be able to do so in a cost-and time-efficient manner. Even if any mining easements are granted to us by the Brazilian National Mining Agency, we still need to negotiate a satisfactory arrangement and indemnification amount with the owner of the servient property. Furthermore, in circumstances where no agreement can be reached, we may need to rely on a court to determine such indemnification amount, the outcome of which cannot be predicted with any certainty. Our inability to secure regular access to areas where we currently plan to construct certain of our facilities and infrastructure, such as our two planned tailings piles, could materially and adversely affect our timing, cost, or overall ability to develop and construct the Autazes Project.

If we fail to acquire the 24 properties to which we currently have rights of access, or renew the lease agreements for, or acquire, the remaining 15 properties that we currently lease, we may be forced to find replacement sites for our facilities at the Autazes Project, which sites may be less convenient or difficult to access, which in turn would increase the time and/or costs to develop and construct the Autazes Project, decrease productivity at the Autazes Project once operational, and adversely affect our business, results of operations, and financial condition.

Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons.

Pursuant to applicable Brazilian laws and regulations, including Decree No. 74965/1974, Opinion CGU/AGU dated as of August 23, 2010, issued by the General Counsel of the Federal Government Office of Brazil (which we refer to as “Opinion CGU/AGU”), foreign individuals and foreign legal entities are subject to restrictions on the acquisition or lease of rural properties in Brazil. Such restrictions also apply to Brazilian legal entities controlled by foreign investors or with the majority of their capital stock held by foreign investors, such as in the case of Potássio do Brasil Ltda., our operating subsidiary. As such, our future ownership and/or possession of any rural properties in Brazil may be subject to legal challenges, and our operations at the Autazes Project may be impaired due to such restrictions on the acquisition or lease of rural properties.

The legality of Opinion CGU/AGU has been, and is currently being, challenged, however, prior challenges to Opinion CGU/AGU have been unsuccessful. Under current Brazilian laws and regulations, a foreign investor may only acquire or lease rural property in Brazil, in compliance with Opinion CGU/AGU, if certain conditions are met, including, among others, that (i) foreign investors obtain approvals from the Brazilian National Institute of Rural Settlement and Agrarian Reform and from the applicable Ministries; (ii) the aggregate amount of rural property held by a foreign investor does not exceed 25% of the total surface area of the municipality in which such property is located; (iii) the acquisition of areas in excess of 100 indefinite exploitation modules will be subject to prior approval by the Brazilian Congress; (iv) the acquisition must be formalized by means of a public deed of sale and purchase; and (v) the acquisition of rural properties located at or near Brazil’s border areas is subject to the fulfilment of additional requirements, such as the prior authorization by the Brazilian National Defense Council. Pursuant to these laws and regulations, any agreements relating to the acquisition, lease, purchase or direct or indirect ownership or possession of rural properties by foreign individuals or entities, as well as any agreements relating to corporate changes which might imply indirect acquisition or lease of rural properties by foreign individuals or entities, may be considered null and void. Thus, our future ownership and/or possession of any rural properties in Brazil could be subject to legal challenges and/or be considered null, any of which could result in a material adverse effect on our business, results of operations, financial condition, and cash flows.

Governmental regulations, including mining and environmental laws, regulations and other legislation, may increase our costs of doing business, restrict our operations, or result in the imposition of fines, the revocation of permits, or the shutdown of our facilities.

Our exploration and development activities are, and, once commenced, our mining operations will be, subject to governmental legislation, policies and controls relating to prospecting, development, production, environmental protection (including plant and animal species), mining taxes, and labor standards. In order for us to carry out our activities and operations, our various permits and licenses, including the Mining Concession, must be obtained and kept current. There is no guarantee that our permits and licenses, including the Mining Concession, will be granted, or that once granted, will be maintained and extended. Additionally, the terms and conditions of such licenses or permits, including the Construction Licenses, could be changed, particularly as a result of the May 2024 Civil Lawsuit, and there can be no assurances that any application to renew any existing permits or licenses will be approved. There also can be no assurance that all permits and licenses that we require will be obtainable on reasonable terms, or at all, particularly considering that the May 2024 Civil Lawsuit is still currently pending. Delays or a failure to obtain any such permits or licenses, or a failure to comply with the terms and conditions of any such permits or licenses that we have obtained, including the Construction Licenses, could have a material adverse impact on us.

Additionally, based on our current development plan for the Autazes Project and discussions with relevant governmental authorities, we will be required to contribute approximately $160 million to partially fund the cost of providing the required infrastructure to facilitate the development of the Autazes Project, primarily consisting of the cost of construction of a new power transmission line that will connect the Autazes Project to Brazil’s national electricity grid. Moreover, we will have to obtain and comply with our permits and licenses, including the Construction Licenses and the Mining Concession, that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans, and financial assurances. There can be no assurance that we will be able to fund any such contribution costs or comply with any such conditions, and any non-funding of any such contribution costs or non-compliance with any such conditions may result in the loss of certain of our permits and licenses for the Autazes Project, which may have a material adverse effect on us.

Furthermore, future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on us.

We are subject to extensive environmental laws and regulations.

Our operations are subject to extensive Brazilian federal, state, and local laws and regulations governing environmental protection. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are more stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of our operations. Furthermore, any failure to comply fully with all applicable laws and regulations could have significant adverse effects on us, including the suspension or cessation of our operations.

Our current and future operations, including development and mining activities, are subject to extensive Brazilian federal, state and local laws and regulations governing environmental protection, including regarding the protection of endangered and other special status species and the protection and remediation of mining sites. Activities at the Autazes Property may give rise to environmental damage and create liability for us for any such damage or any violation of applicable environmental laws. To the extent we are subject to environmental liabilities, the payment of such liabilities or the costs that we may incur to remedy environmental pollution would reduce otherwise available funds and could have a material adverse effect on us. If we are unable to fully remedy an environmental problem, we may be subject to administrative, civil or criminal fines or penalties, and/or be required to suspend operations or enter into compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on our mining project.

We are required to obtain or renew further government permits and licenses for our current development and contemplated future operations, including the respective issuances of the Operational License and the Mining Concession with respect to the Autazes Project. Additionally, we are required to maintain and comply with the terms and conditions of the Construction Licenses. See “Business—Regulatory Overview—Brazilian Mining Regulations.” Obtaining, reinstating, amending or renewing the necessary Brazilian governmental permits and licenses can be a time-consuming process, potentially involving a number of regulatory agencies, public hearings, indigenous consultations, and costly undertakings by us. The duration and success of our efforts to obtain, amend and renew such permits and licenses are contingent upon many variables not within our control, including the interpretation of applicable requirements implemented by the relevant permitting or licensing authorities and staffing shortages at such permitting and licensing authorities. We may not be able to obtain, reinstate, amend or renew permits or licenses that are necessary to advance the development of the Autazes Project or for our contemplated operations, or the cost to obtain, reinstate, amend or renew such permits or licenses may exceed what we believe we can ultimately recover from the Autazes Project mine once in operation. Any unexpected delays or costs associated with the permitting and licensing process could impede the construction and eventual operations of the Autazes Project. In the event that such permits or licenses are not obtained, reinstated, amended or renewed, as applicable, or are subsequently suspended or revoked, we may be curtailed or prohibited from proceeding with our planned development, operational, and commercialization activities. Such curtailment or prohibition may result in a material adverse effect on our business, results of operations, cash flows, financial condition, or prospects.

Additionally, it is possible that future changes in applicable laws, regulations and authorizations or changes in enforcement or regulatory interpretation could have a significant impact on our activities. Those risks include, but are not limited to, the risk that regulatory authorities may increase bonding requirements beyond our or our subsidiaries’ financial capabilities. Brazilian authorities may also challenge the jurisdiction for environmental licensing of the Autazes Project, which creates uncertainties on whether the Autazes Project should be licensed by Brazilian federal or state authorities. Brazilian public prosecutors also have influence on those challenges or disputes, including through judicial actions.

We are subject to strict tailings impoundment safety regulations.

Mining companies face inherent risks with respect to their operations of tailings impoundments, which are structures built for the containment of the mining waste, known as tailings, and, as such, we are exposed to such risks. Such risks, if they were to occur, could materially adversely affect our reputation and ability to conduct our operations and expose us to liability, and, as a result, have a material adverse effect on our business, results of operations, and financial condition.

Additionally, the changes in regulation that may occur as a result of recent impoundment failures, such as those that have occurred in Brazil, could increase the time and costs to obtain new licenses or renew existing licenses to build or expand tailings impoundments or to build, operate, inspect, maintain and decommission tailings impoundments, or could require the use of new technologies. New regulations enacted in Brazil during 2020 may also impose more restrictive requirements that may exceed our current standards, including mandated compliance with emergency plans and increased insurance requirements, or require Potássio do Brasil Ltda. to pay additional fees or royalties to operate our planned dry stacked tailings piles. See also “Business—Environmental, Social and Governance—Environmental—Tailings and Waste Management” for more details regarding our planned dry stacked tailings piles.

We are subject to extensive health and safety laws and regulations.

Our operations are subject to various health and safety laws and regulations that impose various duties on us in respect of our operations, relating to, among other things, worker safety and the surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, our operations. We expect to make significant expenditures to comply with the extensive laws and regulations governing mine development, worker safety, and waste disposal, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Autazes Project, but there can be no guarantee that these expenditures will ensure our compliance with applicable laws and regulations, and any non-compliance may have a material and adverse effect on us.

Our business is highly dependent on the market demand for and prices of the potash we plan to mine and produce, which are both cyclical and volatile.

Our ability to access the capital required to finance our development activities and our results of operations in the future may be adversely affected by decreased market demand for, and declines in the price of, potash. The market for potash and potash prices are affected by numerous factors beyond our control, such as the sale or purchase of potash by various dealers, increased production due to improved mining and production methods, global and regional supply and demand, production and consumption patterns, central banks and financial institutions, interest rates, currency exchange rate fluctuation, inflation or deflation, speculative activities, government regulations relating to prices, taxes, land use, environmental protection and importing and exporting of minerals, and international political and economic trends, conditions and events. If any of these or other factors continue to adversely affect the price of potash, our ability to access the capital required to finance our development activities and our results of operations in the future may be materially and adversely affected.

In addition, the potash and fertilizer industry in general is intensely competitive and there is no assurance that, even if we commence commercial mining and processing of potash, a market will exist for the profitable sale of our products. Commercial viability of potash deposits may be affected by other factors that are beyond our control, including the particular attributes of the deposit such as its quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, and government legislation and regulations. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in us not receiving an adequate return on invested capital or having the Autazes Project be rendered uneconomic.

Our estimates of potash ore resources and reserves may be materially different from the quantities of potash we actually recover, and market price fluctuations and changes in operating and capital costs may render certain potash ore reserves uneconomical to mine.

Potash Mineral Resource and Mineral Reserve estimates will be based upon estimates made by our personnel and independent geologists and Qualified Persons. These estimates are inherently subject to uncertainty, since they are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revision based on further exploration or development work. The estimates of our potash resources and reserves may be materially affected by environmental, permitting, legal, title, taxation, socio-political, or other relevant issues. As a result of the foregoing, there may be material differences between the estimated and the actual potash resources and reserves, which may impact the viability of the Autazes Project and have a material impact on our business.

The grade of potash that may ultimately be mined and processed may differ from that indicated by drilling results, and such differences could be material. The quantity and resulting valuation of potash resources and reserves may also vary depending on, among other things, commodity prices (which may render potash resources and reserves uneconomic), cut-off grades applied, and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations, and work interruptions. Any material changes in quantity of potash resources and reserves, grade, or stripping ratio may also affect the economic viability of the Autazes Project. Additionally, there can be no assurance that potash recoveries on a small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production. To the extent that we are unable to mine and produce our potash as estimated and expected, our business, results of operations, financial condition, and prospects may be materially and adversely affected.

There is no certainty that any of the potash resources or reserves identified on the Autazes Property will be realized, that any anticipated level of recovery of potash will in fact be realized, or that the identified potash resources or reserves will ever qualify as a commercially mineable (or viable) deposit that can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of potash resources and reserves and related grades must be considered as estimates only, and investors are cautioned that we may ultimately never realize profitable commercial mining production with respect to the Autazes Project.

Mining operations involve inherent risks and uncertainties, some of which are not insurable.

Our business and future operations will be subject to a number of risks and hazards generally, including unexpected equipment failures, accidents resulting from underground mining activities, such as drilling, blasting and removing and processing minerals, unusual or unexpected geological conditions, ground or slope failures, cave-ins, natural phenomena such as inclement weather conditions, floods and earthquakes, adverse environmental conditions, industrial accidents, labor disputes, and changes in the regulatory environment. Such occurrences could result in damage on the Autazes Property or our mining and production facilities, personal injury or death, delays in our ability to undertake future development activities, monetary losses, increased costs, possible legal liability, and the imposition of additional significant environmental and/or health and safety oversight. Additionally, mining regulatory authorities could impose more stringent conditions and requirements in connection with the licensing of our development activities and operations for the Autazes Project.

Although we may maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, our insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which we may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our results of operations and financial performance.

The potash mining industry is highly competitive.

The potash mining industry is highly competitive in all of its phases, both domestically and internationally. We may be at a disadvantage in competing with other potash mining companies, many of which have greater financial resources, operational experience, and technical capabilities than us. We may also encounter competition from other potash mining companies in its efforts to hire experienced mining professionals. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment. Competition could adversely affect our ability to attract necessary funding. Any of the foregoing effects of competition could materially increase project development and construction costs and result in project delays, and even if we successfully develop the Autazes Project, the foregoing effects of competition could subsequently make it unprofitable for us to continue operating and materially and adversely affect us and our business and prospects.

Climate change and changes in climate change regulations could have a material adverse impact on our operations.

Climate change could have an adverse impact on our operations. The potential physical impacts of climate change on our operations are highly uncertain, and would be particular to the circumstances affecting the Autazes Project. These may include changing average temperatures, changes in rainfall and storm patterns and intensities, water shortages, and changing sea levels. These changes in climate could have a material adverse impact on the cost of development or production on the Autazes Project and adversely affect our operations and financial performance.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on our business. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to climate change and its potential impacts. Legislation and increased regulation regarding climate change could impose significant costs on us and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs to comply with such regulations. Any adopted climate change regulations could also negatively impact our ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance, and uncertainty around the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will affect our operating performance, ability to compete, and financial condition. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about the potential impacts of climate change as it relates us or other companies in the natural resources industry could harm our reputation.

Climate change and the direct and indirect costs of various existing and proposed GHG regulations may adversely affect our business, operations, and financial results.

Global climate issues continue to attract public and scientific attention. Increasing public, governmental, and investor attention is being paid to global climate issues and to GHG emissions, including emissions of carbon dioxide and methane from the production of potash. The majority of countries across the world, including Brazil and Canada, have agreed to reduce their carbon emissions in accordance with the Paris Climate Accords. We face transition risks and physical risks associated with climate change and climate change policies and regulations.

Foreign and domestic governments continue to evaluate and implement policies, legislation, and regulations focused on restricting GHG emissions and promoting adaptation to climate change and the transition to a low-carbon economy. It is not possible to predict what measures foreign and domestic governments may implement in this regard, nor is it possible to predict the requirements that such measures may impose or when such measures may be implemented. However, international multilateral agreements, the obligations adopted thereunder, and legal challenges concerning the adequacy of climate-related policies brought against foreign and domestic governments may accelerate the implementation of these measures. Given the evolving nature of climate change policies and the control of GHG emissions and resulting requirements, including carbon taxes and carbon pricing schemes implemented by various governmental authorities, it is expected that current and future climate change regulations will have the effect of increasing our operating expenses, and, in the long-term, potentially reducing the demand for potash and related products, resulting in a decrease in our profitability and a reduction in the value of our assets.

More recently, there has been a movement to more directly hold governments and mining and oil and natural gas companies responsible for climate change through climate litigation. Claims have been made against certain energy companies alleging that GHG emissions from mining and oil and natural gas operations constitute a public nuisance under certain laws, or that such energy companies provided misleading disclosure to the public and investors of current or future risks associated with climate change. As a result, individuals, governmental authorities, or other organizations may make claims against us and other mining companies, for alleged personal injury, property damage, or other potential liabilities. While we are not currently a party to any such litigation or proceedings, we could be named in actions making similar allegations in the future. An unfavorable ruling in any such case could adversely affect the demand for and price of our securities, impact our business and operations, and have an adverse impact on our financial condition.

Our facilities and other operations and activities generate GHG emissions, which may require us to comply with federal and/or provincial GHG emissions legislation in Brazil. Climate change policies are evolving at regional, national and international levels, and political and economic events may significantly affect the scope and timing of climate change measures that are ultimately put in place to prevent climate change or mitigate its effects. The direct or indirect costs of compliance with GHG related regulations may have a material adverse effect on our business, results of operations, financial condition, and prospects. Our facilities may ultimately be subject to future regional, provincial and/or federal climate change regulations to manage GHG emissions.

Although it is not possible at this time to predict how new laws or regulations in Brazil and/or Canada would impact our business, any such future laws, regulations, or legal requirements imposing reporting or permitting obligations on, or limiting GHG emissions from, our equipment, facilities and operations could require us to incur costs to reduce GHG emissions associated with our operations or to purchase emission credits or offsets, as well as cause delays or restrictions in our ability to permit GHG emissions from new or modified sources. The direct or indirect costs of compliance with these regulations may have a material adverse effect on our business, results of operations, financial condition, and prospects. Given the evolving nature of the discourse related to climate change and the control of GHG emissions and resulting regulatory policies and requirements, it is not possible to predict with certainty the impact on our business, operations, and financial condition.

Adverse weather conditions, natural disasters, crop diseases, pests and other natural conditions could materially and adversely affect agricultural businesses, which in turn could significantly reduce the demand for potash and negatively impact our business.

Agricultural businesses are vulnerable to adverse weather conditions, natural disasters, crop diseases, pest infestations and other natural conditions, including floods, drought and temperature extremes, the effects of which may be influenced and intensified by ongoing global climate change. Unfavorable growing conditions can reduce both crop size and crop quality, and in extreme cases, entire harvests may be lost in some geographic areas. Such adverse conditions can result in increased costs, harvesting delays and/or loss of crops for farmers, which in turn could significantly reduce the demand for potash and materially and adversely impact our business and results of operations.

Our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to continue with development, commissioning, and mining activities for the Autazes Project, will depend ultimately on our ability to achieve and maintain profitability, to develop positive cash flow from our operations by establishing ore bodies that contain commercially recoverable potash, and to develop these into profitable mining activities. We cannot assure you that any ore body that we extract potash from will result in achieving and maintaining profitability and developing positive cash flow.

We depend on our ability to replenish our potash reserves for our long-term viability.

Potash reserves data is not indicative of future results of operations, and potash reserves will be depleted as we mine. We intend to use several strategies to replenish and increase our potash reserves, including additional exploration activities, the acquisition of mining concessions, and investing in technology that could extend the life of the Autazes Project mine by allowing us to cost-effectively process run-of-mine potash ore that was previously considered uneconomic. However, we cannot assure you that we will be able to successfully implement a strategy to replenish or extend the life of our potash reserves. If we are unable to replenish our potash reserves, our business, results of operations and prospects would be materially adversely affected.

Land reclamations and mine closures may be burdensome and costly.

Land reclamation and mine closure requirements are generally imposed on mining companies, such as ours, which could require us, among other things, to minimize the effects of land disturbance. Such requirements may include controlling the discharge of potentially dangerous effluents from a site and restoring a site’s landscape to its pre-exploration form. The actual costs of land reclamations and mine closures are uncertain and planned expenditures may differ from the actual expenditures incurred. Therefore, the amount that we may be required to spend could be materially higher than any current or future estimates. Any additional amounts required to be spent on land reclamations and mine closures may cause us to alter our operations, and may have a material adverse effect on our results of operation and financial condition. Additionally, we may be required to maintain financial assurances, such as letters of credit, to secure reclamation obligations under certain laws and regulations. The failure to acquire, maintain or renew such financial assurances could subject us to fines and penalties or suspension of our operations. Letters of credit or other forms of financial assurance may represent only a portion of the total amount of money that will be spent on reclamation over the life of a mine’s operations.

Risks of water inflows and costs associated with pumping water inflows during the mining process could adversely affect our operational results.

Our potash ore body is located approximately 820 feet to 1,300 feet below an aquifer, and although our proposed mining operations are designed to use a conventional underground room and pillar mining system that will utilize an approximately 260-foot thick salt back and consolidated materials to protect the potash ore body, a crack could occur in the ground between the potash ore body and the aquifer, which could lead to water ingress. As potash is a salt that will dissolve when exposed to water, it is critical to keep the potash ore body from being exposed to water inflows. Any exposure to water can result in significant damage to the Autazes Project, the mine shafts and our equipment, additional pumping costs, and operational disruptions, which would adversely affect our mining operations, operating results, and financial condition.

Although we believe that the mine and processing plant of the Autazes Project will be located at an elevation high enough to withstand significant floods, and we have commissioned studies on flood projections that we have used to determine the best areas for the installation of our proposed processing plant, dry tailings stockpile areas, and port, there can be no assurance that the preventative measures to be implemented at the mine and processing plant will be sufficient to address risks associated with water inflows. Flooding in the future resulting from a failure in connection with pumping water inflows or water related infrastructure could pose an unpredicted “force majeure” type event, which could result in financial liability for us, and have a material adverse effect on our business, results of operations, and financial condition.

Furthermore, to protect the mined potash from being exposed to water, we will transport our final product from our processing plant to our port using covered trucks. Our port, including the vessel loading areas, will be covered, and the barges used for river transportation will be also covered. However, there is no assurance that all or any portion of our final product will not be exposed to water during transportation, which would result in increased costs and lost revenues, and have an adverse impact on our results of operations.

Inadequate infrastructure may prevent the development, construction and operation of the Autazes Project.

The development, construction and operation of the Autazes Project depend on adequate infrastructure. In particular, reliable power sources, water supply, ventilation systems, surface facilities, and transportation are all necessary for the planned development, construction and operation of the contemplated mine at the Autazes Project. For example, we expect that the power for the Autazes Project will be provided by a planned 500 kV power transmission line which will be an interconnection between an existing power station at Silves and a new power station at Autazes. The power station at Silves is connected to Brazil’s national power grid and located in the Silves region, which is approximately 75 miles from the proposed location for our processing plant. Our new station at Autazes will be connected to the station at Silves using an overhead transmission line crossing the Amazonas River. Prior to the completion of the power transmission line, the construction of the Autazes Project will be powered through the use of diesel generators, which will subsequently serve as emergency back-up power sources once the power transmission line is in place. Failure to meet these infrastructure requirements, in particular, power shortages caused by a failure or delay in obtaining the construction permit for the power transmission line that is separate from the Construction Licenses or in the construction of power transmission line or by the use of lower-output diesel generators, or a substantial increase in the cost of meeting such requirements, could affect our ability to develop, construct, and operate the Autazes Project, and could have a material adverse effect on our business, results of operations, cash flows, financial condition, or prospects.

Unusual weather, such as excessive rains and flooding occurring in Brazil, other natural phenomena, sabotage, or governmental or other external interference in the maintenance or provision of such infrastructure could impact the development of a project, reduce mining volumes, increase mining or exploration costs, or delay the transportation of raw materials to the Autazes Project or products from the Autazes Project to customers. Furthermore, any failure or unavailability of our operational infrastructure (for example, through equipment failure or disruption of our transportation arrangements) could adversely affect our development of the Autazes Project or reduce or limit the potential production output from our contemplated mine.

We will primarily depend on river barges to deliver fuel, wood, steel and other supplies to our operations. We will deliver our potash product to our customers by a combination of river barges and trucks. These transport services in some cases may not be adequate to support our planned operations. Disruptions of these transportation services because of weather related problems, poor road conditions or infrastructure, key equipment failures, strikes, lock-outs or labor shortages (particularly with respect to river barge operators or trucker drivers), or other events could temporarily impair our ability to supply our potash products to our customers, which could materially and adversely affect our results of operations and financial condition.

Risks Related to Our Company

We have no history of mining operations on which to judge our business prospects and management, and may never achieve active potash production.

The Autazes Project is at the pre-revenue development stage, and we do not currently have an operating mine. We also have no operating history upon which to base estimates of future operating costs, capital spending requirements, site remediation costs, or asset retirement obligations. Operating results for future periods are subject to numerous uncertainties, and we cannot assure you that we will ever be able to develop and produce potash from a commercially viable mine on the Autazes Property, or achieve or sustain profitability. Our prospects must be considered in light of the risks encountered by mining companies in the early stage of project development. Future operating results will depend upon many factors, including our ability to obtain financing, such as this offering, our ability to successfully develop and commence our mining operations, our success in attracting and retaining motivated and qualified personnel, our ability to control costs, and general economic conditions. We cannot assure you that we will successfully address any of these risks.

We have a history of negative operating cash flows and net losses, and we have never achieved and may never achieve or sustain profitability.

We have a history of negative operating cash flows and net losses. We expect to continue to incur negative operating cash flows and net losses until such time as the Autazes Project generates sufficient revenues to fund our continuing operations. We had negative cash flows from operating activities of approximately $(0.8) million, $(8.2) million, $(8.2) million and $(9.6) million during the nine months ended September 30, 2024, and the years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively. We also had net losses of approximately $25.0 million, $13.2 million, $32.6 million and $4.0 million for the nine months ended September 30, 2024, and the years ended December 31, 2023, December 31, 2022 and December 31, 2021, respectively. Given our history of negative operating cash flows and net losses, and potential future negative operating cash flows and net losses, we expect to use the net proceeds from this offering to fund our continuing operations. See “Use of Proceeds”.

Additionally, we have never achieved and may never achieve or sustain profitability. To become and remain profitable, we must succeed in generating significant revenues from the Autazes Project, which will require us to be successful in a range of challenging activities and is subject to numerous risks, including the risk factors set forth in this “Risk Factors” section. Furthermore, we may encounter unforeseen difficulties, complications, delays and other unknown factors which may adversely affect our revenues, expenses and profitability. Our failure to achieve or sustain profitability would depress our market value, could impair our ability to execute our business plan, raise capital or continue our operations, and could cause our shareholders to lose all or part of their investment.

Our financial situation creates substantial doubt whether we will continue as a going concern.

Since inception, we have not generated revenues and have incurred losses, and, as of September 30, 2024, we had an accumulated deficit of approximately $137.1 million. Additionally, we expect to incur a net loss in the foreseeable future, primarily as a result of the estimated operating expenses related to the planned development of the Autazes Project. There can be no assurances that we will be able to develop the Autazes Project or achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain funding from this offering or additional financing through private placements, public offerings and/or bank financings necessary to support our working capital requirements. Furthermore, no assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions represent material uncertainties that could result in our inability to continue as a going concern. If adequate working capital is not available, we may be forced to discontinue operations, which would cause investors in our Common Shares to lose their entire investment.

We will need but may be unable to obtain additional funding on satisfactory terms, which could dilute our shareholders or impose burdensome financial restrictions on our business.

We have relied upon our borrowings under loan agreements, the proceeds from private placements of our Common Shares, including to our majority shareholders, and the proceeds from an offering under Tier 2 of Regulation A promulgated under the Securities Act (which we refer to as our “Regulation A Offering”), to finance our exploration and development activities to date. However, there can be no assurance that such financing sources will continue to be available to finance our operations or that we will be able to generate any significant cash from our operating activities in the future. Future financings may not be available on a timely basis, in sufficient amounts, or on terms acceptable to us, if at all.

Additionally, there are significant uncertainties in the capital markets impacting the availability of financing for the purposes of mineral exploration and development, including uncertainties relating to the global economy, increasing geopolitical risk, increasing volatility in the prices of potash and other minerals, as well as increasing volatility in the foreign currency exchange markets. Our intended operations are also exposed to various levels of regulatory, economic, political and other risks and uncertainties that may impact our ability to raise new capital.

Furthermore, any debt financings or other financings through the sale and issuance of securities senior to our Common Shares will likely include financial and other covenants that will restrict our flexibility. Any failure to comply with these covenants would have a material adverse effect on our business, financial condition, and prospects because we could lose our existing sources of financing and/or impair our ability to secure new sources of funding. If we do not obtain additional financing, our mining operations may never commence, in which case you may lose the entirety of your investment in us.

Our business and financial condition are subject to liquidity risk.

Liquidity risk arises when our financial obligations exceed our available cash and credit at any point in time. As we do not currently generate any revenue and do not expect to have revenue in the foreseeable future, we will be reliant upon debt and equity financings to mitigate our liquidity risk. As of September 30, 2024, our cash position and working capital were approximately $1.3 million and $(3.4) million, respectively, and we had current liabilities of approximately $5.1 million. We plan to use a portion of the anticipated net proceeds from this offering to settle our current liabilities.

The total cost and timing of our planned development and construction activities are not currently determinable, and it is not currently known precisely when we will require additional financing after this offering. There is no guarantee that additional financing will be available on commercially reasonable terms, or at all, and our inability to finance future development and operational activities would have a material and adverse effect on us and our business and prospects.

We may face potential opposition to the Autazes Project, which could increase our operating costs or result in substantial delays or a shutdown of the Autazes Project.

Opposition by any indigenous communities or governmental or non-governmental organizations to our proposed operations may require modifications to the development and/or operational plans of the Autazes Project, or may require us to spend significant amounts of time and resources in litigation or enter into agreements with such indigenous communities or governmental or non-governmental organizations with respect to the Autazes Project in order to secure necessary permits and licenses, including the Operational License and the Mining Concession, and maintain current permits and licenses, including the Construction Licenses, which, in some cases, may increase costs and cause delays to the advancement of the Autazes Project.

For example, we received our Preliminary Environmental License for the Autazes Project from the Brazilian Amazonas Environmental Protection Institute in August 2015. Brazilian law provides that any indigenous people located within six miles of a future mine site have the right to be consulted. Accordingly, in connection with our application to obtain our Preliminary Environmental License, we and Golder participated in public hearings and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by FUNAI, which is Brazil’s governmental protection agency that establishes and carries out policies relating to indigenous peoples in Brazil. However, after receiving our Preliminary Environmental License, the Ministerio Publico Federal (which we refer to as the “Brazilian MPF”), which is Brazil’s federal prosecution office, initiated a civil lawsuit in December 2016 (which we refer to as the “December 2016 Civil Lawsuit”) that questioned the validity of our Preliminary Environmental License based on a motion from a non-governmental organization that our consultations with indigenous communities were not conducted in compliance with International Labour Organization Convention 169. As a result of the December 2016 Civil Lawsuit, in March 2017, we agreed with the Lower Court overseeing the December 2016 Civil Lawsuit (which we refer to as the “Lower Court”), the Brazilian MPF, the Brazilian Amazonas Environmental Protection Institute, the Brazilian National Mining Agency, FUNAI, and representatives of the Mura indigenous people to suspend our Preliminary Environmental License, and to conduct additional consultations with the local Mura indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169. In April 2023, the Brazilian federal appellate court (which we refer to as the “Appellate Court”) overseeing the Lower Court directed the rescission of the suspension of our Preliminary Environmental License (which we refer to as the “April 2023 Appellate Court Decision”) based on its opinion that, by agreeing to the suspension of our Preliminary Environmental License, the Lower Court unduly interfered with the Brazilian Amazonas Environmental Protection Institute’s authority to grant and administer our Preliminary Environmental License, and accordingly, the suspension of our Preliminary Environmental License was rescinded, and our Preliminary Environmental License was reinstated. On August 25, 2023, we submitted to the Brazilian Amazonas Environmental Protection Institute our application for the Construction Licenses, prior to the expiration of our Preliminary Environmental License on August 31, 2023 in accordance with its terms. After the submission of our application, the Lower Court issued another decision (which we refer to as the “Second Lower Court Decision”), which temporarily suspended our environmental licensing process, including our application for the Construction Licenses, based on the Lower Court’s interpretation of the technical procedure that was followed in connection with the issuance of our Preliminary Environmental License. We, along with representatives from the Mura indigenous peoples and the Brazilian Amazonas Environmental Protection Institute, filed respective appeals against the Second Lower Court Decision, and the Attorney General of the State of Amazonas also filed an action before the

Appellate Court to annul the Second Lower Court Decision, which was similar to the action that resulted in the April 2023 Appellate Court Decision, and which claimed, among other things, that the Second Lower Court Decision violated the April 2023 Appellate Court Decision. In October 2023, the Appellate Court accepted the action from the Attorney General of the State of Amazonas and granted an injunction to suspend the Second Lower Court Decision, therefore reinstating our environmental licensing process and allowing it to proceed, as well as clarifying that the Brazilian Amazonas Environmental Protection Institute has jurisdiction over issuing our environmental licenses. In November 2023, the Lower Court issued a new decision (which we refer to as the “Third Lower Court Decision”), which temporarily suspended for the third time our environmental licensing process and the results of our additional consultations with the local Mura indigenous communities. We then filed an Interlocutory Appeal and a Complaint Lawsuit against the Third Lower Court Decision, which sought to demonstrate that the Lower Court was repeatedly suspending our environmental licensing process despite the repeated decisions from the Appellate Court. In February 2024, the Appellate Court accepted our Complaint Lawsuit and granted another injunction to suspend the Third Lower Court Decision and reinstate our environmental licensing process. However, in May 2024, the Brazilian MPF initiated another lawsuit (which we refer to as the “May 2024 Civil Lawsuit”) contesting the environmental licensing of the Autazes Project, based on similar claims as those alleged in the December 2016 Civil Lawsuit. The May 2024 Civil Lawsuit seeks a preliminary injunction to suspend the environmental licensing process of the Autazes Project and all issued licenses, including the Construction Licenses. In September 2024, the Lower Court issued a request to the Brazilian Amazonas Environmental Protection Institute to provide additional documents and information relating to the environmental licensing of the Autazes Project. See “Business—Legal Proceedings—May 2024 Civil Lawsuit”. Although we were ultimately successful in defending against the previous investigation and adverse decisions prior to the May 2024 Civil Lawsuit, any future unfavorable decisions by the Lower Court and subsequently by the Appellate Court would result in a temporary suspension of the construction of the Autazes Project while we challenge any such future decisions at Brazil’s Supreme Federal Court. Additionally, any other subsequent adverse action in the future by the Lower Court or the Appellate Court, particularly in connection with the May 2024 Civil Lawsuit, or any other governmental organizations having authority over our Company, our licensing and permitting process, and/or the Autazes Project, could cause us to spend significant amounts of time and resources to resolve such adverse actions, increase our costs, cause us to cease our development and construction activities, and cause delays to the advancement of the Autazes Project.

Our operations are subject to certain influence of third-party stakeholders.

Some of the equipment that we intend to utilize in carrying out our development activities and mining operations will be leased from, and therefore subject to interests or claims by, third-party companies. In the event that such third parties assert any claims against our leased equipment, our development activities and mining operations may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for us.

Our development depends on our management members and other key personnel and skilled labor, and our ability to attract, hire, train and retain them.

Our development depends on the efforts of our management members, such as our Executive Chairman, Stan Bharti, our Chief Executive Officer, Matthew Simpson, and the President and sole officer of Potássio do Brasil Ltda., Adriano Espeschit, other key personnel, such as the Head of Environment and Licensing at Potássio do Brasil Ltda., Lúcio Rabelo, and the Project Director (Engineering/Construction) at Potássio do Brasil Ltda., Raphael Bloise, and skilled labor. Although we consider Mr. Rabelo and Mr. Bloise to be important members of our team, we do not consider them to be executive officers pursuant to applicable U.S. securities laws since neither individual is a vice-president or above or performs any policy-making function for our Company or Potássio do Brasil Ltda. The mining industry is labor-intensive, and our success depends to a significant extent on our ability to attract, hire, train and retain qualified employees. Our development and construction activities for the Autazes Project, and the subsequent mining, processing, production and delivery of potash, will depend to a large degree on the availability of skilled labor in the regions where the Autazes Project is located, including the nearby city of Autazes. Additionally, it may become necessary to attract both international and local personnel to work on the project. We could experience significant delays in the development and construction of the Autazes Project, and, after commencement of our mining operations, increases in our recruiting and training costs, and decreases in our operating efficiency, productivity and profit margins, if we are unable to attract, hire and retain a sufficient number of skilled employees to support our operations.

The loss of any of these personnel, particularly to competitors, could have a material adverse effect on our business. The marketplace for skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside our control, including competition for human capital and the high level of technical expertise and experience required to develop and execute the Autazes Project, will affect our ability to employ the specific personnel required. Due to our relatively small size, the failure to retain or attract a sufficient number of skilled personnel could have a material adverse effect on our business, results of future operations and financial condition.

Moreover, we do not intend to take out ‘key person’ insurance with respect to any of our directors, executives or other employees, and even if such policies were to be obtained, such insurance policies may not adequately compensate us for the loss of the services of one or more of our key management members or other key personnel. Such loss, or our inability to locate suitable or qualified replacements, could be detrimental to our development efforts and could materially and adversely affect our business, results of operations, and financial condition.

We may be adversely affected by labor disputes.

We may experience labor disputes in the future, including work slowdowns, work stoppages, strikes, and disputes related to unions or collective bargaining agreements that our workforce could be a part of in the future, which could disrupt our business operations. We do not currently intend, and are currently not required by Brazilian law, to enter into any collective bargaining agreements with our employees. However, it is possible that our employees may voluntarily join or form a union, or that Brazilian law will require us to use only a unionized workforce for our mining operations, in the future. Although we consider our current relations with our employees to be good, we may not be able to maintain a satisfactory working relationship with our employees in the future, and there can be no assurance that we will not experience work slowdowns, work stoppages, strikes or other labor disputes in the future, particularly in the context of negotiating or re-negotiating any collective bargaining agreements that we may enter into with our unionized employees, if any, which could have a material adverse effect on our business, results of operations, and financial condition.

Conflicts of interest may exist between us and certain of our directors and executives.

We may be subject to various potential conflicts of interest because of the fact that some of our directors and executives may be engaged in a range of business activities. All of our directors are also directors and/or officers of other companies, and certain of our directors and executives also serve as directors and/or officers of other companies involved in natural resource exploration and development, and consequently, there exists the possibility for such directors and executives to have conflicts of interest with us. Any decisions involving our Company or our business that are made by any such directors and executives must be made in accordance with their duties and obligations to our Company to deal fairly and in good faith with a view to our best interests and the best interests of our shareholders.

Additionally, our directors and executives may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to us. These business interests could require significant time and attention of our directors and executives. In some cases, our directors and executives may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to our business and affairs, which could adversely affect our operations.

Our executives, directors, major shareholders, and their respective affiliates will continue to exercise significant control over us after this offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Immediately following the completion of this offering, and disregarding any Common Shares that they purchase in this offering, if any, the current holdings of our executives, directors, and major shareholders will represent beneficial ownership, in the aggregate, of approximately 56.2% of our outstanding Common Shares, assuming we issue the number of Common Shares set forth on the cover page of this prospectus. See also “Principal Shareholders.” As a result, these shareholders will be able to influence our management and affairs and control the outcome of matters submitted to our shareholders for approval, including matters such as the election of directors and any sale, merger, consolidation, or sale of all or substantially all of our assets. These shareholders acquired their Common Shares for substantially less than the per share price of our Common Shares being acquired in this offering, and these shareholders may have interests, with respect to their Common Shares, that are different from those of the investors in this offering. In addition, this concentration of voting power among one or more of these shareholders may adversely affect the market price of our Common Shares by:

•	delaying, deferring or preventing a change of control in us;

•	impeding a merger, consolidation, takeover or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Failure to develop our internal controls over financial reporting as we grow could have an adverse impact on us.

As a public company, we will be required to establish and maintain appropriate internal controls over financial reporting. As we mature, we will need to continue to develop and improve our current internal control systems over financial reporting and related procedures. Failure to establish appropriate internal controls, or any failure of those internal controls once established, could adversely impact our public disclosures regarding our business, results of operations, or financial condition. Additionally, our management’s review and assessment of our internal controls over financial reporting may identify weaknesses and conditions in our internal controls or other matters that may raise concerns for investors that we will need to address. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting may have an adverse impact on the price of our Common Shares.

We will continue to incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will continue to incur significant accounting, legal and other expenses that we did not incur as a private company. For example, we will be subject to the reporting requirements of the Exchange Act and Canadian securities laws and regulations, and will be required to comply with the applicable requirements, rules and regulations of the SEC, the Canadian Securities Administrators (which we refer to as “CSA”), and the NYSE, including the establishment and maintenance of effective disclosure and financial controls, the implementation of changes in our corporate governance practices, and required filings of annual and current reports with respect to our business and results of operations. We expect that compliance with these requirements will increase our financial and legal compliance costs and will make some activities more time-consuming and costly. Additionally, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management efforts toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company. We will also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

We are subject to business and reputational risks related to sustainability and corporate social responsibility.

Our business faces increasing scrutiny related to environmental, social and governance (which we refer to as “ESG”) issues, including sustainable development, renewable resources, environmental stewardship, climate change, diversity and inclusion, workplace conduct, human rights, philanthropy, and support for local communities. Implementation of our ESG initiatives will require financial expenditures and personnel resources. If we fail to meet applicable standards or expectations with respect to these ESG issues, our reputation and corporate image could be damaged, and our business, results of operations, and financial condition could be adversely impacted. These failures could also result from the conduct of third parties, such as our customers or other partners.

Additionally, certain influential institutional investors are also increasing their focus on ESG practices and are placing importance on the implications and social cost of their investments. If our ESG initiatives and practices do not meet the standards set by these investors, they may choose not to invest in our Company, or if our peer companies outperform us with respect to their ESG practices, potential or current investors may instead elect to invest with our competitors. If we do not meet investor or shareholder expectations and standards with respect to our ESG initiatives and practices or are perceived to have not responded appropriately to address ESG issues within our Company, our business and reputation could be negatively impacted, and the market price for our Common Shares could be materially and adversely affected.

As a “foreign private issuer”, we will have different disclosure and reporting requirements than U.S. domestic issuers, which could limit the information publicly available to our shareholders.

We are a “foreign private issuer”, as such term is defined in Rule 405 under the Securities Act, and are not subject to the same SEC disclosure and reporting requirements that are imposed upon U.S. domestic issuers. As a foreign private issuer, we will be subject to different reporting and disclosure requirements that, in certain respects, are less detailed and less frequent than those applicable to U.S. domestic issuers. For example, as a foreign private issuer, we will not be subject to:

•

the same disclosure and reporting requirements as a U.S. domestic issuer under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events;

•	the proxy rules applicable to U.S. domestic issuers under Section 14 of the Exchange Act;

•

the insider reporting and short-swing profit rules applicable to U.S. domestic issuers under Section 16 of the Exchange Act, which means that our shareholders may not know on as timely a basis when our directors, executives, and principal shareholders purchase or sell our Common Shares; or

•	Regulation FD, which regulates selective disclosures of material information by issuers.

Additionally, foreign private issuers are required to file their annual report on Form 20-F within four months after the end of each fiscal year, while U.S. domestic issuers that are non-accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. As a foreign private issuer, even though we are required to furnish reports on Form 6-K to disclose material information that we are required to make public pursuant to Canadian law or are required to distribute to our shareholders generally, our shareholders may not receive information of the same type or scope, or as frequently, as is required to be disclosed by U.S. domestic issuers. Furthermore, as a foreign private issuer, we are also exempt from the requirements of Regulation FD which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors.

As a result of such varied reporting obligations, our shareholders should not expect to receive the same information at the same time as information provided by U.S. domestic issuers.

As a foreign private issuer, we are permitted to, and we intend to, rely on exemptions from certain NYSE corporate governance standards, which may afford less protection to our shareholders.

As a foreign private issuer, we may take advantage of certain accommodations under the NYSE listing rules that allow foreign private issuers, such as our Company, to follow “home country” corporate governance practices rather than certain corporate governance standards of the NYSE that are otherwise applicable to U.S. domestic companies listed on the NYSE. We currently intend to follow the NYSE corporate governance requirements, except for the general requirement set forth in Section 310.00 of the NYSE listing rules that a listed company’s bylaws provide for a quorum for any meeting of the holders of the company’s voting shares that is sufficiently high to ensure a representative vote. Our bylaws provide that the holders of not less than 10% of the shares entitled to vote at a meeting of shareholders, present in person or represented by proxy, shall constitute a quorum. See also “Management—Corporate Governance Practices.”

Except as noted above, we currently intend to comply with all of the other corporate governance standards of the NYSE generally applicable to U.S. domestic companies, however, we may in the future decide to take advantage of other foreign private issuer exemptions with respect to some of the other corporate governance standards of the NYSE. Following our home country governance practices, as opposed to the corporate governance requirements that would otherwise apply to U.S. domestic companies listed on the NYSE, may provide our shareholders with less protection than is accorded to shareholders of companies that are subject to all of the corporate governance standards of the NYSE.

We may lose our “foreign private issuer” status in the future, which could result in additional costs and expenses to us.

We may in the future lose foreign private issuer status if a majority of our Common Shares are held in the United States and we fail to meet the additional requirements necessary to avoid loss of foreign private issuer status, namely if: (i) a majority of our directors or executives are U.S. citizens or residents; (ii) a majority of our assets are located in the United States; or (iii) our business is administered principally in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer will be significantly more than the costs incurred as a Canadian foreign private issuer. If we lose our status as a foreign private issuer, we would be required to file periodic and current reports and registration statements on forms applicable to U.S. domestic issuers with the SEC, which are generally more detailed and extensive than the forms available to a foreign private issuer. Additionally, we may lose the ability to rely upon the exemptions from the NYSE corporate governance requirements that are available to foreign private issuers as described above. Therefore, a loss of our foreign private issuer status could result in additional regulatory and compliance costs and expenses, which would adversely affect our results of operations and financial condition.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements that apply to other public companies, including those relating to auditing standards and disclosure about our executive compensation.

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise generally applicable to reporting companies that make filings with the SEC. For so long as we remain an emerging growth company, we will not be required to, among other things:

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present more than two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part;

•	have an auditor report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report to provide additional information about the audit and our financial statements (i.e., an auditor discussion and analysis);

•	disclose certain executive compensation related items; and

•	seek shareholder non-binding advisory votes on certain executive compensation matters and golden parachute arrangements, to the extent applicable to us as a foreign private issuer.

We currently intend to take advantage of the exemptions described above, other than the exemption that permits us to present only two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure in our registration statement of which this prospectus forms a part. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Common Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. See also “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not an emerging growth company. If some investors find our Common Shares to be less attractive as a result, there may be a less active trading market for our Common Shares or the trading price of our Common Shares may become more volatile.

We may be subject to tax risks in connection with carrying on our business in multiple jurisdictions.

We will operate and, accordingly, will be subject to income taxes and other forms of taxation in multiple jurisdictions. We may be subject to income taxes and non-income taxes in a variety of jurisdictions, and our tax structure may be subject to review by both Canadian and Brazilian tax authorities. Those tax authorities may disagree with our interpretation and/or application of relevant tax rules. A challenge by a tax authority in these circumstances could require us to incur costs in connection with litigation against the relevant tax authority or reaching a settlement with such tax authority and, if such tax authority’s challenge is successful, could result in additional taxes (perhaps together with interest and penalties) being imposed on us, and as such an increase in the amount of taxes payable by us. Additionally, we may be subject to different taxes imposed by the Brazilian government, and changes within such tax, legal and regulatory framework may have an adverse effect on our financial results.

Taxation laws and rates which determine taxation expenses may vary significantly in different jurisdictions, and legislation governing taxation laws and rates are also subject to change. Therefore, our earnings may be affected by changes in the proportion of earnings taxed in different jurisdictions, changes in taxation rates, changes in estimates of liabilities, and changes in the amount of other forms of taxation. The determination of our provision for income taxes and other tax liabilities will require significant judgment (including based on external advice) as to the interpretation and application of these rules. We may have exposure to greater than anticipated tax liabilities or expenses.

Furthermore, dividends and other intra-group payments made by us or Potássio do Brasil Ltda. may expose the recipients of such payments to taxes in the respective jurisdiction of organization and operation, and such dividends and other intra-group payments may also be subject to withholding taxes imposed by the jurisdiction in which the entity making the payment is organized or tax resident. Unless such withholding taxes are fully creditable or refundable, dividends and other intra-group payments may increase the amount of taxes paid by us.

Our information technology systems may be vulnerable to disruption, which could place our systems at risk from data loss, operational failure, or compromise of confidential information.

We rely on various information technology systems. These systems remain vulnerable to intrusion, disruption, damage or failure from a variety of sources, including, but not limited to, errors by employees or contractors, computer viruses, cyberattacks, including phishing, ransomware, and similar malware, misappropriation of data by outside parties, and various other threats. Techniques used to obtain unauthorized access to or sabotage our systems are under continuous and rapid evolution, and we may be unable to detect efforts to disrupt our data and systems in advance. Breaches and unauthorized access carry the potential to cause losses of assets or production, operational delays, equipment failure that could cause other risks to be realized, inaccurate recordkeeping, or disclosure of confidential information, any of which could result in financial losses and regulatory or legal exposure, and could have a material adverse effect on our business, results of operations, and financial condition. Although to date, we do not believe that we have experienced any cyberattacks or other information security breaches, there can be no assurance that we will not incur such attacks or breaches in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As such threats continue to evolve, we may be required to expend additional resources to modify or enhance our protective measures and to investigate and remediate any security vulnerabilities.

Because we are a corporation incorporated in Ontario, Canada, and all of our directors and executives, as well as the experts named in this prospectus, reside outside of the United States, it may be difficult for investors in the United States to enforce civil liabilities against our Company, our directors, our executives, or such experts. Similarly, it may be difficult for Canadian investors to enforce civil liabilities against our directors, our executives, or such experts residing outside of Canada.

We are a corporation existing under the laws of the Province of Ontario, Canada, and our corporate office is located in Toronto, Ontario, Canada. In addition, our technical operations are based in Autazes, Amazonas, Brazil and Belo Horizonte, Minas Gerais, Brazil. All of our directors and executives, as well as the experts named in this prospectus, reside outside of the United States, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our Company, our directors, our executives, or such experts, or to enforce judgments obtained against us or such persons, in in any actions in U.S. courts, including actions predicated upon the civil liability provisions of U.S. federal securities laws or any other laws of the United States. Additionally, rights predicated solely upon the civil liability provisions of U.S. federal securities laws or any other laws of the United States may not be enforceable in original actions, or actions to enforce judgments obtained in U.S. courts that are brought in Canadian courts.

Similarly, some of our directors and executives, as well as the experts named in this prospectus, are residents of countries other than Canada, and the assets of such persons may be located outside of Canada. As a result, it may be difficult for Canadian investors to initiate a lawsuit within Canada against these non-Canadian residents, and it may be difficult to realize upon or enforce in Canada any judgment of a Canadian court against these non-Canadian residents since a substantial portion of the assets of such persons may be located outside of Canada. In addition, it may not be possible for Canadian investors to collect from these non-Canadian residents on judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation of certain of the provinces and territories of Canada. Furthermore, it may also be difficult for Canadian investors to succeed in a lawsuit in the United States, based solely on violations of Canadian securities laws.

We are governed by the corporate laws of Ontario, Canada, which in some cases have a different effect on shareholders than the corporate laws of the United States.

We are incorporated under the Business Corporations Act (Ontario) (which we refer to as the “OBCA”) and other relevant laws, which may affect the rights of shareholders differently than those of a company governed by the laws of a U.S. state, and may, together with our charter documents, have the effect of delaying, deferring or discouraging another party from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or may affect the price an acquiring party would be willing to offer in such an instance. The material differences between the OBCA and the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) that may have the greatest such effects include, but are not limited to, the following: (i) for certain corporate transactions (such as mergers and amalgamations or amendments to our articles of incorporation), the OBCA generally requires the voting threshold to be a special resolution approved by shareholders holding not less than 66 2/3% of the voting shares, or as set out in the articles of incorporation of a company, as applicable, whereas the DGCL generally only requires a majority vote; and (ii) under the OBCA, a registered shareholder of 5% or more of our Common Shares can requisition a special meeting of our shareholders, whereas such right does not exist under the DGCL. We cannot predict whether investors will find our Company and our Common Shares less attractive because we are governed by the OBCA and other applicable Canadian laws. For additional information, see also “Description of Our Share Capital—Differences in Corporate Law”.

Our bylaws provide that the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom will be the exclusive forum for certain types of claims, actions or proceedings against us or our directors, executives and employees, which could limit the ability of our shareholders and investors to obtain a favorable judicial forum for such disputes.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom (or, failing such court, any other “court” (as defined in the OBCA) having jurisdiction and the appellate courts therefrom) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to our Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or our articles of incorporation or bylaws; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the OBCA) of our Company. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our Common Shares will be deemed to have consented to these forum selection provisions in our bylaws; however, investors and shareholders cannot waive our compliance with U.S. federal securities laws and the rules and regulations thereunder. These forum selection provisions in our bylaws may limit a shareholder’s ability to bring a claim in a different judicial forum, including one that such shareholder may find favorable or convenient for a specified class of disputes with us, our directors, executives or employees, or other stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and/or result in outcomes that are less favorable to such shareholder than outcomes that may have been attainable in other judicial forums or jurisdictions.

There is uncertainty as to whether a court will enforce the forum selection provisions in our bylaws with respect to all claims within the scope of the subject matter of the preceding paragraph. We interpret the forum selection clauses in our bylaws to be limited to the specified actions and proceedings and to not apply to any claims or actions arising under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the forum selection provisions in our bylaws to the contrary, Section 22 of the Securities Act provides for concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act provides that the U.S. federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the forum selection provisions in our bylaws to be inapplicable or unenforceable in any claim, action or proceeding, we may incur additional costs associated with resolving such dispute in other judicial forums or jurisdictions, which could have a material adverse effect on our business and financial condition.

Certain Canadian legislation contains provisions that may have the effect of delaying or preventing a change in control.

The Investment Canada Act (which we refer to as the “ICA”) requires any non-Canadian person (as defined in the ICA) who acquires “control” (as defined in the ICA) of an existing Canadian business, where certain prescribed financial thresholds are exceeded, to file a pre-closing application for review with Innovation, Science and Economic Development Canada. Where the acquisition of control of a Canadian business by a non-Canadian person does not meet the prescribed financial thresholds for review, such non-Canadian person is required to file a notification with Innovation, Science and Economic Development Canada no later than 30 days after the completion of the transaction. The ICA generally prohibits the implementation of a reviewable transaction unless, after review, the relevant minister is satisfied that the acquisition is likely to be of a net benefit to Canada. Under the national security regime in the ICA, the Canadian federal government may undertake a discretionary review of a broader range of investments by a non-Canadian to determine whether such investments by a non-Canadian could be “injurious to national security”. Review on national security grounds is at the discretion of the Canadian federal government and may occur on a pre-or post-closing basis. Furthermore, limitations on the ability to acquire and hold our Common Shares may be imposed by the Competition Act (Canada) (which we refer to as the “Competition Act”), which permits the Commissioner of Competition (which we refer to as the “Commissioner”) to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in our Company. In addition, the Competition Act grants the Commissioner jurisdiction, for up to one year, to challenge this type of acquisition before the Canadian Competition Tribunal on the basis that it would, or would be likely to, substantially prevent or lessen competition. The Competition Act also requires any person who intends to acquire our Common Shares to file a notification with the Canadian Competition Bureau if (i) such person (and such person’s affiliates) would hold, in the aggregate, more than 20% of all of our outstanding voting shares, (ii) certain financial thresholds are exceeded, and (iii) no exemption applies. Where a person (and such person’s affiliates) already holds, in the aggregate, more than 20% of all of our outstanding voting shares, a notification must be filed if (a) the acquisition of additional shares would bring such person’s (and its affiliates) holdings to over 50%, (b) certain financial thresholds are exceeded, and (c) no exemption applies. Where a notification is required, the Competition Act prohibits completion of the acquisition until the expiration of the applicable statutory waiting period, unless compliance with the waiting period has been waived or the Commissioner has issued an advance ruling certificate under Section 102 of the Competition Act. The Commissioner’s review of a notifiable transaction for substantive competition law considerations may take longer than the statutory waiting period.

We are a holding company and we conduct substantially all of our business through our subsidiary, Potássio do Brasil Ltda.

Our investors are subject to the risks attributable to Potássio do Brasil Ltda., our operating subsidiary. As a holding company, we conduct substantially all of our business through Potássio do Brasil Ltda. Our future operating revenues are dependent on the Autazes Project and the distribution of those earnings to us. There is no independent obligation for Potássio do Brasil Ltda. to pay dividends to our Company. The ability of Potássio do Brasil Ltda. to pay dividends and other distributions will depend on its operating results and will be subject to applicable laws and regulations, which require that solvency and capital standards be maintained by Potássio do Brasil Ltda., and, if applicable, any contractual restrictions contained in any instruments governing our indebtedness. In the event of a bankruptcy, liquidation, or reorganization of Potássio do Brasil Ltda., holders of indebtedness and trade creditors may be entitled to payment of their claims from the assets of Potássio do Brasil Ltda. before us.

Risks Related to this Offering and our Common Shares

We have broad discretion in how we use the net proceeds from this offering, and we may not use such net proceeds effectively, which could affect our results of operations and cause the market price of our Common Shares to decline.

We will have considerable discretion in the application of the net proceeds from this offering. We intend to use the net proceeds from this offering to fund our pre-development costs, including without limitation, new and ongoing development expenses, offering expenses, and working capital, and for other general corporate purposes. As a result, investors will be relying upon our management’s judgment with only limited information about our specific intentions for the use of the balance of the net proceeds from this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. Additionally, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

There is currently no public market for our Common Shares, a trading market for our Common Shares may never develop following this offering, and the prices for our Common Shares may be volatile and could decline substantially following this offering.

There is currently no public market for our Common Shares. Although we have applied to list our Common Shares on the NYSE, an active trading market for our Common Shares may never develop or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

•	the likelihood that an active trading market for Common Shares will develop or be sustained;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their Common Shares; or

•	the price that our shareholders may obtain for their Common Shares.

If an active market for our Common Shares does not develop or is not maintained, you may not be able to sell your shares. This may also affect the price of our Common Shares in the secondary market, the liquidity of such shares, and the extent of regulation of our Company, as the issuer of such shares. Even if an active trading market develops for our Common Shares subsequent to this offering, the market price of our Common Shares may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our Common Shares.

Some of the factors that could negatively affect or result in fluctuations in the market price of our Common Shares include:

•	changes in market valuations of similar companies;

•	adverse market reaction to the level of our indebtedness;

•	our operating performance, including actual or anticipated variations in our publicly disclosed operating results, and the performance of other similar companies;

•	additions or departures of key personnel;

•	actions by shareholders;

•	speculation in the press or investment community;

•	negative publicity regarding us or our industry generally; and

•	general market, economic and political conditions, including an economic slowdown or downturn.

The offering price per share of our Common Shares offered in this offering may not accurately reflect the value of your investment.

Prior to this offering, there has been no public market for our Common Shares. The initial public offering price per share of our Common Shares offered in this offering was negotiated between us and the representatives of the underwriters. Factors considered in determining the price of our Common Shares include:

•	the history and prospects of other mining companies, and prior offerings of those companies;

•	our prospects for successfully developing and commencing our mining operations;

•	an assessment of our management and its experience in the mining industry;

•	our capital structure;

•	general conditions of the securities markets at the time of this offering; and

•	other factors we deemed relevant.

The offering price in this offering may not accurately reflect the value of our Common Shares, and may not be realized upon any subsequent disposition of the shares.

If the market price of our Common Shares fluctuates after this offering, you could lose a significant part of your investment.

The market price of our Common Shares could be subject to wide fluctuations in response to, among other things, the risk factors described in this section of this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Additionally, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our Common Shares.

If securities or industry analysts do not publish research or reports about our Company, or if they downgrade our Common Shares, the market price and trading volume of our Common Shares could decline.

The trading market, if any, for our Common Shares could be influenced by any research and reports that securities or industry analysts publish about our Company. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our Company, the trading price for our Common Shares would be negatively impacted. In the event securities or industry analysts cover our Company and one or more of these analysts downgrade our Common Shares or publish inaccurate or unfavorable research about our Company, the market price of our Common Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn might cause demand for our Common Shares to decrease, and cause the market price and trading volume of our Common Shares to decline.

If you purchase our Common Shares in this offering, you will experience immediate dilution.

The initial public offering price of our Common Shares in this offering is substantially higher than the projected net tangible book value per share of our Common Shares outstanding upon the completion of this offering. Accordingly, if you purchase our Common Shares in this offering, you will experience immediate dilution of approximately $12.08 in the as adjusted net tangible book value per Common Share, assuming an initial public offering price of $16.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus. This means that investors that purchase our Common Shares in this offering will pay a price per Common Share that substantially exceeds the per share net tangible book value of our assets. See “Dilution” for more information.

Future offerings of debt securities, which would rank senior to our Common Shares upon our liquidation, and future offerings of equity securities that may be senior to our Common Shares for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Common Shares.

In order for us to complete the development and construction of the Autazes Project and commence commercial extraction of potash, we will need to raise additional financing after the completion of this offering, which may include future offerings of debt securities that would rank senior to our Common Shares upon our liquidation, and future offerings of equity securities that may be senior to our Common Shares for the purposes of dividend and liquidating distributions. Upon our liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our Common Shares. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our Common Shares, or both. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and investors purchasing our Common Shares in this offering bear the risk that any of our future offerings could adversely affect the market price of our Common Shares and dilute their ownership interest in our Company.

Future sales and issuances of our Common Shares, or other securities convertible into or exercisable for our Common Shares, could cause the value of our Common Shares to decline and could result in dilution of your shares.

In this offering, 4,250,000 Common Shares are being offered and sold (4,887,500 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering). In addition, up to 212,500 Common Shares (244,375 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering) may be issued upon the exercise in full by the underwriters of the Underwriters’ Warrants (see “Underwriting—Underwriters’ Warrants”). Furthermore, 2,529,676 Common Shares were sold and issued in our Regulation A Offering, which closed on August 2, 2022 (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Regulation A Offering”). These Common Shares will be freely transferable without restriction or further registration under the Securities Act, except that (i) 22,827,806 Common Shares (or approximately 56.2% of our total Common Shares issued and outstanding after the completion of this offering) acquired or held by our “affiliates” (as that term is defined in Rule 144 under the Securities Act) will be subject to the volume limitations and other restrictions of Rule 144, and (ii) 22,827,806 Common Shares (or approximately 56.2% of our total Common Shares issued and outstanding after the completion of this offering) will be subject to certain lock-up agreements. For further information regarding Rule 144 and the lock-up agreements, see “Shares Eligible for Future Sale—Rule 144” and “—Lock-Up Agreements”, respectively. Sales of substantial amounts of such freely-transferrable Common Shares, including the Common Shares that will eventually be released from the lock-up agreements following the applicable lock-up period, or the perception that such sales could occur, may adversely affect the prevailing market prices of our Common Shares.

Furthermore, our board of directors is authorized, without the approval our shareholders, to cause us to raise capital through the sale and issuance of additional Common Shares, or through the creation, sale and issuance of debt securities, options, warrants or other rights convertible into or exercisable for our Common Shares, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our Common Shares, or of securities convertible into or exercisable for our Common Shares, could cause the market price of our Common Shares to decrease significantly. We cannot predict the effect, if any, that any future sales of our Common Shares, or the availability of our Common Shares for future sales, will have on the market value of our Common Shares.

Additionally, sales of substantial amounts of our Common Shares by our directors or executives or by any large shareholder, or the perception that such sales could occur, may adversely affect the market price of our Common Shares.

We do not currently intend to pay dividends on our Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.

We have never declared or paid any cash dividends on our Common Shares and do not currently intend to do so in the foreseeable future. We currently anticipate that we will retain future earnings for the development and operation of our business. Therefore, if you purchase our Common Shares in this offering, your ability to achieve a return on your investment will depend upon any future appreciation of the price of our Common Shares. There is no guarantee that our Common Shares will appreciate in value or even maintain the price at which you purchased them.

After the completion of this offering, we may be at an increased risk of securities class action litigation.

Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because mining companies have experienced significant stock price volatility in recent years. We may be the target of this type of litigation in the future. If we were to be the subject of litigation, it could result in substantial costs and a diversion of our management’s attention from other business concerns, which could harm our business and results of operations.

We believe that we will likely be classified as a passive foreign investment company for U.S. federal income tax purposes for the current taxable year, which could result in material adverse U.S. federal income tax consequences if you are a U.S. Holder.

We believe that our Company and Potássio do Brasil Ltda. will each likely be classified as a passive foreign investment company (which we refer to as a “PFIC”) for the current taxable year and the foreseeable future. If our Company or Potássio do Brasil Ltda. is a PFIC for any taxable year during which a U.S. Holder owns our Common Shares, certain materially adverse U.S. federal income tax consequences could result for such U.S. Holder. The determination of whether a corporation is a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules that are subject to differing interpretations. Additionally, the determination of whether a corporation is a PFIC for any taxable year generally can only be made after the close of such taxable year. Therefore, it is possible that we could be classified as a PFIC for our current taxable year or in future years due to changes in the nature of our business or the composition of our assets or income, as well as changes in our market capitalization. If we are classified as a PFIC in any year with respect to which a U.S. Holder owns our Common Shares, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which such U.S. Holder owns our Common Shares regardless of whether we continue to be a PFIC, unless such U.S. Holder makes a specified election once we cease to be a PFIC. In the event that we determine that our Company or Potássio do Brasil Ltda. is a PFIC for a taxable year, we currently intend to provide information necessary for a U.S. Holder to make a “qualified electing fund” election with respect to our Company and each lower-tier PFIC that we control, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. The PFIC rules are complex, and U.S. Holders should consult their tax advisors regarding the PFIC rules, the elections which may be available to them, and how the PFIC rules may affect the U.S. federal income tax consequences relating to the ownership and disposition of our Common Shares.

USE OF PROCEEDS

We estimate that we will receive approximately $60.5 million of net proceeds from the sale of 4,250,000 Common Shares offered by us in this offering (or approximately $70.3 million if the underwriters exercise in full their option to purchase additional Common Shares from us), based on an assumed public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to fund our pre-operation development expenses, increase our capitalization and financial flexibility, create a market for our Common Shares, and facilitate our future access to the public equity markets. Given that we have generated negative cash flows from operating activities in each fiscal year for which financial statements have been included in this prospectus, and that we have no history of revenues from operations and expect to have negative operating cash flows and net losses in the future, we intend to use the net proceeds from this offering primarily to fund our pre-operation development expenses and continuing operations, and for working capital and general corporate purposes. See also “Risk Factors—Risks Related to Our Company—We have a history of negative operating cash flows and net losses, and we have never achieved and may never achieve or sustain profitability.” The following table presents a breakdown of our intended use of the net proceeds from this offering:

Principal Uses of Proceeds	Amount (in millions)
Obtaining and complying with our environmental licenses	$2.5
Engineering, procurement and construction for critical path items(1)	$24.4
Other pre-development expenses(2)	$10.9
Payment of current liabilities, including offering related expenses	$5.5
Working capital and general corporate purposes(3)	$17.2

Total	$60.5

(1)

Engineering for the Autazes Project is expected to include conducting additional engineering and essential testwork for critical path items prior to starting the construction phase, such as shaft sinking and the power transmission line, and conducting engineering for the other applications and permits.

(2)

Other pre-development expenses are expected to include expenses relating to obtaining the Operational License, the Mining Concession, and other remaining required authorizations, permits and licenses for the Autazes Project, purchasing the remaining land for certain project sites (primarily consisting of the sites to be used for the dry stacked tailings piles), maintaining our mineral rights, developing our environmental and social programs for the Autazes Project, and other pre-development and pre-construction activities.

(3)

Working capital and general corporate purposes are expected to include regulatory fees, audit and tax fees, investor relations expenses, rent and office expenses, travel expenses, executive compensation, and potential acquisitions of other mineral rights on properties near the Autazes Project.

We currently intend to use the net proceeds from this offering in the manner described above, however, the amounts and timing of our actual expenditures will depend upon numerous factors, including the progress of our development efforts, our general operating costs and expenditures, and the changing needs of our business. We evaluate potential acquisition opportunities in the ordinary course of our business, and while we may consider acquiring adjacent mineral properties in the future, any such potential acquisitions are not expected to be significant. Additionally, we have no agreements or commitments for particular uses of the net proceeds from this offering, and our board of directors and management will retain broad discretion in the application, and timing of the application, of the net proceeds from this offering. As such, investors will be relying on the judgment of our board of directors and management for the application of the net proceeds from this offering. Depending on the outcome of our development activities and other unforeseen events, our plans and priorities may change and we may apply the net proceeds of this offering for different uses and/or in different proportions than we currently anticipate. There can be no assurance regarding the results and the effectiveness of our use of the net proceeds from this offering. See “Risk Factors—Risks Related to this Offering and our Common

Shares—We have broad discretion in how we use the net proceeds from this offering, and we may not use such net proceeds effectively, which could affect our results of operations and cause the market price of our Common Shares to decline.”

Pending the use of the net proceeds from this offering, we intend to deposit the proceeds in our bank accounts, and/or invest the proceeds in a variety of capital preservation instruments (including short-term, interest-bearing, investment-grade securities or short-term deposits), in accordance with our general practices for treasury management. We cannot predict whether the proceeds invested will yield a favorable return.

Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by approximately $4.0 million, assuming the number of Common Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of Common Shares we are selling in this offering. An increase (decrease) of 500,000 in the number of Common Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $7.8 million, assuming the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Funding of Ongoing Operations

As of September 30, 2024 and October 31, 2024, our cash position was approximately $1.3 million and $405,000, respectively, our working capital was approximately $(3.4) million and $(4.3) million, respectively, and we had current liabilities of approximately $5.1 million and $5.5 million, respectively. We plan to use a portion of the anticipated net proceeds from this offering to settle our current liabilities. Additionally, subject to the successful completion of this offering, we anticipate spending approximately $25.5 million in the next 12 months, which includes, $18.2 million on general and administrative expenses, $0.5 million on personnel and staffing costs in Brazil, $0.7 million on administrative costs in Brazil, $0.4 million on the maintenance of our minerals rights, $3.2 million on additional engineering and other technical studies for the Autazes Project, and $2.5 million on environmental and social expenses associated with the Autazes Project.

Subject to successfully completing this offering, we anticipate using the net proceeds to purchase long-lead items and further advance the Autazes Project as detailed below. We believe that our existing funds, together with the net proceeds from this offering, will be sufficient to finance the development of the Autazes Project and our operations through 2026; however, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, in which case we will be required to raise additional proceeds from future equity and debt financings to fund our ongoing operations. Furthermore, in addition to this offering, we expect that we will be required to raise additional funds to finance our ongoing operations until such time as we can conduct profitable income producing activities. No assurances can be made that we will be successful in obtaining additional equity or debt financing, or that ultimately, we will commence profitable operations and achieve positive cash flow. See also “Risk Factors—Risks Related to Our Company—We have a history of negative operating cash flows and net losses, and we have never achieved and may never achieve or sustain profitability.”

Primary Goal, Business Objectives and Milestones

Our primary goal is to win a significant share of the Brazilian potash market and be the sustainable potash supplier-of-choice for Brazilian farmers. We intend to be a significant domestic source of potash fertilizer in Brazil in order to alleviate Brazil’s dependence on imported potash and farmer supply-chain risk, while supporting economic prosperity and agricultural sustainability in Brazil and food security globally. We plan to accomplish this goal by pursuing the following strategies:

•	focus solely on providing our potash produced from the Autazes Project to Brazilian farmers;

•	establish and maintain a position as the lowest-cost provider of potash in Brazil;

•	establish strategic partnerships within the potash industry;

•	nurture opportunity for sustainability leadership and innovation; and

•	expand our potash production capabilities and growth opportunities.

For more information on our growth strategies, see “Business—Our Business Objectives and Growth Strategies”.

Our primary near- and medium-term business objectives, for which we will use the net proceeds from this offering, will be to: (i) continue the ongoing development of the Autazes Project, including to fund our pre-operation development expenses, and (ii) begin construction of the Autazes Project.

To accomplish our primary business objectives (each of which also constitute a significant event that must occur for the business objectives to be accomplished), the key milestones to be achieved, the anticipated timing, and the expected aggregate costs thereof include: (i) development of and entry into the Impact Benefit Agreement with the Mura indigenous communities near the Autazes Project, which are anticipated to occur in the first half of 2025 at an estimated cost of $2.5 million; (ii) completion of the purchases of the additional land that primarily will be used for the sites of our dry stacked tailings, which is anticipated to occur in the first half of 2025 at an estimated cost of $2.8 million; (iii) completion of additional engineering and a feasibility study for the Autazes Project that will incorporate recent optimization work on the shaft sinking technology to be used, which is anticipated to occur in the first half of 2025 at an estimated cost of $3.2 million; (iv) completion of basic engineering design work, which is anticipated to occur in the second half of 2025 at an estimated cost of $8.6 million; (v) commencement of construction on the Autazes Project, with an emphasis on critical path items including shaft sinking and the ordering of long lead items, which is anticipated to occur in the second half of 2025 at an estimated initial cost to commence construction of $8.7 million (with the currently estimated total cost of construction for the Autazes Project being $2.5 billion (not including financing fees, working capital and potential cost overruns), and we estimate that 60%–65% of the total cost of construction will be financed by debt with the balance being financed by additional equity issuances), and (vi) obtaining debt financing to fund a substantial portion of the construction costs of the Autazes Project, which we will seek to obtain in the second half of 2025.

The above guidance as to the funding requirements and timeline for developing the Autazes Project is based on our best estimates as of the date of this prospectus. Achievement or timing of the above milestones could be affected by a number of factors, including, but not limited to, economic and financial conditions that may affect our ability to raise additional funds. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

DIVIDEND POLICY

We currently intend to retain any future earnings to finance the development of our operations, and, therefore, do not intend to pay any cash dividends in the foreseeable future. Since our inception, we have not declared or paid any cash dividends on our Common Shares. Any decision to pay dividends in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. Accordingly, we cannot give any assurance that any dividends may be declared and paid in the future. Accordingly, you may need to sell your Common Shares to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and our Common Shares—We do not currently intend to pay dividends on our Common Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Common Shares.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents, debt, and capitalization as of September 30, 2024:

•	on an actual basis, except as adjusted to reflect the 4-for-1 Reverse Stock Split and Share Consolidation, which was effected on October 18, 2024; and

•

on an as adjusted basis to give effect to the issuance of the Common Shares in this offering at an assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, as set forth in this prospectus.

You should read the following table in conjunction with the sections entitled “Use of Proceeds”, “Selected Consolidated Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of September 30, 2024
(in thousands, except share amounts)	Actual	As Adjusted(1)
Cash and cash equivalents	$1,251	$61,711

Debt	—	—

Shareholders’ equity:
Common Shares, no par value per share – unlimited shares authorized; 35,807,853 Common Shares issued and outstanding, actual; and Common Shares issued and outstanding, as adjusted	—	—
Additional paid-in capital	251,490	311,950
Share-based payments reserve	77,404	77,404
Warrants reserve	604	604
Accumulated other comprehensive loss	(73,406)	(73,406)
Deficit	(137,139)	(137,139)

Total shareholders’ equity	118,953	179,413

Total capitalization	$118,953	$179,413

(1)	The number of our Common Shares to be outstanding immediately after this offering is based on the issuance of Common Shares in this offering and does not include:

(a)	up to 637,500 Common Shares issuable upon the exercise in full by the underwriters of their option to purchase additional Common Shares from us;

(b)

up to 212,500 Common Shares (244,375 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering) issuable upon the exercise in full by the underwriters of the Underwriters’ Warrants;

(c)	up to an aggregate of 286,875 Common Shares issuable upon the exercise of outstanding common share purchase warrants, which are exercisable at an exercise price of $4.00 per Common Share;

(d)

up to an aggregate of 913,125 Common Shares issuable upon the exercise of outstanding stock options, of which 48,750 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $4.00 per Common Share, 789,375 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per Common Share, and 75,000 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $16.00 per Common Share;

(e)	up to an aggregate of 4,108,333 Common Shares issuable with respect to outstanding DSUs;

(f)	up to an aggregate of 4,337,500 Common Shares issuable with respect to outstanding RSUs, which are subject to vesting; and

(g)	an aggregate of 675,695 Common Shares reserved and available, as of the date of this prospectus, for awards that may be granted in the future under our 2024 Incentive Compensation Plan.

DILUTION

Purchasers of our Common Shares in this offering will experience immediate and substantial dilution to the extent of the difference between the initial public offering price per Common Share paid by the purchasers of our Common Shares in this offering and the as adjusted net tangible book value per Common Share immediately after, and giving effect to, this offering. Dilution results from the fact that the initial public offering price per Common Share in this offering is substantially in excess of the net tangible book value per Common Share attributable to our existing shareholders for our presently outstanding Common Shares.

Our historical net tangible book value per Common Share is determined by dividing our net tangible book value, which is the book value of our total tangible assets less the book value of our total liabilities, by the number of outstanding Common Shares. As of September 30, 2024, the historical net tangible book value of our Common Shares was $118,953,116, or approximately $3.27 per Common Share.

After giving effect to the (i) sale by us of 4,250,000 Common Shares in this offering at an assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), and (ii) receipt by us of the net proceeds of this offering, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2024 would have been $179,413,421, or $4.42 per Common Share. The as adjusted net tangible book value per Common Share immediately after the offering is calculated by dividing the as adjusted net tangible book value of $179,413,421 by 40,587,967 Common Shares (which is the number of Common Shares outstanding immediately after the completion of this offering). The difference between the initial public offering price per Common Share and the as adjusted net tangible book value per Common Share represents an immediate increase in net tangible book value of $1.15 per Common Share to our existing shareholders, and an immediate dilution in net tangible book value of $12.08 per Common Share to purchasers of Common Shares in this offering.

The following table illustrates this dilution to purchasers in this offering on a per Common Share basis:

Assumed initial public offering price per Common Share		$16.50
Net tangible book value per Common Share before this offering (as of September 30, 2024)	$3.27
Increase in net tangible book value per Common Share attributable to purchasers in this offering	$1.15
As adjusted net tangible book value per Common Share immediately after this offering		$4.42
Dilution in net tangible book value per Common Share to purchasers in this offering		$12.08

The as adjusted net tangible book value per Common Share immediately after this offering is based on the following:

Numerator:
Net tangible book value as of September 30, 2024	$118,953,116
Net proceeds to us from this offering(1)	$60,460,305

Total as adjusted net tangible book value immediately after this offering	$179,413,421
Denominator:
Number of our Common Shares outstanding immediately prior to this offering	36,337,967
Number of our Common Shares being sold by us in this offering(1)	4,250,000

Total Number of Common Shares	40,587,967

(1)	Assumes no exercise by the underwriters of (i) their option to purchase additional Common Shares to cover any over-allotments, or (ii) the Underwriters’ Warrants.

Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the as adjusted net tangible book value per Common Share immediately after this offering by approximately $4.0 million, and increase (decrease) the dilution in as adjusted net tangible book value per Common Share to purchasers in this offering by $0.10, assuming the number of Common Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We may also increase or decrease the number of Common Shares we are selling in this offering. An increase (decrease) of 500,000 in the number of Common Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted net tangible book value per Common Share immediately after this offering by approximately $7.8 million, and increase (decrease) the dilution in as adjusted net tangible book value per Common Share to purchasers in this offering by $0.14, assuming the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The tables and information above assume no exercise by the underwriters of (i) their option to purchase additional Common Shares in this offering, or (ii) the Underwriters’ Warrants. If the underwriters exercise in full their option to purchase up to 637,500 additional Common Shares from us, the as adjusted net tangible book value per Common Share immediately after this offering would be $4.61 per Common Share, and the dilution in as adjusted net tangible book value per Common Share to purchasers in this offering would be $11.89 per Common Share, in each case assuming an assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of the date of this prospectus, on the as adjusted basis described above, the differences between the number of Common Shares purchased or to be purchased from us, the total consideration paid to us in cash, and the weighted average price per Common Share that our existing shareholders and the new purchasers in this offering paid. The calculation below is based on an assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus), before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the following table shows, new investors purchasing Common Shares in this offering will pay a price per Common Share substantially higher than the weighted average price per Common Share paid by our existing shareholders.

	Common Shares		Total Consideration
	Number	Percent	Amount	Percent	Weighted Average Price per Common Share
Existing shareholders	36,337,967	89.5%	$275,252,709	82.0%	$7.57
Purchasers in this offering	4,250,000	10.5%	$60,460,305	18.0%	$14.23

Total(1)	40,587,967	100.00%	$335,713,014	100.00%	$8.27

(1)

Excludes (a) up to 637,500 Common Shares issuable upon the exercise in full by the underwriters of their option to purchase additional Common Shares from us; (b) up to 212,500 Common Shares (244,375 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering) issuable upon the exercise in full by the underwriters of the Underwriters’ Warrants; (c) up to an aggregate of 286,875 Common Shares issuable upon the exercise of outstanding common share purchase warrants, which are exercisable at an exercise price of $4.00 per Common Share; (d) up to an aggregate of 913,125 Common Shares issuable upon the exercise of outstanding stock options, of which 48,750 Common

Shares are issuable upon the exercise of outstanding stock options at an exercise price of $4.00 per Common Share, 789,375 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per and 75,000 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $16.00 per Common Share; (e) up to an aggregate of 4,108,333 Common Shares issuable with respect to outstanding DSUs; (f) up to an aggregate of 4,337,500 Common Shares issuable with respect to outstanding RSUs, which are subject to vesting; and (g) an aggregate of 675,695 Common Shares reserved and available, as of the date of this prospectus, for awards that may be granted in the future under our 2024 Incentive Compensation Plan.

Each $1.00 increase (decrease) in the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per Common Share paid by all shareholders by approximately $4.0 million and $0.10 per Common Share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by approximately 6.8%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by approximately 6.8%, assuming the number of Common Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Similarly, an increase (decrease) of 500,000 in the number of Common Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by purchasers in this offering and the weighted average price per Common Share paid by all shareholders by approximately $7.8 million and $0.09 per Common Share, respectively, and in the case of an increase, would increase the percentage of total consideration paid by purchasers in this offering by approximately 12.8%, and in the case of a decrease, would decrease the percentage of total consideration paid by purchasers in this offering by approximately 12.8%, assuming the assumed initial public offering price of $16.50 per Common Share (which is the midpoint of the price range set forth on the cover page of this prospectus) remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The table and information above assume no exercise by the underwriters of (i) their option to purchase additional Common Shares in this offering, or (ii) the Underwriters’ Warrants. If the underwriters exercise in full their option to purchase up to 637,500 additional Common Shares from us, the number of Common Shares held by purchasers in this offering would be increased to 4,887,500 Common Shares, or approximately 11.9% of the total number of our Common Shares outstanding immediately after this offering, and the percentage of our Common Shares held by our existing shareholders would be reduced to approximately 88.1% of the total number of our Common Shares outstanding immediately after this offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following tables set forth our selected consolidated financial information as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, and as of and for the years ended December 31, 2023, 2022 and 2021. You should read the following selected consolidated financial information in conjunction with, and it is qualified in its entirety by reference to, our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021 and the related notes thereto, our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 and the related notes thereto, and the sections entitled “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, each of which are included elsewhere in this prospectus.

Our selected consolidated statements of loss and other comprehensive loss information for the years ended December 31, 2023, 2022 and 2021, and our related selected consolidated statements of financial position information as of December 31, 2023, 2022 and 2021, have been derived from our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021, prepared in accordance with IFRS, which are included elsewhere in this prospectus. Our summary consolidated statements of loss and other comprehensive loss information for the nine months ended September 30, 2024 and 2023, and our related summary consolidated statements of financial position information as of September 30, 2024, have been derived from our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023, prepared in accordance with IFRS, which are included elsewhere in this prospectus. Our management believes that the unaudited interim financial information below includes all adjustments, consisting of only normal nonrecurring adjustments, considered necessary for a fair presentation of such financial information. Our historical selected consolidated statements of loss and other comprehensive loss information for the interim period ended September 30, 2024 is not necessarily indicative of the results that may be expected for the full fiscal year. Our historical results for the periods presented below are not necessarily indicative of the results to be expected for any future periods.

	Nine months ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
Statements of Loss and Other Comprehensive Loss Information:
Expenses:
Consulting and management fees	$1,792,984	$4,883,165	$5,441,156	$2,713,548	$2,023,284
Professional fees	1,206,431	1,043,420	1,453,310	2,185,220	644,117
Share-based compensation	20,744,083	4,649,004	4,703,254	24,474,191	357,189
Travel expenses	332,543	247,897	390,531	2,704,879	231,821
General office expenses	106,750	91,893	120,228	183,843	148,715
Foreign exchange loss (gain)	7,268	(8,525)	(10,552)	62,479	68,243
Communications and promotions	707,004	580,742	1,251,155	398,880	62,528

Operating loss	$24,897,063	$11,487,596	$13,349,082	$32,723,040	$3,535,897
Finance costs	$—	$—	$—	$—	$405,249
Finance income	(14,142)	(248,132)	(302,720)	(259,019)	(5,056)

Loss for the period before income taxes	$24,882,921	$11,239,464	$13,046,362	$32,464,021	$3,936,090
Income taxes	$90,962	$106,360	$160,838	$155,360	$93,276

Loss for the period after income taxes	$24,973,883	$11,345,824	$13,207,200	$32,619,381	$4,029,366
Other income (expense):
Items that subsequently may be reclassified into net income:
Foreign currency translation	$7,986,203	$(2,591,760)	$(4,912,866)	$(3,881,076)	$4,131,016

Total comprehensive loss for the period	$32,960,086	$8,754,064	$8,294,334	$28,738,305	$8,160,382

Basic and diluted loss per share	$0.70	$0.32	$0.37	$0.93	0.12
Weighted average number of common shares outstanding – basic and diluted	35,807,853	35,324,573	35,390,543	34,905,633	32,792,47

	September 30,	December 31,
	2024	2023	2022	2021
Statements of Financial Position Information (end of period):
ASSETS:
Current
Cash and cash equivalents	$1,251,176	$2,450,239	$11,804,907	$15,144,419
Amounts receivable	193,317	149,757	167,854	2,616,544
Prepaid expenses	197,644	236,329	98,884	99,566

Total current assets	$1,642,137	$2,836,325	$12,071,645	$17,860,529
Non-current
Property and equipment	$900,653	$1,012,032	$936,707	$866,961
Exploration and evaluation assets	123,528,420	129,298,494	120,216,752	112,188,359

Total assets	$126,071,210	$133,146,851	$133,225,104	$130,915,849

LIABILITIES:
Current
Trade payables and accrued liabilities	$5,081,643	$1,730,103	$1,154,872	$2,005,960

Total current liabilities	$5,081,643	$1,730,103	$1,154,872	$2,005,960
Non-current
Deferred income tax liability	2,036,351	2,196,087	1,883,661	1,617,383

Total liabilities	$7,117,994	$3,926,190	$3,038,533	$3,623,343
EQUITY:
Share capital	$251,489,731	$242,487,728	$235,611,237	$227,154,731
Share-based payments reserve	77,404,265	64,280,247	63,924,814	43,023,258
Warrants reserve	604,000	604,000	604,000	604,000
Accumulated other comprehensive loss	(73,405,686)	(65,419,483)	(70,332,349)	(74,213,425)
Deficit	(137,139,094)	(112,731,831)	(99,621,131)	(69,276,058)

Total equity	$118,953,216	$129,220,661	$130,186,571	$127,292,506

Total liabilities and equity	$126,071,210	$133,146,851	$133,225,104	$130,915,849

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial Information” and “Business”, our audited consolidated financial statements as of and for the years ended December 31, 2023, 2022 and 2021 and the related notes thereto, and our unaudited condensed interim consolidated financial statements as of September 30, 2024 and for the nine months ended September 30, 2024 and 2023 and the related notes thereto, included elsewhere in this prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our current plans, expectations, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Our audited and unaudited consolidated financial statements are prepared in accordance with International Financial Reporting Standards (which we refer to as “IFRS”) as issued by the International Accounting Standards Board. Our audited and unaudited consolidated financial statements are compliant and up to date with all new financial accounting standards, as noted per IFRS.

Overview

We are a mineral exploration and development company, and our primary mining project is the Autazes Project located in the Amazon potash basin near the city of Autazes in the state of Amazonas, Brazil. Our technical operations are based in Autazes, Amazonas, Brazil and Belo Horizonte, Minas Gerais, Brazil, and our registered corporate office is located at 198 Davenport Road, Toronto, Ontario, Canada. We were incorporated pursuant to the provisions of the OBCA on October 10, 2006. We have one wholly-owned subsidiary, Potássio do Brasil Ltda., a company organized under the laws of Brazil. We are in the pre-revenue development stage and have not yet commenced any mining operations. Our plan of operations for the next few years includes, subject to securing sufficient funds, commencing primary construction of the infrastructure of the Autazes Project.

Once our operations commence, our operating activities will be focused on the extraction and processing of potash ore from the underground mine of the Autazes Project and selling and distributing the processed potash in Brazil. We hold all of the mineral rights for the Autazes Project through our wholly-owned local subsidiary in Brazil, Potássio do Brasil Ltda., and such mineral rights are registered with the Brazilian National Mining Agency. We currently have rights of access to a significant amount of the land planned for the Autazes Project, including all of the land on which our proposed mine shafts, processing plant and port will be constructed. We will only be able to start mining activities after obtaining the Mining Concession, which has not yet been granted. For additional information, see “Business—Regulatory Overview—Brazilian Mining Regulations” and “Description of the Autazes Project and the Autazes Property”.

The Autazes Project is located within the Amazon Potash Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, in the municipality of Autazes. Autazes is located in the eastern part of the Amazonas State, Brazil. The Autazes Project is comprised of mineral claims with a cumulative area of approximately 680 square miles in the Amazon Potash Basin. The mineralization composition of the Amazon Basin is described as sylvinite with layers of halite, anhydrite and others (e.g., kieserite, polyhalite, and others). The Autazes Property contains a sylvinite deposit that is subdivided into three mineralized zones. The top of the sylvinite deposit, being the potash-bearing horizon, was determined to be at a depth between approximately 0.4 – 0.5 miles. The total thickness of the potash-bearing horizon in the explored area of the Autazes Property is between 2.3 – 13.1 feet.

Our primary goal is to win a significant share of the Brazilian potash market and be the sustainable potash supplier-of-choice for Brazilian farmers. We intend to be a significant domestic source of potash fertilizer in Brazil in order to alleviate Brazil’s dependence on imported potash and farmer supply-chain risk, while supporting economic prosperity and agricultural sustainability in Brazil and food security globally. We plan to accomplish this goal by pursuing the following strategies:

•	focus solely on providing our potash produced from the Autazes Project to Brazilian farmers;

•	establish and maintain a position as the lowest-cost provider of potash in Brazil;

•	establish strategic partnerships within the potash industry;

•	nurture opportunity for sustainability leadership and innovation; and

•	expand our potash production capabilities and growth opportunities.”

For more information on our growth strategies, see “Business—Our Business Objectives and Growth Strategies”.

To date, we have spent approximately $242 million in connection with the development and advancement of the Autazes Project. Our primary near- and medium-term business objectives, for which we will use the net proceeds from this offering, will be to: (i) continue the ongoing development of the Autazes Project, including to fund our pre-operation development expenses, and (ii) begin construction of the Autazes Project.

To accomplish our primary business objectives (each of which also constitute a significant event that must occur for the business objectives to be accomplished), the key milestones to be achieved, the anticipated timing, and the expected aggregate costs thereof include: (i) development of and entry into the Impact Benefit Agreement with the Mura indigenous communities near the Autazes Project, which are anticipated to occur in the first half of 2025 at an estimated cost of $2.5 million; (ii) completion of the purchases of the additional land that primarily will be used for the sites of our dry stacked tailings, which is anticipated to occur in the first half of 2025 at an estimated cost of $2.8 million; (iii) completion of additional engineering and a feasibility study for the Autazes Project that will incorporate recent optimization work on the shaft sinking technology to be used, which is anticipated to occur in the first half of 2025 at an estimated cost of $3.2 million; (iv) completion of basic engineering design work, which is anticipated to occur in the second half of 2025 at an estimated cost of $8.6 million; (v) commencement of construction on the Autazes Project, with an emphasis on critical path items including shaft sinking and the ordering of long lead items, which is anticipated to occur in the second half of 2025 at an estimated initial cost to commence construction of $8.7 million (with the currently estimated total cost of construction for the Autazes Project being $2.5 billion (not including financing fees, working capital and potential cost overruns), and we estimate that 60%–65% of the total cost of construction will be financed by debt with the balance being financed by additional equity issuances), and (vi) obtaining debt financing to fund a substantial portion of the construction costs of the Autazes Project, which we will seek to obtain in the second half of 2025.

The above guidance as to the funding requirements and timeline for developing the Autazes Project is based on our best estimates as of the date of this prospectus. Achievement or timing of the above milestones could be affected by a number of factors, including, but not limited to, economic and financial conditions that may affect our ability to raise additional funds. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.

Key Factors Impacting our Operating Results When our Mining Operations Commence

Price of Potash

Once we commence our mining operations, our financial performance will be significantly affected by the market price of potash. Potash prices have historically been subject to wide fluctuations and are affected by numerous factors beyond our control, including international economic and political conditions, levels of supply and demand, the availability and cost of substitutes, inventory levels maintained by producers and others, and, to a lesser degree, inventory carrying costs and currency exchange rates.

The market price for potash in Brazil is typically quoted as the daily Cost and Freight (CFR) price for granular potash delivered to Brazil, which is established by sales transactions between buyers and sellers. For further information on the drivers and trends affecting the market price of potash, see “Business—Our Industry and Market Opportunity”.

Production Volume, Ore Grade and Mineral Reserves

Our production volume, the ore grade of the potash from the Autazes Project mine, and our Mineral Reserves will affect our business performance. The Autazes Project has Measured Mineral Resources (excluding Mineral Reserves) of approximately 18 million tons at an average grade of 22.5% muriate of potash (which we refer to as “MOP”), Indicated Mineral Resources (excluding Mineral Reserves) of approximately 48 million tons at an average grade of 25.9% MOP, and Inferred Mineral Resources (excluding Mineral Reserves) of approximately 107 million tons at an average grade of 30.3% MOP. Total Proven Economically Recoverable Reserves are approximately 69 million tons at an average grade of 28.9% MOP. Probable Economically Recoverable Reserves are approximately 122 million tons at an average grade of 27.5% MOP. The estimated life of the mine on the Autazes Property is 23 years, which estimate is based on the portion of the ore body that is currently being permitted for future construction and mining. For more details, see “Description of the Autazes Project and the Autazes Property—Mineral Resource and Mineral Reserve Estimates”.

Commercial Terms

We intend to sell our mined and processed potash mostly through take or pay offtake contracts with terms between five and ten years, and with only a small portion being sold on the spot market. The agreements with our customers are expected to include customary commercial terms, such as cost, insurance and freight, free on board, free carrier, and cost and freight.

Sales prices for our potash will be based on the daily spot Cost and Freight (CFR) price for granular potash delivered to Brazil on barge loading for customer delivery, adjusted for the net freight differential of our anticipated lower domestic inland Brazil transportation cost as compared to importers of potash, less a slight discount. We intend to sell all of our potash to end users in Brazil.

Operating Costs and Expenses

Our ability to manage our operating costs and expenses will be a significant driver of our business performance. We intend to focus on ensuring stable, high levels of potash production to keep unit costs down while controlling and limiting our costs and expenses so that we can have more flexibility to overcome less favorable pricing conditions if and when they arise. However, we may not be able to adjust production volume in a timely or cost-efficient manner in response to changes in pricing. For example, lower utilization of production capacity during periods of weak potash prices may expose us to higher unit production costs since a significant portion of our cost structure will be fixed in the short-term due to the high capital nature of mining operations. In addition, efforts to reduce costs during periods of weak prices could be limited by labor regulations or previous labor or governmental agreements.

Energy Costs

Our total energy costs are expected to be mainly composed of long-term electricity supply contracts with fixed transmission fees and variable energy consumption fees. We expect that the electricity for our mining operations will be provided by a planned 500 kV power transmission line that will be connected to Brazil’s national power grid near the Amazon city of Manaus. We expect to commence construction of the power transmission line after we obtain the applicable construction permit.

Effects of Exchange Rate Fluctuations

Prices for our products will be denominated in U.S. dollars. A significant portion of our production costs, however, will be denominated in Brazilian real, so there will be a mismatch of currencies between our revenue and costs. As a result, our results of operations and financial condition are, and, after our mining operations begin, will be, affected by changes in exchange rates between the Brazilian real and the U.S. dollar. As of September 30, 2024, the exchange rate was R$5.4509 per US$1.00.

Environmental Expenses

The Autazes Project mine will operate under licenses issued by Brazilian governmental authorities that control, among other things, air emissions and water discharges, and the mine will be subject to stringent laws and regulations relating to waste materials and various other environmental matters. Additionally, the Autazes Property will need to be rehabilitated when we ultimately finish and cease our mining operations there.

We intend to make investments to enhance our ability to comply with all applicable environmental standards and to reduce our environmental impact in the areas in which we operate. We intend to have environmental improvement initiatives relating to reducing emissions and waste and improving the efficiency of use of natural resources and energy. Where appropriate, we will establish environmental provisions for restoration or remediation of contamination and disturbance on the Autazes Property.

Trend Information

Because we are still in the pre-revenue development stage and have not yet commenced any mining operations, we are unable to identify any recent trends in our revenue or expenses, including any known trends relating to uncertainties, demands, commitments or events involving our business that are reasonably likely to have a material effect on our revenues, income from operations, profitability, liquidity or capital resources, or that would cause the financial information in this prospectus to be indicative of future operating results or financial condition.

Impact of any Business Disruptions on our Business Operations

Our operations could be significantly adversely affected by the effects of unpredictable and unforeseen events, such as extreme weather conditions, acts of God, epidemics such as the COVID-19 outbreak, and other natural or manmade disasters and business interruptions, and the related economic consequences. For example, our additional consultations with indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169, which initially started in November 2019, were suspended in March 2020 due to the COVID-19 pandemic, and we were allowed to resume such consultations in April 2022 following the lifting of COVID-19 related restrictions.

We cannot accurately predict the impact any such business disruptions will have on our operations and the ability of others to meet their obligations with us, including uncertainties relating to the ultimate duration and impact of any such business disruptions. For example, a significant outbreak of a contagious disease in the human population, such as the COVID-19 pandemic, could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect our operations and our ability to finance our operations.

Going Concern

Our financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our ability to raise additional capital as required.

We incurred a net loss of approximately $25.0 million and $13.2 million for the nine months ended September 30, 2024 and the year ended December 31, 2023, respectively, and, as of September 30, 2024, we had an accumulated deficit of approximately $137.1 million and working capital of approximately $(3.4) million (including cash of approximately $1.3 million).

We require additional financing for working capital and the continuing development of the Autazes Project, as well as to repay our trade payables. As a result of our continuing operating losses, our continuance as a going concern is dependent upon our ability to obtain adequate financing to pay our current obligations, finance our development activities, and reach profitable levels of operation. It is not possible to predict whether any financing efforts will be successful or if we will obtain the necessary financing. We have previously been successful in raising the necessary financing to continue our operations in the normal course, and we have been able to consummate multiple equity financings through private placements of our Common Shares. Additionally, we have entered into various loan agreements to borrow funds to fund our operating expenses. Furthermore, we raised an aggregate of approximately $40.5 million in gross proceeds pursuant to our Regulation A Offering, which closed on August 2, 2022 (see “—Liquidity and Capital Resources—Regulation A Offering” below).

To date, we have generated no cash from operations and negative cash flows from operating activities. All costs and expenses in connection with our formation, development, legal fees and administrative support have been funded by our borrowings under loan agreements, the proceeds from private placements of our Common Shares, including to our majority shareholders, and the proceeds from our Regulation A Offering. Currently, we intend to finance our operations through additional equity and debt financings. For more information regarding our ability to fund our ongoing operations, see “Use of Proceeds—Funding of Ongoing Operations”.

We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of the plan and other factors beyond our control. However, there is no assurance that we will be successful in raising sufficient financing or achieving profitable operations to fund our operating expenses or future development of the Autazes Project. These circumstances raise a material uncertainty related to events or conditions that cast substantial doubt on our ability to continue as a going concern, and therefore, we may be unable to realize our assets and discharge our liabilities in the normal course of business. Our consolidated financial statements do not include any adjustments to the carrying amount or classification of assets and liabilities if we were unable to continue as a going concern. These adjustments may be material.

Critical Accounting Policies; Estimates

Our consolidated financial statements are prepared in accordance with IFRS, which requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in our consolidated financial statements. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. We base our accounting estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. Additionally, we strive to make these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We will continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions.

Critical accounting policies are those policies that reflect significant estimates or judgments about matters that are both inherently uncertain and material to our financial condition or results of operations. Below is a description of our critical accounting policies that require significant estimates and judgments.

Basis of Consolidation

Our consolidated financial statements comprise the financial statements of our Company and our wholly-owned subsidiary in Brazil, Potássio do Brasil Ltda. Potássio do Brasil Ltda. has been fully consolidated from the date of its formation, being the date on which our Company obtained control, and will continue to be consolidated until the date that such control ceases. All intra-company balances, income and expenses, and unrealized gains and losses resulting from intra-company transactions are eliminated in full upon consolidation.

Foreign Currency Transactions

Transactions in foreign currencies are initially recorded in our functional currency, the U.S. dollar, at the rate as of the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange as of the statements of financial position date. All differences are taken to profit or loss.

For presentation of our consolidated financial statements, if the functional currency of our subsidiary is different than U.S. dollars as of the reporting date, the assets and liabilities are translated into U.S. dollars at the rate of exchange as of the statements of financial position date and the income and expenses are translated using the average exchange rate for the period. The foreign exchange differences arising are recorded in the cumulative translation account in other comprehensive income. On disposal of a foreign entity, the deferred cumulative amount recognized in equity relating to the particular operation is recognized in our consolidated statements of loss and comprehensive loss.

Cash and Cash Equivalents

Cash and cash equivalents on our consolidated statements of financial position comprise cash at banks and on hand, and short-term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

Property and Equipment

Recognition and Measurement

Items of equipment are measured at cost, less accumulated depreciation and accumulated impairment losses.

Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

The estimated lives for the following types of property or equipment as of and for the year ended December 31, 2023 are as follows:

Type of Property or Equipment	Estimated Life
Vehicles	5 years
Office equipment	5 years
Furniture and fixtures	10 years

Our land is carried at cost.

When events or changes in the economic environment indicate a risk of impairment to property and equipment, an impairment test is performed to determine whether the carrying amount of the asset or group of assets under consideration exceeds its or their recoverable amount. Recoverable amount is defined as the greater of an asset’s fair value (less costs of disposal) and its value in use. Value in use is equal to the present value of future cash flows expected to be derived from the use and sale of the asset.

Exploration and Evaluation Assets

Costs incurred prior to obtaining the appropriate license are expensed in the period in which they are incurred.

Exploration and evaluation expenditures comprise costs of initial search for mineral deposits and performing a detailed assessment of deposits that have been identified as having economic potential. Exploration and evaluation costs also include an allocation of administration costs and staff costs (which are generally the salaries, benefits and equity compensation to our employees performing exploration and evaluation activities) as determined by our management.

The cost of exploration properties and leases, which include the cost of acquiring prospective properties and exploration rights, including interest, and costs incurred in exploration and evaluation activities, are capitalized as assets as part of exploration and evaluation assets. When a feasibility study and/or front-end engineering design is completed and our board of directors has approved the decision to proceed with further development and the construction of the Autazes Project, the incurred expenditures related to exploration and evaluation will be tested for impairment and reclassified as development costs, and the incurred expenditures related to development and construction will be capitalized as construction-in-progress and classified as a component of property, plant and equipment. Prior to reclassification to property, plant and equipment, exploration and evaluation assets are assessed for impairment, and any impairment loss is immediately recognized in profit or loss. Depreciation on equipment used in exploration and evaluation is charged to exploration and evaluation assets.

A breakdown of the material components of our exploration and evaluation expenditures for the years ended December 31, 2023, 2022 and 2021 is set forth below:

	Year Ended December 31,
Exploration and Evaluation Expenditures	2023	2022	2021
Balance, beginning of period	$120,216,752	$112,188,360	$114,893,005

Additions:
Mineral rights and land use fees	41,073	19,230	17,362
Geology and geophysics	3,000	3,300	6,000
Consulting and technical	448,392	794,048	179,059
Administration expenses	1,567,497	859,352	442,786
Staff costs	709,725	315,167	325,684
Field costs	660,751	154,512	89,972
Environmental costs	626 ,682	453,567	105,087
Technical Report / feasibility study	5,867	1,121,171	—
Share-based compensation	127,670	368,341	293,856
Effect of foreign exchange	5,018,756	3,939,703	(4,164,452)

Balance, end of period	$129,298,494	$120,216,752	$112,188,360

Impairment of Exploration and Evaluation Assets

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount may exceed its recoverable amount. We review and test for impairment on an ongoing basis and specifically if any of the following occurs:

•	the period for which we have a right to explore in the specific area has expired or is expected to expire;

•	the exploration and evaluation have not led to the discovery of economic reserves;

•	the development of the reserves is not economically or commercially viable; or

•	the exploration is located in an area that has become politically unstable.

If it is determined that capitalized exploration and evaluation costs are not recoverable, or the property is abandoned, or management has determined an impairment in value, the property is written down to its recoverable amount. The recoverability of amounts shown for exploration and evaluation assets is dependent on the following factors: (i) the existence of economically recoverable reserves, (ii) our ability to obtain financing to complete the development of such reserves and meet our obligations under various agreements, and (iii) the success of future operations or dispositions. If a project does not prove viable, all unrecoverable costs associated with the project, net of any related existing impairment provisions, will be written off.

No amortization is charged during the exploration and evaluation phase.

Financial Instruments

We recognize financial assets and financial liabilities on the date we become a party to the contractual provisions of the instruments. A financial asset is derecognized either when we have transferred substantially all the risks and rewards of ownership of such financial asset or when cash flows expire. A financial liability is derecognized when the obligation specified in the contract is discharged, canceled or expired. Our financial assets include cash and cash equivalents and amounts receivable (excluding Canadian federal and provincial Harmonized Sales Tax (HST) receivable). Our financial liabilities include trade payables, accrued liabilities, loans payable, and the land fee installment payable.

Non-derivative financial instruments are recognized initially at fair value plus attributable transaction costs, where applicable for financial instruments not classified as fair value through profit or loss. Subsequent to initial recognition, non-derivative financial instruments are classified and measured as described below:

•

Financial assets at fair value through profit or loss – Cash and cash equivalents are classified as financial assets at fair value through profit or loss and are measured at fair value. Cash and cash equivalents comprise cash at banks and on hand with original maturity of three months or less and are readily convertible to specified amounts of cash.

•

Amortized cost – Amounts receivable (excluding Canadian federal and provincial Harmonized Sales Tax (HST) receivable) are classified as and measured at amortized cost using the effective interest rate method, less impairment losses, if any.

•

Financial assets at fair value through other comprehensive income – Financial assets designated as financial assets at fair value through other comprehensive income on initial recognition are recorded at fair value on the trade date with directly attributable transaction costs included in the recorded amount. Subsequent changes in fair value are recognized in other comprehensive income. We do not have any financial assets measured at fair value through other comprehensive income.

•

Non-derivative financial liabilities – Trade payables, accrued liabilities, loans payable, and the land fee installment payable are accounted for at amortized cost, using the effective interest rate method.

Provisions

Provisions are recognized when: (i) we have a present obligation (legal or constructive) as a result of a past event, and (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle such obligation, and a reliable estimate can be made of the amount of such obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Contingencies

Contingencies will only be recognized when one or more future events occur or fail to occur. The assessment of contingencies involves the exercise of significant judgement and estimates of the outcome of future events.

Income Taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss, except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted as of the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized with respect to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiary and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets and they relate to income taxes levied by the same tax authority on the same taxable entity or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits, and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed as of each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Share-based Payments and Warrants

We record compensation cost associated with equity-settled share-based awards based on the fair value of the equity instrument as of the date of grant. The fair value of stock options and warrants is determined using the Black-Scholes option pricing model which requires our management to make estimates and assumptions regarding, among other things, the expected life and market price of the equity instruments, volatility, and interest rates. The fair value of DSUs is measured at the fair market value of the underlying Common Shares, as estimated by our management, on the date of grant. The compensation expense is recognized on a straight-line basis over the vesting period, if any, based on the estimate of equity instruments expected to vest. The estimate of stock options and DSUs expected to vest is revised at the end of each reporting period. When stock options or warrants are exercised, the proceeds received by us, together with any related amount in contributed surplus, is credited to share capital.

Recently Issued Accounting Pronouncements Not Yet Adopted

The following are certain accounting pronouncements issued by the IASB or the International Financial Reporting Interpretations Committee (which we refer to as the “IFRIC”) that are mandatory for accounting periods commencing on or after January 1, 2022, and that we believe are applicable to, and will have a significant impact on, our Company.

IAS 1—Presentation of Financial Statements (which we refer to as “IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. These amendments to IAS 1 are effective for annual periods beginning on or after January 1, 2023.

IAS 1 and IFRS Practice Statement 2 was also amended in February 2021 through the issuance by the IASB of ‘Disclosure of Accounting Policies’, which is intended to help preparers in deciding which accounting policies to disclose in their financial statements. These amendments are effective for annual periods beginning on or after January 1, 2023.

IAS 8—Accounting Policies, Changes in Accounting Estimates and Errors (which we refer to as “IAS 8”) was amended in February 2021 through the issuance by the IASB of ‘Definition of Accounting Estimates’, which is intended to help entities distinguish between accounting policies and accounting estimates. These amendments to IAS 8 are effective for annual periods beginning on or after January 1, 2023.

IAS 16—Property, Plant and Equipment (which we refer to as “IAS 16”) was amended in May 2020 to introduce new guidance that provides that the proceeds from selling items before the related property, plant and equipment is available for its intended use can no longer be deducted from the cost. Instead, such proceeds are to be recognized in profit or loss, together with the costs of producing those items. These amendments to IAS 16 are effective for annual periods beginning on or after January 1, 2022.

IAS 37—Provisions, Contingent Liabilities and Contingent Assets (which we refer to as “IAS 37”) was amended in May 2020 to clarify that when assessing if a contract is onerous, the cost of fulfilling the contract includes all costs that relate directly to the contract (i.e., a full-cost approach). Such costs include both the incremental costs of the contract (i.e., costs a company would avoid if it did not have the contract) and an allocation of other direct costs incurred on activities required to fulfill the contract (e.g., contract management and supervision, or depreciation of equipment used in fulfilling the contract). These amendments to IAS 37 are effective for annual periods beginning on or after January 1, 2022.

Results of Pre-Operation Development Activities

The following table sets forth the results of our pre-operation development activities for the periods indicated:

	Nine months ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
Statements of Loss and Other Comprehensive Loss Information:
General and administrative expenses:
Consulting and management fees	$1,792,984	$4,883,165	$5,441,156	$2,713,548	$2,023,284
Professional fees	1,206,431	1,043,420	1,453,310	2,185,220	644,117
Share-based compensation	20,744,083	4,649,004	4,703,254	24,474,191	357,189
Travel expenses	332,543	247,897	390,531	2,704,879	231,821
General office expenses	106,750	91,893	120,228	183,843	148,715
Foreign exchange loss (gain)	7,268	(8,525)	(10,552)	62,479	68,243
Communications and promotions	707,004	580,742	1,251,155	398,880	62,528

Operating loss	$24,897,063	$11,487,596	$13,349,082	$32,723,040	$3,535,897
Finance costs	$—	$—	$—	$—	$405,249
Finance income	(14,142)	(248,132)	(302,720)	(259,019)	(5,056)

Loss for the period before income taxes	$24,882,921	$11,239,464	$13,046,362	$32,464,021	$3,936,090
Income taxes	$90,962	$106,360	$160,838	$155,360	$93,276

Net loss for the period (after income taxes)	$24,973,883	$11,345,824	$13,207,200	$32,619,381	$4,029,366
Other income (expense):
Items that subsequently may be reclassified into net income:
Foreign currency translation	$7,986,203	$(2,591,760)	$(4,912,866)	$(3,881,076)	$4,131,016

Total comprehensive loss for the period	$32,960,086	$8,754,064	$8,294,334	$28,738,305	$8,160,382

Nine Months Ended September 30, 2024 Compared to Nine Months Ended September 30, 2023

Revenues

We did not generate any revenues for the nine months ended September 30, 2024 and 2023, as we are in the pre-revenue development stage and have not yet commenced any mining operations and potash production.

Operating Loss

Our operating loss increased to approximately $24.9 million for the nine months ended September 30, 2024, as compared to approximately $11.5 million for the nine months ended September 30, 2023, primarily due to an increase in our general and administrative expenses. Our general and administrative expenses consist primarily of consulting and management fees, professional fees, share-based compensation, travel expenses, general office expenses, and communications and investor relations expenses. We had (i) lower consulting and management fees during the nine months ended September 30, 2024, as compared to the same period in 2023, as no bonuses were granted in 2024 (see Note 11 to our unaudited condensed interim consolidated financial statements for the nine months ended September 30, 2024 and 2023, included elsewhere in this prospectus); (ii) higher professional fees due to increased legal and accounting fees during the nine months ended September 30, 2024, as compared to the same period in 2023; (iii) higher share-based compensation costs, as we granted 806,250 DSUs and 3,175,000 RSUs to certain of our directors, former directors, and consultants during the nine months ended September 30, 2024; (iv) higher travel expenses during the nine months ended September 30, 2024, as compared to the same period in 2023, due to an increased number of business trips in 2024; and (v) higher communications expenses during the nine months ended September 30, 2024, as compared to the same period in 2023, as we increased our investor relations activities in 2024.

Net Loss

Our net loss increased to approximately $25.0 million for the nine months ended September 30, 2024, as compared to approximately $11.3 million for the nine months ended September 30, 2023, primarily due to higher share-based compensation costs, higher travel expenses, higher communications expenses, and lower financing proceeds, offset by lower consulting and management fees, during the nine months ended September 30, 2024, as compared to the same period in 2023.

Year Ended December 31, 2023 Compared to Year Ended December 31, 2022

Revenues

We did not generate any revenues for the years ended December 31, 2023 and 2022, as we are in the pre-revenue development stage and have not yet commenced any mining operations and potash production.

Operating Loss

Our operating loss decreased to approximately $13.3 million for the year ended December 31, 2023, as compared to approximately $32.7 million for the year ended December 31, 2022, primarily due to a decrease in our general and administrative expenses. Such decrease was primarily due to (i) lower share-based compensation in 2023, as compared to 2022, as we granted fewer stock options and DSUs to our executives and employees, (ii) lower travel expenses in 2023, as compared to 2022, as our management made fewer trips to Brazil, and (iii) lower professional fees incurred in 2023, as compared to 2022, offset by higher consulting and management fees. General and administrative expenses consist primarily of consulting and management fees, share-based compensation, professional fees, travel expenses, and general office expenses. We incurred higher consulting and management fees in 2023, as we awarded to certain of our key management personnel discretionary cash bonuses in the aggregate amount of approximately $3.0 million (see Note 18 to our audited condensed consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included elsewhere in this prospectus), as compared to 2022, during which we did not award any cash bonuses.

Net Loss

Our net loss was approximately $13.2 million for the year ended December 31, 2023, as compared to a net loss of approximately $32.6 million for the year ended December 31, 2022, primarily as a result of the lower general and administrative expenses that we incurred in 2023, as compared to 2022.

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenues

We did not generate any revenues for the years ended December 31, 2022 and 2021, as we are in the pre-revenue development stage and have not yet commenced any mining operations and potash production.

Operating Loss

Our operating loss increased to approximately $32.7 million for the year ended December 31, 2022, as compared to approximately $3.5 million for the year ended December 31, 2021, primarily due to the incurrence of (i) higher payments for share-based compensation in 2022, as compared to 2021, as we granted (a) stock options with respect to an aggregate of 312,500 million Common Shares and (b) 2,112,500 million DSUs in 2022, (ii) higher travel expenses in 2022, as compared to 2021, due to increased business trips to Brazil to advance the development of the Autazes Project, and (iii) higher professional fees in 2022, primarily in connection with this offering, as compared to 2021. Our general and administrative expenses, consisting primarily of consulting and management fees, professional fees, share-based compensation, travel expenses, and general office expenses, were the primary contributors to our operating loss. Our travel expenses increased to approximately $2.7 million for the year ended December 31, 2022, as compared to approximately $0.3 million for the year ended December 31, 2021, as a result of the lifting of COVID-19 travel restrictions and our Company successfully raising capital from our Regulation A Offering in 2021, which permitted our management team to make more frequent business trips to Brazil to: (i) negotiate our offtake and potash distribution and marketing agreements with Amaggi Exportação e Importação Ltda.; (ii) resume additional consultations with the Mura indigenous people; (iii) attend additional meetings with Brazilian federal, state and municipal agencies to work towards obtaining the Construction Licenses; and (iv) attend various mining conferences in person, which were not offered in 2021.

Net Loss

Our net loss increased to approximately $32.6 million for the year ended December 31, 2022, as compared to a net loss of approximately $4.0 million for the year ended December 31, 2021, primarily due to the higher general and administrative expenses that we incurred in 2022, as compared to 2021.

Liquidity and Capital Resources

To date, we have generated no cash from operations and negative cash flows from operating activities. All costs and expenses in connection with our formation, development, legal fees and administrative support have been funded by our borrowings under loan agreements, the proceeds from private placements of our Common Shares, including to our majority shareholders, and the proceeds from our Regulation A Offering (see “—Regulation A Offering” below).

Our future expenditures and capital requirements will depend on numerous factors, including the success of this offering and the progress of our development efforts.

Our business does not currently generate any cash. We believe that with the expected proceeds from this offering, we will have sufficient capital to finance our development and operations through 2026. However, if our development and operating costs and expenses are higher than expected, we may need to obtain additional financing prior to the end of 2026. Furthermore, in addition to this offering, we expect that we will be required to raise additional funds to finance our operations until such time that we can conduct profitable revenue-generating activities. No assurances can be made that we will be successful in obtaining additional equity or debt financing, or that ultimately, we will commence profitable operations and achieve positive cash flow.

Our approach to managing liquidity risk is to ensure that we will have sufficient liquidity to meet liabilities when due. As of September 30, 2024, we had a cash and cash equivalents balance of approximately $1.3 million to settle current liabilities of approximately $5.1 million. We plan to use a portion of the anticipated net proceeds from this offering to settle our current liabilities.

Summary of Cash Flows

The following table summarizes our cash flow data and cash and cash equivalents for the periods indicated:

	Nine months ended September 30,		Year Ended December 31,
	2024	2023	2023	2022	2021
Net cash used in operating activities	$(795,837)	$(6,692,276)	$(8,196,753)	$(8,217,642)	$(9,608,999)
Net cash used in investing activities	$(3,344,216)	$(2,194,201)	$(3,635,008)	$(3,470,882)	$(1,164,192)
Net cash provided by financing activities	$3,017,500	$2,497,500	$2,497,500	$8,348,378	$25,877,650
Cash and cash equivalents (at beginning of period)	$2,450,239	$11,804,907	$11,804,907	$15,144,419	$72,438
Cash and cash equivalents (at end of period)	$1,251,176	$5,396,854	$2,450,239	$11,804,907	$15,144,419

Operating Activities

Net cash used in operating activities decreased to approximately $(0.8) million for the nine months ended September 30, 2024, as compared to approximately $(6.7) million for the nine months ended September 30, 2023, primarily due to changes in working capital, which was approximately $3.4 million for the nine months ended September 30, 2024, as compared to approximately $0.1 million for the nine months ended September 30, 2023, partially offset by higher net loss, which was approximately $25.0 million for the nine months ended September 30, 2024, as compared to approximately $11.3 million for the nine months ended September 30, 2023.

Net cash used in operating activities remained relatively stable at approximately $(8.2) million for the years ended December 31, 2023 and December 31, 2022.

Net cash used in operating activities decreased to approximately $(8.2) million for the year ended December 31, 2022, as compared to approximately $(9.6) million for the year ended December 31, 2021, primarily due to changes in working capital, which was approximately $31,200 for the year ended December 31, 2022, as compared to approximately $(6.4) million in 2021, partially offset by increases in general and administrative expenses during the year ended December 31, 2022.

Investing Activities

Net cash used in investing activities increased to approximately $(3.3) million for the nine months ended September 30, 2024, as compared to approximately $(2.2) million for the nine months ended September 30, 2023, primarily due to an increase in exploration and evaluation expenses during the nine months ended September 30, 2024, as compared to the same period in 2023.

Net cash used in investing activities increased slightly to approximately $(3.6) million for the year ended December 31, 2023, as compared to approximately $(3.5) million for the year ended December 31, 2022, primarily due to a slight increase in exploration and evaluation expenses in 2023, as compared to 2022.

Net cash used in investing activities increased to approximately $(3.5) million for the year ended December 31, 2022, as compared to approximately $(1.2) million for the year ended December 31, 2021,

primarily due to an increase in spending on exploration and evaluation expenses to approximately $3.7 million in 2022, as compared to approximately $1.2 million in 2021.

Financing Activities

Net cash provided by financing activities was approximately $3.0 million for the nine months ended September 30, 2024, which included cash proceeds from exercises of certain stock options and the full exercise by CD Capital Natural Resources BPC LP of a warrant into 375,000 Common Shares at an exercise price of $4.00 per Common Share. Net cash provided by financing activities was approximately $2.5 million for the nine months ended September 30, 2023, which included cash proceeds from exercises of stock options.

Net cash provided by financing activities decreased to approximately $2.5 million for the year ended December 31, 2023, as compared to approximately $8.3 million for the year ended December 31, 2022, primarily because we did not conduct any subsequent financing activities following the completion of our Regulation A Offering in August 2022.

Net cash provided by financing activities decreased to approximately $8.3 million for the year ended December 31, 2022, as compared to approximately $25.9 million for the year ended December 31, 2021, primarily due to a decrease in the proceeds from our Regulation A Offering.

Cash and cash equivalents

Our cash and cash equivalents balance was approximately $1.3 million as of September 30, 2024, as compared to $5.4 million as of September 30, 2023, primarily because we did not conduct any significant financing activities following the completion of our Regulation A Offering in August 2022, partially offset by receipt of cash proceeds from exercises of certain stock options and the exercise of a warrant during the nine months ended September 30, 2024.

Our cash and cash equivalents balance was approximately $2.5 million as of December 31, 2023, as compared to $11.8 million as of December 31, 2022, primarily because we did not conduct any subsequent financing activities following the completion of our Regulation A Offering in August 2022, and our primary receipt of cash proceeds in 2023 was from an exercise of stock options.

Our cash and cash equivalents balance was approximately $11.8 million as of December 31, 2022, as compared to $15.1 million as of December 31, 2021, as we were able to maintain our cash balance even with increased general and administrative expenses during the year ended December 31, 2022, primarily due to the proceeds raised from our Regulation A Offering in 2022.

Debt Financings

Loan Agreement with Sentient

On October 29, 2019, we entered into a loan agreement with Sentient Global Resource Fund IV LP, of which Andrew Pullar (a then member of our board of directors at such time) is the managing partner and a director. Pursuant to the terms of the loan agreement with Sentient Global Resource Fund IV LP, we borrowed from Sentient Global Resource Fund IV LP $1,000,000, on an unsecured basis, at an interest rate of 30% per annum, and with an initial repayment date of April 29, 2020 (which we refer to as the “Sentient Loan”). We also incurred a setup fee of $200,000 in connection with the Sentient Loan. On April 29, 2020, the parties extended the repayment date of the Sentient Loan to July 31, 2020, and we incurred an extension fee of $50,000 in connection therewith. The Sentient Loan began accruing interest on August 1, 2020. On September 30, 2021, we entered into an amended and restated loan agreement with Sentient Global Resource Fund IV LP, pursuant to which the principal and accrued interest due and payable under the Sentient Loan, along with the cumulative setup and extension fees of $250,000, totaling $1,599,794, was capitalized to the Sentient Loan balance as of September 30, 2021, and the repayment date was extended to June 30, 2022. The amended Sentient Loan accrued interest at a rate of 12%. The terms of the amended and restated loan agreement with Sentient Global Resource

Fund IV LP included restrictive covenants which restricted us from incurring any other indebtedness with a maturity date earlier than June 30, 2022 and from making any payments of principal or interest under any loan agreements entered into on or after September 30, 2021 until the Sentient Loan was paid in full. On November 30, 2021, we repaid in full the Sentient Loan, including all principal, accrued interest, and fees due and payable, using a portion of our proceeds from our Regulation A Offering.

Loan Agreement with 2227929 Ontario Inc.

On June 15, 2020, we entered into a loan agreement (which we refer to as the “2227929 Ontario Loan Agreement”) with 2227929 Ontario Inc. Pursuant to the terms of the 2227929 Ontario Loan Agreement, we borrowed from 2227929 Ontario Inc. $40,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of September 15, 2020. On September 15, 2020, the parties extended the maturity date under 2227929 Ontario Loan Agreement to December 15, 2020. On December 17, 2020 and during the three months ended March 31, 2021, we borrowed from 2227929 Ontario Inc. an additional $70,000 and $160,000, respectively, under the 2227929 Ontario Loan Agreement on the same terms as the initial loan. On December 15, 2020, the parties extended the maturity date under the 2227929 Ontario Loan Agreement to July 31, 2021, and on September 30, 2021, the parties further extended the maturity date under the 2227929 Ontario Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full all of the loans under the 2227929 Ontario Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

Loan Agreements with Aberdeen

On July 2, 2020, we entered into a loan agreement (which we refer to as the “Initial Aberdeen Loan Agreement”) with Aberdeen International Inc. (which we refer to as “Aberdeen”). Stan Bharti (our Executive Chairman) is the executive chairman, and Ryan Ptolemy (our Chief Financial Officer) is the chief financial officer, of Aberdeen. Pursuant to the terms of the Initial Aberdeen Loan Agreement, we borrowed from Aberdeen $100,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of January 2, 2021. During 2020, we borrowed from Aberdeen an additional $348,000 under the Initial Aberdeen Loan Agreement on the same terms as the initial loan. On February 9, 2021, the parties extended the maturity date under the Initial Aberdeen Loan Agreement to July 31, 2021, and on September 30, 2021, the parties further extended the maturity date under the Initial Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full all of the loans under Initial Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

On April 1, 2021, we entered into a second loan agreement with Aberdeen (which we refer to as the “Second Aberdeen Loan Agreement”), pursuant to which we borrowed from Aberdeen $200,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 31, 2021. On September 30, 2021, the parties extended the maturity date under the Second Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full the loan under Second Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

On August 4, 2021, we entered into a third loan agreement with Aberdeen (which we refer to as the “Third Aberdeen Loan Agreement”), pursuant to which we borrowed from Aberdeen $149,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 31, 2021. On September 30, 2021, the parties extended the maturity date under the Third Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full the loan under Third Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

Loan Agreement with Sulliden

On October 22, 2020, we entered into a loan agreement with Sulliden Mining Capital Inc. (which we refer to as “Sulliden”), and at such time, Stan Bharti (our Executive Chairman) served as the then-executive chairman and interim chief executive officer, and Ryan Ptolemy (our Chief Financial Officer) served as the then-chief financial officer, of Sulliden. Pursuant to the terms of the loan agreement with Sulliden, we borrowed from Sulliden $70,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 21, 2020 (which we refer to as the “Sulliden Loan”). On February 10, 2021, the parties extended the maturity date of the Sulliden Loan to July 31, 2021, and on September 30, 2021, the parties further extended the maturity date of the Sulliden Loan to June 30, 2022. On November 29, 2021, we repaid in full the Sulliden Loan, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering. Stan Bharti resigned from his position with Sulliden in March 2023, and Ryan Ptolemy resigned from his position with Sulliden in January 2024.

Loan Agreement with Greenway

On February 26, 2021, we entered into a loan agreement with Greenway Investments International Ltd. (which we refer to as “Greenway”). Pursuant to the terms of the loan agreement with Greenway, we borrowed from Greenway $138,603, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of September 1, 2021 (which we refer to as the “Greenway Loan”). On September 30, 2021, the parties extended the maturity date of the Greenway Loan to June 30, 2022. On November 29, 2021, we repaid in full the Greenway Loan, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

Loan Agreement with Newdene

On May 5, 2021, we entered into a loan agreement with Newdene Gold Inc. (which we refer to as “Newdene”). Pursuant to the terms of the loan agreement with Newdene, we borrowed from Newdene $135,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 31, 2021 (which we refer to as the “Newdene Loan”). On September 30, 2021, the parties extended the maturity date of the Newdene Loan to June 30, 2022. On November 29, 2021, we repaid in full the Newdene Loan, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

Regulation A Offering

Pursuant to an offering under Tier 2 of Regulation A promulgated under the Securities Act (which we refer to as our “Regulation A Offering”), we completed an offering of 2,529,676 Common Shares. Our Regulation A Offering was made pursuant to our Form 1-A Offering Statement, which was initially filed by us with the SEC on May 5, 2020 and qualified by the SEC on June 26, 2020, and our Post-Qualification Offering Circular Amendment No. 1 and Post-Qualification Offering Circular Amendment No. 2, which were filed by us with the SEC on June 25, 2021 and July 23, 2021, respectively, and qualified by the SEC on August 2, 2021. The Common Shares were offered in our Regulation A Offering at a purchase price of $16.00 per Common Share.

Our Regulation A Offering closed on August 2, 2022, with an aggregate of 2,529,676 Common Shares sold and approximately $40.5 million in gross proceeds raised, of which approximately $33.0 million was raised in 2021, and approximately $7.5 million was raised in 2022.

Plan of Operations

As noted above, the continuation of our current plan of operations, which is in the pre-revenue development stage, requires us to raise significant amounts of additional capital.

We are a pre-revenue development stage mineral mining company, which began operations in October 2006. Our plan of operations for the next few years includes, subject to securing sufficient funds, commencing primary construction of the infrastructure of the Autazes Project. We continually evaluate our plan of operations to determine the manner in which we can most effectively utilize our limited cash resources. The timing of completion of any aspect of our plan of operations is highly dependent upon the availability of cash to implement that aspect of our plan and other factors beyond our control. There is no assurance that we will successfully obtain the required capital or revenues, or, if obtained, that the amounts will be sufficient to fund our ongoing plan of operations.

These circumstances represent material uncertainties that may cast substantial doubt on our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might result from this uncertainty.

Capital Expenditures

We do not have any contractual obligations for ongoing capital expenditures at this time.

Contractual Obligations and Commitments

We are a party to certain consulting agreements, which provide, as of September 30, 2024, for aggregate change in control payments by us of approximately $8.0 million to certain of our directors, executives and consultants upon the occurrence of a change in control (as such term is defined in each respective consulting agreement) of our Company, and aggregate termination payments by us of approximately $1.0 million upon the respective termination of such directors, executives and consultants. As a triggering event under such consulting agreements has not taken place, these amounts have not been recorded on our consolidated financial statements.

Contingencies

Certain conditions may exist as of the date our consolidated financial statements are issued, which may result in a loss to us, but which will only be resolved when one or more future events occur or fail to occur. Our management assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against us or unasserted claims that may result in such proceedings, we, in consultation with our legal counsel as appropriate, evaluate the perceived merits of any legal proceedings or unasserted claims, as well as the perceived merits of the amount of relief sought or expected to be sought in connection therewith. If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued on our financial statements. If the assessment indicates a potentially material loss contingency is not probable, but is reasonably possible, or is probable, but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of the possible loss, if determinable and material, would be disclosed. Loss contingencies considered remote are generally not disclosed on our financial statements unless they involve guarantees, in which case the guarantees would be disclosed. We are not aware of any matters which result in a loss contingency.

Off-Balance Sheet Arrangements

We did not have during the nine months ended September 30, 2024 and the years ended December 31, 2023, 2022 and 2021, and we do not currently have, any off-balance sheet arrangements.

Quantitative and Qualitative Disclosure About Market Risk

We consider market risk to be the potential loss arising from adverse changes in market rates and prices.

In the ordinary course of our business as currently conducted, which primarily consists of our mining development activities as we have not yet commenced any mining operations and potash production, we are not exposed to market risk of the sort that may arise from changes in commodity prices, interest rates or foreign currency exchange rates.

When we commence our mining operations and potash production, which will consist primarily of extracting and processing potash ore from the underground mine of the Autazes Project and selling and distributing the processed potash in Brazil, we anticipate that we will be exposed to a number of market risks that will arise from our normal business activities. We believe that these market risks, which will be beyond our control, will principally involve the possibility that changes in commodity prices, interest rates or exchange rates will adversely affect the value of our inventory, financial assets and liabilities, or future cash flows and earnings.

Financial Risk Management Objectives and Policies

We believe that the financial risks that will arise from our operations will be credit risk, liquidity risk, foreign currency risk, and commodity price risk. These financial risks will arise in the normal course of our operations, and all transactions undertaken by us will be to support our ability to continue as a going concern. Our management will manage and monitor our exposure to these financial risks to ensure that appropriate measures will be implemented in a timely and effective manner.

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial arrangement fails to meet its contractual obligations. Our credit risk is primarily associated with our bank balances. We mitigate credit risk associated with our bank balances by holding cash with large, reputable financial institutions.

Liquidity Risk

Liquidity risk is the risk that we will not be able to settle or manage our obligations associated with financial liabilities. To manage liquidity risk, we closely monitor our liquidity position to ensure that we have adequate sources of financing to fund our operations and projects. As of September 30, 2024, we had a cash and cash equivalents balance of approximately $1.3 million to settle current liabilities of approximately $5.1 million. We plan to use a portion of the anticipated net proceeds from this offering to settle our current liabilities.

Foreign Currency Risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of our investments in our foreign subsidiary, Potássio do Brasil Ltda. Our foreign currency risk arises primarily with respect to the Brazilian real, as fluctuations in the exchange rates between these currencies and the U.S. dollar could have a material impact on our business, results of operations, and financial condition.

For example, a $0.01 strengthening or weakening of the U.S. dollar against the Brazilian real as of September 30, 2024 would result in a respective increase or decrease in operating loss of $nil, and a respective increase or decrease in other comprehensive loss of approximately $3.7 million. We do not currently engage in any hedging activities to mitigate this risk.

Commodity Price Risk

Our future profitability will be dependent on the income to be received from our mining operations and potash production, which will be based on the amount of potash ore we will be able to extract and process, and the prices at which we are able to sell and distribute the processed potash. Potash prices are affected by numerous factors such as global and regional supply and demand, inflation or deflation, interest rates, and exchange rates.

The JOBS Act and Implications of Being an Emerging Growth Company

We are an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of specified reduced reporting and other requirements that are otherwise generally applicable to SEC reporting companies that are not emerging growth companies.

Additionally, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report, and expect to continue to report, under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period, and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such accounting standards is required by the IASB.

As an emerging growth company, we intend to rely on other exemptions and reduced reporting requirements under the JOBS Act, including without limitation, subject to certain conditions, not having to (a) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act, and (b) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report to provide additional information about the audit and our financial statements, known as the auditor discussion and analysis. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year following the fifth anniversary of the completion of this offering, (ii) the last day of the first fiscal year during which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which means the market value of our Common Shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, and (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. We have taken advantage of reduced reporting requirements in this prospectus, and as such, the information contained in this prospectus may be different than the information you receive from other public companies in which you hold equity securities.

BUSINESS

Company Overview

We are a mineral exploration and development company with a potash mining project, the Autazes Project, located in the state of Amazonas, Brazil. Our technical operations are based in Autazes, Amazonas, Brazil and Belo Horizonte, Minas Gerais, Brazil, and our corporate office is in Toronto, Ontario, Canada. We are in the pre-revenue development stage and have not yet commenced any mining operations. Our plan of operations for the next few years includes, subject to securing sufficient funds, commencing all phases of the construction of the Autazes Project.

Once our operations commence, our operating activities will be focused on the extraction and processing of potash ore from the underground mine of the Autazes Project and selling and distributing the processed potash in Brazil.

The Mineral Resources on the Autazes Property are in an area encompassing approximately 98 square miles located in the Amazon potash basin near the city of Autazes in the eastern portion of the state of Amazonas, Brazil, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, northern Brazil. We hold all of the mineral rights for the Autazes Project through our wholly-owned local subsidiary in Brazil, Potássio do Brasil Ltda., and such mineral rights are registered with the Brazilian National Mining Agency, which is a specialized agency of the Brazilian Ministry of Mines and Energy. Under our current development plan for the Autazes Project, we intend to own, lease, have rights of access to or have rights to occupy, through Potássio do Brasil Ltda., 39 rural properties on which the facilities and infrastructure for the Autazes Project will be located. We currently have rights of access to rural 24 properties consisting of a total area of approximately 5.4 square miles, which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed. Although we believe that, through administrative land regularization proceedings, with Brazilian governmental agencies (such as the Brazilian National Institute of Rural Settlement and Agrarian Reform, the Brazilian Ministry of Industry and Trade, and other agencies), we will be able to, and intend to, acquire ownership of these 24 properties, there is no guarantee that the relevant authorities will do so on a timely basis or at all, as our acquisition of properties in Brazil will depend on us following the applicable legal procedures and meeting the required legal standards, which will be assessed by the relevant authorities within an uncertain timeline. Additionally, in March, April and May 2024, we entered into agreements to lease, for a term of six years, the remaining 15 rural properties consisting of a total area of approximately 4.2 square miles, which primarily will be used for the sites of our dry stacked tailings piles (see also “—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”). Each of these lease agreements also provides us with a right of first refusal to purchase the applicable leased property in the event of a sale of such property, and in connection with any such sale, we will be able to apply the aggregate amount paid under such lease agreement as a reduction in the sale price. For additional information regarding our planned land ownership, see “Description of the Autazes Project and the Autazes Property—Ownership of Land”.

Corporate History and Organizational Structure

Significant Developments

Our historical milestones are as follows:

•	2006 – We were incorporated on October 10, 2006 under the laws of the Province of Ontario, Canada, for the purpose of engaging in the exploration and mining of potash in Brazil.

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2008 – Our local subsidiary in Brazil, Potássio do Brasil Ltda., submitted applications to the Brazilian National Mining Agency and the Brazilian Amazonas Environmental Protection Institute for mineral exploration in the Autazes potash basin in which the Autazes Property is located.

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2009 – We raised an aggregate of approximately $25.4 million through private placements of our Common Shares. The mineral exploration applications submitted by Potássio do Brasil Ltda. were approved, the Brazilian National Mining Agency issued our first two Exploration Permits, the Brazilian Amazonas Environmental Protection Institute issued our Environmental Exploration License, and as a result, we acquired the mineral rights for the Autazes Project.

•	2010 – We received our third Exploration Permit from the Brazilian National Mining Agency. We commenced mineral exploration drilling on the Autazes Property.

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2011 – We raised an aggregate of approximately $8.6 million through private placements of our Common Shares. We received our fourth and fifth Exploration Permits from the Brazilian National Mining Agency. We continued mineral exploration drilling on the Autazes Property.

•	2012 – We raised an aggregate of approximately $43.8 million through private placements of our Common Shares. We continued further mineral exploration drilling on the Autazes Property.

•	2013 – We raised an aggregate of approximately $9.1 million through private placements of our Common Shares and an additional approximately $29.2 million from exercises of warrants.

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2014 – We raised an aggregate of approximately $55.5 million through private placements of our Common Shares from October 2014 to January 2015. We commenced negotiations to gain access to the land that comprises the Autazes Property. ERCOSPLAN completed a preliminary economic assessment of the Autazes Project (which we refer to as our “Initial Assessment”) in accordance with the requirements of NI 43-101, which assessment included a pit resource estimate and capital construction, operation and economic estimates.

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2015 – Golder completed the Environmental and Social Impact Assessment of the Autazes Project. In connection with our application to obtain our Preliminary Environmental License, Golder also assisted us with public hearings and consultations with local indigenous communities near the Autazes Project conducted in accordance with the guidelines and requirements established by FUNAI, which is Brazil’s governmental protection agency that establishes and carries out policies relating to indigenous peoples in Brazil. We received our Preliminary Environmental License for the Autazes Project from the Brazilian Amazonas Environmental Protection Institute.

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2016 – We raised an aggregate of approximately $3.4 million through private placements of our Common Shares. ERCOSPLAN and another construction engineering consulting firm with significant experience in developing mining projects completed our initial technical report and Feasibility Study (which we refer to as the “Initial Technical Report”) in accordance with the requirements of NI 43-101, which included Mineral Resource and Mineral Reserve estimates and capital construction, operation and economic estimates.

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2017 – We raised an aggregate of approximately $12.4 million through private placements of our Common Shares and an additional approximately $5.3 million from exercises of stock options. Following the completion of the Initial Technical Report, we commenced work to satisfy the necessary requirements to obtain the Construction Licenses, such as preparation of environmental and social studies and assessments. In March 2017, we agreed to suspend our Preliminary Environmental License, and to conduct additional consultations with local indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169.

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2018 – We continued work on the environmental and social studies and assessments that are necessary for the Construction Licenses. We worked with the Mura indigenous people to develop a consultation protocol for the Autazes Project in accordance with International Labour Organization Convention 169.

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2019 – We raised an aggregate of approximately $2.25 million through private placements of our Common Shares and an additional approximately $1.5 million from exercises of stock options. We also borrowed $1.0 million pursuant to a short-term loan from a principal shareholder. We conducted additional outreach to and consultations with indigenous communities near the Autazes Project, and continued work towards completing the necessary plans and conditions to apply for the Construction Licenses for the Autazes Project.

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2020 – We borrowed an aggregate of $0.6 million pursuant to short-term loans from certain of our principal shareholders. Our Initial Assessment and our Plan for Economic Development of the Deposit were approved by the Brazilian National Mining Agency. As of the end of 2020, we had completed almost all of the plans and conditions necessary for our application to obtain the Construction Licenses and obtained several ancillary permits required for the commencement of construction of the Autazes Project. Our additional consultations with indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169 were suspended in March 2020 due to the COVID-19 pandemic.

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2021 – In 2021, we raised an aggregate of approximately $33.0 million through our Regulation A Offering, which substantially broadened our shareholder base. We also borrowed an aggregate of $0.8 million pursuant to short-term loans from certain of our principal shareholders. We subsequently repaid all of our outstanding loans.

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2022 – We raised an additional approximately $7.5 million through our Regulation A Offering, which closed on August 2, 2022. Our additional consultations with indigenous communities near the Autazes Project, conducted in accordance with International Labour Organization Convention 169, resumed in April 2022 following the lifting of COVID-19 related restrictions. We submitted our Indigenous Component Study to FUNAI for their review. We completed the Technical Report, which was prepared in accordance with the SEC Mining Modernization Rules. We also entered into offtake and potash distribution and marketing agreements with Amaggi Exportacão E Importacão Ltda., and a potash product transportation agreement with Hermasa Navegação Da Amazônia Ltda. (see “—Strategic Relationships”).

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2023 – We had meetings with various Brazilian governmental agencies and officials to discuss the development and advancement of the Autazes Project, including meetings with (i) the Minister of the Brazilian Ministry of Mines and Energy and his team on March 2, 2023, (ii) the Minister of the Brazilian Ministry of Agriculture and his team on March 2, 2023, and (iii) Mr. Geraldo Alckmin, the Vice President of Brazil, on March 3, 2023. On August 25, 2023, we submitted to the Brazilian Amazonas Environmental Protection Institute our application for the Construction Licenses to ensure that we moved to the next stage of our permitting process, prior to the expiration of our Preliminary Environmental License on August 31, 2023 in accordance with its terms. In September 2023, we completed our additional consultations with the 36 villages that comprise the local Mura indigenous communities. As of the end of 2023, all of the plans and conditions that were required to be completed and satisfied in order for us to complete our application to obtain the Construction Licenses have been completed by us and approved by the various applicable Brazilian federal, state and municipal agencies.

As of September 30, 2024, we have raised approximately $243 million in equity and debt financings to bring the Autazes Project closer to a construction ready state.

We currently have rights of access to, and intend to own or have rights to occupy, all of the land required to construct the mine shafts, processing plant, and port for the Autazes Project, and we have entered into agreements to lease, for a term of six years, with a right of first refusal option to purchase, the remaining properties on which the other facilities for the Autazes Project (primarily consisting of the sites for our dry stacked tailings piles) will be located. See also “Risk Factors—Risks Related to Mining—The failure to acquire, lease, purchase, or obtain rights to occupy all of the land intended for the operation of the Autazes Project could adversely impact our development of the Autazes Project.”

As of August 2024, we have received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project, with the exception of the separate construction permit we will need to begin construction of the new power transmission line that will connect the Autazes Project to Brazil’s national electricity grid. We have begun water source drilling for two potable water wells at the Autazes Project.

Our current near-term goal is to start the primary construction of the infrastructure of the Autazes Project. See “—Regulatory Overview” below for additional information regarding the permits and licenses required for the Autazes Project.

Organizational Structure

We are a holding company and we conduct substantially all of our business through our subsidiary, Potássio do Brasil Ltda. As a holding company, our future operating revenues are dependent on Potássio do Brasil Ltda., the Autazes Project, and the distribution of those earnings to us. See also “Risk Factors—Risks Related to Our Company—We are a holding company and we conduct substantially all of our business through our subsidiary, Potássio do Brasil Ltda.”

Our organizational structure is as follows:

Our operating activities are primarily conducted through Potássio do Brasil Ltda., our Brazilian subsidiary. The primary language used by Potássio do Brasil Ltda. to conduct its business is Portuguese. We maintain direct legal and accounting relationships in Brazil supported by our Canadian and U.S. based legal and accounting teams. As the sole quotaholder (which is similar to a shareholder) of Potássio do Brasil Ltda., we hold ultimate decision-making authority over the entity by virtue of our ability to directly cause the appointment or removal of the officers of Potássio do Brasil Ltda.

Our Competitive Strengths

We believe that the following competitive strengths, among others, will position us for future operational success:

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Strategic in-country location of the Autazes Project. The Autazes Project is located close to Brazil’s existing agricultural and farming areas and near the Amazon River system, thus enabling a shorter and more efficient inland path to Brazilian farmers, with the initial leg by river barge and the final leg by truck. We believe that the average total transit time to transport our potash product from the Autazes Project to domestically located customers in Brazil will be approximately two and a half days, which is approximately 43 times shorter than the transit time of up to 107 days that it takes to transport potash from other major potash producing suppliers in Canada and Russia to customers in Brazil. The state of Mato Grosso, Brazil is the largest consumer of potash among all states in Brazil and is responsible for more than 20% of domestic potash consumption. The state of Mato Grosso also shares a border with, and is a short distance from, the state of Amazonas, Brazil, where the Autazes Project is located. With expected at-scale production of an average of approximately 2.4 million tons of muriate of potash (which we refer to as “MOP”) per year, we believe that the Autazes Project should reduce Brazil’s reliance on imported potash, which made up approximately 98% of all potash used in Brazil in 2021. We believe that the Autazes Project is the only pre-revenue development stage or development stage potash project of significant size in Brazil, and we believe that it could eventually supply approximately 20% of Brazil’s current demand for potash.

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Lowest anticipated delivered cost to farmers. We estimate that the delivered cost of potash from the Autazes Project to Brazilian farmers will be approximately half of the average cost of potash imported into Brazil, and we believe that we will be profitable at prices where approximately 70% of existing potash producers outside of Brazil would not be profitable. Potash imported into Brazil has a substantially higher marginal delivered cost than potash produced in Brazil, providing a margin advantage for domestic potash producers, particularly in our case since the Autazes Project is only five miles from a major river system. This provides us with a structural margin advantage given Brazil’s current reliance on imported potash, and market pricing that reflects elevated import costs.

The chart below reflects a comparison of our estimated cost and freight (CFR) costs of delivering our potash product to farmers in the state of Mato Grosso, Brazil, against the estimated CFR costs of certain current major international producers and exporters of potash delivering their potash to Mato Grosso, based on the following: (i) international shipping costs include road and/or rail freight costs from the respective production plants of such competitors to the respective ports in those countries, ocean freight costs, port charges (operation and demurrage), and ad hoc handling expenses, (ii) inland freight costs to Mato Grosso includes either freight costs from the Paranaguá port in Brazil to Mato Grosso (with respect to imported potash produced by our competitors), or inland road transportation costs from the Autazes Project to Mato Grosso (with respect to potash to be produced by us at the Autazes Project), and (iii) all road, rail, and ocean freight costs and port charges are estimated by CRU.

Source: the Technical Report.

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Competitively advantaged carbon emissions profile. Based on our GHG Emissions Analysis, we believe that the Autazes Project will have a competitively advantaged GHG emissions profile from its anticipated operations in the following three material ways: (i) as compared to a potash producer located in Saskatchewan, Canada (which, according to our GHG Emissions Analysis, has a lower GHG emissions profile than the potash producers in other countries currently supplying potash to Brazil) using similar conventional underground mining methods (which are generally more energy efficient than alternative potash mining methods) and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing, we believe that the aggregate Scope 2 GHG Emissions generated from the production of potash from the Autazes Project will be approximately 1.2 million tons (or approximately 80%) less per year, since we plan to have all of the electricity used at the Autazes Project be provided by Brazil’s national power grid, which generates approximately 80% of its power from renewable sources and has a lower carbon intensity of approximately 0.54 tCO2e/MWh, as compared to the power supply relied upon by a Saskatchewan potash producer (assuming such potash producer draws all of its power consumption from the Saskatchewan provincial power grid, which currently generates approximately 81% of its power from fossil fuels); (ii) assuming the same amount of potash that is currently being imported into Brazil and the current geographic supplier mix, we believe that the Scope 3 GHG Emissions associated with the distribution of our potash product and related logistics at the Autazes Project will be approximately 205,000 tons less per year than the average Scope 3 GHG Emissions produced by overseas potash producers currently importing potash into Brazil, primarily because the distances to transport our potash product to Brazilian farmers will be significantly shorter than those of the overseas suppliers; and (iii) based on the assumption that the local communities surrounding the Autazes Project use 3MWh of electricity per year, which is currently exclusively supplied by diesel generators, we believe that annual GHG emissions will be reduced since, following completion of the planned power transmission line that will connect the Autazes Property to Brazil’s national power grid, the local communities will be able to connect to the new electricity infrastructure and draw power from Brazil’s national power grid. As such, based on the three examples described above, we believe that the Autazes Project will result in an aggregate of approximately 1.4 million tons less GHG emissions being produced per year, which is the equivalent of planting approximately 56 million new trees (assuming an average annual CO2 sequestration of 50 pounds per tree). We believe that having a significant role in helping produce the lowest possible carbon footprint in a rapidly decarbonizing world is a strong competitive advantage. For additional information regarding our GHG Emissions Analysis, see “—Environmental, Social and Governance—Climate-related Risks and Opportunities (including GHG Emissions and Energy Management)”.

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Advancement of the Autazes Project to a near construction ready state. We have raised over $240 million through equity and debt financings for the development of the Autazes Project and have progressed it to a near construction ready state. The Environmental and Social Impact Assessment and the Technical Report have already been completed, and we have received all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project. We currently have rights of access to, and intend to own or have rights to occupy, a significant amount of the land planned for the Autazes Project, including all of the land on which the planned mine shafts, processing plant and port will be located, and we have entered into agreements to lease, for a term of six years, with a right of first refusal option to purchase, the remaining properties on which the other facilities for the Autazes Project (primarily consisting of the sites for our dry stacked tailings piles) will be located.

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The development of the Autazes Project is a priority for Brazil. The Autazes Project was designated as a project of “National Importance” by Brazil’s Federal Government and National Observatory in September 2020. Additionally, in September 2021, the Federal Government of Brazil admitted the Autazes Project into the Brazilian Investment Partnership Program, which provides us with direct access to Brazil’s Attorney General to provide support on legal matters, and indicates that the Autazes Project should be a top priority for government officials in terms of their review of our permit and license applications.

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Experienced and highly knowledgeable leadership team. We have an expert management team with significant development and operational experience at some of the world’s largest natural resource companies, as well as marketing, sales and business development experience at major potash companies. We boast support from an experienced natural-resource focused investor base and have relationships with some of the largest domestic Brazilian agribusinesses. Our Executive Chairman, Stan Bharti, has a strong operational and capital raising background with over 15 years of experience acquiring, restructuring, and financing mining assets. In 2011, Forbes & Manhattan, Inc., the private merchant bank that Mr. Bharti established in 2002, sold its stake in Consolidated Thompson Iron Mines to Cliffs Natural Resources Inc. for $4.9 billion in cash. Mr. Bharti has a significant amount of experience in Brazil including being part of the team that turned around the Jacobina gold mine in 2002 to then sell it for $500 million in 2006 to Yamana Gold. Our Chief Executive Officer, Matthew Simpson, previously worked at the Iron Ore Company of Canada, a subsidiary of Rio Tinto and Mitsubishi Corp, where he held several progressive roles in business evaluation and operations planning, including as Mine General Manager. Mr. Simpson also has extensive experience in mine design, construction and project management from his previous work at Hatch Ltd. as a process engineer. Adriano Espeschit, the President and sole officer of Potássio do Brasil Ltda., previously worked for Vale S.A. – Iron Ore, Copper and Nickel and BHP Billiton in Australia, as well as Shell Canada where he was instrumental in discussions with the Fort McKay First Nation of Alberta regarding the development of the Lease 90 Project. Mr. Espeschit was part of the teams that developed the Sossego Copper Mine in Pará State with Vale S.A. and the Santa Rita Nickel Mine in Bahia State with Mirabela Nickel.

Our Business Objectives and Growth Strategies

Our primary business objectives are to win a significant share of the Brazilian potash market and be the sustainable potash supplier-of-choice for Brazilian farmers. We intend to be a significant domestic source of potash fertilizer in Brazil to alleviate Brazil’s dependence on imported potash and farmer supply-chain risk, while supporting economic prosperity and agricultural sustainability in Brazil and food security globally. We plan to accomplish these business objectives by pursuing the following strategies:

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Focus solely on providing our potash from the Autazes Project to Brazilian farmers. Brazil is the world’s second largest market, and one of the fastest growing markets, for potash consumption, but it imports approximately 98% of its potash needs, primarily from Canada, Russia and Belarus. Our potash production at the Autazes Project is expected to be entirely granular MOP for fertilizer applications that are currently being used in Brazil. Our planned mine and surface assets are expected to be optimally positioned in the Brazilian market to produce potash in close proximity to Brazilian farmers, enabling ‘just-in-time’ delivery, with a shorter supply chain, as compared to overseas potash producers whose products must travel significant distances to reach Brazil, resulting in a significantly higher carbon footprint. We anticipate selling all of our produced potash in Brazil, and plan to target all of the key farming regions in Brazil, particularly the highest potash consuming states such as Mato Grosso.

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Establish and maintain a position as the lowest-cost provider of potash in Brazil. Given the location of the Autazes Project, we believe that we will be able to provide our processed potash at the lowest all-in delivered cost to Brazilian farmers. Our priority is to build and operate the Autazes Project mine with a strong focus on operational and commercial efficiency to ensure that we can achieve the low operating cost and emissions profile that will differentiate the Autazes Project and our Company from our competitors. Because our potash ore body is located in Brazil only five miles from the Madeira River, our primary mode of product transportation will be through relatively low-cost river barges followed by trucks, whereas our competitors typically have to transport their potash products between 8,000 to 12,000 miles in total by trains and ocean vessels to reach Brazil, followed by in-land trucking. Because of our location advantage, we believe that our estimated cost to mine, process and deliver our potash product to Brazilian farmers will be lower than the transportation cost alone for imported potash, which should provide us with a substantial and sustainable competitive advantage. Additionally, the core competencies of our management team include the development and operation of natural resource assets, particularly bulk commodities, and as such, we intend to take an asset-light approach to transportation and distribution by using competent third-party vendors to ensure our focus is squarely on realizing value from the Autazes Project.

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Establish strategic partnerships within the industry. To enable our supply chain to Brazilian farmers, we plan to pursue exclusive third-party marketing, logistics and offtake agreements with large-scale, vertically integrated Brazilian agri-business companies that have the scale and mid/downstream infrastructure to efficiently transport large quantities of our potash product from our planned port on the Madeira River to Brazilian farmers. We view this approach, which should provide us with access to tangible physical infrastructure and valuable local and regional agricultural knowledge, as both capital efficient and critical to establishing credibility and long-term customer relationships.

•	Nurture opportunity for sustainability leadership and innovation. An overarching component of our strategy is to establish our Company as an industry leader in sustainable potash production. We believe that our plan to connect the Autazes Project to Brazil’s national power grid, which has approximately 80% of its power generated by renewable sources, as well as the significantly shorter distances we expect to have to transport our potash product to Brazilian farmers, will enable us to establish a lower GHG emissions profile than can be found at other potash mines around the world. For example, based on our GHG Emissions Analysis, we believe that the Autazes Project will generate approximately 1.2 million tons (or approximately 80%) less Scope 2 GHG Emissions per year than the Scope 2 GHG Emissions generated by a potash producer located in Saskatchewan, Canada using similar conventional underground mining methods and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing. For additional information regarding our GHG Emissions Analysis, see “—Environmental, Social and Governance—Climate-related Risks and Opportunities (including GHG Emissions and Energy Management)”.

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Expand our production capabilities and growth opportunities. The Autazes Project is estimated to have a mine life of 23 years at a production rate of an average of approximately 2.4 million tons per year. We have explored less than 5% of the Amazonas potash basin that we believe to be mineralized based on drilling that was done during the 1970s and 1980s by Petrobras, Brazil’s state-owned petroleum company. Future exploration offers the opportunity to extend the life of the Autazes Project as well as increase potash production.

Our Industry and Market Opportunity

Overview

Potash is the common name for the group of minerals containing potassium (K). Together with nitrogen and phosphorous, potash is one of the three primary nutrients essential for plant life, and we believe that it is an essential component to sustainably feed a growing world. The use of potash is necessary in order to grow more food per acre by enabling farmers to improve agricultural productivity and crop quality.

Agronomically, potash is responsible for promoting all critical metabolic functions in plants and improving plant resistance to biotic and abiotic stress. For example, potash supports photosynthesis, protein formation, and water regulation, increasing plant strength and improving resistance to factors that adversely affect crop yields such as disease, pests, heat, drought, and frost.

Plants pull nutrients from the soil as they grow. Fertilizer helps farmers to replenish the nutrients that are removed from the soil, and ensures the soil health necessary to generate strong crop yields in future seasons. This is particularly important in regions such as Brazil where farming intensity is high due to its favorable climate and the increasing number of large-scale and broadly mechanized farming operations.

The vast majority of potash is applied as MOP, which is the potash fertilizer product we plan to produce at the Autazes Project. MOP is the form of potash that is used on potassium-intensive row crops such as corn, soybean, rice, cotton and sugarcane, all of which are commonly grown in Brazil. According to the CRU November 2022 Potassium Chloride Market Outlook, global annual sales of potash were approximately 78 million tons per year in 2021, and the compound annual growth rate of the global potash market was approximately 2.38% from, 2003 to 2021, outpacing the growth of the other primary fertilizer nutrients. Brazil is the second largest potash market and one of the fastest growing markets in the world for potash consumption (CRU Group, “CRU’s Potassium Chloride Database”, November 30, 2022). However, to properly contextualize the significance of Brazil, a general understanding of the global potash market supply and demand dynamics and the underlying drivers is beneficial.

Potash Demand

As the world’s population grows, so too does global economic output, prosperity, and the demand for calorie-rich diets. In turn, these drive higher protein consumption, which relies on potash to increase food production. For example, according to the USDA Economic Research Service, in the United States, approximately 46% of corn consumption is for animal feed, and approximately 43% is for the production of ethanol for blending with gasoline (USDA Economic Research Service, “Feed Grains: Yearbook”, September 12, 2024). In addition, according to a USDA Foreign Agricultural Service report, the majority of ethanol in Brazil is produced from sugar cane, another potash intensive crop (USDA Foreign Agricultural Service, “Biofuels Annual – Brazil”, September 5, 2023). We believe that increasing meat consumption and improving methods of fertilizer application (particularly in developing economies where potash has been historically underapplied) will be key drivers of increased potash use. Furthermore, as many countries adopt decarbonization policies and biofuels become an increasingly important part of the energy transition, potash may play not only a critical role in feeding the world, but also in fueling it.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

According to the CRU November 2022 Potassium Chloride Market Outlook, global annual sales of potash reached a record of approximately 78 million tons of MOP consumed in 2021, and the global potash market is expected to grow to approximately 85 million tons by 2026, driven largely by Brazil and Asia. China is presently the world’s largest consumer of potash, followed by Brazil, however, as referenced in the chart above, demand from South America is projected to eventually outpace demand from East Asia. Furthermore, Brazilian potash consumption is expected to grow at a compound annual growth rate of 6.8% from 2023 to 2027, which is approximately 33% higher than the forecasted compound annual growth rate of 5.1% for global potash consumption during the same period.

Potash Supply

The global potash market is highly concentrated, comprised of just a few meaningful suppliers. The world’s largest potash reserves are located in only a few regions in the world. According to the CRU November 2022 Potassium Chloride Market Outlook, global potash exports in 2021 were approximately 62.9 million tons, with seven countries supplying over 97% of the global potash market. The countries that export the most potash are Canada, Russia, and Belarus.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

The consolidated structure of the global potash market makes it susceptible to supply shocks, such as the disruptions caused by the COVID-19 pandemic, Belarussian sanctions, and Russia’s war in Ukraine, which have driven potash prices to record highs. The fastest growing regions in the world have few domestic sources of potash production, making them heavily reliant on imported potash and leaving them exposed to trade flow imbalances and supply chain disruptions. We expect the outlook for the global supply and demand of potash to be tight in the near future.

Market Opportunity: Brazil – A Key Potash Market

According to FAO, Brazil was the largest net exporting country of agricultural goods in 2022 (FAO, “FAO Corporate Statistical Database – Import Value and Export Value data”, 2022). And according to a release issued by the Brazilian Secretariat of Foreign Trade (SECEX) on January 16, 2024, Brazil exported approximately $166.6 billion of agricultural products in 2023, and Brazil ranks first in production for many of the world’s highest-demand and potash-intensive crops, such as soybean and sugarcane. In addition, Brazil’s agricultural land use has grown 3.3% from 2010 to 2021 (Our World in Data, “Land Use — Agricultural Land Use Chart”, 2021). Consequently, Brazil is a key market for potash producers, since in order to increase the volume and value of crop yields, frequent and balanced replenishment of nutrients in the soil is needed. Potash is integral to Brazil’s economic success, since Brazil generates approximately 27% of its gross domestic product from the agricultural sector (USDA Foreign Agricultural Service, “Brazilian Economic and Agricultural Overview”, February 9, 2022). However, Brazil, like many other high growth regions such as China and Southeast Asia, is heavily reliant on imported potash and imports approximately 98% of its potash needs (CRU Group, “CRU’s Potassium Chloride Database”, November 30, 2022). According to the CRU November 2022 Potassium Chloride Market Outlook, in 2021, Brazil imported approximately 13.8 million tons of potash, representing approximately 22% of imported potash globally. We believe that Brazil is currently the largest global importer of potash, as illustrated by the chart below.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

Additionally, as illustrated in the chart below, most of the potash that Brazil imports comes from Canada, Russia and Belarus, with approximately 47% of its imported potash in 2021 coming from currently sanctioned countries.

Source: CRU Group, “Potassium Chloride Market Outlook”, November 2022.

Due to relatively high logistics expenses and the highly fragmented number of buyers, customers in Brazil typically pay a higher price for MOP than most of the world. According to the CRU November 2022 Potassium Chloride Market Outlook, the preferred MOP product in the Brazilian market is granular potash with a target grade of 60.5% potassium oxide (K2O) (95% MOP), and it typically sells for a premium over standard (fine) MOP. The historic Cost and Freight (CFR) spot price for granular potash delivered to Brazil as compared to the CFR China contract price for standard potash is illustrated in the graph below:

Source: Green Markets (a Bloomberg company), “Weekly Fertilizer Prices” database, September 2024.

We plan to produce only granular 60.5% K2O MOP and sell all of our potash domestically in Brazil. We believe that we will have low transportation costs because the Autazes Project is located only five miles from the Madeira River where relatively lower cost barges can be used to transport our potash product a substantial portion of the way to Brazilian farmers. Because the Autazes Project will be located near a major river system, we believe that our cost to mine, process and deliver potash will be lower than the transportation cost alone for imported potash, which will provide a substantial and sustainable logistics cost advantage for our potash product. Based on our GHG Emissions Analysis, by connecting the Autazes Project to Brazil’s national electricity grid, which has approximately 80% of its power generated by renewable energy sources, and as a result of the substantially lower distances that we will have to transport our potash product to Brazilian farmers, we believe that our operations in Brazil will generate approximately 1.2 million tons less Scope 2 GHG Emissions per year than the Scope 2 GHG Emissions that would be generated by a potash producer located in Saskatchewan, Canada using similar conventional underground mining methods and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing.

We believe that Brazil’s government recognizes that reliance on imported potash is not a tenable long-term solution. In 2022, Brazil launched a national fertilizer plan that aims to reduce its use of imported fertilizers from 85% of its current aggregate use to 45% by 2050, which implies obtaining approximately 6.6 million tons of potash from domestic sources. The Autazes Project’s expected at-scale production of an average of approximately 2.4 million tons of MOP per year is expected to help Brazil achieve this objective. Additionally, the Autazes Project was designated as a project of “National Importance” by Brazil’s Federal Government and National Observatory in September 2020. The Federal Government of Brazil also admitted the Autazes Project into the Brazilian Investment Partnership Program in September 2021, which provides us with direct access to Brazil’s Attorney General to provide support on legal matters, and indicates that the Autazes Project should be a top priority for government officials in terms of their review of our permit and license applications. Furthermore, we believe that by purchasing the potash produced at the Autazes Project, Brazil will lower its total agricultural carbon footprint with a dramatically lower GHG emissions profile, as compared to purchasing potash from overseas producers. The Autazes Project is an asset intended to be ‘by Brazil, for Brazil’, with 100% of our produced potash expected to go to Brazilian farmers.

Strategic Relationships

Amaggi Offtake Agreement

In September 2022, we entered into a non-exclusive offtake agreement (which we refer to as the “Amaggi Offtake Agreement”) with Amaggi Exportação E Importação Ltda. (which we refer to as “Amaggi”), pursuant to which we will supply to Amaggi, and Amaggi will purchase from us, a certain minimum quantity of our potash product each year, which minimum quantity will generally be approximately 551,000 tons of potash per year following a three-year ramp-up period. If we fail to supply, or Amaggi fails to purchase, between 20% and 50% of such minimum quantity in any given year, a penalty would be imposed on us or Amaggi, respectively, that is equal to the product of (i) the quantity of potash that we fail to supply or Amaggi fails to purchase, as applicable, and (ii) 30% of the purchase price charged by us for our potash product during that year, and if we fail to supply, or Amaggi fails to purchase, above 50% of such minimum quantity in any given year, a penalty would be imposed on us or Amaggi, respectively, that is equal to the product of (a) the quantity of potash that we fail to supply or Amaggi fails to purchase, as applicable, and (b) 50% of the purchase price charged by us for our potash product during that year. Amaggi may also request to increase the minimum quantity in any given year during the term of the Amaggi Offtake Agreement, subject to our confirmation that we will have sufficient production and availability of our potash product at the Autazes Project.

Under the Amaggi Offtake Agreement, the purchase price for our potash will be payable in Brazilian real, will be based upon, among other factors, the prevailing market prices for potash at the time purchase orders are placed by Amaggi, and will be subject to a discount that will be applied to purchases made by Amaggi. Additionally, Amaggi has an option to lock in the purchase price for our potash for an entire year under the Amaggi Offtake Agreement.

The term of the Amaggi Offtake Agreement is 17 years commencing upon the conclusion of a test period of up to six months in order to confirm specifications for our potash product and satisfy certain other customary conditions precedent. Either party may terminate the Amaggi Offtake Agreement if, among other things, the other party is not in compliance with any condition precedent and such non-compliance is not waived. In such a case, the non-compliant party will be subject to a penalty equal to the product of (i) the total amount of potash that is expected to be supplied and purchased during the three-year period following the date of termination, and (ii) the average price charged by us for our potash product during the period of up to three years prior to the date of termination. The Amaggi Offtake Agreement may also be terminated without penalty (i) by either party in the event of, among other things, bankruptcy, judicial or extrajudicial recovery, or insolvency of the other party, or (ii) by us if we abandon the Autazes Project prior to the commencement of any commercial potash production. For more information regarding the terms of the Amaggi Offtake Agreement, see the full text of the Amaggi Offtake Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Amaggi Distribution and Marketing Agreement

In September 2022, we entered into a distribution and marketing agreement (which we refer to as the “Amaggi Distribution and Marketing Agreement”) with Amaggi, pursuant to which Amaggi has the exclusive right to distribute and market, and provide certain advisory services to us with respect to, our potash product that we will produce at the Autazes Project, subject to certain exceptions. Under the Amaggi Distribution and Marketing Agreement, Amaggi will be entitled to a commission that will be calculated based on the gross sales value of the potash marketed and distributed by Amaggi, provided that, to the extent we make any sales of our potash to any third parties without the assistance of Amaggi, we will pay to Amaggi an agreed-upon percentage of the gross value of such other sales of our potash.

The term of the Amaggi Distribution and Marketing Agreement is 15 years commencing upon the start of commercial potash production at the Autazes Project. The Amaggi Distribution and Marketing Agreement may be terminated by either party in the event of, among other things, a (i) material breach by the other party of its obligations under the Amaggi Distribution and Marketing Agreement, which breach is not cured within 15 days of notice of such breach, or (ii) bankruptcy, judicial or extrajudicial court reorganization or insolvency of the other party. In addition, Amaggi may unilaterally terminate the Amaggi Distribution and Marketing Agreement if we undergo a corporate reorganization without Amaggi’s prior approval, or we are in breach of certain representations related to human and labor rights and environmental laws. Furthermore, we may unilaterally terminate the Amaggi Distribution and Marketing Agreement in the event of a serious environmental default caused by Amaggi. For more information regarding the terms of the Amaggi Distribution and Marketing Agreement, see the full text of the Amaggi Distribution and Marketing Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Hermasa Shipping Agreement

In September 2022, we entered into a shipping agreement (which we refer to as the “Hermasa Shipping Agreement”) with Hermasa Navegação da Amazônia Ltda. (which we refer to as “Hermasa”), pursuant to which, Hermasa will transport, ship and deliver our potash product that we will produce at the Autazes Project to ports located in various locations throughout Brazil. Under the Hermasa Shipping Agreement, Hermasa has the exclusive right to transport our potash to ports located in Miritituba and Porto Velho, and has a first right of refusal to transport our potash to all other ports in Brazil.

Under the Hermasa Shipping Agreement, we are obligated to provide for delivery, and Hermasa is obligated to transport, ship and deliver, a certain minimum quantity of potash each year during the term of the Hermasa Shipping Agreement, which minimum quantity will range between approximately 2.2 to 3.0 million tons of potash following a four-year ramp-up period. Our failure to provide, or Hermasa’s failure to transport, the minimum quantity of potash will result in a penalty to us or Hermasa, as applicable. We will pay Hermasa a delivery fee of a fixed rate per metric ton of potash delivered, subject to a monthly adjustment for fuel prices and an annual adjustment for inflation.

The term of the Hermasa Shipping Agreement is 15 years commencing immediately after a six-month trial period. The Hermasa Shipping Agreement may be terminated by either party in the event of, among other things, a (i) material breach by the other party of its obligations under of the Hermasa Shipping Agreement , which breach is not cured within 15 days of notice of such breach, or (ii) bankruptcy, judicial or extrajudicial court reorganization or insolvency of the other party. In addition, Hermasa may unilaterally terminate the Hermasa Shipping Agreement if we undergo a corporate reorganization without Hermasa’s prior approval, or we are in breach of certain of our representations related to licenses and permits or commercial production at the Autazes Project. Furthermore, we may unilaterally terminate the Hermasa Shipping Agreement if Hermasa is in breach of certain of its representations related to licenses and permits or of its indemnification obligations to us. For more information regarding the terms of the Hermasa Shipping Agreement, see the full text of the Hermasa Shipping Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Franco-Nevada Royalty Option Agreement

On November 1, 2024, our Company and Potássio do Brasil Ltda. entered into an option agreement (which we refer to as the “Option Agreement”) with Franco-Nevada Corporation (which we refer to as “Franco-Nevada”), pursuant to which, in exchange for the payment by Franco-Nevada to us of cash consideration of $1,000,000, Franco-Nevada acquired an option (which we refer to as the “Option”) to purchase a perpetual royalty equal to 4% of the gross revenue from all of the muriate of potash we will produce and sell from the Autazes Property (which we refer to as the “Royalty”). The Royalty would also apply to any potash produced and sold from other properties (including after-acquired properties) owned or held by Potássio do Brasil Ltda. or any of its affiliates, where such potash is processed using processing facilities related to the Autazes Project. The purchase price for the Royalty (which we refer to as the “Royalty Purchase Price”) will be equal to the amount that would result in the forecasted Royalty revenue yielding Franco-Nevada a 12.5% pre-tax internal rate of return, and will be calculated at the earlier of (i) the time at which Franco-Nevada exercises the Option, and (ii)

the beginning of the final 60-day period in which Franco-Nevada is permitted to exercise the Option under the terms of the Option Agreement (which we refer to as the “Final Exercise Period”). The calculation of the forecasted Royalty revenue will be based on forecasted annual production volumes of the Autazes Project, as outlined in the definitive feasibility study for the Autazes Project and analyst long-term consensus prices for potash (based on potash granular price cost and freight Brazil).

Following the exercise by Franco-Nevada of the Option pursuant to the Option Agreement and subject to the conditions precedent described below, the Royalty Purchase Price will be paid by Franco-Nevada, if and when we have obtained full financing of project costs to achieve a minimum rate of potash production at the Autazes Project (as set forth in the Option Agreement), in quarterly installments pro rata with other sources of financing. The Royalty Purchase Price will only be used by us to fund costs for the construction and operation of the Autazes Project. Franco-Nevada is not obligated to pay any portion of the Royalty Purchase Price until certain conditions precedent are satisfied or waived, including, among others, (a) Potássio do Brasil Ltda. and its affiliates, Franco-Nevada, and each third-party lender providing financing for the Autazes Project entering into an intercreditor agreement; (b) receipt of all necessary regulatory and material third-party approvals and consents for the Autazes Project; and (c) Potássio do Brasil Ltda. providing Franco-Nevada evidence of the continued availability of financing for the Autazes Project (including completed equity financings representing at least 30% of the total costs to achieve a minimum rate of potash production at the Autazes Project, as set forth in the Option Agreement).

The Option may be exercised at any time prior to its expiration and will expire upon the occurrence of any of the following: (i) the earlier of (a) Franco-Nevada advising Potássio do Brasil Ltda. that it has determined that it will not exercise the Option, and (b) the expiration of the Final Exercise Period; (ii) the execution of a definitive agreement for the Royalty; (iii) Franco-Nevada providing written notice of termination of the Option Agreement, or (iv) 20 years from the date of the Option Agreement. During the term of the Option Agreement, our Company and Potássio do Brasil Ltda. are subject to certain restrictive covenants including, among others, limitations on (a) further encumbrances on the Autazes Project; (b) granting any other royalty, stream, offtake, advance product purchase, participation or production interest with respect to potash produced at the Autazes Project; (c) directly or indirectly selling or otherwise disposing of all or any part of our interest in the Autazes Project; (d) incurring certain indebtedness; (e) making any distributions; and (f) carrying on other forms of business other than the development of the Autazes Project and related activities. For more information regarding the terms of the Option Agreement, see the full text of the Option Agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

Competition

The potash mining industry is subject to competitive factors, including, among others, the following:

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Global macro-economic conditions and shifting dynamics, including trade tariffs and restrictions and increased price competition, or a significant change in agriculture production or consumption trends, could lead to a sustained environment of reduced demand for potash, and/or low commodity prices, which could favor competitors;

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Our products will be subject to price competition from both domestic and foreign potash producers, including foreign state-owned and government-subsidized entities, who will be less impacted by fluctuations in global potash prices;

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Potash is a global commodity with little or no product differentiation, and customers make their purchasing decisions principally on the basis of delivered price and, to a lesser extent, on customer service;

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Most of the potash mining companies with which we will be competing have a developed potash mining and production capacity, existing customer relationships, and greater financial resources and technical capabilities than we have at this point in time;

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Competitors and potential new entrants in the markets for potash have in recent years expanded capacity, begun construction of new capacity, or announced plans to expand capacity or build new facilities; and

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Some potash customers require access to credit to purchase potash, and a lack of available credit to customers could adversely affect demand for our potash as there may be an inability for such customers to replenish their inventories due to a lack of credit. Additionally, we currently do not intend to provide credit to customers in connection with their purchases of potash from us, however, certain of our competitors may do so, and customers may choose to purchase potash from such competitors for this reason.

Furthermore, the mining business is competitive in all phases of exploration, development and production. We will compete with a number of other mining companies in the procurement of equipment and for the hiring of skilled labor. We also compete for financing with other mineral resource companies, many of which have greater financial resources and/or more advanced properties than us. Upon commencement of our operations, some of our largest competitors would include The Mosaic Company in Brazil, and Nutrien Ltd., Uralkali PJSC, and Belaruskali OAO outside of Brazil. As a result of this competition, we may in the future be unable to raise additional capital. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favorable to us.

Our ability to raise additional capital will depend on our success in developing the Autazes Project. Factors beyond our control may affect our ability to successfully develop the Autazes Project and commence mining operations and potash production. As a result of the competitive factors mentioned above or those that may not be known by us at this time, we may not be able to successfully develop and complete the Autazes Project. See also “Risk Factors—Risks Related to Mining.”

Regulatory Overview

Brazilian Mining Regulations

Under the Brazilian Constitution, all Mineral Resources are initially the property of the Federal Government of Brazil until applicable permits, licenses, concessions, and mineral rights are granted to qualified and approved mining applicants. The right to explore and exploit Mineral Resources in Brazil are regulated by the Brazilian National Mining Agency under the Brazilian Mining Code (regulated by Brazilian Decree No. 9.406/2018) and applicable policies of the Brazilian Ministry of Mines and Energy.

Only Brazilian citizens, or legal entities incorporated under Brazilian law and having their head offices and management located in Brazil, may be entitled to conduct mining activities, including commercially exploiting Mineral Resources, in Brazil. Accordingly, we conduct all of our mining activities through Potássio do Brasil Ltda., our subsidiary in Brazil. Except with respect to certain restrictions in the case of the border zones (which are the areas approximately 93 miles from the Brazilian borders), and with respect to the administrative land regularization proceedings we must conduct with applicable Brazilian governmental agencies in connection with our acquisition of ownership of rural properties in Brazil, there are generally no restrictions on the participation of foreigners in Brazilian mining companies, which can be wholly-owned by foreign individuals or legal entities. See also “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” and “—Foreign Investment Restrictions and Control” below.

In order to develop, construct, and commence the mining operations of the Autazes Project, we must undertake a licensing process pursuant to which the applicable federal, state, or municipal environmental authorities in Brazil will license, approve and authorize the location, exploration and development activities, construction, and operation of the Autazes Project. It is not always clear which level of government or regulatory agency in Brazil has authority over the environmental licensing of mining projects, and therefore, we believe that it would not be unusual if certain Brazilian regulatory agencies challenge the regulatory authority of certain other Brazilian environmental agencies over environmental licensing of mining projects, which may create uncertainties as to whether the Autazes Project should be licensed by Brazilian federal or state environmental agencies. Public prosecutors also have influence on such challenges or disputes, including through judicial actions.

Exploration Permits and Environmental Exploration License

In order for us to perform exploratory mining activities in Brazil, we first had to obtain specific permits called “Alvará de Pesquisa” (which we refer to as our “Exploration Permits”) from the Brazilian National Mining Agency, and a specific license called “Licença de Operação–Exploração” (which we refer to as our “Environmental Exploration License”) from the Instituto de Proteção Ambiental do Amazonas (IPAAM) (which we refer to as the “Brazilian Amazonas Environmental Protection Institute”), which is the environmental protection agency for the state of Amazonas, Brazil. We received a total of five Exploration Permits from July 2009 to September 2011, and our Environmental Exploration License in June 2009, which allowed us to perform exploration activities, including drilling, in our mineral rights area on the Autazes Property. Under our Exploration Permits, we had to strictly follow the exploration work plans submitted as part of our applications to the Brazilian National Mining Agency. Following the completion of our exploration work for the Autazes Project, we submitted to the Brazilian National Mining Agency for approval a final exploration report detailing the exploration activities conducted and attesting to the existence of the potash ore reserve. The Brazilian National Mining Agency approved our final exploration report in April 2015, and this approval enables us to request a mining concession, which, if approved, will permit mining and mineral exploitation activities, as described under “—Mining Concession” below.

Environmental Licenses

There are three general types of environmental licenses that mining companies are required to obtain in order to be fully authorized to construct and operate a mine in Brazil, each of which is described below.

Preliminary Environmental License. The first type of environmental license is called Licença Prévia (which we refer to as our “Preliminary Environmental License”), which we initially obtained during the planning phase of the Autazes Project. In connection with our application to obtain our Preliminary Environmental License, we engaged Golder to prepare the Environmental and Social Impact Assessment, and we and Golder participated in public hearings, which were attended by over 4,000 people including a large contingent of indigenous persons, and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by FUNAI, as Brazilian law provides that any indigenous people located within six miles of a future mine site have the right to be consulted. Following the completion of the Environmental and Social Impact Assessment in January 2015, we submitted it to the Brazilian Amazonas Environmental Protection Institute in connection with our application to obtain our Preliminary Environmental License. In July 2015, we received our Preliminary Environmental License for the Autazes Project from the Brazilian Amazonas Environmental Protection Institute, and, as part of the application and approval process, the Brazilian Amazonas Environmental Protection Institute evaluated the Environmental and Social Impact Assessment, as well as the location and concept of the Autazes Project, certified the environmental feasibility of the Autazes Project, and set forth the basic requirements that will need to be complied with in subsequent licensing and developmental phases.

Additionally, Brazil is a signatory to International Labour Organization Convention 169 (also known as the Indigenous and Tribal Peoples Convention (1989)), which is the major binding international convention concerning indigenous and tribal peoples, and sets standards for national governments regarding indigenous peoples’ economic, socio-cultural and political rights, which include the right to prior and informed consultation on any development activity that may impact indigenous peoples’ land and/or lives. In March 2017, we agreed to conduct additional consultations with the local Mura indigenous people (who make up the vast majority of the indigenous communities, villages and tribes near the Autazes Project) in accordance with International Labour Organization Convention 169. Such additional consultations were intended to provide the local Mura indigenous communities with an opportunity to learn about the Autazes Project, and to inform them about the potential impact of the development of the Autazes Project on their communities and way of life and our proposed plans to mitigate any negative impacts. The Mura indigenous communities invited 36 Mura villages to participate in such additional consultations, and established their own consultation and voting protocol, which provided that, in order to approve a resolution to support our environmental licensing process and the advancement of the Autazes Project: (i) at least 60% of the 36 villages was required to participate in a vote in order to establish a quorum and call for a valid vote amongst the local Mura indigenous communities; (ii) each village that participated in such vote was to be represented by six villagers, with each villager having one vote; and (iii) an affirmative vote of at least 60% of the votes cast was required to approve such resolution. In September 2023, we completed such additional consultations with the local Mura indigenous communities. Out of the 36 villages that comprise the local Mura indigenous communities, 34 villages participated in a vote, and over 90% of the eligible villagers participating in such vote affirmatively voted to approve a resolution, to support our environmental licensing process and the advancement of the Autazes Project. Furthermore, based on feedback from such consultations, we are currently working with the Mura indigenous people to develop a mutually agreed upon impact benefit agreement outlining commitments that we will undertake to benefit all 36 villages and their local communities (which we refer to as the “Impact Benefit Agreement”).

Our Preliminary Environmental License has been superseded by the Construction Licenses that we have received for the construction of the Autazes Project (see “—Construction Licenses” below).

Construction Licenses. We refer to the second type of environmental license, collectively, as the “Construction Licenses”, which are comprised of (i) licenses called Licença de Instalação (which we refer to collectively as the “Installation Licenses”), (ii) licenses called Licença Ambiental Única (which we refer to collectively as the “Specific Environmental Licenses”), and (iii) environmental authorizations (which we refer to collectively as the “Fauna Authorizations”). We currently anticipate that we will need a total of 21 Construction Licenses in connection with the construction of the Autazes Project. There are a total of seven Installation Licenses, which correspond to the following various areas of the infrastructure of the Autazes Project: (i) mine, (ii) potash processing plant and dry stacked tailings piles, (iii) roads, (iv) river barge port and potash stockpile at the port, (v) water distribution and supply, (vi) sewage treatment, and (vii) sanitary landfill. We also plan to construct a new power transmission line that will connect the Autazes Project to Brazil’s national electricity grid, however, there will be a construction permit for the power transmission line that is separate from the Installation Licenses. There are a total of nine Specific Environmental Licenses, which relate to earthworks, vegetation suppression and water source drilling, and a total of five Fauna Authorizations, which relate to the capture and rescue of wild fauna, at these various infrastructure areas. In this phase of the environmental licensing process, the basic environmental plan outlining pollution control and compensatory measures are submitted to the Brazilian Amazonas Environmental Protection Institute for its review and approval. All of the plans and conditions that were required in order for us to obtain the Construction Licenses have been completed and satisfied by us and approved by the various applicable Brazilian federal, state and municipal agencies.

As of August 2024, we have received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project. See also “—Current Status of our Licensing Process” below.

Operational License. The third type of environmental license is called Licença de Operação (which we refer to as the “Operational License”), which is the last phase of the environmental licensing process necessary to operate a mine in Brazil. The Brazilian Amazonas Environmental Protection Institute will review and consider any application for an Operational License, and will decide whether to issue this license following construction of the mining project. The Operational License is required for us to be able to perform mining and mineral exploitation activities in our mineral rights area, as well as sell the produced potash.

Mining Concession

At such time when we complete the construction of the Autazes Project, and we have received the Operational License, we believe that we will receive the mining concession called Concessão de Lavra (which we refer to as the “Mining Concession”), which is granted by the Brazilian Ministry of Mines and Energy. In connection with the Mining Concession, we previously prepared and submitted a plan called Plano de Aproveitamento Econômico (PAE) (which we refer to as our “Plan for Economic Development of the Deposit”), which has been approved by the Brazilian National Mining Agency. The Mining Concession will be granted based upon and in accordance with the approved Plan for Economic Development of the Deposit. As the holder of the Mining Concession, we will have exclusive rights to undertake mining operations for the Mineral Resources specified in the Mining Concession within the authorized mineral rights area. The Mining Concession will be valid until the depletion of the mineral deposit, as long as the holder complies with the obligations and requirements under applicable Brazilian mining regulations. Although mineral deposits in Brazil are federal property, a mining concession holder is the assured owner of the extracted mineral.

As the holder of the Mining Concession, we will have a range of obligations, including to: (i) start the mining work, in accordance with the development and mining plan approved by the Brazilian National Mining Agency, within six months from the date of publication of the Mining Concession in the Official Gazette of the Brazilian federal executive; (ii) carry out the mining work in accordance with the approved development and mining plan; (iii) extract only the minerals indicated in the Mining Concession or any addendum thereto; (iv) communicate to the Brazilian National Mining Agency the discovery of any mineral substance not included in the Mining Concession; (v) carry out the mining work in accordance with applicable laws, rules and regulations; (vi) appoint a duly qualified person to supervise the mining work; (vii) refrain from intentionally obstructing or hampering the future development of the mineral deposit; (viii) be liable for any loss or damage caused to third parties resulting from the mining work; (ix) not cause air or water pollution as a result of the mining work; (x) protect and preserve water sources, as well as to use them in accordance with applicable technical instructions and requirements; (xi) observe and comply with all instructions and recommendations of applicable regulatory authorities; (xii) refrain from suspending the mining work for more than six months without the prior consent of the Brazilian National Mining Agency; (xiii) keep the mine in good condition during any suspension period; (xiv) rehabilitate the areas degraded by mining; (xv) pay royalties; and (xvi) comply with the provisions of the Brazilian National Dams Safety Policy.

Once commercial production of potash commences, we will be required to pay financial compensation for such mineral exploitation (Compensação Financeira pela Exploração Mineral) in the form of a royalty (which we refer to as the “Mining Royalty”), currently at a rate of 2% of our gross revenue, which will be divided among various Brazilian federal, state and municipal governmental offices and agencies, including the Brazilian National Mining Agency and other environmental agencies, as determined by Brazilian law and regulations. Additionally, we will be required to pay a royalty equal to 50% of the Mining Royalty to the owners of any land not owned by our Company or Potássio do Brasil Ltda.

Additionally, the Brazilian National Mining Agency is allowed to grant mining easements (servidões minerárias) in properties of third parties in relation to a given mining title, provided that such mining easement is necessary for the proper exploration and exploitation of the mineral deposit. After the granting of an easement by the Brazilian National Mining Agency, through the issuance of a “Public Utility Statement”, the holder of the mining title to which the Public Utility Statement refers must pay an indemnification amount to the owner of the servient property before entering such property. If such indemnification amount cannot be agreed upon between the holder of the mining title and the property owner, it will be determined by a court.

Once the exploitation of the mineral deposits has been concluded, the corresponding mining area must be rehabilitated in accordance with appropriate environmental and mine closure plans included as part of our Plan for Economic Development of the Deposit which was approved by the Brazilian National Mining Agency.

Current Status of our Licensing Process

Our current near-term goal is to start the primary construction of the infrastructure of the Autazes Project. We will not be able to obtain the Operational License or the Mining Concession until construction of the Autazes Project has been completed. Additionally, opposition by any governmental or non-governmental organizations to our proposed development or operations of the Autazes Project, such as the May 2024 Civil Lawsuit, may, among other things, result in delays or a shutdown of our development of the Autazes Project and require us to spend significant amounts of time and resources to resolve any such issues in order to secure or maintain necessary permits and licenses. See also “Risk Factors—Risks Related to our Company—We may face potential opposition to the Autazes Project, which could increase our operating costs or result in substantial delays or a shutdown of the Autazes Project” and “—Legal Proceedings” below.

The following summarizes the various permits and licenses that are required in order to be fully authorized to operate a mine in Brazil:

Environmental Regulations

Our exploration and development activities are, and our future mining operations will be, subject to environmental laws and regulations in Brazil. We currently, and will continue to, maintain operating policies that seek to comply with all applicable environmental laws and regulations.

To enforce environmental legislation in Brazil, the Federal Government of Brazil has established various administrative, criminal and civil penalties that will be imposed upon violators of environmental laws, rules and regulations, including fines, denial of credit lines from governmental entities, revocation of environmental licenses, and, in extreme cases, suspension of the company’s activities. The fines are imposed in accordance with the nature and severity of the infraction committed, which primarily depends on the extent of the damage caused or expected to be caused to the environment.

Environmental, Social and Governance

We are guided by the values of ethics, integrity, transparency and compliance with the law, our code of business conduct and ethics (which we refer to as our “Code of Business Conduct and Ethics”), which has been adopted by our board of directors and will be effective upon the closing of this offering, as well as by stakeholder expectations. We aim to embed environmental, social, and governance (which we refer to as “ESG”) considerations into our operations and business decisions to create long-term value for our stakeholders and society.

The Autazes Project has been developed with sustainability at the core of all of its developmental and operational components. Our commitment to ESG causes can be seen through our policies and actions. We continue to review and refine our ESG policies and frameworks to ensure that we can uphold our commitment to the communities we operate in and, more broadly, the global community.

As an organization, we are steered by our Code of Business Conduct and Ethics, as well as our ESG policies. Our ESG policies address our position and approach across ESG categories that impact our business, and cover material topics that are of the highest priority and importance to our internal and external stakeholders.

Environmental

Tailings and Waste Management

We carefully consider the management of, as well as efforts to minimize, waste (hazardous and nonhazardous) in our planned operations that poses a potential threat to public health or the environment. This includes the development of systems for the management of tailings, including monitoring and maintaining the stability of tailings storage facilities.

We plan to have our sodium chloride (i.e., more commonly known as table or road salt) tailings stored in one of two lined dry-stacked stockpiles at the surface of our mining operations, which is best practice in the mining sector. A majority of the tailings will be pumped back underground to fill mined-out caverns, with the balance being dissolved by rainwater. As such, there should be no remaining tailings on the surface to mitigate upon eventual closure of our mining operations.

Our environmental licenses include environmental conditions that we must continue to satisfy, and, in order to maintain our compliance with these conditions, we have established several monitoring points. For example, we collect monthly information about water quality at the Autazes Project as part of our environmental management program.

Deforestation and Biodiversity

In developing the Autazes Project, we aim to minimize ecological impacts associated with deforestation within and beyond the Amazon rainforest. We will implement environmental management plans at the mine site to address biodiversity impacts (e.g., flora and fauna), land use, and inactive site reclamation efforts, which includes the protection of permanent preservation areas.

Concerningly, the Amazon rainforest experienced record deforestation rates in 2021. Although this was caused by a number of factors, we believe that farmers burning trees to increase the amount of land that they are able to farm, rather than attempting to maximize crop yields per acre through proper application of fertilizer, contributed in part to this problem. We are considering the development of a plan to subsidize the purchase price for our potash and provide independent third-party expert application rate guidance for Brazilian farmers located in close proximity to the Amazon rainforest in exchange for a commitment to not deforest.

Additionally, we have created a seed nursery, which is managed by an indigenous agricultural technician, to start the growth of trees that will be used as part of our reforestation initiatives. In the first half of 2022, we donated more than 20,000 trees to the city of Autazes to be used for reforestation.

Climate-related Risks and Opportunities (including GHG Emissions and Energy Management)

We carefully consider the management of climate related risks and opportunities associated with large scale climate trends and patterns that could potentially benefit or harm the Autazes Project or our Company. Risks and opportunities may be associated with physical changes and/or changes related to a transition to a low carbon economy. This includes our direct Scope 1 GHG Emissions, our indirect Scope 2 GHG Emissions, as well as our Scope 3 GHG Emissions along the value chain, and our management of energy (e.g., renewable) or electricity consumed during our operations and business activities.

We commissioned a consulting firm to prepare our GHG Emissions Analysis to assess the GHG emissions that are anticipated to be generated by the Autazes Project. Our GHG Emissions Analysis was conducted by estimating Scope 1, 2 and 3 GHG Emissions along our value chain to provide an initial but comprehensive mapping of GHG emissions sources. Such estimates of our total GHG emissions are based on information contained in the Technical Report using the GHG Protocol Corporate Accounting and Reporting Standard (which we refer to as the “GHG Accounting and Reporting Standard”). Developed by the World Resources Institute and the World Business Council for Sustainable Development, the GHG Accounting and Reporting Standard outlines a standard set of accounting and reporting rules and guidance for companies to inventory and document their GHG emissions, including guidelines to identify and categorize the GHG emissions generated by all of the operations of a particular company. Additionally, we have also used the Corporate Value Chain (Scope 3) Accounting and Reporting Standard, which is a supplement to the GHG Accounting and Reporting Standard that provides a standardized approach to help companies assess their entire value chain emissions impact and identify where to focus their GHG reduction activities.

Our GHG Emissions Analysis assumes that (i) the Autazes Project will produce 2.4 million tons of potash per year, (ii) the Autazes Project will consume electricity 24 hours a day, 365 days per year, and will rely entirely on electricity supplied by Brazil’s national power grid, which generates approximately 80% of its power from renewable sources, (iii) all underground mining facilities and equipment used at the Autazes Project will be powered by electricity provided by Brazil’s national power grid, with the associated GHG emissions being categorized as Scope 2 GHG Emissions, (iv) transportation related emissions from the Autazes Project will be categorized as Scope 3 GHG Emissions, and (v) transportation by train of our potash product from our processing plant to our port, transportation by river barge of our potash product from our port to distribution centers, storage of our potash product in distribution centers, and distribution of our potash product from distribution centers to end-users will all be performed by third parties.

However, although we plan to construct and operate the Autazes Project using industry best practices and methodologies to achieve a low GHG emissions profile, and the estimates used in our GHG Emissions Analysis are modeled using information that we believe to be reasonable and reliable, our GHG Emissions Analysis is subject to the limitation that, since we have not yet commenced operations at the Autazes Project, the estimates of our GHG emissions are not based on actual amounts of GHG emissions generated in the course of our production and distribution of potash. Therefore, we were not able to account for certain data in the calculation of the estimates used in our GHG Emissions Analysis, such as data regarding the quantity of recyclable material produced per year and the quantity of refrigerant required in a year of operations.

Based on our GHG Emissions Analysis, we believe that the Autazes Project will have a competitively advantaged GHG emissions profile from its anticipated operations in the following three material ways: (i) as compared to a potash producer located in Saskatchewan, Canada (which, according to our GHG Emissions Analysis, has a lower GHG emissions profile than the potash producers in other countries currently supplying potash to Brazil) using similar conventional underground mining methods (which are generally more energy efficient than alternative potash mining methods) and exporting an amount of potash to Brazil equal to the amount of potash that we anticipate producing, we believe that the aggregate Scope 2 GHG Emissions generated from the production of potash from the Autazes Project will be approximately 1.2 million tons (or approximately 80%) less per year, since we plan to have all of the electricity used at the Autazes Project be provided by Brazil’s national power grid, which generates approximately 80% of its power from renewable sources and has a lower carbon intensity of approximately 0.54 tCO2e/MWh, as compared to the power supply relied upon by a Saskatchewan potash producer (assuming such potash producer draws all of its power consumption from the Saskatchewan provincial power grid, which currently generates approximately 81% of its power from fossil fuels); (ii) assuming the same amount of potash that is currently being imported into Brazil and the current geographic supplier mix, we believe that the Scope 3 GHG Emissions associated with the distribution of our potash product and related logistics at the Autazes Project will be approximately 205,000 tons less per year than the average Scope 3 GHG Emissions produced by overseas potash producers currently importing potash into Brazil, primarily because of the significantly shorter distances we will have to transport our potash product to Brazilian farmers, as compared to other potash producers having to transport their potash products to Brazil from production facilities located 8,000 to 12,000 miles away (primarily in Canada, Russia and Belarus); and (iii) based on the assumption that the local communities surrounding the Autazes Project use 3MWh of electricity per year, which is currently exclusively supplied by diesel generators, we believe that annual GHG emissions will be reduced since, following completion of the planned power transmission line that will connect the Autazes Property to Brazil’s national power grid, the local communities will be able to connect to the new electricity infrastructure and draw power from Brazil’s national power grid. As such, based on the three examples described above, we believe that the Autazes Project will result in an aggregate of approximately 1.4 million tons less GHG emissions being produced per year, which is the equivalent of planting approximately 56 million new trees (assuming an average annual CO2 sequestration of 50 pounds per tree).

Our analysis of the Scope 3 GHG Emissions that will be avoided due to the significantly shorter distances that we will transport our potash produced at the Autazes Project to Brazilian farmers, as compared to overseas potash producers currently importing potash into Brazil, generally takes into account and assumes the current amount and mix of potash being supplied to Brazil, and the largest production facilities and the corresponding methods of transport of the countries that currently supply potash to Brazil. The estimates of Scope 3 GHG Emissions related to the transportation of potash were calculated using the GHG Protocol Distanced-based method, which factors in the distance traveled, the size, mass or volume of the goods transported, and relevant emission factors, including average fuel consumption, average utilization, and the vehicles used for transportation and their associated GHG emissions. The key assumptions of this analysis include all potash being delivered to the port of Paranagua, Brazil, all potash being produced at the largest production facility in each supplying country, all transportation of potash from a production facility to a marine port in the supplying country being conducted by train, and all transportation of potash from a marine port in the supplying country to Paranagua, Brazil being conducted by bulk carrier. Over 70% of all potash imports enter Brazil via southern state ports, with the port of Paranaguá, Brazil receiving the highest volume of potash imports each year and over 3.3 million tons in 2023, according to Comex Stat, which is the official platform for foreign trade data published by the Brazilian government.

In connection with our analysis of the GHG emissions that will be avoided based on the new electricity infrastructure that will be put into place for the Autazes Project and local communities being able to connect to it to draw power from Brazil’s national power grid (which generates approximately 80% of its power from renewable sources), we identified the electricity demand from the local communities near the Autazes Project, identified that such communities typically used diesel generators to generate electricity, determined the GHG emissions factors for diesel generators and Brazil’s national power grid, and calculated the differences in GHG emissions based on the different sources of electricity.

Our construction and operational plans aim to minimize GHG emissions with several stringent programs to control all aspects related to suspended particles in the air, such as, but not limited to, housing all equipment that processes and handles potash in enclosed areas with pulse jet dust collectors, which are part of an air pollution control cleaning system that removes particulate matter and dust with bursts of compressed air.

For further information regarding the risks associated with climate change, GHG emissions, and our compliance with environmental laws and regulations, see also “Risk Factors—Risks Related to Mining—We are subject to extensive environmental laws and regulations”, “Risk Factors—Risks Related to Mining—Climate change and changes in climate change regulations could have a material adverse impact on our operations”, “Risk Factors—Risks Related to Mining—Climate change and the direct and indirect costs of various existing and proposed GHG regulations may adversely affect our business, operations, and financial results”, “Risk Factors—Risks Related to Mining—Adverse weather conditions, natural disasters, crop diseases, pests and other natural conditions could materially and adversely affect agricultural businesses, which in turn could significantly reduce the demand for potash and negatively impact our business”, “Risk Factors—Risks Related to Mining—Inadequate infrastructure may prevent the development, construction and operation of the Autazes Project”, and “Risk Factors—Risks Related to Our Company—We are subject to business and reputational risks related to sustainability and corporate social responsibility”.

Water Stewardship

We aim to manage water resources in a way that is socially equitable, environmentally sustainable, and economically beneficial. We plan to recirculate nearly 100% of the water used in the processing of our potash with only a small bleed-off to manage the build-up of impurities over time. We also will have uncovered tailings stockpiles that will be dissolved naturally by rain, and the resulting salty water will then be pumped underground into an existing aquifer.

Social

Engagement with Indigenous Communities

We are actively consulting and engaging with indigenous communities near the Autazes Project with respect to long term relationships, the delivery of sustainable benefits, business development, and economic reconciliation that we are aiming to provide during the exploration, project design, operation, and closure phases of the Autazes Project.

We believe that we are one of the first companies in Brazil to conduct indigenous consultations in accordance with International Labour Organization Convention 169, which is the major binding international convention that sets standards for national governments with respect to indigenous and tribal peoples’ economic, socio-cultural and political rights, which include the right to prior and informed consultation on any development activity that may impact indigenous peoples’ land and/or lives. One of the main differences in complying with International Labour Organization Convention 169, as compared to the guidelines and requirements established by FUNAI, is that the indigenous communities determine how and who within their communities will be consulted. We are committed to ensuring that we directly employ local indigenous people, as we will utilize indigenous-owned companies to provide goods and services required for our operations.

As part of our consultations and discussions with indigenous communities, the Mura indigenous people, who make up the vast majority of the indigenous communities, villages and tribes near the Autazes Project, will be proposing several programs that they would like to be implemented as part of the compensation and improvement that we intend to provide to the region.

Community Impact, Local Employment and Procurement

We will continue to consider various approaches to allocating capital to local communities and measuring direct and indirect impacts. We intend to undertake strategic efforts to meet the needs and address the concerns of community groups, including, for example, with respect to the advancement of common goals and the promotion of health and wellness, socio-economic empowerment, job creation, research, and other community benefits related to our activities. We also intend to employ workers from local or nearby communities and buy locally produced goods and services. We have started discussions with training schools in the region near the Autazes Project to help prepare our future workforce, and plan to train people for operating roles during the construction phase of the Autazes Project.

We are already, and plan to remain, very active in our local communities to ensure that the Autazes Project is developed and operated in a manner that gives back in a meaningful way to our local communities, including but not limited to, the nearby city of Autazes and village of Urucurituba.

Health and Safety

We intend to place great importance on the management of workplace health and safety for our employees and contractors, including protecting employees and contractors against possible injuries, work related illnesses, and/or occupational diseases that may occur while conducting any of our operations or activities.

We are working together with local and state governments to bring improvements to the city of Autazes and the surrounding region. We anticipate that the population of Autazes will grow during the development and construction of the Autazes Project, and, as such, we intend to prepare health and safety programs in order to attract and retain people in the region.

Governance

Corporate Governance and Ethics

We have developed a range of corporate governance policies (which are publicly accessible on our website) relating to, among other matters, (i) compliance with laws, (ii) conflicts of interest, (iii) confidentiality, (iv) corporate opportunities, (v) insider trading, (vi) ethical conduct and fair dealing, (vii) prohibitions against bribes and other improper payments, (viii) international trade controls, (ix) equal opportunities, and (x) safety and health in our Code of Business Conduct and Ethics. Additionally, as part of our focus on corporate governance and business ethics, we carefully consider the management of ethical and legal considerations such as related party transactions, whistleblower programs, prohibitions on trading of securities while in possession of undisclosed information, and anti-competitive practices. For example, we have instituted a whistleblower program with an independent reporting phone line to ensure that any concerns can be reported without fear of repercussion, and our directors, executives, officers and employees are subject to our insider trading policy, which prohibits trading in our Common Shares and other securities on the basis of material non-public information until after such information has been disclosed to the public.

We place a strong emphasis on board independence, shareholder democracy, and equitable executive compensation. The majority of our board of directors is comprised of independent directors, and each of the standing committees of our board of directors is comprised solely of independent directors.

Regulatory Compliance

We aim to comply with all applicable laws, rules and regulations in the jurisdictions in which we operate, and plan to maintain internal systems for assuring compliance. Our activities are regulated by our environmental and social permits and licenses, the applicable laws of Brazil, Canada and the United States, and our own internal system of checks and controls.

As we approach the construction and production phases of the Autazes Project, we will begin to define and develop the key performance indicators for the material social and environmental management goals we will aim to achieve, along with aligning them with our business strategy.

Prohibitions against Bribery and Corruption

We will strictly enforce our Code of Business Conduct and Ethics with all of our directors, executives, officers, employees, and designated agents. Our Code of Business Conduct and Ethics includes prohibitions against the offering, giving, receiving, or soliciting of any item of value to influence the actions of an official or other person in charge of a public or legal duty, including any form of bribery, as well as other actions that we consider corrupt, dishonest and/or fraudulent.

ESG Achievements

We believe that we have already enhanced thousands of lives in the communities near the Autazes Project. Some examples include:

Environment

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In 2021, we conducted environmental monitoring on over 8,600 acres of land on or near the Autazes Property with the intention of preserving remaining forests, monitoring underground and surface water resources, and preserving historical heritage.

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We have donated and planted over 20,000 trees and established an environment for the production of seedlings in the village of Urucurituba, which is the location of our planned port, in order to reforest the area.

Social

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During the COVID-19 pandemic, we supported the city of Autazes in vaccinating over 9,000 people living in remote regions by providing logistical support, such as transportation, as well as funding an educational campaign.

•	In 2021, we distributed over 2,300 food and hygienic baskets to socially vulnerable families in the cities of Autazes and Careiro da Varzea, with approximately 9,000 beneficiaries.

•	In the communities near the Autazes Project, we donated food and support for school activities to 170 underprivileged children and their families.

•	We will partner with 14 different institutions and a group of universities to strengthen our ESG impact, in addition to implementing our internal ESG programs.

Governance

•	We created and filled an ESG Director position at Potássio do Brasil Ltda. to address all of our ESG related issues.

•

We intend to incorporate health, safety, and ESG goals into our compensation program to better align objectives across our Company and drive accountability by directly linking the achievement of such goals to financial rewards.

Based on the ESG related actions that we have taken to date, including the achievements described above under the categories of Environment, Social, and Governance, in May 2023, we received an “A” rating under an ESG analysis conducted by MSCI Inc., a corporate governance research firm with over 40 years of experience measuring and modeling the ESG performance of companies.

Board Oversight of ESG Strategies

Our board of directors oversees our ESG strategies to ensure consistency across our decisions, actions, and overall operations and activities, and is constantly evaluating our ESG governance framework to implement goals, policies, procedures, and actions to further bolster our ESG management and strategic decisions.

Employees

As of the date of this prospectus, our Company has 14 employees in Canada, and Potássio do Brasil Ltda. has 10 full-time and five part-time employees in Brazil. Members of our management team are based in Canada and Brazil. We intend to continue to hire employees during our development phase and when we begin our mining operations. None of our employees is a party to a collective bargaining agreement, and we believe our relations with our employees are good.

Legal Proceedings

December 2016 Civil Lawsuit; Additional Consultations with Indigenous Communities

We received our Preliminary Environmental License for the Autazes Project from the Brazilian Amazonas Environmental Protection Institute in July 2015. In connection with our application for our Preliminary Environmental License, we and Golder conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by FUNAI. However, after receiving our Preliminary Environmental License, the Ministerio Publico Federal (which we refer to as the “Brazilian MPF”), which is Brazil’s federal prosecution office, initiated a civil lawsuit in December 2016 (which we refer the “December 2016 Civil Lawsuit”) that questioned the validity of our Preliminary Environmental License based on a motion from a non-governmental organization that our consultations with indigenous communities were not conducted in compliance with International Labour Organization Convention 169 (also known as the Indigenous and Tribal Peoples Convention (1989)). As a result of the December 2016 Civil Lawsuit, in March 2017, we agreed with the Lower Court overseeing the December 2016 Civil Lawsuit (which we refer to as the “Lower Court”), the Brazilian MPF, the Brazilian Amazonas Environmental Protection Institute, the Brazilian National Mining Agency, FUNAI, and representatives of the Mura indigenous people (who make up the vast majority of the indigenous communities, villages and tribes near the Autazes Project) to suspend our Preliminary Environmental License, and to conduct additional consultations with the Mura indigenous people in accordance with International Labour Organization Convention 169.

On April 25, 2023, the Brazilian federal appellate court (which we refer to as the “Appellate Court”) overseeing the Lower Court directed the rescission of the suspension of our Preliminary Environmental License (which we refer to as the “April 2023 Appellate Court Decision”) based on its opinion that, by agreeing to the suspension of our Preliminary Environmental License, the Lower Court unduly interfered with the Brazilian Amazonas Environmental Protection Institute’s authority to grant and administer our Preliminary Environmental License. On April 26, 2023, the Lower Court acknowledged the April 2023 Appellate Court Decision, and accordingly, the suspension of our Preliminary Environmental License was rescinded, and our Preliminary Environmental License was reinstated. Although the main condition to initiate the additional consultations with the Mura indigenous people in accordance with International Labour Organization Convention 169 was satisfied, and the suspension of our Preliminary Environmental License was lifted pursuant to the April 2023 Appellate Court Decision, we believe in the importance of consulting key stakeholders, including the Mura indigenous people, and therefore continued such consultations with the Mura indigenous communities. In September 2023, we completed such additional consultations with the local Mura indigenous communities in accordance with the consultation and voting protocol established by them. Out of the 36 villages that comprise the local Mura indigenous communities, 34 villages participated in a vote, and over 90% of the eligible villagers participating in such vote voted to approve a resolution, to support our environmental licensing process and the advancement of the Autazes Project.

Subsequent Lower Court Decisions and Resultant Appellate Court Decisions

On August 25, 2023, we submitted to the Brazilian Amazonas Environmental Protection Institute our application for the Construction Licenses to ensure that we moved to this next stage of our permitting process, prior to the expiration of our Preliminary Environmental License on August 31, 2023 in accordance with its terms. However, after our submission of our application, the Lower Court issued a new decision (which we refer to as the “Second Lower Court Decision”), which temporarily suspended our environmental licensing process, including our application for the Construction Licenses, based on the Lower Court’s interpretation that (i) our Preliminary Environmental License should have been issued by the Brazilian Amazonas Environmental Protection Institute, which is the environmental protection agency of the Federal Government of Brazil, rather than issued by the Brazilian Amazonas Environmental Protection Institute, and (ii) the issuance of our Preliminary Environmental License should have been preceded by an authorization from the National Congress of Brazil. The Brazilian Amazonas Environmental Protection Institute itself, however, disputed the Lower Court’s interpretation, as a Congressional authorization would only be necessary if the mining project was located inside delineated indigenous land, which is not the case with respect to the Autazes Project. Additionally, we, along with representatives from the Mura indigenous peoples and the Brazilian Amazonas Environmental Protection Institute, filed respective appeals against the Second Lower Court Decision, and the Attorney General of the State of Amazonas also filed an action before the Appellate Court to annul the Second Lower Court Decision, which was similar to the action that resulted in the April 2023 Appellate Court Decision, and which claimed, among other things, that the Second Lower Court Decision violated the April 2023 Appellate Court Decision. In October 2023, the Appellate Court accepted the action from the Attorney General of the State of Amazonas and granted an injunction to suspend the Second Lower Court Decision, therefore reinstating our environmental licensing process and allowing it to proceed, as well as clarifying that the Brazilian Amazonas Environmental Protection Institute has jurisdiction over issuing our environmental licenses.

In November 2023, the Lower Court issued a new decision (which we refer to as the “Third Lower Court Decision”), which temporarily suspended for the third time our environmental licensing process and the results of our additional consultations with the local Mura indigenous communities. We then filed an Interlocutory Appeal and a Complaint Lawsuit against the Third Lower Court Decision, which sought to demonstrate that the Lower Court was repeatedly suspending our environmental licensing process despite the repeated decisions from the Appellate Court. In February 2024, the Appellate Court accepted our Complaint Lawsuit and granted another injunction to suspend the Third Lower Court Decision and reinstate our environmental licensing process.

May 2024 Civil Lawsuit

In May 2024, the Brazilian MPF initiated another lawsuit (which we refer to as the “May 2024 Civil Lawsuit”) contesting the environmental licensing of the Autazes Project, based on similar claims as those alleged in the December 2016 Civil Lawsuit. The May 2024 Civil Lawsuit seeks a preliminary injunction to suspend the environmental licensing process of the Autazes Project and all issued licenses. In September 2024, the Lower Court issued a request to the Brazilian Amazonas Environmental Protection Institute to provide additional documents and information relating to the environmental licensing of the Autazes Project, and it is possible that there could be a ruling from the Lower Court as early as the end of November 2024. Should the Lower Court render an unfavorable decision against the Autazes Project in the May 2024 Civil Lawsuit, such decision will be subject to appeal to the Appellate Court, where, historically, we have been successful in upholding the environmental licensing process of the Autazes Project. However, any future unfavorable decision by the Appellate Court would result in a temporary suspension of the construction of the Autazes Project while we challenge any such future decision at Brazil’s Supreme Federal Court. See also “Risk Factors—Risks Related to our Company—We may face potential opposition to the Autazes Project, which could increase our operating costs or result in substantial delays or a shutdown of the Autazes Project.”

Foreign Investment Restrictions and Control

Foreign Investment Restrictions

Mining exploration and exploitation activities may only be undertaken by private entities incorporated under Brazilian law and having their head offices and management located in Brazil. Except in the case of the border zones, which are the areas approximately 93 miles from the Brazilian borders, there are no restrictions on the participation of foreigners in Brazilian mining companies, which can be wholly-owned by foreign individuals or legal entities. Mining activities in the border zones may only be carried out with the prior consent of the Brazilian National Defense Council.

According to current interpretation of Brazilian legislation, based on Brazilian Law No. 5.709/1971 regulated by Decree No. 74965/1974, Opinion CGU/AGU dated as of August 23, 2010, issued by the General Counsel of the Federal Government Office of Brazil, there are certain restrictions for the acquisition or lease of rural lands by Brazilian companies organized under the laws of Brazil and domiciled within Brazilian territory, but that are, in fact, an investment vehicle company of a foreign individual or entity, in which the majority of the corporate capital or power to control such company is held, directly or indirectly, by a foreign individual or entity domiciled abroad. In general, a direct or indirect transfer of such rural property to a Brazilian company that is controlled by a foreign individual or entity is subject to certain restrictions and limitations, and must be previously authorized by the Brazilian National Institute of Rural Settlement and Agrarian Reform (which we refer to as the “INCRA”), pursuant to INCRA Normative Instruction number 88, of December 13, 2017. Any acquisition or lease of rural property that violates such restrictions and limitations will be considered null and void, and the INCRA may order the reversal of such acquisition or lease, returning the ownership or possession of such rural property to its previous owner.

Foreign Investment Control

In accordance with Normative Rulings 2,119/2022 and 2,172/2024 issued by the Brazilian Federal Revenue (Receita Federal do Brasil), foreign individuals and legal entities owning equity in Brazilian companies, real estate properties, airplanes, ships, and other assets located in Brazil, which are subject to public registration with the relevant Brazilian authorities, must enroll themselves with the Individual Taxpayers’ Registry of the Ministry of Economy if an individual, or with the Corporate Taxpayers’ Registry of the Ministry of Economy if a legal entity. The same applies to beneficiaries of certain security interests, such as mortgages.

It is also mandatory to enroll such foreign investors with the Declaratory Registration of Non-Residents of the Central Bank of Brazil (Cadastro Declaratório de Não Residente). Such foreign investors must also register their relevant capital contributions in the Brazilian subsidiary in the electronic system of the Central Bank of Brazil (Sistema do Banco Central do Brasil), which will allow such Brazilian subsidiary to remit dividends to its foreign shareholders and repatriate the registered capital.

We believe that we and our affiliates are currently in compliance with such Brazilian rules and regulations with respect to our respective investments and/or businesses in Brazil.

Additional Exploration Areas

Within our cumulative mineral rights area of approximately 680 square miles located in the Amazon potash basin, we have made four discoveries of potash ore near the following communities: Autazes, Itacoatiara, Itapiranga, and Novo Remanso. This includes the potash ore resources for the Autazes Project. The vast majority of our diamond core drilling, permitting, engineering, and environmental and social studies has been conducted in connection with the Autazes Project, and our primary focus is on the development and eventual construction and operation of the Autazes Project. However, we hold mineral rights to the other three areas where potash ore has been discovered by us, and we may conduct additional exploratory activities in those areas in the future.

Brazil is an Emerging Market

Our subsidiary, Potássio do Brasil Ltda., is a limited liability company located in Brazil, an emerging market. We are able to control Potássio do Brasil Ltda. through our ability to cause the appointment or removal of its officers. Pursuant to Brazilian Federal Law 10.406/2002 (Civil Code - Articles 1.060/1.065) and Brazilian Federal Law 6,404/1976, our Company, as the sole quotaholder (which is similar to a shareholder) of Potássio do Brasil Ltda., is empowered to appoint and remove any officer of Potássio do Brasil Ltda. As a limited liability company, Potássio do Brasil Ltda. does not have a board of directors and is only required to have at least one officer (referred to as an administrator in Brazil), being Adriano Espeschit, the President and sole officer of Potássio do Brasil Ltda.

Pursuant to Brazilian Federal Law, individuals will be disqualified for appointment to an administrative office of a limited liability company if they have been criminally convicted for certain offenses, including bankruptcy offenses, fraud, bribery or corruption, misappropriation of public funds or embezzlement, or crimes against the national economy, decency or public property, or they are subject to any criminal sanction which precludes, even temporarily, access to public office. Additionally, individuals will also be disqualified if they have been barred from serving by the Comissão de Valores Mobiliários (the Securities Commission of Brazil) in cases of being declared incapacitated or by a special law. Furthermore, individuals can be prohibited from acting as an officer if they are declared incapacitated.

We have designed a system of corporate governance for our Company and our subsidiary that includes internal controls over financial reporting and disclosure controls. All Company funds are maintained in North America and any funds disbursed to Brazil follow a monthly process of: (a) submission of a request for funds with an expenditure report outlining the expense items; (b) a review by our Chief Executive Officer and Chief Financial Officer, and discussion, if needed, to confirm the amount and use of all funds to be disbursed; and (c) a wire (approved by our Company) to disburse such funds. There are no restrictions with respect to the total amount of international funds that can be transferred into Brazil. Moreover, our Chief Executive Officer and/or the Chief Financial Officer, who are based in North America, indirectly have control over the bank accounts of Potássio do Brasil Ltda., including any revenues that are generated in Brazil, through the appointment of the sole officer of Potássio do Brasil Ltda., being Adriano Espeschit, its President. These systems are coordinated by our senior management and overseen by our board of directors in order to monitor our subsidiary.

The primary language of Brazil is Portuguese. Adriano Espeschit, the President and sole officer of Potássio do Brasil Ltda., and Peter Tagliamonte, a director of our Company, are fluent in Portuguese. To mitigate any potential language barriers, we ensure that at least one member of management or a director who speaks both English and Portuguese is present at all management meetings where people from Canada and Brazil are present. In addition, any material documents not presented in English are translated.

Our board of directors, through its corporate governance practices, regularly receives management and technical updates, risk assessments and progress reports in connection with our operations in Brazil. Through these updates, assessments and reports, our board of directors gains familiarity with the operations, laws and risks associated with operations in Brazil. Several of our executives and members of our board of directors (i) are familiar with the laws, business culture, and standard practices of Brazil; (ii) have Portuguese language proficiency; (iii) are experienced in working in Brazil and in dealing with Brazilian government authorities; and/or (iv) have experience and knowledge of the local banking systems and treasury requirements of Brazil. For example, Adriano Espeschit has over 35 years of experience in building and operating mines globally for international companies, including having been involved in several mutually successful consultations with indigenous communities, and working as contract leader at the Petromisa Potash mine in Brazil. Additionally, Peter Tagliamonte has over 35 years of experience in the global mining industry, with more than 20 years focused in Brazil. For additional information regarding the experience of our executives and directors, see “Management—Biographical Information”.

To operate in Brazil, we must comply with certain investment restrictions and controls. We retain local counsel to provide specific advice with respect to local laws in Brazil. For additional information regarding the investment restrictions and control of Brazil, see “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”.

Differences in cultures and practices between Canada and Brazil are addressed by employing competent staff in Canada and Brazil who are familiar with the local laws, business culture and standard practices, have local language proficiency, are experienced in working in that jurisdiction and in dealing with the relevant government authorities, and have experience with and knowledge of the local banking systems and treasury requirements. For additional information regarding the risks associated with operating in Brazil see “Risk Factors—Risks Related to our Business” and “—Risks Related to Mining”.

Civil Investigation relating to Mining Rights Surrounding Other Indigenous Communities

In June 2005, the Brazilian MPF opened a civil investigation against the Brazilian National Mining Agency seeking to reject mining applications and cancel mining titles with respect to the areas occupied by the Cinta Larga indigenous communities (which are comprised of the Roosevelt, Aripuanã, Parque Aripuanã, and Serra Morena indigenous lands), as well as those surrounding areas within 10 kilometers of such lands. The areas that are the subject of this civil investigation are located in a different state than the state of Amazonas where the Autazes Project is located, this civil investigation involves different indigenous communities than the Mura indigenous people with whom we are conducting consultations in accordance with International Labour Organization Convention 169, and none of our Company, the Autazes Property, or the Autazes Project is subject to this civil investigation.

In May 2022 and June 2022, the lower court and the appellate court, respectively, ruled against the Brazilian National Mining Agency, which appealed the decisions to Brazil’s Superior Court of Justice and Supreme Federal Court. Additionally, in May 2022, the Supreme Federal Court issued a pending ruling that would prevent the Brazilian National Mining Agency from granting new mining rights in the areas surrounding the subject indigenous communities. If the decisions rendered by the lower and appellate courts are upheld and the Supreme Federal Court’s decision becomes final, the Autazes Project would be affected only in the event that the Brazilian National Mining Agency interprets such court decisions as applying to other currently existing mining rights in areas within 10 kilometers (or approximately 6.2 miles) of other indigenous lands in Brazil. The Brazilian MPF could also use the legal precedent to file new lawsuits in order to expand and apply the Supreme Federal Court’s decision to other mining rights in areas surrounding indigenous lands. If this were to occur, and if the Brazilian National Mining Agency and/or the Brazilian MPF take action to explicitly prohibit mining activities in the areas within 10 kilometers of the Jauary indigenous land (which is indigenous land demarcated by FUNAI and located within the Autazes Property on which certain Mura indigenous communities live), the Autazes Project would then not be viable as currently planned since, even though no part of the Autazes Project will be located on Jauary indigenous land, the vast majority of our Mineral Reserves, as well as approximately 75% of the land that we currently have rights of access to and ultimately intend to own or have rights to occupy (which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed), and approximately 80% of the land that we currently lease and ultimately intend to purchase for the Autazes Project (which include the project sites for our dry stacked tailings piles), are located in areas within 10 kilometers of the Jauary indigenous land. Furthermore, in the event that the Brazilian National Mining Agency would adopt such an interpretation, or that the Brazilian MPF would take such actions, such interpretations and actions would adversely impact several existing operational mining projects, many of which employ indigenous people, which would, in turn, result in substantial economic loss and layoffs, including adverse economic as well as social effects on a number of indigenous communities.

DESCRIPTION OF THE AUTAZES PROJECT AND THE AUTAZES PROPERTY

We engaged ERCOSPLAN, an engineering consulting firm with significant experience in the potash mining industry, to prepare the Technical Report, which includes Mineral Resource and Mineral Reserve estimates and capital construction, operation and economic estimates, on the Autazes Project. To date, 43 exploration holes totaling approximately 121,000 feet have been drilled on the Autazes Property, and the results from these drill holes form the basis of the Technical Report, prepared in accordance with the SEC Mining Modernization Rules, which govern disclosure for registrants with material mining operations.

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the Technical Report. Certain numeric values describing the Autazes Project and the Autazes Property disclosed herein have been converted from the metric system of measurement, which is used in the Technical Report, to the imperial system of measurement commonly used in the United States. Portions of the Technical Report have been extracted, summarized and disclosed in this prospectus with the consent of ERCOSPLAN, whose representatives are Qualified Persons (i.e., independent geologists, engineers and mineral industry professionals with at least five years of relevant experience) within the meaning of the provisions of the SEC Mining Modernization Rules.

Regional Geology, Deposits and Potash Mineralization

The potash deposits that we intend to mine are situated in the northwestern part of Brazil, in the Amazon Basin, which is a large Paleozoic basin that covers approximately 200,000 square miles.

The sedimentary rocks of the Amazon Basin overlap the Pre-Cambrian rocks of the Guiana Shield to the north and the Central Brazil Shield to the south. The thickness of the strata above the Pre-Cambrian rocks is up to approximately 3.8 miles. Mineralization composition of the Amazon Basin is described as sylvinite with layers of halite, anhydrite and/or others (e.g., kieserite, polyhalite, and others). The Amazon Basin contains rocks ranging in age from the Proterozoic to Permian periods, which are overlain by rocks from the Cretaceous, Palaeogene, and Quaternary periods.

The rocks in the Amazon Basin are divided into the following six formations (from top to bottom):

•	Solimoes Formation, consisting of unconsolidated clays with abundant organic contributions;

•	Alter do Chao Formation, consisting of sandstones interbedded with shales and minor conglomeratic layers;

•	Andira Formation, consisting of thick layers of siltstone intercalated with thin anhydrite horizons;

•	Nova Olinda Formation, consisting of shale and/or siltstone, marl and/or fine grained (dolomitic) limestone, anhydrite, rock salt with intercalated layers of anhydrite, shale and some sylvinite;

•	Itaituba Formation, consisting of limestone with anhydrite rocks and intercalations of shales and siltstones; and

•	Monte Alegre Formation, consisting of sandstones.

The potash-bearing horizon is subdivided into the following three zones (from top to bottom):

•	Upper Sylvinite zone with an interlayering of red sylvite and halite, and with minor amounts of sulphate minerals. Sometimes minor amounts of carnallite were also detected;

•	Middle Sulphate zone consisting of various sulphates (anhydrite, kieserite, polyhalite and others) interlayered with sylvite and halite and carnallite distinguished; and

•	Lower Sylvinite zone with an interlayering of white sylvite and halite, and with minor layers of sulphates (mainly anhydrite).

The top of the potash-bearing horizon was determined to be at a depth between approximately 0.4 mile to 0.5 mile. In general, the potash deposit dips from the northwest to the southeast of the Autazes Property. The total thickness of the potash-bearing horizon in the explored area of the Autazes Property ranges between 2.3 feet and 13.1 feet, with an average potassium chloride (which we refer to as “KCl”) grade of 25.0%. The maximum thickness of the potash-bearing horizon is 13.1 feet and is found in the explored northwestern center of the Autazes Property, while the thickness decreases towards the north, southwest and southeast parts of the Autazes Property. The average thickness of the whole area of the potash-bearing horizon is 6.2 feet. The KCl grade ranges from approximately 10.1% to 43.4%. The highest KCl grades (which are higher than 40% KCl) are found in the eastern part of the Autazes Property, while KCl grades of 30% or more are found in the whole central part of the explored Autazes Property, interrupted by a suspected northwest to southeast directed low grade zone.

Location

The Autazes Property is located in the Amazon potash basin near the city of Autazes in the eastern portion of the state of Amazonas, Brazil, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, northern Brazil.

The mine, processing plant and tailings piles for the Autazes Project will be located approximately 12 miles northeast of the Autazes city center in a rural area, near the village of Lago Soares. The site for the port is located approximately 7.5 miles southeast of the processing plant site by road, in the village of Urucurituba on the banks of the Madeira River. The coordinates for each location are as follows:

Location	Longitude	Latitude
Production shaft	58° 58’ 25.983” W	3° 29’ 38.230” S
Processing plant (product loading point)	58º 58’ 22.475” W	3° 29’ 59.686” S
Port (product loading point)	58° 55’ 16.845” W	3° 32’ 43.915” S

Access, Climate and Physiography

Access

The Autazes Property can be accessed from the city of Manaus by crossing the Amazon River (Negro and Solimões) by boat or ferry in the stretch between the port of Ceasa in Manaus and the port of Careiro da Várzea on the right bank of the river, and then travelling via highways BR-319 (16 miles) and AM-254 (58 miles) to the Madeira River, which is also crossed by boat or ferry in order to reach the city of Autazes. From the city of Autazes, highway AM-254 extends approximately eight miles south to the western bank of the Madeira River. From there, access can be achieved by boat via an approximately 16 miles downstream journey on the Madeira River (northeast direction) to the boat mooring location at the Urucurituba village, at which the proposed port facilities for the Autazes Project will be located. A 7.5-mile unpaved road will be constructed between the Urucurituba village and the entrance to the mine.

Alternatively, the Autazes Property can be accessed by travelling downstream on the Amazon River to the confluence with the Madeira River and then from there travelling upstream on the Madeira River to the boat mooring location at the Urucurituba village. The entire length of this river route on the Amazon River and the Madeira River is approximately 106 miles.

Climate

The climate of the city of Autazes is tropical monsoon with a short dry season. Climate data is based on two periods: from 1961 to 1990 and from 1992 to 2021. The wettest months were January through April with up to 16 inches of precipitation per month. Average annual precipitation was approximately 100 inches. The warmest months were September and October with an average monthly temperature of approximately 81°F, while the coolest months were January and February with an average monthly temperature of approximately 79°F. Hence, the annual temperature is relatively constant. Relative humidity was high throughout the years with monthly highs of approximately 88% to 90% in March and April, and monthly lows of approximately 80% from September to November. Average annual evaporation was approximately 37-40 inches, and the months with the highest evaporation, which ranged from 4.0-4.3 inches, were September and October.

Physiography

The terrain at the intended sites of the mine and processing plant is relatively flat with elevations ranging from 26 to 164 feet above sea level. Certain parts of the Autazes Property are prone to seasonal flooding caused by high water levels in the nearby rivers, including the Amazon River and the Madeira River. We believe that the proposed surface infrastructure for the Autazes Project, including the mine shafts, processing plant and tailings sites, will be located at an elevation high enough to not be affected by seasonal flooding, as well as to withstand significant floods caused by water levels higher than seasonal averages. However, flooding can affect our potash transportation logistics.

The southern portion of the Autazes Property has the highest topographic elevations. Towards the northeast part of the Autazes Property, at the junction of the Amazon River and Madeira River, the elevation decreases and the relief becomes relatively uniform.

Two main types of ground features are found at the Autazes Property: the Amazon Plain and the Lower Amazon Plateau. The Amazon Plain corresponds to the areas that are most subject to flooding and is usually associated with the gleysols and fluvisols soil types. The Lower Amazon Plateau is characterized by soft hills, in which the acrisols and latosols soil types are present.

Prior History and Exploration

Prior to our development and planned operations, there is no recorded history of mining operations or development of mining infrastructure on the Autazes Property.

Potash exploration in the Amazon potash basin during the first exploration phase was commenced by Petrobras in 1973 and lasted until 1988. One of the holes drilled by Petrobras encountered a 9.8 feet thick potash-bearing horizon, which is the mineralized section. Between 1979 and 1983, Petrobras drilled 29 holes within the Fazendinha potash deposit, of which 12 intersected the mineralized section. During the same period, Petrobras drilled an additional 25 holes within the Arari potash deposit, of which 16 holes intersected the mineralized section. Both the Fazendinha and Arari potash deposits are located close to the Autazes Property.

Between 1989 and 2008, no exploration drilling for potash was performed in the Amazon potash basin. During that time, Falcon Metais Ltda. acquired mineral rights for portions of the Fazendinha and Arari potash deposits.

In 2000, during an exploration campaign for oil and gas, Petrobras conducted a 2D seismic survey in the vicinity of the Autazes Property consisting of three profiles, each in the northwest to southeast and southwest to northeast directions. The total length of these profiles was 22 miles. The distance between the parallel profiles was between 1.2 and 2.1 miles. The area covered by the overlapped profiles was only 3.1 × 3.1 miles (approximately 2.7 square miles). The seismic interpretation for the evaporite basin was prepared by our geologists.

For each profile, the base of the Andira Formation, Marker 10 (top of the rock salt), and Marker 11A (base of the rock salt) have been interpreted. An analysis identified rock salt in all profiles and determined that an extensive distribution of the rock salt was present at the Autazes Property. However, within a profile, the thickness of the rock salt can vary by up to 50%. Furthermore, fault structures within the Nova Olinda Formation were identified. However, a correlation of these recorded fault indications between the profiles is not possible in every case. Based on the specific rock mechanical properties of the rock salt and the sylvinite, it was assumed that such fault zones in the highly saline section of the sequence are not present as fractures, contrary to the representations in the profiles, but rather as folding and/or thickening or thinning of the rock salt sequence. Due to the inconclusive interpretation of the fault zones, such fault zones were initially excluded from the geological model. As such, we believed that it was necessary to conduct an additional 2D seismic survey as described below.

Site investigation of the Autazes Property, based on available data, was conducted by Potássio do Brasil Ltda. between 2007 and 2008. The first exploration hole at the Autazes Property was drilled by Potássio do Brasil Ltda. in 2009, and exploratory drilling activities continued intermittently at the Autazes Property until early 2016, during which 43 exploration holes were drilled. No further exploratory drilling activities have been conducted at the Autazes Property since 2016.

In 2015, we conducted a 2D seismic survey at the Autazes Property in order to obtain a better definition of the potash resources. Such 2D seismic survey consisted of a total of 15 seismic lines with a total length of approximately 77 miles, covering an area of approximately 46 square miles, and included a topographic survey to stack out and measure using spacing of 49 feet. The interpreted vertical seismic sections were provided by Geohub as distance-velocity profiles. Based on such interpretation and verification completed by Geohub, along with the independent verification of the uninterpreted profiles by ERCOSPLAN, we concluded that:

•

The 2D seismic survey conducted by us in 2015 confirms in part the results of the 2D seismic survey conducted by Petrobas in 2000, showing that fault structures are present in the cross-cut of the evaporate sequence and partly continue into the evaporates and their footwall;

•

The separate delineation of the sylvinite horizon and occurrence/non-occurrence within the rock salt sequence is suspected to be overinterpreted, as the low density contrast between the rock salt and the sylvinite is usually too small to provide sufficient contrast for delineation;

•

The re-interpretation of the profiles by ERCOSPLAN slightly reduced the interpreted faults by Geohub to structures that can be clearly identified throughout several layers and are relevant for the potash-bearing horizon. However, the dip direction of the faults cannot be delineated with certainty, which affects the interpretation of relative movements in case of occurring vertical displacement; and

•	Due to the resolution of our 2D seismic survey and the lack of seismic sections converted to vertical distance, the vertical offset along fault lines could not be quantified.

These conclusions are relevant for the current geological model of the potash deposit at the Autazes Property and our current Mineral Resource estimates.

Information obtained from our drilling activities and our 2D seismic survey was reviewed and interpreted by ERCOSPLAN. The quantity and quality of this information is classified by ERCOSPLAN as being sufficient to justify our Mineral Resource and Mineral Reserve estimates for the Autazes Property, in conjunction with the updated mine plan and modifying factors for the Autazes Property.

Drilling

In December 2009, we engaged the Boart Longyear company, an international diamond drilling contractor, to carry out exploratory drilling on the Autazes Property. The exploration campaign started with the drilling of hole PBAT-10-01 as a pilot hole close to historical hydrocarbon exploration hole 1-BRSA-112-AM, which was drilled by Petrobras in 2001. Exploration holes were also drilled by Geologia e Sondagens S.A. Drilling supervision, logging of drilled material, geophysical logging supervision, and monitoring of well casing installation were undertaken by Golder Associates. Hydrogeological test work was conducted by SRK Consulting (Canada).

To date, a total of 43 exploration holes have been drilled within and in the vicinity of the Autazes Property, which include good core recovery, geophysical well-logging in 29 exploration holes, and sampling and chemical/mineralogical assaying of obtained drill cores. The map below shows the seismic survey lines of the 2D seismic surveys conducted in 2000 and 2015, the locations of the exploration holes drilled by us, and the areas for which we have mineral rights.

Based on information provided by us, a geophysical logging campaign was carried out for hole PBAT-15-43 in August, September and December 2015. A wireline log was executed over the complete section, recording natural gamma, caliper, borehole deviation, temperature, salinity, spontaneous potential, resistivity, and velocity. The table below shows the amalgamated lithological log of hole PBAT-15-43:

Lithostratigraphical Horizon	Drill Hole Depth (from)	Drill Hole Depth (to)
Solimões Formation	0.0 ft.	43.7 ft.
Alter Do Chão Formation	43.7 ft.	1,309.1 ft.
Andirá Formation	1,309.1 ft.	2,072.5 ft.
Nova Olinda Formation	2,072.5 ft.	2,300.2 ft.
Volcanic intrusive (diabase sill)	2,300.2 ft.	2,328.7 ft.
	2,328.7 ft.	3,117.8 ft.

The drill core descriptions for the exploration holes drilled by us have been provided to ERCOSPLAN. Drill cores of these exploration holes have been checked during repeated site visits undertaken by ERCOSPLAN, with the most recent visit in August 2022. Cored materials obtained from these exploration holes were used to determine the chemical and mineralogical composition of the deposit at the location of the corresponding individual exploration hole. The drill core descriptions, sampling procedures, and exploration hole documentation have been determined by ERCOSPLAN to be of high quality according to applicable international standards, and ERCOSPLAN is of the opinion that samples obtained from the cored materials are considered to be representative of the deposit and, as such, allow ERCOSPLAN to determine the representative chemical and mineralogical composition of the deposit at the location of each of the sampled exploration holes.

Present Condition

The areas of the Autazes Property where the planned mine entrance, processing plant, and port will be located were largely deforested several decades ago by its prior owners and are now primarily used for low density cattle farming. No work has been completed on the Autazes Property other than the exploration drill holes in connection with producing the Technical Report. There are no infrastructure, facilities, or equipment located on the Autazes Property.

Mining Rights

Our mineral rights for the Autazes Project are located in an area encompassing approximately 98 square miles located in the Amazon potash basin near the city of Autazes in the eastern portion of the state of Amazonas, Brazil, within the Central Amazon Basin, between the Amazon River and the Madeira River, approximately 75 miles southeast of the city of Manaus, northern Brazil. All mineral rights for the Autazes Project are held by our wholly-owned local subsidiary in Brazil, Potássio do Brasil Ltda., and are registered with the Brazilian National Mining Agency.

Following the completion of our exploration work for the Autazes Project, we submitted to the Brazilian National Mining Agency for approval, a final exploration report detailing the exploration activities conducted and attesting to the existence of the potash ore reserve. The Brazilian National Mining Agency approved our final exploration report in April 2015 based on objective criteria under the Brazilian Mining Code, and this approval enables us to request a Mining Concession. In addition, in December 2019, Potássio do Brasil Ltda. submitted to the Brazilian National Mining Agency our Initial Assessment and our Plan for Economic Development of the Deposit, which were approved by the Brazilian National Mining Agency in December 2020.

Ownership of Land

Under our current development plan for the Autazes Project, we intend to own, lease, have rights of access to or have rights to occupy, through Potássio do Brasil Ltda., 39 rural properties on which the facilities and infrastructure for the Autazes Project will be located. We currently have rights of access to 24 rural properties consisting of a total area of approximately 5.4 square miles, which include the land on which our proposed mine shafts, processing plant, and port for the Autazes Project will be constructed. We intend to conduct administrative land regularization proceedings with applicable Brazilian governmental agencies (such as the Brazilian National Institute of Rural Settlement and Agrarian Reform, the Brazilian Ministry of Industry and Trade, and other agencies), the purpose of which is to acquire ownership, through Potássio do Brasil Ltda., of these 24 properties. The land regularization proceedings will generally be conducted in accordance with Decree No. 74965/1974, Opinion CGU/ AGU dated as of August 23, 2010, issued by the General Counsel of the Federal Government Office of Brazil (which we refer to as “Opinion CGU/AGU”), which governs the acquisition or lease of rural properties in Brazil by foreign individuals or legal entities, as well as Brazilian legal entities controlled by foreign investors or with the majority of their capital stock held by foreign investors, such as in the case of Potássio do Brasil Ltda. Under current Brazilian laws and regulations, we may only acquire or lease rural property in Brazil, in compliance with Opinion CGU/AGU, if certain conditions are met, including, among others, that (i) we obtain approvals from the Brazilian National Institute of Rural Settlement and Agrarian Reform and from the applicable Brazilian Ministries; (ii) the aggregate amount of rural property held by us does not exceed 25% of the total surface area of the municipality in which such property is located; and (iii) the acquisition must be formalized by means of a public deed of sale and purchase. As of the date of this prospectus, we are still in the planning stages and have not yet commenced any land regularization proceedings to acquire ownership of these 24 properties. See also “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons” and “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”. Although we believe that such applicable Brazilian governmental agencies will issue administrative decisions approving our acquisition and ownership of such properties, there is no guarantee that they will do so on a timely basis or at all, as our acquisition of properties in Brazil will depend on us following the applicable legal procedures and meeting the required legal standards, which will be assessed by such applicable Brazilian governmental agencies within an uncertain timeline.

Additionally, in March, April and May 2024, we entered into agreements to lease, for a term of six years, the remaining 15 rural properties consisting of a total area of approximately 4.2 square miles, which are primarily the project sites for our dry stacked tailings piles (see also “Business—Foreign Investment Restrictions and Control—Foreign Investment Restrictions”). Each of these lease agreements also provides us with a right of first refusal to purchase the applicable leased property in the event of a sale of such property, and in connection with any such sale, we will be able to apply the aggregate amount paid under such lease agreement as a reduction in the sale price. To the extent we are unable to exercise the right of first refusal options for, or otherwise do not purchase, the 15 remaining properties, the Brazilian National Mining Agency is allowed to grant mining easements (servidões minerárias) in properties of third parties in relation to a given mining title, provided that such mining easement is necessary for the proper exploration and exploitation of the mineral deposit. After the granting of an easement by the Brazilian National Mining Agency, through the issuance of a “Public Utility Statement”, the holder of the mining title to which the Public Utility Statement refers must pay an indemnification amount to the owner of the servient property before entering such property. If such indemnification amount cannot be agreed upon between the holder of the mining title and the property owner, it will be determined by a court.

Furthermore, any new acquisitions or leases of rural lands would also be subject to restrictions on foreign-controlled entities, as described in “Risk Factors—Risks Related to Mining—Our mining operations may be impaired due to restrictions on the acquisition or lease of rural properties by foreign investors or by Brazilian entities under foreign control or with the majority of its capital stock held by foreign persons”.

Once commercial production of potash commences, we will be required to pay financial compensation for such mineral exploitation (Compensação Financeira pela Exploração Mineral) in the form of a royalty (which we refer to as the “Mining Royalty”), currently at a rate of 2% of our gross revenue, which will be divided among various Brazilian federal, state and municipal governmental offices and agencies, including the Brazilian National Mining Agency and other environmental agencies, as determined by Brazilian law and regulations. Additionally, we will be required to pay a royalty equal to 50% of the Mining Royalty to the owners of any land not owned by our Company or Potássio do Brasil Ltda.

Planned Operations

When the construction of the Autazes Project is completed, the Autazes Property will include a mine site, a processing plant site, a port site and other general facilities. Substantial work has been completed to develop and de-risk the Autazes Project, including public hearings, completion of our Initial Assessment, the Environmental and Social Impact Assessment, and the Technical Report, and the drilling of 43 exploration holes totaling approximately 121,000 feet, upon which the Mineral Resource and Mineral Reserve estimates in the Technical Report are based.

As of August 2024, we have received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Construction Licenses that we expect to be required for the construction of the Autazes Project, and we have begun water source drilling for two potable water wells at the Autazes Project. Our current near-term goal is to start the primary construction of the other infrastructure areas of the Autazes Project, which we intend to start once sufficient funding is secured. We estimate that construction will take at least approximately four years to complete.

We believe that our mining operations will be at full capacity after a 36-month ramp-up period following the completion of construction of our mining facilities. Once our operations are at full capacity, we plan to mine up to approximately 9.4 million tons of run-of-mine (which we refer to as “ROM”) potash ore per year using a conventional underground room and pillar mining methods. The potash ore will be hoisted to the surface, at which point it will be crushed, ground and then hot leached to produce an average of approximately 2.4 million tons of granular MOP per year for an operational period of at least 23 years, including ramp-up and ramp-down periods.

Processing Plant

We have designed a processing plant, with an expected at-scale production capacity of up to approximately 2.7 million tons of MOP per year, based on processing up to approximately 9.4 million tons of ROM potash ore per year. We believe that our metallurgy and processing methods will allow us to achieve a metallurgical recovery rate of 90.8% and a MOP product grade of 95% purity.

This processing plant will contain two identical stand-alone trains. Each train will be fed ROM potash ore at a rate of 602 tons per hour through one double stage four roll crusher for primary crushing, and then through two-cage mill secondary crushers, which crush the ROM potash ore to less than four millimeters. Crushed potash ore will then be conveyed to the hot leach circuit, which utilizes a two stage arrangement of cascaded agitated leaching tanks, and then mainly KCl dissolves from the ROM potash ore into approximately 90°C leaching brine. Discharge from each leach stage will be classified in a bank of cyclones. Primary cyclone overflow will be clarified and then pumped to the crystallizer circuit. Discharge from the secondary cyclones will be filtered and forwarded to the tailings management area. A portion of the tailings will be sent underground as backfill with the objective to reduce the tailings stockpile size and as a side benefit, minimize underground subsidence. The remaining tailings will be deposited in open piles and converted to brine by natural dissolution caused by high precipitation. The brine will be collected in the storage ponds and later injected into an aquifer using brine injection wells, to depths between 1,000 to 1,300 feet to maintain water balance.

The clarified hot brine from the hot leach circuit will be cooled down in a seven-stage crystallizer circuit to approximately 45°C, causing the MOP to crystallize as a solid salt. The MOP is recovered from the cooled brine using cyclones and centrifuges. The brine (mother liquor) will be heated up to approximately 115°C and then sent back to the hot leach circuit as leaching brine. Centrifuge cake will be fed to a rotary dryer, dried and then conveyed to a compaction circuit consisting of four compactors, flake breakers, primary sizing screens, primary crushers, secondary screens, and secondary crushers. Screened product will be annealed or “glazed” in a fluid bed dryer/cooler. Annealed product will be screened and then stored before being dispatched to port via transport truck. Pertinent ancillary facilities will be included to provide reagent makeup, plant and instrument air, steam production, and cooling water. The processing plant will be equipped with a central control room containing operator and engineering workstations to optimize operation of the plant.

Infrastructure

The results of a geotechnical drilling program to evaluate surface and subsurface soil conditions at the planned mine, processing plant, and tailings management sites were used to establish the soil parameters for the design of the processing plant foundations and the tailings management facilities. A bathymetric study was conducted to define the contours of the riverbed close to the proposed location of the floating marine facility. Several earthworks will need to be carried out to prepare for the construction of the Autazes Project as designed. For example, the areas that make up the planned sites for the construction camp, mine, processing plant, tailings, port, service facilities, and road access will need to be cleared of trees, shrubs, and large boulders, and thereafter, rough graded and ditched prior to construction. A network of existing and new roads on the Autazes Property has been designed to provide access to all project sites. To handle uncontaminated and contaminated water from the Autazes Project, a site drainage system was designed according to established, preferred engineering practices, with an emphasis on environmental protection, which also took into account technical and safety criteria provided by Brazil’s National Water and Sanitation Agency (Agência Nacional de Águas e Saneamento Básico). The Autazes Project, when complete, will consist of 80 processing and auxiliary buildings and outdoor areas of varying sizes to provide other required services. The port facilities will include a private terminal on land owned by us, which is located outside of the public port area, on the left bank of the Madeira River, to handle the transportation of our potash product and other general cargo by waterway.

The planned transportation infrastructure for the Autazes Project has been designed to transport by truck up to 2.7 million tons of granular MOP per year from the processing plant to the port, which will be sufficient to handle our expected production of an average of approximately 2.4 million tons of granular MOP per year. River access to the Autazes Project will be provided by the Madeira River, which will be used for further transportation of our potash product on barges through waterways.

The planned water supply system at the Autazes Project will be divided into two sub-systems. At the planned site of the processing plant, the industrial and process water supply system is designed for ten deep wells, while the potable and make-up steam plant water supply system is designed to be supplied from two deep wells. The Madeira River can also be used as an alternative source of water for the sites of the processing plant and mine, as the water intake system could be located at the port location, and water from the Madeira River could be drawn to the sites of the processing plant and mine via a 7.5-mile water pipeline.

The planned waste management infrastructure for the Autazes Project will consist of waste collection stations, a disposable material center, an industrial waste disposal center, a sewage treatment plant, and a sanitary landfill, and will handle the management and disposal of sanitary solid waste (including recyclable materials), domestic waste, waste produced at the processing plant, and hazardous waste.

The planned tailings management site at the Autazes Project will consist of two tailings piles, each with a usable volume of approximately 636.7 billion gallons. Each tailings pile will have two brine ponds to collect surface water. The entire tailings management site will be lined to manage surface water collection and prevent contamination of the surrounding soil and ground water.

The planned infrastructure of the Autazes Project also includes telecommunication facilities to support the construction and subsequent operations of the Autazes Project. A combination of telecommunication technologies (such as fiber optic backbone cabling, structure cabling infrastructure, an integrated voice and data network system, a radio system, a public address and general alarm system, a corporate security system, and a process monitoring closed-circuit television system) will be utilized to support all aspects of the engineering and operational requirements of the Autazes Project.

Power Supply

We expect that the power for the Autazes Project will be provided by a planned 500 kV power transmission line which will be an interconnection between an existing power station at Silves and a new power station at Autazes. We retained the services of FIGENER, an engineering and consultancy company that specializes in utilities and electric power systems, to perform an update on the plan for the power transmission line. The power station at Silves is connected to Brazil’s national power grid and located in the Silves region, which is approximately 75 miles from the proposed location for our processing plant. Our connection point to Brazil’s national power grid will need to be approved by the Brazilian authorities. The new station at Autazes will be connected to the station at Silves using an overhead transmission line crossing the Amazonas River. We believe that construction of the power transmission line will commence after we obtain the construction permit for the power transmission line that is separate from the Construction Licenses and secure sufficient funding, and will take approximately three years to complete. Prior to the completion of the power transmission line, the construction of the Autazes Project will be powered through the use of diesel generators, which will subsequently serve as emergency back-up power sources once the power transmission line is in place.

Estimated Costs and Economic Analysis

Estimated Capital Costs

The initial estimated capital costs for the Autazes Project (which do not include any sustaining capital expenditures), as included in the Technical Report, are broken out in the table below:

Area	Sub-Area	Total Costs (in millions (US$))
Mining	Underground Mine	$268.0
	Shafts	$433.4

Processing Plant and Equipment	Site – General	$68.3
	Processing Plant	$608.7
	Tailing Management	$72.1
	Utilities	$69.9
	Ancillary Services	$28.3
	Off-Site Facilities	$221.7

Direct Costs		$1,770.4
Indirect Costs		$135.2
Owners Costs		$165.8
Contingency		$200.2

TOTAL PROJECT COSTS (pre-tax)		$2,271.6
Taxes, Duties, Fees		$219.3

TOTAL PROJECT COSTS (after-tax)		$2,490.9

Estimated Operating Costs

The total operating costs for the Autazes Project are estimated to be between approximately $70.80 to $95.30 per ton of MOP over the life of the Autazes Project, after ramp-up is completed and during the years when production is at least 75% of the designed capacity of 2.7 million tons of MOP per year. The annual average of all operating costs, during the full run rate production period, is estimated to be approximately $192.5 million on a pre-tax basis.

The following table shows a breakdown of the total operating costs based on a weighted average life of mine of 23 years, which is estimated to be $78.70 per ton of MOP, excluding taxes:

Description	Operating Costs of MOP Production ($ per ton of MOP)
Mine	17.40
Shaft	7.10
Processing	45.20
Tailings management and brine disposal	1.20
Logistics	4.30
Employee transportation and housing	0.90
General and administration	2.50

TOTAL	78.70

Economic Analysis

The economic analysis for the Autazes Project was completed by L&M Assessoria Empresarial (which we refer to as “L&M”), based on information provided by ERCOSPLAN (who was responsible for preparing the production schedule, and the estimated capital and operating costs for the mine, processing plant, infrastructure and port). The economic analysis is based on an average commodity price of $459 per ton of MOP, which is (i) based on the projected average Cost and Freight (CFR) price for granular potash delivered to Brazil from 2029 to 2051 (which is the expected period of production at the Autazes Project), which inputs are derived from the CRU Consulting, “Market Feasibility Study”, September 2022, (ii) adjusted for inflation from prices in Brazilian real in 2021 to prices in Brazilian real in 2022 at an assumed annual inflation rate of 5.8%, (iii) converted to the U.S. dollar from prices in Brazilian real, and (iv) converted from a metric tonne basis to a US ton basis. The economic analysis is also based on a discounted cash-flow model developed by L&M to assess the key economic metrics and to identify and assess the key value drivers of the Autazes Project. From a technical operational point of view, it is a high-level model focused on detailed tax implications, with the resulting economics being appropriate for the current development phase of the Autazes Project.

Based on L&M’s analysis, the following table presents, on a pre-tax and post-tax basis, the estimated (i) unlevered net present value of the Autazes Project using a discount rate of 8.1%; (ii) unlevered internal rate of return; (iii) average annual earnings before interest, taxes, depreciation and amortization (assuming full production); (iv) total undiscounted free cash flow generated over the life of the Autazes Project; and (v) start of the payback period (following the ramp-up period).

Financial Analysis	Pre-Tax(1)	Post-Tax
NPV@8.1%	$3.082 billion	$2.498 billion
IRR	17.0%	15.8%
Profitability Ratio	156.8%	127.1%
EBITDA(2)	$0.973 billion	$0.973 billion
Total Cash Flow	$16.322 billion	$13.879 billion
Payback(3)	5.4 years	5.6 years

(1)	Excludes recoverable and non-recoverable taxes.
(2)	For years 4-20 of the Autazes Project, assuming full production.
(3)	Undiscounted, after ramp-up period.

Mining Method

The mining method proposed for the Autazes Project is conventional room and pillar (long pillars at 5,000 feet) mining with two vertical shafts. One shaft will be used to hoist the potash ore and for manpower access, and the other shaft will be used primarily for ventilation. The main development room is intended to provide access to production panels, room for infrastructure and conveyors, and will consist of several intake and return airways. Production panels will be designed to maximize the extraction of ore and productivity, while maintaining a safe working environment. The design is primarily influenced by geotechnical modeling results and analysis. Extraction of the potash ore will be done using continuous miners feeding a conveyor system to the skips at the hoist shaft. This method of potash extraction is believed to be an established and well-developed technology for ore extraction, hauling and hoisting to the surface.

The schedule for the construction and operation of the mine consists of 1.5 years of pre-production, followed by a three-year ramp-up period to a target mining capacity of 9.4 million tons of ROM potash ore per year for 17 years, ramping down over a three-year period due to reserve/workplace limitations. Over the 17 year period of full run rate mining, we believe that the mine will supply the processing plant with an average of 9.2 million tons of ROM potash ore per year at an average KCl grade of 27.3%. Refrigeration and an elevated ventilation system are required to provide a compliant atmosphere for operations. Main fans will be located on the surface of the mine and will exhaust via the ventilation shaft (upcast shaft). There will be three fan-motor sets installed with all three operating, non-standby units.

The design for the backfill plant and the technical design of the backfill system for the Autazes Project were developed by ERCOSPLAN. The backfill plan developed for the Technical Report will be further detailed at the engineering, procurement, and construction management phase to reflect the then updated mine plan.

Mineral Processing and Metallurgical Testing

Comprehensive processing test work has been carried out to select the optimal processing method. Sylvite flotation, which is the most widely applied process method for sylvinite type ores, was initially considered. However, in two different flotation tests, a suitable purity of the concentrated product could not be reached at an acceptable and proven recovery rate. In addition to NaCl and KCl (the typical main components of sylvinite), the potash ore at the Autazes Property contains relatively higher amounts of anhydrite and insoluble material which impedes concentration of KCl via flotation with sufficient performance. Therefore, another proven processing method using hot leaching followed by cooling crystallization was tested. The potash material can be leached out by hot leaching brine (heated mother liquor) with an appropriate composition. Thereupon, an almost KCl-and NaCl-saturated hot brine with some leaching residues, which mainly consist of NaCl, anhydrite and insolubles, is obtained. The hot brine is still accompanied by fine solid material (fine leaching residues), which has almost the same chemical constitution as coarse tailings. Such fine material can be separated off by a clarifying process using flocculation reagents.

Upon cooling the hot brine, wet solid material with approximately 93.4% KCl content is then dried to meet the required specification of at least 95% KCl content. The KCl grade of the potash product can be further improved to over 99% by washing it with brine of an appropriate composition. The table below shows the composition of the wet MOP material:

Component	Without Washing	With Washing
KCl	93.43%	99.44%
NaCl	3.84%	0.51%
MgCl2	0.17%	0.00%
MgSO4	0.00%	0.06%
CaSO4	1.50%	0.07%
H2O insoluble	0.04%	0.04%
H2O	1.62%	0.35%

The test work has proven that the hot leaching/crystallization method has the ability to achieve the required product purity and an acceptable recovery rate. Therefore, the hot leaching/crystallization method was chosen for the design of the production process.

ERCOSPLAN confirms that the hot leaching test work has been carried out with samples that are representative of the various types and styles of mineralization and the mineral deposit as a whole. ERCOSPLAN is of the opinion that the data collected in the test work are adequate for the Technical Report. After completion of its review of the mineral processing and metallurgical testing, ERCOSPLAN is of the opinion that the testing procedures and the interpretations and reporting of the results met standard industry practices.

Mineral Resource and Mineral Reserve Estimates

The effective date of the Mineral Resource and Mineral Reserve estimates is October 14, 2022, and such estimates are based on drilling 43 diamond core holes totaling approximately 121,000 feet on the Autazes Property. The Mineral Resource and Mineral Reserve estimates were calculated and reported in accordance with the SEC Mining Modernization Rules, which govern disclosure for registrants with material mining operations.

Since certain of the original mineral rights on the Autazes Property intersect with the Jauary indigenous land, such mineral rights were segregated, resulting in mineral rights located outside the Jauary indigenous land and mineral rights located inside of it. The Mineral Resource estimate was conducted with respect to all of the mineral rights on the Autazes Property, but for those mineral rights located inside the Jauary indigenous land only Inferred Mineral Resources are reported. Therefore, the Mineral Reserve estimates are only reported for the mineral rights located outside the Jauary indigenous land, as such mineral rights are the only mineral rights currently being permitted for Autazes Project.

Mineral Resource Estimates

The Technical Report classifies the potash mineralization in terms of “Measured Mineral Resources”, “Indicated Mineral Resources”, and “Inferred Mineral Resources”, each as defined under the SEC Mining Modernization Rules. Such classifications generally reflect the level of confidence in the extent and grade of the identified potash mineralization.

Based on the data density and accuracy of the geological model, it is in the opinion of ERCOSPLAN that:

•	“Measured Mineral Resources” occur within a radius of 0.47 mile around an investigated drill hole;

•	“Indicated Mineral Resources” occur within a radius of 0.93 mile around an investigated drill hole; and

•

“Inferred Mineral Resources” occur within a radius of 1.24 miles around an investigated drill hole in the southern part of the Autazes Property, and within a radius of 1.55 miles around an investigated drill hole in the northern part of the Autazes Property, as the drill holes show a more continuous and homogenous distribution of ore deposits in the northern part of the Autazes Property (except for one drill hole due to its proximity to the barren zones in the southeastern part of the Autazes Property).

The following table shows the Mineral Resource estimates (excluding Mineral Reserves) at the Autazes Project:

Resource Category	Tons(1) (millions)	KCl (%)
Measured Mineral Resources (excluding Mineral Reserves)	18	22.5
Indicated Mineral Resources (excluding Mineral Reserves)	48	25.9
Inferred Mineral Resources (excluding Mineral Reserves)	107	30.3

(1)	Reflects values in U.S. tons, which have been converted from metric ton measurements used in the Technical Report.

For the Mineral Resource estimates, all drill holes that occur within, and in the vicinity of, the Autazes Project, and that contain complete assaying data from the potash horizon, have been used. The Mineral Resource estimates are reported as in-situ mineralization without application of an extraction ratio, and are based on a (i) cut-off grade of 10% KCI, (ii) minimum thickness of 3.28 feet, (iii) process (metallurgical) recovery averaging 90.8%, and (iv) product price of $381 per ton of MOP (which is the approximate average price of the long term forecasted Free On Board (FOB) real dollar price for granular potash from the Autazes Project for the 10 year period between 2028 to and including 2037 (as presented in CRU Consulting, “Market Feasibility Study”, September 2022). For additional information regarding the Mineral Resource estimates, see also Chapter 11: Mineral Resource Estimates of the Technical Report (a summary of which is included as Exhibit 96.1 to our registration statement of which this prospectus forms a part).

Mineral Reserve Estimates

The following table shows the Mineral Reserve estimates at the Autazes Project:

Reserve Category	Tons(1) (millions)	KCl (%)
Proven Economically Recoverable Reserves	69	28.9
Probable Economically Recoverable Reserves	122	27.5
Proven and Probable Economically Recoverable Reserves	191	28.0

(1)	Reflects values in U.S. tons, which have been converted from metric ton measurements used in the Technical Report.

The Mineral Reserve estimates are reported on a total production basis, and were derived by using the resource block model, which we provided to ERCOSPLAN, and the mine plan updated by ERCOSPLAN. During the pre-production phase (prior to ramp-up and full production), approximately 2.3 million tons of extracted ore are going straight to the tailings piles. The Mineral Reserve estimates are also based on data regarding our modelled parameters and values of resource blocks, rooms and pillars, polygons of mineral rights for the Autazes Project, and polygons of permitted land on the Autazes Property. Such data was intersected in ArcGIS Pro using the appropriate workflow for further analysis. In calculating the Mineral Reserve estimates, the following assumptions were used: (i) a cut-off grade of 10% KCI, (ii) minimum mining heights of five feet for the production panel rooms and 11.5 feet for the main drifts and panel development drifts, (iii) extraction ratios of 50 to 59% for the main drifts and panels, based on geotechnical factors, (iv) a process (metallurgical) recovery averaging 90.8%, (v) a product price of $381 per ton of MOP (which is the approximate average price of the long term forecasted Free On Board (FOB) real dollar price for granular potash from the Autazes Project for the 10 year period between 2028 to and including 2037 (as presented in CRU Consulting, “Market Feasibility Study”, September 2022), (vi) the Mining Royalty, currently at rate of 2% of our gross revenue, which will be divided among various Brazilian federal, state and municipal governmental offices and agencies, as determined by Brazilian law and regulations, (vii) a royalty equal to 50% of the Mining Royalty to owners of any land not owned by our Company or Potássio do Brasil Ltda., and (viii) operating costs associated with the mine plan. For additional information regarding the Mineral Reserve estimates, see also Chapter 12: Mineral Reserve Estimates of the Technical Report (a summary of which is included as Exhibit 96.1 to our registration statement of which this prospectus forms a part).

Internal Controls – Sample Preparation, Analysis and Data Verification

The chemical and mineralogical composition of the core materials obtained from our drill holes on the Autazes Property were determined by the Saskatchewan Research Council Laboratory in Canada (as the primary laboratory) and the K-UTEC Salt Technology Laboratory in Germany (as the secondary laboratory). Both laboratories are certified according to their respective national standards.

Core materials taken from our drill holes were inspected by ERCOSPLAN and determined to be of such quality that allows for samples for chemical and mineralogical assaying. The core material samples were packed with foil and sealed in plastic poly tubing, and these double-bagged samples were stored at the base camp until they were carefully packed into boxes and shipped via parcel service to the laboratories. After sampling, the remaining core material samples were secured and stored in an air-conditioned facility in the city of Autazes. In the opinion of ERCOSPLAN, these are the state of the art methods for transporting samples to a laboratory for test work and for storing remaining core material obtained from a potash deposit.

Samples were prepared by crushing and milling to the required grain sizes, and then diluted for analyses. The Saskatchewan Research Council Laboratory used inductively coupled plasma optical emission spectrometry and inductively coupled plasma mass spectrometry, and the K-UTEC Salt Technology Laboratory used flame emission spectrometry, atomic emission spectrometry and ion chromatography, as analytical techniques. For x-ray diffractometry, powdered samples were used.

Prepared samples were also analyzed for cations (K+, Na+, Mg2+, Ca2+) and anions (Cl-, SO42- and Br-), as well as insoluble material.

With respect to data verification, the following three types of control samples were introduced in the quality control program: (i) blank samples (110 samples in total), (ii) standard samples (115 samples in total), and (iii) cross-check samples (129 samples in total). In the opinion of ERCOSPLAN, the results based on control samples do not indicate any peculiarities for blank and standard samples, and with respect to the cross-check samples, the results suggest that there is sufficient correlation between the analyses carried out by both laboratories with regard to the K+, Na+ and Cl- content of the samples. Distinctive discrepancies occurred with respect to the Ca2+, SO42- and insoluble content, which may have resulted from different sample preparation procedures.

In conclusion, ERCOSPLAN is of the opinion that the results of the quality control program show that:

•	for the main components such as K+ and Cl-, no grade corrections in the data from the chemical assaying were required;

•	the discrepancies with respect to the Ca2+, SO42- and insoluble content do not affect the Mineral Resource and Mineral Reserve estimates; and

•	the above-mentioned discrepancies do not affect the proposed processing options, as it does not matter whether the residue consists of calcium sulphates or insolubles.

The quality control measures of the exploration results were carried out according to international standards, and we believe reflect the reliability of the submitted exploration results. ERCOSPLAN is of the opinion that the results of the chemical assaying of the samples are adequate for purposes of the Technical Report.

Once commercial production of potash commences, we will be required to pay financial compensation for such mineral exploitation (Compensação Financeira pela Exploração Mineral) in the form of the Mining Royalty, currently at a rate of 2% of our gross revenue. Additionally, we will be required to pay a royalty equal to 50% of the Mining Royalty to the owners of any land not owned by our Company or Potássio do Brasil Ltda.

For additional information regarding the Autazes Project and the Autazes Property, see Exhibit 96.1 (Technical Report Summary of the Autazes Potash Project—Pre-Feasibility Study) to our registration statement of which this prospectus forms a part.

MANAGEMENT

Our Board of Directors

Our board of directors is responsible for the general guidance of our business and ensuring that we meet our objectives, as well as for monitoring our performance and ensuring business continuity. Our board of directors is vested with broad powers to act on behalf of our Company and to perform or authorize all acts of administrative or ancillary nature necessary or useful to accomplish our corporate purpose. All powers not expressly reserved by law to our shareholders fall within the scope of our board of directors.

Our articles of incorporation provide that our board of directors will consist of a minimum of one director and a maximum of ten directors. Our board of directors has been empowered by our shareholders to determine by resolution from time to time the number of directors on our board of directors within the minimum and maximum numbers provided for in our articles of incorporation, provided, however, that our board of directors may not, between meetings of shareholders, increase the number of directors on our board of directors to a total number greater than one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders. Our directors hold office until the next annual meeting of our shareholders and until their successors have been duly elected and qualified.

Our board of directors currently consists of six directors, of which four are considered “independent”, as determined in accordance with the listing standards established by the NYSE and the director independence standards set forth under Canadian National Instrument 58-101—Disclosure of Corporate Governance Practices and Section 1.4 of Canadian National Instrument 52-110—Audit Committees (which we refer to as the “Canadian Independence Standards”).

Our Executives and Directors

Executives

The following table sets forth the name, age, principal residence, position, and date of appointment of each of our executives as of the date of this prospectus.

Name	Age	Principal Residence	Position	Date of Appointment
Stan Bharti	71	Toronto, Ontario Canada	Executive Chairman	March 2009
Matthew Simpson	49	Pickering, Ontario, Canada	Chief Executive Officer	October 2014
Ryan Ptolemy	48	Toronto, Ontario Canada	Chief Financial Officer	July 2011
Neil Said	45	Toronto, Ontario Canada	Corporate Secretary	June 2018
Adriano Espeschit	59	Nova Lima, Minas Gerais, Brazil	President and sole officer of Potássio do Brasil Ltda.	September 2021

Directors

The following table sets forth the name, age, principal residence, position, term served, and year in which term expires of each of the directors on our board of directors as of the date of this prospectus.

Name	Age	Principal Residence	Position	Current Term(1)	Year in which Term Expires(1)
Stan Bharti	71	Toronto, Ontario Canada	Management Director	2024 - Present	2025
Matthew Simpson	49	Pickering, Ontario, Canada	Management Director	2024 - Present	2025
Deborah Battiston	66	Fort Erie, Ontario, Canada	Independent Director(2)	2024 - Present	2025
Brett Lynch	61	Melbourne, Victoria, Australia	Independent Director(2)	2024 - Present	2025
Pierre Pettigrew	73	Toronto, Ontario, Canada	Independent Director(2)	2024 - Present	2025
Peter Tagliamonte	61	North Bay, Ontario, Canada	Independent Director(2)	2024 - Present	2025

(1)	Each of our directors will hold office until the 2025 annual meeting of our shareholders and until his or her successor has been duly elected and qualified.

(2)	Determined to be independent pursuant to Rule 10A-3 under the Exchange Act, applicable NYSE listing standards, and the Canadian Independence Standards.

The business address of each of the individuals identified in the above table is 198 Davenport Road, Toronto, Ontario, Canada, M5R 1J2.

Biographical Information

The following is a summary of certain biographical information concerning our executives and directors.

Stan Bharti. Mr. Bharti has served as our Executive Chairman and a director on our board of directors since March 2009. Mr. Bharti has also been the Executive Chairman and President of Forbes & Manhattan, Inc., a global private merchant bank, since July 2001. He also served as the Executive Chairman of Sulliden Mining Capital Inc., a mining development company, from January 2016 to March 2023. Mr. Bharti also serves as a director on the boards of directors of several public and private companies. Mr. Bharti has over 30 years of experience in operations, public markets and finance. Over the last 15 years, he has been involved in acquiring, restructuring and financing resource companies. Mr. Bharti is a licensed Professional Mining Engineer, and holds a Master of Science degree in Engineering from Lumba University in Russia, and a Master of Science degree in Engineering from the University of London in England.

Matthew Simpson. Mr. Simpson has served as our Chief Executive Officer and a director on our board of directors since October 2014. Mr. Simpson has also been the Chief Executive Officer and a member of the board of directors of Black Iron, Inc., a Toronto Stock Exchange listed iron ore exploration and development company, since October 2010. Prior to joining our Company, Mr. Simpson worked for the Iron Ore Company of Canada (which we refer to as “IOC”), a subsidiary of Rio Tinto plc and Mitsubishi Corp, from 2002 to 2010. At IOC, he held several progressive roles in Business Evaluation, Operations Planning, Continuous Improvement, and, in his last three years, as Mine General Manager. His work with IOC primarily took place at their Carol Lake iron ore deposit in Labrador. Prior to joining IOC, Mr. Simpson worked as a process engineer for Hatch Ltd., designing and debottlenecking metallurgical refineries around the world. Mr. Simpson has extensive experience in mine design, operations and project management. Mr. Simpson holds a Bachelor of Science degree in Chemical Engineering, as well as a Master of Business Administration degree, from Queen’s University in Canada.

Ryan Ptolemy. Mr. Ptolemy has served as our Chief Financial Officer since July 2011. Mr. Ptolemy is a Chartered Professional Accountant, Certified General Accountant, and CFA charter holder. Mr. Ptolemy is also the Chief Financial Officer of various Toronto Stock Exchange and Cboe Canada listed public companies in the investment, fintech, and mining industries, as part of the Forbes & Manhattan, Inc. group of companies, such as Aberdeen International Inc. (since October 2010), Belo Sun Mining Corp. (since March 2010), and DeFi

Technologies Inc. (formerly knowns as Valour Inc.) (since October 2009). Mr. Ptolemy also served as the Chief Financial Officer of EV Technology Group Ltd. from November 2020 to March 2024, and Sulliden Mining Capital Inc. from June 2020 to January 2024. Mr. Ptolemy holds a Bachelor of Arts degree in Administrative and Commercial Studies from Western University in Canada.

Neil Said. Mr. Said has served as our Corporate Secretary since June 2018. Mr. Said has also been the corporate secretary of Belo Sun Mining Corp., a Toronto Stock Exchange listed mining company, since July 2020, and the chairman of Bluelake Minerals AB, a company that explores and develops mineral properties, since January 2019. Prior to that, Mr. Said served as the corporate secretary of several companies, including at Arena Minerals Inc. from July 2015 to November 2017, and Fura Gems Inc. from February 2013 to November 2017. Mr. Said is also a business executive and corporate securities lawyer who provides consulting services to various private companies and Toronto Stock Exchange, TSX Venture Exchange, Cboe Canada and Canadian Securities Exchange listed public companies in the mining, oil & gas, cannabis, gaming, and technology industries, as part of the Forbes & Manhattan, Inc. group of companies. Mr. Said previously worked as a securities lawyer at a large Toronto corporate law firm, where he worked on a variety of corporate and commercial transactions. Mr. Said holds a Bachelor of Business Administration (Honors) degree with a minor in Economics from Wilfrid Laurier University in Canada, and a Juris Doctor degree from the Faculty of Law at the University of Toronto in Canada.

Adriano Espeschit. Mr. Espeschit has served as the President and the sole officer of Potássio do Brasil Ltda., our wholly-owned local subsidiary in Brazil, since September 2021. Prior to joining Potássio do Brasil Ltda., Mr. Espeschit was an Executive Director at J. Mendo Consultoria Ltda. from February 2010 to September 2021, an Operations Director at Mirabela Nickel from September 2008 to January 2010, a General Manager at the Mouth Keith Nickel Operations of BHP Billiton Australia from January 2007 to September 2008, a Project Leader at Shell Canada from November 2005 to December 2006 where he worked with the Fort McKay First Nation, and a General Manager at the Sossego Project at Vale S.A. from July 2000 to March 2005. Mr. Espeschit has over 35 years of experience building and operating mines globally for international companies, including having been involved in several mutually successful consultations with indigenous communities and working as contract leader at the Petromisa Potash mine in Brazil. Mr. Espeschit is a member of the Society for Mining Metallurgy and Exploration, the Canadian Institute of Mining, Metallurgy and Petroleum, and the Australian Institute of Mining and Metallurgy. Mr. Espeschit holds a Bachelor of Science degree in Mining Engineering from the Federal University of Minas Gerais in Brazil, and a Master of Business Administration degree in Strategic Business Management from São Paulo University in Brazil.

Deborah Battiston. Ms. Battiston has served as a director on our board of directors since June 2024. Ms. Battiston has served as a director, a member of each of the compensation committee and governance committee, and the chairperson of the audit committee of McFarlane Lake Mining Limited since January 2023, and a director and a member of the audit committee of Savanna Capital Corp since February 2019. Ms. Battiston also has broad experience in the mineral resource mining and production sector, having served as the chief financial officer of a number of Canadian public mineral resource companies that are part of the Forbes & Manhattan, Inc. group of companies, including O2 Gold Inc. from January 2020 to January 2022, Jourdan Resources Inc. from June 2019 to January 2022, Q-Gold Resources Ltd. from June 2019 to January 2022, QMX Gold Corporation from September 2003 to September 2020, Sulliden Mining Capital Inc. from November 2014 to June 2020, and Allana Potash Corp. from December 2007 to January 2017. In particular, as the chief financial officer of Allana Potash Corp., she was involved in multiple equity raises for Allana, acquisitions by Allana of significant mining assets, including Nova-Ethio Potash Corporation, and the subsequent sale of Allana to Israeli Chemical Ltd., which is one of the largest potash producers in the world. Additionally, Ms. Battiston has over 35 years of experience in financial management, 24 years of which are in the public company sector, during which she served as the chief financial officer of a number of other Canadian public companies, including ARHT Media Inc. and Medivolve Inc. Ms. Battiston is a Chartered Professional Accountant (CPA) of Canada and holds an “Institute of Corporate Director-Director” (ICD.D) designation from the Rotman School of Management of University of Toronto. Ms. Battiston holds a Bachelor of Arts degree in Economics from the University of Guelph in Canada.

Brett Lynch. Mr. Lynch has served as a director on our board of directors since June 2024. Mr. Lynch currently is the Executive Chairman of Ionic Rare Earths Limited (ASX: IXR). Prior to Ionic Rare Earths, Mr. Lynch held various executive positions and director roles at several leading resources companies, including as the Chief Executive Officer and a managing director of Sayona Mining Limited from July 2019 to August 2023, the Chief Executive Officer and an executive director of Valley Longwall International Pty Ltd from November 2008 to July 2018, and a managing director of Australia of Schenck Process Pty Ltd. from July 2005 to June 2008. Mr. Lynch has over 30 years of experience in the global mining industry. Mr. Lynch received a Bachelor of Engineering degree in Mining (Honours) from the University of Melbourne and a Graduate Diploma of Business (Accounting) from Monash University. Mr. Lynch also received a Company Director Diploma from the Australian Institute of Company Directors.

Hon. Pierre Pettigrew. Mr. Pettigrew has served as a director on our board of directors since December 2010. Mr. Pettigrew has also been an Executive Advisor, International at Deloitte & Touche, LLP since October 2006, and has served as the chair of the board of the Asia Pacific Foundation of Canada since July 2019. Mr. Pettigrew also serves as a director on the boards of directors of several public companies. Prior to Deloitte & Touche, from January 1996 to February 2006, Mr. Pettigrew led a number of senior departments in the Government of Canada, and, among other positions, he has served as the Minister of Foreign Affairs, Minister for International Trade, Minister of Human Resources Development, and Minister of International Cooperation. Mr. Pettigrew was also part of the Government of Canada’s Special Envoy for the Canada European Union Trade Agreement. Mr. Pettigrew holds a Bachelor of Arts degree in Philosophy from the University of Quebec in Trois- Rivieres in Canada and a Master of Philosophy degree in International Relations from the University of Oxford in the United Kingdom, and is a graduate of the Directors Education Program at the Rotman School of Management of the University of Toronto in Canada.

Peter Tagliamonte. Mr. Tagliamonte has served as a director on our board of directors since June 2024. Mr. Tagliamonte has also been a director at Belo Sun Mining Corp. (TSX: BSX.TO) since February 2010, where he also served as its Chief Executive Officer and President from August 2014 to May 2024. Prior to Belo Sun Mining, Mr. Tagliamonte was the Chief Executive Officer of Sulliden Gold Corp. from April 2009 to August 2014. Prior to Sulliden Gold Corp., Mr. Tagliamonte held various executive roles at several leading mining companies, including as the Chief Executive Officer and President of Central Sun Mining Inc. from May 2006 to March 2009, and as the Chief Operating Officer of Desert Sun Mining Corp. from November 2003 to April 2006, where he was instrumental in transforming the Jacobina Mine in Brazil into a substantial 4,600-ton output per day operation. Mr. Tagliamonte has over 35 years of experience in the global mining industry, with more than 20 years focused in Brazil as he is fluent in Portuguese, and his mining expertise encompasses specialized knowledge of underground mine development and shaft sinking. Mr. Tagliamonte received a Bachelor of Engineering degree in Mining Engineering from Laurentian University and a Master of Business Administration degree from Ivey Business School of Western University.

Cease Trade Orders, Bankruptcies, Penalties and Sanctions

None of our executives or directors is as of the date of this prospectus, or has been within the ten years before the date of this prospectus, a director, chief executive officer or chief financial officer of any company (including our Company) that was subject to one of the following orders, that was in effect for a period of more than 30 consecutive days:

(i)

a cease trade order, an order similar to a cease trade order, or an order that denied such company access to any exemption under securities legislation that was issued while such director, chief executive officer or chief financial officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

a cease trade order, an order similar to a cease trade order, or an order that denied such company access to any exemption under securities legislation that was issued after such director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while such person was acting in the capacity as director, chief executive officer or chief financial officer.

None of our executives, directors, or shareholders holding a sufficient number of securities to materially affect control of our Company:

(a)

is, as of the date of this prospectus, or has been within the ten years before the date of this prospectus, a director or executive officer of any company (including our Company) that, while such person was acting in that capacity, or within a year of such person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, was subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold its assets;

(b)

has, within the ten years before the date of this prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of such person; or

(c)

has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority, has entered into a settlement agreement with a securities regulatory authority, or has been subject to any other penalties or sanctions imposed by a court or a regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Director Independence

Under the NYSE listing rules, an independent director is defined as a person who, in the opinion of our board of directors, has no material relationship with our Company. Under the Canadian Independence Standards, a director is considered to be independent if he or she is free from any direct or indirect material relationship with our Company which could, in the view of our board of directors, be reasonably expected to interfere with the exercise of such director’s independent judgement.

Our board of directors consists of six directors. Based on the independence standards of the NYSE listing rules and the Canadian Independence Standards, information provided by each director concerning his or her background, employment and affiliations, current and prior relationships that each director has or had with our Company, and all other facts and circumstances that our board of directors deem relevant, our board of directors has determined that of the six directors on our board of directors, Deborah Battiston, Brett Lynch, Pierre Pettigrew, and Peter Tagliamonte are considered independent, and Stan Bharti and Matthew Simpson are not considered independent, given Messrs. Bharti’s and Simpson’s respective positions as executives of our Company. For additional information regarding certain relationships and related party transactions involving our directors, see also “—Certain Relationships” below and “Certain Relationships and Related Party Transactions”.

Certain members of our board of directors are also members of the board of directors of other public companies. See “—Participation of Directors in Other Reporting Issuers” below. Our board of directors has not adopted a director interlock policy but is keeping informed of other public directorships held by our directors.

Lead Independent Director

As Stan Bharti, our Executive Chairman, is not considered to be independent based upon the independence standards of the NYSE listing rules and the Canadian Independence Standards, our board of directors has appointed Deborah Battiston as the lead independent director of our board of directors (which we refer to as the “Lead Independent Director”), who is responsible for ensuring that the independent directors have opportunities to meet without management or non-independent directors present, as necessary, and that our board of directors functions independent of our Company’s management. The Lead Independent Director may be appointed and replaced from time to time by our board of directors. We have adopted a written mandate of the Lead Independent Director, which sets forth his or her key responsibilities.

Participation of Directors in Other Reporting Issuers

The following directors of our Company hold directorships in other reporting issuers (or the equivalent) in a jurisdiction of Canada or another foreign jurisdiction:

Director	Name of Other Reporting Issuer(s)	Stock Exchange(s)
Stan Bharti	Aberdeen International Inc.	TSX
Matthew Simpson	Black Iron, Inc.	TSX
Deborah Battiston	Savanna Capital Corp.	TSX-V
	McFarlane Lake Mining Limited	Cboe Canada
	Euro Sun Mining Inc.	TSX
Brett Lynch	Ionic Rare Earths Limited	ASX
Pierre Pettigrew	Belgravia Hartford Capital Inc.	CSE
	Black Iron, Inc. Troilus Gold Corp	TSX TSX
Peter Tagliamonte	Belo Sun Mining Corp.	TSX

Family Relationships

There are no familial relationships among any of our directors or executives.

Conflicts of Interest

To the best of our knowledge, except as disclosed elsewhere in this prospectus, we are not aware of any existing or potential material conflicts of interest between our Company and any of our directors or executives as of the date of this prospectus. Some of our directors and executives are or may be engaged in business activities on their own behalf and on behalf of other companies, and situations may arise where some of our directors or executives may be in a potential conflict of interest with our Company. Nonetheless, we believe that our Chief Executive Officer and Chief Financial Officer will have sufficient time to devote to their respective positions at, and to satisfy their respective responsibilities and obligations to, our Company. Conflicts, if any, will be subject to the procedures and remedies under the OBCA.

Our directors are required by law to act honestly and in good faith with a view to the best interests of our Company, and to disclose any interests which they may have in any project or opportunity of our Company. If a conflict of interest arises in respect of any matter, any such director in such conflict of include will be required to disclose his or her interest and abstain from voting on such matter.

Indebtedness of Directors, Executives and Employees

Other than as disclosed in this prospectus, none of our directors, executives, or employees or any of their respective affiliates is indebted to our Company or has been subject to a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by our Company or Potássio do Brasil Ltda. Additionally, no individual who is, or at any time during our last fiscal year was, a director, or executive of our Company, or affiliate of any such director or executive, is as of the date hereof, or at any time since the beginning of our last fiscal year has been, indebted to our Company or Potássio do Brasil Ltda., or to another entity where the indebtedness to such other entity is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by our Company or Potássio do Brasil Ltda., including indebtedness for purchases of securities or any other programs. For additional information, see “—Certain Relationships” below and “Certain Relationships and Related Party Transactions”.

Certain Relationships

We previously entered into loan agreements with Aberdeen International Inc., an entity affiliated with Stan Bharti (our Executive Chairman) and Ryan Ptolemy (our Chief Financial Officer), and Sulliden Mining Capital Inc., an entity previously affiliated with Stan Bharti (our Executive Chairman) and Ryan Ptolemy (our Chief Financial Officer), pursuant to which we borrowed an aggregate amount of $867,000. In November 2021, we repaid in full all principal and accrued interest due and payable under such loan agreements. See “Certain Relationships and Related Party Transactions—Loans from Related Parties.”

We have entered into consulting agreements with each of our executives (or a respective entity affiliated with such executive). See “Executive and Director Compensation—Executive Compensation—Consulting Agreements.”

We have entered into stock option agreements with our directors and executives in connection with grants by us to our directors and executives of stock option awards under our Stock Option Plan. See “Executive and Director Compensation—Stock Option Plan.”

In connection with certain business travel by our management team, we use charter flight services provided by Tali Flying LP, an entity for which Stan Bharti (our Executive Chairman) serves as a director. During the years ended December 31, 2023, 2022 and 2021, we incurred travel expenses payable to Tali Flying LP in the aggregate amount of approximately $47,000, $1.8 million and $0.2 million, respectively. See “Certain Relationships and Related Party Transactions—Certain Travel Expenses.”

Other than our entry into the foregoing referenced agreements and transactions with our directors and executives, none of our directors or executives have been involved in any transactions with our Company, any of our other directors or executives, or any of our affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Corporate Governance Practices

The NYSE listing rules include certain accommodations in its corporate governance requirements that allow foreign private issuers, such as our Company, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the NYSE.

We currently intend to follow the NYSE corporate governance requirements, except for the general requirement set forth in Section 310.00 of the NYSE listing rules that a listed company’s bylaws provide for a quorum for any meeting of the holders of the company’s voting shares that is sufficiently high to ensure a representative vote. Our bylaws provide that the holders of not less than 10% of the shares entitled to vote at a meeting of shareholders, present in person or represented by proxy, shall constitute a quorum.

Except as noted above, we currently intend to comply with all of the other corporate governance standards of the NYSE generally applicable to U.S. domestic companies listed on the NYSE. We may in the future decide to take advantage of other foreign private issuer exemptions with respect to some of the other corporate governance standards of the NYSE. Following our home country governance practices, as opposed to the corporate governance requirements that would otherwise apply to U.S. domestic companies listed on the NYSE, may provide our shareholders with less protection than is accorded to shareholders of companies that are subject to all of the corporate governance standards of the NYSE.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics that outlines the basic principles and policies with which all of our directors, executives, officers (including our principal executive officer, principal financial and accounting officer, and other persons performing similar functions), employees, and designated agents are expected to comply, and to aid such persons in making ethical and legal decisions when conducting our business and performing their day-to-day duties. Our Code of Business Conduct and Ethics has been established pursuant to applicable U.S. and Canadian securities laws and applicable listing rules of the NYSE. See also “Business—Environmental, Social and Governance—Governance.”

Board Mandate

We have not adopted a formal written mandate with respect to our board of directors. Our board of directors is responsible for supervising the management of our business and affairs, including providing guidance and strategic oversight to management. Our board of directors discharges some its responsibilities through each of its standing committees.

Role of our Board of Directors in Risk Oversight

Our board of directors oversees our business and considers the risks associated with our business strategy and decisions. One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors currently implements its risk oversight function as a whole. Each of the three standing committees (the audit committee, the compensation committee, and the nominating and corporate governance committee) of our board of directors also provides risk oversight in respect of its respective areas of concentration and reports material risks to our board of directors for further consideration. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including risks associated with operational, governmental, environmental, legal, corporate governance, financial, credit and liquidity matters, evaluating our risk management processes, allocating responsibilities for risk overnight among the full board of directors and the three standing committees, and fostering an appropriate culture of integrity and compliance with legal obligations. In addition, our board of directors receives periodic detailed operating performance reviews from our management.

Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee also monitors legal, regulatory and compliance matters that could have a significant impact on our financial statements, in addition to oversight of the performance of our internal audit function. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee provides oversight with respect to corporate governance and ethical conduct and monitors the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct. While each standing committee of our board of directors is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.

Orientation and Continuing Education

We have not adopted a formal orientation and continuing education program for new directors. Although we do not have formal orientation and training programs, new members of our board of directors are provided with: (i) information regarding the functioning of our board of directors and its committees, as well as copies of all of our corporate governance policies; (ii) access to our recent, publicly filed documents and our internal financial information; (iii) access to our management, technical experts and consultants; and (iv) a summary of significant corporate and securities responsibilities.

Position Descriptions

We do not intend to adopt written position descriptions for the chairperson of our board of directors or the chairperson of each committee of our board of directors, nor do we intend to adopt a written position description for our Chief Executive Officer, although written position descriptions may be developed in the future.

With respect to the chairperson of our board of directors and the chairperson of each committee of our board of directors, we expect such chairpersons to assume a leadership role on our board of directors and on each committee, respectively. With respect to our Chief Executive Officer, the scope and duties of our Chief Executive Officer include, among other things, strategic planning, corporate and business development, capital financing, and value creation. Our Chief Executive Officer is subject to the oversight of our board of directors. We believe that the roles and responsibilities of each of the respective chairpersons and of our Chief Executive Officer are well understood by them and by our board of directors as a whole.

Director Term Limits and Other Mechanisms of Board Renewal

We have not adopted term limits for the directors on our board of directors or other mechanisms of board renewal, as our board of directors is of the view that directors who have served on our board of directors for an extended period of time are able to provide continuity and valuable insight into our Company and our operations and prospects based on their experience with, and understanding of, our history, policies, and objectives.

Diversity

We believe that having a diverse board of directors can offer a breadth and depth of perspectives that enhance the performance of our board of directors. Our nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin. Recommendations concerning director nominees are based on merit and past performance, as well as expected contributions to the performance of our board of directors, and, accordingly, diversity is taken into consideration.

We similarly believe that having a diverse and inclusive organization overall is beneficial to our success, and we are committed to diversity and inclusion at all levels of our organization to ensure that we attract, retain and promote the brightest and most talented individuals. We have recruited and selected senior management candidates that represent a diversity of business understanding, personal attributes, abilities, and experience.

We have not adopted a formal policy with respect to the identification and nomination or appointment of women and of other diverse candidates to our board of directors or our senior management team. Our nominating and corporate governance committee and our senior executives take gender and other diversity representation into consideration as part of their overall recruitment and selection process. We have not adopted targets for gender or other diversity representation in part due to the need to consider a balance of criteria for each individual appointment. We do not believe that quotas or strict rules set out in a formal policy would result in improved identification or selection of the best candidates. Quotas based on specific criteria would limit our ability to ensure that the overall composition of our board of directors and senior management team meets the needs of our organization and our shareholders.

We currently have three women on our board of directors (representing 43% of our directors), and our board of directors is committed to maintaining or increasing the number of women on our board of directors as board turnover occurs from time to time, taking into account the skills, background, experience and knowledge desired at a particular time by our board of directors and its committees. We do not currently have any women on our senior executive team.

Meetings of Our Board of Directors

Prior to the consummation of this offering, our board of directors held meetings on an as needed basis from time to time. During the 2023 fiscal year, our board of directors held six meetings and our independent directors held one meeting, and during the period from January 1, 2024 to the date of this prospectus, our board of directors has held eight meetings. Following the consummation of this offering, our board of directors intends to hold regularly scheduled meetings at least once every quarter, as well as additional meetings on an as needed basis from time to time.

The following table summarizes the attendance record of each then member of our board of directors at the meetings of our board of directors held during the year ended December 31, 2023:

Director	Meetings Attended
Stan Bharti	Six out of six meetings
Matthew Simpson	Six out of six meetings
Carmel Daniele(1)	Six out of six meetings
Andrew Pullar(1)	Six out of six meetings
Pierre Pettigrew	Six out of six meetings
David Gower(1)(2)	Five out of six meetings

(1)	Such individual was not nominated for reelection as a director at our 2024 annual meeting of our shareholders.
(2)	In June 2024, David Gower resigned from his position as the President of our Company.

With respect to the one meeting of our independent directors held during the year ended December 31, 2023, Carmel Daniele and Pierre Pettigrew attended, and Andrew Pullar did not attend.

Executive Sessions of our Independent Directors

To enhance the ability of our board of directors to exercise independent judgment, the independent directors on our board of directors meet in regular executive sessions, without the non-independent directors and members of our management, before or after each regularly scheduled meeting of our board of directors. We believe that open and candid discussion among our independent directors is facilitated by the relatively small size of our board of directors, and our board of directors, as a whole, attributes significant value to the views and opinions of our independent directors. Deborah Battiston, as the Lead Independent Director, leads the meetings of our independent directors to discuss any matters as our independent directors consider appropriate.

Committees of our Board of Directors

Audit Committee

Our audit committee is comprised of three independent directors, Deborah Battiston, Brett Lynch and Peter Tagliamonte, with Ms. Battiston serving as chairperson of our audit committee. Our board of directors has determined that each member of our audit committee meets the independence requirements of Rule 10A-3 under the Exchange Act, the applicable NYSE listing rules and the Canadian Independence Standards, and has sufficient knowledge in financial and auditing matters to serve on our audit committee. In addition, our board of directors has determined that each member of our audit committee is “financially literate” within the meaning under the applicable NYSE listing rules and the Canadian Independence Standards. For additional details regarding the relevant education and financial and accounting related experience of each member of our Audit Committee, see also “—Biographical Information” above.

Our board of directors has also determined that Deborah Battiston is an “audit committee financial expert” within the meaning under the applicable SEC regulations and NYSE listing rules. Ms. Battiston has over 35 years of experience in financial management, 24 years of which are in the public company sector, during which she served as the chief financial officer of a number of Canadian public companies, including ARHT Media Inc., O2 Gold Inc., Jourdan Resources Inc., Q-Gold Resources Ltd., QMX Gold Corporation, Sulliden Mining Capital Inc., and Allana Potash Corp.

Our audit committee’s responsibilities are to oversee, review, act on and report on various auditing and accounting matters to our board of directors, including:

•	our financial reporting, auditing and internal control activities;

•	the integrity and audits of our financial statements;

•	the scope of our annual audits;

•	the appointment, qualifications, and independence of, and compensation to, our independent auditors; and

•	the performance of our accounting practices and internal audit function and our independent auditors.

In addition, our audit committee is responsible for the pre-approval of all non-audit services to be provided to us by our independent auditors. Furthermore, our audit committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an audit committee charter defining our audit committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE listing standards.

External Auditor Service Fees

MNP LLP

MNP LLP has served as the registered public accounting firm for our Company since February 15, 2022. During the 2023 and 2022 fiscal years, MNP LLP billed us the following fees:

	Fiscal Year
	2023(1)	2022(2)
Fees for audit services	$100,743	$107,122
Fees for assurance and related services related to the audit	—	—
Fees for tax compliance, tax advice, and tax planning	5,312	1,785
Fees for any other services not included above(3)	68,414	49,671

Total fees for the year	$174,469	$158,578

(1)	Represents the fees that were paid in Canadian dollars, as converted into U.S. dollars based on the currency exchange rate between the Canadian dollar and the U.S. dollar on December 29, 2023.
(2)	Represents the fees that were paid in Canadian dollars, as converted into U.S. dollars based on the currency exchange rate between the Canadian dollar and the U.S. dollar on December 30, 2022.
(3)	Fees for services related to this offering.

Compensation Committee

Our compensation committee is comprised of three independent directors, Deborah Battiston, Pierre Pettigrew and Peter Tagliamonte, with Mr. Pettigrew serving as chairman of our compensation committee. Each member of our compensation committee is a non-employee director, as defined under Rule 16b-3 under the Exchange Act, and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has determined that each member of our compensation committee is “independent” within the meaning of applicable NYSE listing rules and the Canadian Independence Standards. The composition of our compensation committee meets the requirements for independence under the NYSE listing rules, including the applicable transition rules.

Our compensation committee’s responsibilities are to:

•	review and approve on an annual basis the corporate goals and objectives relevant to executive compensation, and evaluate the performance of our executives in light of such goals and objectives;

•	review and approve, or recommend that our board of directors approve, the compensation and terms of other compensatory arrangements with our chief executive officer and other executives;

•	review and recommend to our board of directors the compensation of our non-employee directors;

•	administer our incentive compensation and benefit plans;

•	select and retain independent compensation consultants; and

•	assess whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

We have adopted a compensation committee charter defining our compensation committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE listing standards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of three independent directors, Deborah Battiston, Brett Lynch and Pierre Pettigrew, with Mr. Lynch serving as chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee is “independent” within the meaning of applicable NYSE listing rules and the Canadian Independence Standards.

Our nominating and corporate governance committee’s responsibilities are to:

•	consider and make recommendations to our board of directors regarding the organization, function and composition of our board of directors and its committees;

•	identify, evaluate and recommend qualified director nominees to serve on our board of directors;

•	oversee an annual evaluation of the performance of our board of directors;

•	oversee our internal corporate governance processes;

•	review and, if appropriate, recommend to our board of directors changes to, our corporate governance policies and procedures; and

•	review and approve or disapprove of related party transactions.

Our nominating and corporate governance committee assists our board of directors in selecting individuals qualified to become our directors and in determining the composition of our board of directors and its committees. In identifying new candidates for our board of directors, our nominating and corporate governance committee considers which competencies and skills our board of directors, as a whole, should possess, and assesses which competencies and skills each existing director possesses, considering our board of directors as a whole, as well as the personality and other qualities of each existing director, as these may ultimately shape and lead to a productive boardroom dynamic. When determining the composition of our board of directors and the appropriate candidates to be nominated for election as directors at the annual meetings of our shareholders, our nominating and corporate governance committee will also take into account our desired goal of having our board of directors reflect a balance of skills, experiences, backgrounds, and diversity.

Additionally, our nominating and corporate governance committee develops and recommends processes for assessing the performance and effectiveness of our board of directors and the committees of our board of directors, and reports the results of such assessments to our board of directors on an annual basis for further discussion as appropriate. Such assessments will consider, among other things, the independence of individual directors, the skills of individual directors and of our board of directors overall, and the financial literacy of individual directors. Our board of directors receives and considers the recommendations from our nominating and corporate governance committee regarding the results of the assessments of the performance and effectiveness of our board of directors, the committees of our board of directors, individual directors, the Lead Independent Director, our Executive Chairman, and the chairpersons of the committees of our board of directors.

We have adopted a nominating and corporate governance committee charter defining our nominating and corporate governance committee’s primary duties in a manner consistent with the rules of the SEC and applicable NYSE listing standards.

EXECUTIVE AND DIRECTOR COMPENSATION

2023 Summary Compensation Table

The following table sets forth information regarding the compensation we paid to our executives and directors for the year ended December 31, 2023:

Name and Principal Position(s)	Year	Salary ($)		Bonus ($)		Share Awards ($)	DSU Awards ($)		Option Awards ($)	All Other Compensation ($)	Total ($)
Executives:
Stan Bharti	2023	579,996	(1)	2,000,000	(2)	—	—		—	—	2,579,996
Executive Chairman and Director
Matthew Simpson	2023	650,000	(3)	500,000	(4)	—	—		—	—	1,150,000
Chief Executive Officer and Director
David Gower(5)(6)	2023	—		—		—	—		—	—	—
Former President and former Director
Ryan Ptolemy	2023	120,000	(7)	130,000	(4)	—	—		—	—	250,000
Chief Financial Officer
Neil Said	2023	120,000	(8)	150,000	(4)	—	—		—	—	270,000
Corporate Secretary
Adriano Espeschit	2023	148,392	(9)	150,000	(4)	—	800,000	(10)	—	—	1,098,392
President and sole officer of Potássio do Brasil Ltda.
Directors:
Carmel Daniele(6)	2023	—		—		—	—		—	—	—
Independent Director
Pierre Pettigrew	2023	100,000		—		—	—		—	—	100,000
Independent Director
Andrew Pullar(6)	2023	—		—		—	—		—	—	—
Independent Director

(1)

Represents the aggregate amount of the base fee earned in 2023 by, and paid by us to, Forbes & Manhattan, Inc. (a company for which Stan Bharti serves as its executive chairman) under the F&M Consulting Agreement (as defined and described under “—Executive Compensation—Consulting Agreements—Forbes & Manhattan, Inc.; Stan Bharti” below).

(2)

Paid to Forbes & Manhattan, Inc. (a company for which Stan Bharti serves as its executive chairman). See Note 18 to our audited condensed consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included elsewhere in this prospectus. Such bonus was awarded by our board of directors, in its sole discretion, in recognition of Mr. Bharti’s leadership and contributions to the significant advancements and developments of the Autazes Project since the inception of our Company, in particular, Mr. Bharti’s role in our financing activities, including the successful completion of our Regulation A Offering. Prior to the grant of such discretionary cash bonus in 2023, we did not previously grant cash bonuses to Mr. Bharti or Forbes & Manhattan, Inc. in any prior years.

(3)

Represents the aggregate amount of the base fee earned in 2023 by, and paid by us to, Iron Strike Inc. (a company controlled by Matthew Simpson) under the Iron Strike Consulting Agreement (as defined and described under “—Executive Compensation—Consulting Agreements—Iron Strike Inc.; Matthew Simpson” below).

(4)

Represents a discretionary cash bonus that we paid to such executive, which bonus was awarded by our board of directors, in its sole discretion, in recognition of such executive’s individual contributions to the significant advancements and developments of the Autazes Project since the inception of our Company, in particular, the completion of our Regulation A Offering, the Technical Report, and substantially all of the plans and conditions that were required to be completed and satisfied in order for us to complete our application to obtain the Construction Licenses. Prior to the grant of such discretionary cash bonus in 2023, we did not previously grant cash bonuses to such executive in any prior years.
(5)	In June 2024, David Gower resigned from his position as the President of our Company.
(6)	Such individual was not nominated for reelection as a director at our 2024 annual meeting of our shareholders.
(7)

Represents the aggregate amount of the base fee earned in 2023 by, and paid by us to, Ryan Ptolemy under the Ptolemy Consulting Agreement (as defined and described under “—Executive Compensation—Consulting Agreements—Ryan Ptolemy” below).

(8)

Represents the aggregate amount of the base fee earned in 2023 by, and paid by us to, Neil Said under the Said Consulting Agreement (as defined and described under “—Executive Compensation—Consulting Agreements—Neil Said” below).

(9)

Represents the aggregate amount of the base fee (converted into U.S. dollars based on the currency exchange rate between the Brazilian real and the U.S. dollar on December 29, 2023) earned in 2023 by, and paid by us to, J. Mendo Consultoria Empresarial Ltda. under the Espeschit Consulting Agreement (as defined and described under “—Executive Compensation—Consulting Agreements—J. Mendo Consultoria Empresarial Ltda.; Adriano Espeschit” below).

(10)

Represents the fair value of the Common Shares underlying the DSUs as of the date of grant. Such fair value of the DSUs was determined based on the estimated fair market value per underlying Common Share of $16.00 as of the date of grant. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies; Estimates—Share-based Payments and Warrants”, and Note 13 to our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, included elsewhere in this prospectus.

Executive Compensation

We operate in a constantly evolving landscape, and we believe that attracting a highly talented team of executives is critical to our success. Our executive compensation program is designed to achieve the following objectives:

•

provide market-competitive compensation in order to attract, retain and reward qualified, experienced, high-performing and goal-driven executives, whose knowledge, skills and performance are critical to our success; and

•	motivate our executives to achieve and exceed our business and financial expectations and objectives within a calculated risk framework.

Upon the completion of this offering, we intend to expand our executive compensation program to include more consistent equity incentive compensation awards as part of the overall compensation of our executives to achieve the following additional objectives:

•	align the interests of our executives with those of our shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of our business; and

•	provide incentives that encourage appropriate levels of risk-taking by our executives and provide a strong pay-for-performance relationship.

Our executive compensation program includes cash compensation in the form of base fees under consulting agreements, and, upon the completion of this offering, we expect that it will more consistently include long-term incentives in the form of grants of incentive awards under our 2024 Incentive Compensation Plan. We provide base fees under consulting agreements, which are designed to be aligned with the competitive market based on internal industry analysis, to compensate our executives for their day-to-day responsibilities.

In our transition from a privately-held company to a publicly-traded company, our compensation committee will continue to evaluate our executive compensation philosophy and executive compensation program as circumstances require, and plan to continue to review executive compensation on an annual basis. As part of this review process, we expect our compensation committee to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant, such as the cost to us if we were required to find a replacement for a key executive. We expect that the executive compensation program will be designed to motivate our executives to achieve our business and financial objectives, as well as to align their interests with the long-term interests of our shareholders.

Consulting Agreements

We have not entered into any employment agreements with any of our executives, however, we have entered into consulting agreements with the following executives and related entities as set forth below. The following describes the respective consulting agreements that are currently in place as of the date of this prospectus.

Gower Exploration Consulting Inc.; David Gower

On July 1, 2009, we entered into an independent contractor agreement (which we refer to as the “Gower Consulting Agreement”) with Gower Exploration Consulting Inc., a company controlled by David Gower (which we refer to together as “Gower”), our former President and a former member of our board of directors, pursuant to which Mr. Gower was appointed and served as the President of our Company and provided management services to us, in exchange for the payment by us to Gower of a base fee of $25,000 per month plus a signing bonus of $75,000. Under the Gower Consulting Agreement, we had the right to terminate the Gower Consulting Agreement without cause by making a payment to Gower equal to six months of the base fee, and Gower had the right to terminate the Gower Consulting Agreement by providing us with three-months’ notice.

On February 1, 2015, the parties amended the Gower Consulting Agreement to increase the base fee to $33,333 per month.

On January 1, 2019, the parties further amended the Gower Consulting Agreement to decrease the base fee to $0 per month, and to provide that in the event there was a change in control of our Company and we terminated the Gower Consulting Agreement within 12 months following the change in control, we would have been required, within 30 days of such termination, to make a lump sum termination payment equal to 36 months multiplied by $33,333, plus an amount equal to all cash bonuses paid to Gower during the 36 months prior to the change in control. Additionally, upon a change in control of our Company, all stock options granted under our Stock Option Plan to Gower, that had not yet vested, would have vested immediately.

On June 12, 2024, Mr. Gower resigned from his position as the President of our Company, the parties terminated the Gower Consulting Agreement, and we have agreed to pay Gower a termination fee of $100,000.

Forbes & Manhattan, Inc.; Stan Bharti

On October 1, 2009, we entered into an independent contractor agreement (which we refer to as the “F&M Consulting Agreement”) with Forbes & Manhattan, Inc., a company for which Stan Bharti, our Executive Chairman and a member of our board of directors, also serves as its executive chairman (which we refer to as “F&M”), pursuant to which F&M provides management services to us on a month-to-month basis, in exchange for the payment by us to F&M of a base fee of $15,000 per month. Pursuant to the F&M Consulting Agreement, F&M is responsible for remitting taxes, maintaining financial records, obtaining all necessary licenses and permits, complying with all applicable laws and regulations and providing consulting services.

On September 1, 2011, the parties amended the F&M Consulting Agreement to increase the base fee to $40,000 per month, and on February 1, 2015, the parties further amended the F&M Consulting Agreement to increase the base fee to $48,333 per month.

For the year ended December 31, 2023, a discretionary bonus of $2,000,000 was awarded to F&M in relation to Mr. Bharti’s leadership and contributions to the significant advancements and developments of the Autazes Project since the inception of our Company, in particular, Mr. Bharti’s role in our financing activities, including the successful completion of our Regulation A Offering.

On September 11, 2024, the parties further amended the F&M Consulting Agreement (which we refer to as the “2024 Amendment”), with the 2024 Amendment becoming effective on the date our Common Shares are listed on the NYSE. The 2024 Amendment (i) amends the term of the F&M Consulting Agreement to a period of eight years commencing on the effective date of the 2024 Amendment, (ii) increases the base fee to $83,333.33 per month, (iii) provides that we may terminate the F&M Consulting Agreement without cause by paying a termination fee equal to the fees that would have been owed to F&M for the then remaining term of the F&M Consulting Agreement, and (iv) provides that F&M may terminate the F&M Agreement upon written notice to us, without payment by us of a termination fee.

Neil Said

On January 1, 2014, we entered into an independent contractor agreement (which we refer to as the “Said Consulting Agreement”) with Neil Said, our Corporate Secretary, pursuant to which Mr. Said provides management services to us, in exchange for the payment by us to Mr. Said of a base fee of CAD$2,500 per month. We may terminate the Said Consulting Agreement without cause by making a lump sum payment to Mr. Said equal to 12 months of the base fee, and Mr. Said may terminate the Said Consulting Agreement by providing us with written notice. In the event there is a change in control of our Company, either we or Mr. Said may terminate the appointment and the Said Consulting Agreement within one year following the change in control, and in such event, we are required to make a lump sum termination payment equal to 36 months of the base fee plus an amount equal to all cash bonuses paid to Mr. Said during the 36 months prior to the change in control. Additionally, upon a change in control of our Company, all stock options and DSUs granted under our Stock Option Plan and our Deferred Share Unit Plan, respectively, to Mr. Said, that have not yet vested, will vest immediately.

On November 1, 2021, the parties amended the Said Consulting Agreement to increase the base fee to $10,000 per month, which was retroactively effective as of January 1, 2021.

Ryan Ptolemy

On August 1, 2014, we entered into an independent contractor agreement (which we refer to as the “Ptolemy Consulting Agreement”) with Ryan Ptolemy, our Chief Financial Officer, pursuant to which Mr. Ptolemy has been appointed and serves as the Chief Financial Officer of our Company and provides management services to us on a month-to-month basis, in exchange for the payment by us to Mr. Ptolemy of a base fee of $5,000 per month. We may terminate the Ptolemy Consulting Agreement without cause by making a payment to Mr. Ptolemy equal to 12 months of the base fee and a pro rata share of any accrued and determined, but unpaid, bonuses, and Mr. Ptolemy may terminate the Ptolemy Consulting Agreement by providing us with three-months’ notice. In the event there is a change in control of our Company, either we or Mr. Ptolemy may terminate the appointment and the Ptolemy Consulting Agreement within one year following the change in control, and in such event, we are required to make a lump sum termination payment equal to 36 months of the base fee plus an amount equal to all cash bonuses paid to Mr. Ptolemy during the 36 months prior to the change in control. Additionally, upon a change in control of our Company, all stock options and DSUs granted under our Stock Option Plan and our Deferred Share Unit Plan, respectively, to Mr. Ptolemy, that have not yet vested, will vest immediately.

On November 1, 2021, the parties amended the Ptolemy Consulting Agreement to increase the base fee to $10,000 per month, which was retroactively effective as of January 1, 2021.

Iron Strike Inc.; Matthew Simpson

On February 1, 2015, we entered into an independent contractor agreement (which we refer to as the “Iron Strike Consulting Agreement”) with Iron Strike Inc., a company controlled by Matthew Simpson (which we refer to together as “Simpson”), our Chief Executive Officer and a member of our board of directors, pursuant to which Mr. Simpson has been appointed and serves as the Chief Executive Officer of our Company and provides management services to us on a month to month basis, in exchange for the payment by us to Simpson of a base fee of $54,166.67 per month. We may terminate the Iron Strike Consulting Agreement without cause by making a payment to Simpson equal to six months of the base fee. Simpson may terminate the Iron Strike Consulting Agreement by providing us with three-months’ notice, and upon our receipt of such notice from Simpson, we may elect to immediately terminate the Iron Strike Consulting Agreement, in which case we are required to make a payment to Simpson equal to three months of the base fee. In the event there is a change in control of our Company and we terminate the Iron Strike Consulting Agreement within 12 months following the change in control, we are required to make a lump sum termination payment equal to 36 months of the base fee plus an amount equal to all cash bonuses paid to Simpson during the 36 months prior to the change in control. Additionally, upon a change in control of our Company, all stock options granted under our Stock Option Plan to Simpson, that have not yet vested, will vest immediately.

J. Mendo Consultoria Empresarial Ltda.; Adriano Espeschit

On September 16, 2021, Potássio do Brasil Ltda., our wholly-owned local subsidiary in Brazil, entered into a service agreement (which we refer to as the “Espeschit Consulting Agreement”) with J. Mendo Consultoria Empresarial Ltda., a company controlled by Adriano Espeschit (which we refer to together as “Espeschit”), the President and sole officer of Potássio do Brasil Ltda., pursuant to which Espeschit provides management and consulting services to Potássio do Brasil Ltda. indefinitely, in exchange for the payment by Potássio do Brasil Ltda. to Espeschit of a base fee of R$60,000 per month (which is approximately US$12,366 per month, based on the currency exchange rate between the Brazilian real and the U.S. dollar on December 29, 2023). Under the Espeschit Consulting Agreement, Espeschit is also eligible to receive a performance bonus in the amount of R$1,200,000 (which is approximately US$247,316, based on the currency exchange rate between the Brazilian real and the U.S. dollar on December 29, 2023) upon the final and irrevocable issuances of all the Construction Licenses for the Autazes Project. Additionally, under the Espeschit Consulting Agreement, Espeschit was entitled to stock options to purchase an aggregate of 500,000 Common Shares, which stock options were granted in January 2022 with an exercise price of $4.00 per share, but were cancelled in May 2023 in exchange for the grant of 200,000 DSUs with an estimated fair market value of $800,000 (see “—2023 Summary Compensation Table” above). Potássio do Brasil Ltda. may terminate the Espeschit Consulting Agreement without cause by providing Espeschit with 30 days’ notice. In the event that either party terminates the Espeschit Consulting Agreement due to the default of the other party, the non-defaulting party is entitled to (a) a compensatory payment equal to 10% of the estimated value of the Espeschit Consulting Agreement, (b) the corresponding losses and damages, and (c) procedural expenses and attorneys’ fees.

Discretionary Cash Bonuses

In February 2023, we paid discretionary cash bonuses in the following amounts to the following executives: (i) $2,000,000 to Forbes & Manhattan, Inc. (a company for which Stan Bharti serves as its executive chairman); (ii) $500,000 to Matthew Simpson; (iii) $130,000 to Ryan Ptolemy; (iv) $150,000 to Neil Said; and (v) $150,000 to Adriano Espeschit. See “—2023 Summary Compensation Table” above.

Director Compensation

Independent Directors

We have six directors on our board of directors, of which four directors, Deborah Battiston, Brett Lynch, Pierre Pettigrew, and Peter Tagliamonte, are considered “independent”, as determined in accordance with the listing standards established by the NYSE and the Canadian Independence Standards.

Year Ended December 31, 2023

During the year ended December 31, 2023, we paid Pierre Pettigrew, an independent director, cash compensation of $100,000 for his service on our board of directors. Other than the foregoing cash compensation paid to Mr. Pettigrew, we did not pay any cash compensation or grant any stock option or DSU awards to any of our other independent directors during the year ended December 31, 2023.

Independent Director Compensation Program following this Offering

In connection with this offering, our board of directors has established a compensation program for our independent directors, pursuant to which we will pay the following fees to each of our independent directors following their respective elections or re-elections at each annual meeting of our shareholders:

•	an annual cash retainer of $60,000 to each independent director;

•	an additional annual cash retainer of $15,000 to the Lead Independent Director;

•

an additional annual cash retainer of $10,000 to each chairperson of the three standing committees of our board of directors (our audit committee, our compensation committee, and our nominating and corporate governance committee), to the extent such chairperson is not also the Lead Independent Director; and

•	an annual grant of $175,000 of RSUs, which will vest ratably in eight equal installments every three months from the date of grant, subject to continued service on our board of directors.

We will also reimburse our independent directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including, without limitation, travel expenses in connection with their attendance in person at meetings of our board of directors and its committees.

Management Directors

We do not pay any compensation to our directors who also serve as executives of our Company (which we refer to as “management directors”) for their services as directors on our board of directors. Our management directors currently consist of Stan Bharti and Matthew Simpson. See “—2023 Summary Compensation Table” and “—Executive Compensation” above for a description of the compensation we paid in 2023 to Messrs. Bharti and Simpson in their capacities as executives of our Company.

2024 Incentive Compensation Plan

In May 2024, our board of directors approved and adopted, and in June 2024, our shareholders approved, the Brazil Potash Corp. 2024 Incentive Compensation Plan (which we refer to as our “2024 Incentive Compensation Plan”), in order to attract, motivate, retain and reward our directors, executives, officers, employees, consultants, and other service providers. Our 2024 Incentive Compensation Plan provides for the granting of equity-based awards, including stock options to purchase our Common Shares, deferred share units (which we refer to as “DSUs”), restricted stock, restricted stock units, stock appreciation rights, dividend equivalents, performance awards, our Common Shares granted as a bonus or in lieu of another award, and other stock-based awards.

Administration

Our board of directors has designated our compensation committee to administer our 2024 Incentive Compensation Plan. Subject to the terms of our 2024 Incentive Compensation Plan, our compensation committee has the authority, among other powers, to (i) select eligible persons to receive awards (which includes our directors, executives, officers, employees, consultants, and other persons who provide services to our Company or any of our subsidiaries); (ii) grant awards; (iii) determine the type, number and other terms and conditions of, and all other matters relating to, awards; (iv) prescribe award agreements (which need not be identical for each participant) and the rules and regulations for the administration of our 2024 Incentive Compensation Plan; (v) construe and interpret our 2024 Incentive Compensation Plan and award agreements; (vi) correct defects, supply omissions or reconcile inconsistencies in our 2024 Incentive Compensation Plan; and (vii) make all other decisions and determinations as our compensation committee may deem necessary or advisable for the administration of our 2024 Incentive Compensation Plan. Decisions of our compensation committee will be final, conclusive and binding on all persons or entities, including our Company, any subsidiary, any participant or beneficiary, any transferee under our 2024 Incentive Compensation Plan, or any other person claiming rights from or through any of the foregoing persons or entities.

Share Authorization

The total number of our Common Shares subject to awards that is reserved and available for issuance under our 2024 Incentive Compensation Plan is equal to 15.0% of the total number of our Common Shares issued and outstanding as of the date of grant of an award, less the aggregate number of our Common Shares subject to outstanding awards (excluding any substitute awards) granted under our 2024 Incentive Compensation Plan as of such date. Additionally, the maximum aggregate number of our Common Shares that may be delivered under our 2024 Incentive Compensation Plan as a result of the exercise of incentive stock options (which we refer to as “ISOs”) is 20,000,000. To the extent that Common Shares subject to an outstanding award granted under our 2024 Incentive Compensation Plan are not issued or delivered by reason of the forfeiture, expiration, or other termination of such award, the settlement of such award in cash, or otherwise that does not result in the issuance of all or a portion of the Common Shares subject to such award, then such Common Shares (or such portion thereof) generally will again become available under our 2024 Incentive Compensation Plan. Additionally, in the event that any award granted under our 2024 Incentive Compensation Plan is exercised through the tendering of our Common Shares (either actually or by attestation) or by our withholding of our Common Shares, or withholding tax liabilities arising from such award are satisfied by the tendering of our Common Shares (either actually or by attestation) or by our withholding of our Common Shares, then only the number of Common Shares issued net of the Common Shares tendered or withheld will be counted for purposes of determining the total number of our Common Shares subject to outstanding awards as of the applicable date.

Subject to any adjustments provided for in our 2024 Incentive Compensation Plan, in any fiscal year during which our 2024 Incentive Compensation Plan is in effect, no participant who is a member of our board of directors but also not an employee or consultant of our Company may be granted any awards that have a “fair value” (as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance) that exceeds $1,000,000 in the aggregate as of the date of grant.

In the event of any extraordinary dividend or other distribution (whether in the form of cash, our Common Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects our Common Shares and/or such other securities of the Company or any other issuer, then our compensation committee will adjust, among other adjustments, the number and class of securities available under our 2024 Incentive Compensation Plan and the terms of each outstanding award under our 2024 Incentive Compensation Plan, as our compensation committee may determinate to be appropriate and equitable. The decision of our compensation committee regarding any such adjustment will be final, binding and conclusive.

Stock Options

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant stock options, including ISOs that are intended to comply with the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and non-qualified stock options. The exercise price per Common Share subject to a stock option is to be determined by our compensation committee, provided that the exercise price per share of a stock option may not be less than 100% of the fair market value of a Common Share on the date of grant. A stock option granted to a person who owns or is deemed to own shares of our capital stock representing 10% or more of the voting power of all classes of our capital stock (sometimes referred to as a “10% owner”) will not qualify as an ISO unless the per share exercise price for the stock option is not less than 110% of the fair market value of a Common Share on the date the ISO is granted. For purposes of our 2024 Incentive Compensation Plan, the term “fair market value” means the fair market value of our Common Shares or other property, as determined by our compensation committee or under procedures established by our compensation committee.

The maximum term of each stock option, the times at which each stock option will be exercisable, and provisions requiring forfeiture of unexercised stock options at or following termination of employment or service generally will be fixed by our compensation committee, except that no stock option may have a term exceeding 10 years, and no ISO granted to a 10% owner may have a term exceeding five years (to the extent required by the Code at the time of grant). Methods of exercise and settlement and other terms of stock options will be determined by our compensation committee. Accordingly, our compensation committee may permit the exercise price of stock options granted under our 2024 Incentive Compensation Plan to be paid in cash, our Common Shares, restricted stock or other similar securities, other awards under our 2024 Incentive Compensation Plan, or other property (including, subject to applicable law, with cash obtained via loans to participants). Our 2024 Incentive Compensation Plan prohibits the repricing of stock options issued thereunder without the approval of our shareholders and, if required, the NYSE.

Deferred Share Units

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant DSUs to participants on terms and conditions established by our compensation committee. Satisfaction of vested DSUs will occur upon the termination of a participant’s continuous service for any reason (including death), provided that such termination constitutes a separation from service within the meaning of Section 409A of the Code or a loss of office or employment pursuant to regulation 6801(d) of the Income Tax Act (Canada). Vested DSUs may be satisfied by delivery of an equivalent number of Common Shares, cash equal to the fair market value of the number of our Common Shares covered by the vested DSUs, or a combination of both, as determined by our compensation committee at the date of grant or thereafter.

A DSU will be subject to any restrictions (which may include a risk of forfeiture) as our compensation committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as our compensation committee may determine.

Prior to satisfaction of a DSU, (i) a DSU carries no voting or dividend or other rights associated with the ownership of our Common Shares; and (ii) except as otherwise provided in the applicable award agreement and as permitted under Section 409A of the Code, if applicable, a DSU may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the participant or any beneficiary.

Restricted Stock and Restricted Stock Units

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant shares of restricted stock and restricted stock units (which we refer to as “RSUs”). Grants of shares of restricted stock or RSUs are subject to such risks of forfeiture and other restrictions as our compensation committee may impose, including time- or performance-based restrictions, or both, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as our compensation committee may determine.

A participant granted shares of restricted stock generally has all of the rights of a shareholder of our Company (including voting and dividend rights), unless otherwise determined by our compensation committee.

Our compensation committee may require or permit a participant to elect that any cash dividends paid on a share of restricted stock be automatically reinvested in additional shares of restricted stock or applied to the purchase of additional awards under our 2024 Incentive Compensation Plan, or may require that payment be delayed (with or without interest at such rate, if any, as determined by our compensation committee) and remain subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such cash dividend is payable. Unless otherwise determined by our compensation committee, shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the restricted stock with respect to which such shares or other property have been distributed.

An award of RSUs confers upon a participant the right to receive our Common Shares or cash equal to the fair market value of the specified number of our Common Shares covered by the RSUs at the end of a specified deferral period. An award of RSUs carries no voting or other rights associated with share ownership prior to settlement.

Stock Appreciation Rights

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant stock appreciation rights, entitling the participant to receive the amount by which the fair market value of a Common Share on the date of exercise exceeds the grant price of the stock appreciation right. The grant price of a stock appreciation right is to be determined by our compensation committee, provided that the grant price of a stock appreciation right may not be less than 100% of the fair market value of a Common Share on the date of grant.

The maximum term of each stock appreciation right, the times at which each stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised stock appreciation rights at or following termination of employment or service generally will be fixed by our compensation committee, except that no stock appreciation right may have a term exceeding 10 years. Methods of exercise and settlement and other terms of stock appreciation rights will be determined by our compensation committee. Our compensation committee may grant stock appreciation rights in tandem with stock options (which we refer to as “tandem stock appreciation rights”) under our 2024 Incentive Compensation Plan. A tandem stock appreciation right may be granted at the same time as the related stock option is granted or, for stock options that are not ISOs, at any time thereafter but before exercise or expiration of such stock option, and the grant price of a tandem stock appreciation right may not be less than the associated stock option exercise price. A tandem stock appreciation right may only be exercised when the related stock option would be exercisable and the fair market value of a Common Share subject to the related stock option exceeds the stock option’s exercise price. Any stock option related to a tandem stock appreciation right will no longer be exercisable to the extent the tandem stock appreciation right has been exercised, and any tandem stock appreciation right will no longer be exercisable to the extent the related stock option has been exercised. Our 2024 Incentive Compensation Plan prohibits the repricing of stock appreciation rights issued thereunder without the approval of our shareholders and, if required, the NYSE.

Dividend Equivalents

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant dividend equivalent rights to participants on terms and conditions established by our compensation committee. Dividend equivalent rights are rights to receive amounts equal in value to the dividend distributions paid on our Common Shares, and can be paid in cash, our Common Shares, other awards that may be granted under our 2024 Incentive Compensation Plan, or other property equal in value to the dividends paid on our Common Shares. Dividend equivalent rights may be awarded on a free-standing basis or in connection with another award granted under our 2024 Incentive Compensation Plan.

Our compensation committee may provide that dividend equivalents rights will be paid or distributed when accrued or at some later date, or whether such dividend equivalent rights will be deemed to have been reinvested in additional Common Shares, awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as our compensation committee may specify at the date of grant; provided, that dividend equivalent rights credited in connection with an award that vests based on the achievement of performance goals will be subject to restrictions and risk of forfeiture to the same extent as the associated award.

Performance Awards

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant performance awards to participants on terms and conditions established by our compensation committee. The performance criteria to be achieved during any performance period and the length of the performance period will be determined by our compensation committee in connection with the grant of the performance award. Performance awards may be settled by delivery of cash, our Common Shares, or other awards, as determined by our compensation committee. After the end of each performance period, our compensation committee will determine and certify whether the performance goals have been achieved.

Bonus Stock and Awards in Lieu of Obligations

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant our Common Shares to any eligible persons as a bonus, or to grant our Common Shares or other awards in lieu of obligations to pay cash or deliver other property under our 2024 Incentive Compensation Plan or under other plans or compensatory arrangements; provided, that, in the case of eligible persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of our compensation committee to the extent necessary to ensure that acquisitions of our Common Shares or other awards are exempt from liability under Section 16(b) of the Exchange Act, if applicable. Common Shares granted under our 2024 Incentive Compensation Plan will be subject to such other terms as determined by our compensation committee.

Other Stock-Based Awards

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to grant other stock-based awards valued in whole or in part by reference to, or otherwise based on, our Common Shares. Other stock-based awards may be granted either alone or in addition to other awards granted under our 2024 Incentive Compensation Plan, and may also be available as a form of payment in the settlement of other awards granted under our 2024 Incentive Compensation Plan. Our compensation committee will determine the terms and conditions of such other stock-based awards, including the number of our Common Shares to be granted pursuant to such other stock-based awards, the manner in which such other stock-based awards will be settled (e.g., in our Common Shares, cash or other property), and the conditions to the vesting and payment of such other stock-based awards (including the achievement of performance objectives).

Clawback; Automatic Forfeiture

Our 2024 Incentive Compensation Plan provides that we may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and/or (iii) effect any other right of recoupment of equity or other compensation provided under our 2024 Incentive Compensation Plan if and to the extent we determine that doing so would be necessary or appropriate to comply with any applicable laws or stock exchange requirements.

Additionally, if a participant, without our consent, while employed by, or providing services to, us or any of our related entities, or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement, or otherwise engages in activity that is in conflict with or adverse to our interests or any of our related entities, as determined by our compensation committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of any award held by such participant may, in our compensation committee’s discretion, be canceled; and (ii) our compensation committee may, in its discretion, require such participant or other person to whom any payment has been made or Common Shares or other property have been transferred in connection with such award to forfeit and pay over to us, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any stock option or stock appreciation right and the value realized (whether or not taxable) on the vesting or payment of any other award during the time period specified in the award agreement or otherwise specified by our compensation committee.

Unless otherwise set forth in an award agreement or determined by our compensation committee, where a participant is terminated for Cause (as defined under our 2024 Incentive Compensation Plan), or, in the case of a member of our board of directors, is otherwise removed as a result of losing his/her eligibility to serve on our board of directors due to an order by a regulatory body or stock exchange or for culpable conduct as determined by our compensation committee, all awards (both vested and unvested) held by such participant as of the date of such termination or cessation of service will be immediately cancelled without liability or compensation therefor and will be of no further force and effect.

Other Terms of Awards

Awards granted under our 2024 Incentive Compensation Plan may be settled in the form of cash, our Common Shares, other awards or other property, in the discretion of our compensation committee. Our compensation committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as our compensation committee may establish. Our compensation committee is authorized to place cash, our Common Shares, or other property in trusts or make other arrangements to provide for payment of our obligations under our 2024 Incentive Compensation Plan. Our compensation committee may condition any payment relating to an award on the withholding of taxes and may provide that any portion of our Common Share or other property to be distributed will be withheld (or that previously acquired Common Shares or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under our 2024 Incentive Compensation Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that our compensation committee may, in its discretion, permit transfers only if and to the extent that such transfers are (i) permitted pursuant to the express terms of the applicable award agreement (subject to any terms and conditions which our compensation committee may impose), (ii) by gift or pursuant to a domestic relations order, or (iii) to a “Permitted Assignee” (as defined under our 2024 Incentive Compensation Plan), in each case, subject to any terms and conditions our compensation committee may impose pursuant to the express terms of an award agreement. A beneficiary, transferee, or other person claiming any rights under our 2024 Incentive Compensation Plan from or through any participant will be subject to all terms and conditions of our 2024 Incentive Compensation Plan and any award agreement applicable to such participant, except as otherwise determined by our compensation committee, and to any additional terms and conditions deemed necessary or appropriate by our compensation committee.

Awards under our 2024 Incentive Compensation Plan generally will be granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. Our compensation committee may, however, grant awards in exchange for other awards under our 2024 Incentive Compensation Plan, awards under other incentive plans of our Company, or other rights to payment from our Company, and may grant awards in addition to and in tandem with such other awards, rights or other awards.

Acceleration of Vesting; Change in Control

Subject to certain limitations, our compensation committee may, in its discretion, accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award granted under our 2024 Incentive Compensation Plan. In the event of a “change in control” of our Company (as defined under our 2024 Incentive Compensation Plan), our compensation committee may, in its sole discretion, provide that (i) any stock option or stock appreciation right that was not previously vested and exercisable at the time of the “change in control” will become immediately vested and exercisable, (ii) any restrictions, deferral of settlement and forfeiture conditions applicable to a restricted stock award, restricted stock unit award or other stock-based award subject only to future service requirements will lapse and such awards will be deemed fully vested, and (iii) with respect to any outstanding award subject to achievement of performance goals and/or other conditions, such awards will have been earned and payable based on achievement of performance goals or based upon target performance (either in full or pro-rata based on the portion of the performance period completed as of the “change in control”).

Subject to any limitations contained in our 2024 Incentive Compensation Plan relating to the vesting of awards in the event of any merger, amalgamation, arrangement consolidation or other reorganization in which our Company does not survive, or in the event of any “change in control” (under either event, transactions exclusively for the purpose of changing the domicile of our Company are excluded), the agreement relating to such transaction and/or our compensation committee may provide for: (i) the continuation of the outstanding awards by our Company, if our Company is a surviving entity, (ii) the assumption or substitution for outstanding awards by the surviving entity or its parent or subsidiary pursuant to the provisions contained in our 2024 Incentive Compensation Plan, (iii) full exercisability or vesting and accelerated expiration of the outstanding awards, or (iv) settlement of the value of the outstanding awards in cash or cash equivalents or other property followed by cancellation of such awards. The foregoing actions may be taken without the consent or agreement of a participant in our 2024 Incentive Compensation Plan and without any requirement that all such participants be treated consistently.

Other Adjustments

Under our 2024 Incentive Compensation Plan, our compensation committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, awards (i) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting our Company, any subsidiary, or any business unit, (ii) in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations, or business conditions, or (iii) in view of our compensation committee’s assessment of the business strategy of our Company, any subsidiary or business unit, performance of comparable organizations, economic and business conditions, personal performance of a participant, or any other circumstances deemed relevant, subject to the listing rules of the NYSE.

Amendment; Termination

Our board of directors may amend, alter, suspend, discontinue or terminate our 2024 Incentive Compensation Plan or the authority of our compensation committee to grant awards under our 2024 Incentive Compensation Plan without the consent of shareholders or participants or beneficiaries, except that shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which our Common Shares may then be listed or quoted; provided that, except as otherwise permitted by our 2024 Incentive Compensation Plan or an applicable award agreement, without the consent of an affected participant, no such action by our board of directors may materially and adversely affect the rights of such participant under the terms of any previously granted and outstanding award. Our compensation committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate, any award previously granted under our 2024 Incentive Compensation Plan, and any award agreement relating thereto, except as otherwise provided in our 2024 Incentive Compensation Plan; provided that, except as otherwise permitted by our 2024 Incentive Compensation Plan or award agreement, without the consent of an affected participant, no such action by our compensation committee or our board of directors may materially and adversely affect the rights of such participant under terms of such award.

Our 2024 Incentive Compensation Plan will terminate at the earliest of (i) such time as no Common Shares remain available for issuance under our 2024 Incentive Compensation Plan, (ii) termination of our 2024 Incentive Compensation Plan by our board of directors, or (iii) the tenth anniversary of the date on which our shareholders approved our 2024 Incentive Compensation Plan. Awards outstanding upon termination or expiration of our 2024 Incentive Compensation Plan will remain in effect until they have been exercised or terminated, or have expired.

Outstanding RSUs Granted to our Executives and Directors under our 2024 Incentive Compensation Plan

We did not grant to any awards under our 2024 Incentive Compensation Plan during the year ended December 31, 2023, as our 2024 Incentive Compensation became effective in June 2024.

The following table summarizes the outstanding RSUs held by our executives and directors as of the date of this prospectus:

Name	Grant Date	Number of Unvested RSUs(1)		Market Value of Unvested RSUs(2)
Executives:
Stan Bharti	07/01/24	750,000		$12,000,000
	10/09/24	75,000	(3)	$1,200,000
Matthew Simpson	07/01/24	750,000		$12,000,000
Ryan Ptolemy	07/01/24	250,000		$4,000,000
Neil Said	07/01/24	375,000		$6,000,000
Adriano Espeschit	07/01/24	375,000		$6,000,000
Directors:
Deborah Battiston	07/01/24	25,000		$400,000
Brett Lynch	07/01/24	25,000		$400,000
	11/07/24	75,000		$1,200,000
Pierre Pettigrew	07/01/24	62,500		$1,000,000
Peter Tagliamonte	07/01/24	25,000		$400,000

(1)

Unless otherwise indicated in the table above, the RSUs reflected here vest in full upon the earlier of (i) the expiration of the lock-up agreements entered into by our directors and executives with the underwriters in connection with this offering, and (ii) the one-year anniversary of the closing of this offering, subject to the such director’s or officer’s continued service with our Company through such date.

(2)	Represents the fair market value of the RSUs as of the grant date, based on the fair market value of our Common Shares as of such date.
(3)	100,000 RSUs were granted, of which 25,000 RSUs were vested on the date of grant, and the remaining 75,000 RSUs will vest ratably in three equal tranches every six months from the date of grant.

Stock Option Plan

In 2006, we adopted our Stock Option Plan (which we refer to as our “Stock Option Plan”), pursuant to which we granted to the directors, executives, officers and employees of, and consultants to, our Company or an affiliate of our Company stock options to purchase our Common Shares. Following the adoption of our 2024 Incentive Compensation Plan, no new stock option awards will be granted under our Stock Option Plan, however, outstanding stock options previously granted thereunder will continue in full effect in accordance with their existing terms.

Administration

Our board of directors has designated our compensation committee to administer our Stock Option Plan. Our compensation committee has the authority, among other powers, to determine the terms of the stock option awards, including to interpret the terms of our Stock Option Plan and the related stock option agreements.

Stock Options

Our Stock Option Plan provided for the grant of stock options. The exercise price of all stock options granted under our Stock Option Plan was required to be at least equal to the fair market value of our Common Shares on the date of grant. The term of a stock option may not exceed 10 years.

Following the termination of the continuous service of a recipient of a stock option award, the recipient’s stock options may be exercised, to the extent vested, for the period of time specified in the applicable stock option agreement. However, a stock option may not be exercised after the expiration of its term.

Transferability of Stock Options

Our Stock Option Plan allows for the transfer of stock option awards only by will and/or the laws of descent and distribution. Only a qualitied successor to a deceased recipient of a stock option may exercise such award within the earlier of (i) one year following the date of the death of the recipient, and (ii) the expiration date of such stock option award.

Certain Adjustments

In the event of certain changes in our capitalization, in order to prevent enlargement of the benefits or potential benefits available under our Stock Option Plan, our board of directors will make adjustments to the number of Common Shares subject to outstanding stock option awards, the exercise price of outstanding stock option awards, and any other terms that require adjustment, as determined by board of directors.

Change in Control

Our Stock Option Plan provides that in the event of a “Change in Control” of our Company, each outstanding stock option award will automatically vest and become exercisable. Under our Stock Option Plan, a “Change in Control” means: (i) a takeover bid (as defined in the Securities Act (Ontario)), which is successful in acquiring our Common Shares; (ii) the change of control of our board of directors resulting from the election by our shareholders of less than a majority of the persons nominated for election by our board of directors; (iii) the sale of all or substantially all of our assets; (iv) the sale, exchange or other disposition of a majority of our outstanding Common Shares in a single transaction or series of related transactions; (v) the dissolution of our business or the liquidation of our assets; (vi) a merger, amalgamation or arrangement of our Company in a transaction or series of transactions in which our shareholders receive less than 51% of the outstanding shares of the new or continuing corporation; or (vii) the acquisition, directly or indirectly, through one transaction or a series of transactions, by any person or entity, of an aggregate of more than 50% of our outstanding Common Shares.

Plan Amendments and Termination

Following the adoption of our 2024 Incentive Compensation Plan, we no longer grant any new stock options awards under our Stock Option Plan. However, our Stock Option Plan will remain in place and continue to be effective to govern the terms of all outstanding stock options previously granted thereunder until all such outstanding stock options have been exercised, have expired, or have otherwise been terminated. Additionally, our board of directors has the authority to amend, suspend or terminate earlier our Stock Option Plan, provided, however, that shareholder approval is required within 12 months either before or after the adoption by our board of directors of a resolution authorizing any action that materially increases the benefits accruing to participants under our Stock Option Plan. However, our board of directors may amend the terms of our Stock Option Plan to comply with the requirements of any applicable regulatory authority, or as a result of changes in the policies of the NYSE relating to stock options, without obtaining the approval of our shareholders. Furthermore, under our Stock Option Plan, no amendment, suspension or termination of our Stock Option Plan may alter or impair any rights or obligations under any stock option awards previously granted, without the consent of such recipient of such stock option award.

Stock Options Granted to our Executives and Directors under our Stock Option Plan

Year Ended December 31, 2023

We did not grant to any of our executives or directors any stock option awards under our Stock Option Plan during the year ended December 31, 2023.

Outstanding Stock Options

The following table summarizes the outstanding stock options held by our executives and directors as of December 31, 2023:

Name	Grant Date	Expiration Date		Exercise Price(1) (per Common Share)	Number of Common Shares Underlying Unexercised Stock Options (Vested and Exercisable)		Number of Common Shares Underlying Unexercised Stock Options (Unvested and Not Yet Exercisable)
Executives:
Stan Bharti	09/23/09	07/22/25	(2)	$4.00	135,000	(3)	0
	12/16/13	07/22/25	(2)	$10.00	125,000	(3)	0
Matthew Simpson	—	—		—	—		—
David Gower(4)(5)	09/23/09	07/22/25	(2)	$4.00	135,000	(3)	0
	12/16/13	07/22/25	(2)	$10.00	125,000	(3)	0
Ryan Ptolemy	12/16/13	07/22/25	(2)	$10.00	25,000	(3)	0
	07/22/15	07/22/25	(2)	$10.00	31,250	(3)	0
Neil Said	12/16/13	07/22/25	(2)	$10.00	12,500	(3)	0
	07/22/15	07/22/25	(2)	$10.00	31,250	(3)	0
Directors:
Carmel Daniele(5)(6)	12/16/13	07/22/25	(2)	$10.00	25,000	(3)	0
Pierre Pettigrew	09/23/09	07/22/25	(2)	$4.00	25,000	(3)	0
	12/16/13	07/22/25	(2)	$10.00	25,000	(3)	0
Andrew Pullar(5)(7)	09/23/09	07/22/25	(2)	$4.00	25,000	(3)	0
	12/16/13	07/22/25	(2)	$10.00	25,000	(3)	0

(1)	The exercise price is equal to the fair market value of our Common Shares on the date of grant.
(2)	On August 22, 2022, the expiration date of the stock option reflected here was extended to July 22, 2025.
(3)	The stock option reflected here vested immediately upon grant.
(4)	In June 2024, David Gower resigned from his position as the President of our Company.
(5)	Such individual was not nominated for reelection as a director at our 2024 annual meeting of our shareholders.
(6)	The stock options reflected here are held directly by CD Capital Natural Resources BPC LP, of which Carmel Daniele is the founder and Chief Investment Officer.
(7)	The stock options reflected here are held directly by Sentient Executive GP III, Ltd., of which Andrew Pullar is a director.

Deferred Share Unit Plan

In June 2015, we adopted our Deferred Share Unit Plan, and, in May 2024, we amended and restated such Deferred Share Unit Plan (which, as amended and restated, we refer to as our “Deferred Share Unit Plan”), pursuant to which we granted to the directors, executives, officers and employees of, and consultants and other service providers to, our Company or an affiliate of our Company deferred share units (which we refer to as “DSUs”). Following the adoption of our 2024 Incentive Compensation Plan, no new DSU awards will be granted under our Deferred Share Unit Plan, however, outstanding DSUs previously granted thereunder will continue in full effect in accordance with their existing terms.

Administration

Our board of directors has designated our compensation committee to administer our Deferred Share Unit Plan. Our compensation committee has the authority, among other powers, to determine the terms of the DSU awards, including to interpret the terms of our Deferred Share Unit Plan and the related DSU agreements.

DSUs

In general, we will redeem vested DSUs held by a holder upon such holder ceasing to be a director, executive, officer, or employee of, or consultant or other service provider to, our Company or an affiliate of our Company, or upon the death of such holder, in exchange for the issuance of our Common Shares to such holder on the basis of one Common Share for each vested DSU.

Outstanding DSUs vest in accordance with terms and conditions established by our compensation committee as the administrator of our Deferred Share Unit Plan.

Transferability of DSUs

Our Deferred Share Unit Plan allows for the transfer of DSUs only by will and/or the laws of descent and distribution.

Certain Adjustments

In the event that a dividend (other than a stock dividend) is declared and paid on our Common Shares, holders of DSUs will be credited with additional DSUs equal to the quotient of (i) the total amount of the dividends that would have been paid to such holder if the DSUs held by such holder on the dividend record date had been outstanding Common Shares, divided by (ii) by the market value of a Common Share on the dividend payment date.

In the event of certain other changes in our capitalization, in order to prevent dilution or enlargement of the benefits or potential benefits available under our Deferred Share Unit Plan, our compensation committee will make adjustments to the number of Common Shares subject to outstanding DSUs and any other terms, as may be determined by our compensation committee.

Change of Control

Our Deferred Share Unit Plan provides that in the event of a “Change of Control” of our Company, each outstanding DSU will automatically vest and be redeemable upon the holder’s separation. Under our Deferred Share Unit Plan, a “Change of Control” means any of the following: (i) a takeover bid (as defined in the Securities Act (Ontario)), which is successful in acquiring our Common Shares; (ii) the sale of all or substantially all our assets; (iii) the sale, exchange or other disposition of a majority of our outstanding Common Shares in a single transaction or series of related transactions; (iv) the dissolution of our business or the liquidation of our assets; (v) a merger, amalgamation or arrangement of our Company in a transaction or series of transactions in which our shareholders receive less than 51% of the outstanding shares of the new or continuing corporation; (vi) the acquisition, directly or indirectly, through one transaction or a series of transactions, by any person or entity, of an aggregate of more than 50% of our outstanding Common Shares; or (vii) as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving our Company or any of our affiliates and another corporation or other entity, the nominees named in the most recent management information circular of our Company for election to our board of directors do not constitute a majority of our board of directors.

Plan Amendments and Termination

Following the adoption of our 2024 Incentive Compensation Plan, we no longer grant any DSU awards under our Deferred Share Unit Plan. However, our Deferred Share Unit Plan will remain in place and continue to be effective to govern the terms of all outstanding DSUs previously granted thereunder until all such outstanding DSUs have been settled or otherwise terminated. Additionally, our compensation committee has the authority to amend, modify and change the provisions of our Deferred Share Unit Plan, provided, however, that any action that will (i) materially increase the benefits under our Deferred Share Unit Plan, or (ii) terminate our Deferred Share Unit Plan, will require the approval of our board of directors and, if required, any stock exchange on which our Common Share are listed and any other regulatory authorities having jurisdiction over us, and, provided, further, however, that any such amendment will only be effective if the Deferred Share Unit Plan will continue to meet the requirements of paragraph 6801(d) of the regulations to the Income Tax Act (Canada) or any successor provision.

DSUs Granted to our Executives and Directors under our Deferred Share Unit Plan

Year Ended December 31, 2023

In May 2023, we granted 50,000 DSUs to Adriano Espeschit, President and sole officer of Potássio do Brasil Ltda., all of which vested immediately. Other than the foregoing grant to Mr. Espeschit, we did not grant to any of our other executives or directors any DSU awards under our Deferred Share Unit Plan during the year ended December 31, 2023.

Outstanding DSUs

The following table summarizes the outstanding DSUs held by our executives and certain of our directors as of December 31, 2023:

Name	Grant Date	Number of Vested DSUs		Fair Market Value of Vested DSUs(1)	Number of Unvested DSUs		Fair Market Value of Unvested DSUs(1)
Executives:
Stan Bharti	09/16/22	500,000	(2)	$8,000,000	—		$—
Matthew Simpson	08/18/15	500,000	(3)	$8,000,000	250,000	(3)	$4,000,000
David Gower(4)(5)	08/18/15	166,667	(3)	$2,666,672	83,333	(3)	$1,333,328
Ryan Ptolemy	02/15/22	25,000	(6)	$400,000	12,500	(6)	$200,000
	09/16/22	125,000	(2)	$2,000,000	—		$—
Neil Said	02/15/22	25,000	(6)	$400,000	12,500	(6)	$200,000
	09/16/22	125,000	(2)	$2,000,000	—		$—
Adriano Espeschit	09/16/22	125,000	(2)	$2,000,000	—		$—
	05/11/23	50,000	(2)	$800,000	—		$—
Directors:
Carmel Daniele(5)	09/16/22	250,000	(2)	$4,000,000	—		$—
Pierre Pettigrew	02/15/22	33,333	(6)	$533,328	16,667	(6)	$266,672

(1)	Represents the fair market value of the DSUs as of December 31, 2023, based on the fair market value of our Common Shares as of such date.
(2)	The DSUs reflected here vested immediately upon grant.
(3)

The DSUs reflected here vest as follows: (i) one-third of the DSUs vested immediately, (ii) the second one-third of the DSUs vested upon receipt of our Preliminary Environmental License for the Autazes Project, and (iii) the final one-third of the DSUs vest upon completion of arrangements for project construction financing for the Autazes Project.

(4)	In June 2024, David Gower resigned from his position as the President of our Company.
(5)	Such individual was not nominated for reelection as a director at our 2024 annual meeting of our shareholders.
(6)	The DSUs reflected here vest ratably in six equal tranches every six months from the date of grant.

PRINCIPAL SHAREHOLDERS

The following table and accompanying footnotes set forth certain information with respect to the beneficial ownership of our Common Shares, immediately prior to and immediately after the completion of this offering, by:

•	each of our executives and directors;

•	all of our executives and directors as a group; and

•	each person or entity (or group of affiliated persons or entities) known by us to be the beneficial owner of 5% or more of our Common Shares.

To our knowledge, each shareholder named in the table has sole voting and investment power with respect to all of our Common Shares shown as “beneficially owned” (as determined by the rules of the SEC) by such shareholder, except as otherwise set forth in the footnotes to the table. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power.

The percentages reflect beneficial ownership (as determined in accordance with Rule 13d-3 under the Exchange Act) immediately prior to, and immediately after, the completion of this offering, and are based on 36,337,967 Common Shares outstanding as of the date immediately prior to the completion of this offering, and 40,587,967 Common Shares outstanding as of the date immediately following the completion of this offering of Common Shares. The percentages assume no exercise by the underwriters of (i) their option to purchase additional Common Shares from us in this offering, or (ii) the Underwriters’ Warrants.

Except as noted in the footnotes to the table below, the address for all of the shareholders in the table below is c/o Brazil Potash Corp. at 198 Davenport Road, Toronto, Ontario Canada, M5R 1J2.

	Common Shares Beneficially Owned Immediately Prior to this Offering(1)		Common Shares Beneficially Owned Immediately After this Offering(1)
Name of Beneficial Owner	Shares	Percentage	Shares	Percentage
Executives and Directors:
Stan Bharti(2)	4,131,059	11.4%	4,131,059	10.2%
Matthew Simpson	—	*	—	*
Ryan Ptolemy(3)	56,250	*	56,250	*
Neil Said(4)	43,750	*	43,750	*
Adriano Espeschit	13,465	*	13,465	*
Deborah Battiston	3,113	*	3,113	*
Brett Lynch	—	*	—	*
Pierre Pettigrew(5)	61,207	*	61,207	*
Peter Tagliamonte	778	*	778	*
All of our executives and directors as a group (nine persons)	4,309,622	11.9%	4,309,622	10.6%
5% or more Shareholders:
CD Capital(6)	11,090,458	30.5%	11,090,458	27.3%
Sentient(7)	7,427,726	20.4%	7,427,726	18.3%
Stan Bharti(2)	4,131,059	11.4%	4,131,059	10.2%

*	Represents less than 1% of the number of our Common Shares outstanding.
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. A person is deemed to be the beneficial owner of any Common Shares if that person has or shares voting power or investment power with respect to those shares or has the right to acquire beneficial ownership at any time within 60 days.

(2)

The 4,131,059 Common Shares represent 3,981,059 Common Shares held directly by Mr. Stan Bharti, his spouse, or his lineal descendants, 125,000 Common Shares issuable upon the exercise of stock options held by Mr. Bharti, and 25,000 Common Shares issuable upon the vesting of RSUs held by Mr. Bharti. The address of Mr. Bharti is 65 Binscarth Road, Toronto, Ontario Canada, M4W 1Y8.

(3)	The 56,250 Common Shares represent 56,250 Common Shares issuable upon the exercise of stock options held by Mr. Ryan Ptolemy.
(4)	The 43,750 Common Shares represent 43,750 Common Shares issuable upon the exercise of stock options held by Mr. Neil Said.
(5)	The 61,207 Common Shares represent 36,207 Common Shares held by Mr. Pierre Pettigrew, and 25,000 Common Shares issuable upon the exercise of stock options held by Mr. Pettigrew.
(6)

The 11,090,458 Common Shares represent 10,700,333 Common Shares held directly by CD Capital Natural Resources BPC LP (which we refer to as “CD Capital”), 365,125 Common Shares held directly by Ms. Carmel Daniele, and 25,000 Common Shares issuable upon the exercise of stock options held directly by CD Capital. Ms. Daniele is the founder and Chief Investment Officer of CD Capital, and, as such, Ms. Daniele has voting and investment power over the Common Shares beneficially held by CD Capital. Ms. Daniele disclaims beneficial ownership of the Common Shares held by CD Capital, except for any pecuniary interests therein. The address of each of CD Capital and Ms. Daniele is 105 Piccadilly, Penthouse Suite, London, W1J 7NJ, United Kingdom.

(7)

The 7,427,726 Common Shares represent 3,863,872 Common Shares held directly by Sentient Executive GP III, Ltd., 3,513,854 Common Shares held directly by Sentient Executive GP IV, Ltd. (which we refer to together with Sentient Executive GP III, Ltd. as the “Sentient Executive Funds”), and 50,000 Common Shares issuable upon the exercise of stock options held directly by Sentient Executive GP III, Ltd. Sentient Equity Partners is the head advisor to each of the Sentient Executive Funds. Mr. Andrew Pullar is the managing partner of Sentient Equity Partners and a director of each of the Sentient Executive Funds, and, as such, Mr. Pullar has voting and investment power over the Common Shares beneficially held by the Sentient Executive Funds. Mr. Pullar disclaims beneficial ownership of the Common Shares held by the Sentient Executive Funds, except for any pecuniary interests therein. The address of each of the Sentient Executive Funds, Sentient Equity Partners, and Mr. Pullar is Governors Square, Building 4, 2nd Floor, 23 Lime Tree Bay Avenue SMB, P.O. Box 32315, Grand Cayman KY1-1209, Cayman Islands.

As of the date of this prospectus, we have 6,930 record shareholders, 5,888 of which are record holders in the United States.

To our knowledge, no “insider” or “affiliate” (each as defined under applicable securities laws, rules and regulations) of our Company will be participating in this offering. Additionally, we are not aware of any arrangement that may, at a subsequent date, result in change of control in our Company.

For additional information regarding our principal shareholders, see “Certain Relationships and Related Party Transactions”.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following are summaries of transactions or agreements that we have entered into or participated in with related parties, since January 1, 2021, which we are required to disclose pursuant to applicable disclosure requirements of the SEC and applicable Canadian securities regulatory authorities.

Loans from Related Parties

Loan Agreement with Sentient

On October 29, 2019, we entered into a loan agreement with Sentient Global Resource Fund IV LP, of which Andrew Pullar (a then member of our board of directors at such time) is the managing partner and a director. Pursuant to the terms of the loan agreement with Sentient Global Resource Fund IV LP, we borrowed from Sentient Global Resource Fund IV LP $1,000,000, on an unsecured basis, at an interest rate of 30% per annum, and with an initial repayment date of April 29, 2020 (which we refer to as the Sentient Loan”). We also incurred a setup fee of $200,000 in connection with the Sentient Loan. On April 29, 2020, the parties extended the repayment date of the Sentient Loan to July 31, 2020, and we incurred an extension fee of $50,000 in connection therewith. On September 30, 2021, we entered into an amended and restated loan agreement with Sentient Global Resource Fund IV LP, pursuant to which the principal and accrued interest due and payable under the Sentient Loan, along with the cumulative setup and extension fees of $250,000, totaling $1,599,794, was capitalized to the Sentient Loan balance as of September 30, 2021, and the repayment date was extended to June 30, 2022. The amended Sentient Loan accrued interest at a rate of 12%. On November 30, 2021, we repaid in full the Sentient Loan, including all principal, accrued interest, and fees due and payable, using a portion of our proceeds from our Regulation A Offering. For additional information regarding the Sentient Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Financings—Loan Agreement with Sentient”.

Loan Agreements with Aberdeen

On July 2, 2020, we entered into a loan agreement (which we refer to as the “Initial Aberdeen Loan Agreement”) with Aberdeen International Inc. (which we refer to as “Aberdeen”). Stan Bharti (our Executive Chairman) is the executive chairman, and Ryan Ptolemy (our Chief Financial Officer) is the chief financial officer, of Aberdeen. Pursuant to the terms of the Initial Aberdeen Loan Agreement, we borrowed from Aberdeen $100,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of January 2, 2021. During 2020, we borrowed from Aberdeen an additional $348,000 under the Initial Aberdeen Loan Agreement on the same terms as the initial loan. On February 9, 2021, the parties extended the maturity date under the Initial Aberdeen Loan Agreement to July 31, 2021, and on September 30, 2021, the parties further extended the maturity date under the Initial Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full all of the loans under Initial Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

On April 1, 2021, we entered into a second loan agreement with Aberdeen (which we refer to as the “Second Aberdeen Loan Agreement”), pursuant to which we borrowed from Aberdeen $200,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 31, 2021. On September 30, 2021, the parties extended the maturity date under the Second Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full the loan under Second Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

On August 4, 2021, we entered into a third loan agreement with Aberdeen (which we refer to as the “Third Aberdeen Loan Agreement”), pursuant to which we borrowed from Aberdeen $149,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 31, 2021. On September 30,

2021, the parties extended the maturity date under the Third Aberdeen Loan Agreement to June 30, 2022. On November 29, 2021, we repaid in full the loan under Third Aberdeen Loan Agreement, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering.

For additional information regarding the Initial Aberdeen Loan Agreement and the Second Aberdeen Loan Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Financings—Loan Agreements with Aberdeen”.

Loan Agreement with Sulliden

On October 22, 2020, we entered into a loan agreement with Sulliden Mining Capital Inc. (which we refer to as “Sulliden”), and at such time, Stan Bharti (our Executive Chairman) served as the then-executive chairman and interim chief executive officer, and Ryan Ptolemy (our Chief Financial Officer) served as the then-chief financial officer, of Sulliden. Pursuant to the terms of the loan agreement with Sulliden, we borrowed from Sulliden $70,000, on an unsecured basis, at an interest rate of 12% per annum, and with an initial maturity date of December 21, 2020 (which we refer to as the “Sulliden Loan”). On February 10, 2021, the parties extended the maturity date of the Sulliden Loan to July 31, 2021, and on September 30, 2021, the parties further extended the maturity date of the Sulliden Loan to June 30, 2022. On November 29, 2021, we repaid in full the Sulliden Loan, including all principal and accrued interest due and payable, using a portion of our proceeds from our Regulation A Offering. Stan Bharti resigned from his position with Sulliden in March 2023, and Ryan Ptolemy resigned from his position with Sulliden in January 2024. For additional information regarding the Sulliden Loan, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Financings—Loan Agreement with Sulliden”.

Consulting Agreements with our Executives

We have entered into consulting agreements with each of our executives (or a respective entity affiliated with such executive). For a description of the consulting agreements, see “Executive and Director Compensation—Executive Compensation—Consulting Agreements”.

Equity Compensation Arrangements

We have granted stock options to certain of our executives and directors under our Stock Option Plan and stock option agreements entered or to be entered into between us and such optionees. For a description of the stock options, our Stock Option Plan and the stock option agreements, see “Executive and Director Compensation—Stock Option Plan”.

We have granted DSUs to certain of our executives and directors under our Deferred Share Unit Plan. For a description of the DSUs and our Deferred Share Unit Plan, see “Executive and Director Compensation—Deferred Share Unit Plan”.

We will grant equity incentive awards to our executives and directors under our 2024 Incentive Compensation Plan and award agreements to be entered into between us and such recipients. For a description of such awards and our 2024 Incentive Compensation Plan, see “Executive and Director Compensation—2024 Incentive Compensation Plan”.

Indemnity Agreements with our Directors and Executives

We have entered into an indemnity agreement with each of our directors and executives, whereby we have agreed to indemnify such directors and executives against all expenses and liabilities incurred in such capacity to the fullest extent permitted by law, subject to limited exceptions. For information regarding limitations of liability and indemnification applicable to our directors and executives, see “Description of Our Share Capital— Limitations on Liability and Indemnification of Directors and Officers”.

Certain Travel Expenses

We use charter flight services provided by Tali Flying LP for certain business travel by our management team. Stan Bharti (our Executive Chairman) is a director of Tali Flying LP. During the years ended December 31, 2023, 2022 and 2021, we incurred travel expenses payable to Tali Flying LP in the aggregate amount of approximately $47,000, $1.8 million and $0.2 million, respectively, at the prevailing market rate for charter flight services which Tali Flying LP charges. We did not enter into any agreement with Tali Flying LP for such charter flight services, and we may terminate our use of such charter flight services at any time without notice. For more information, see Note 18 to our audited consolidated financial statements as of and for the years ended December 31, 2023 and 2022, and Note 19 to our audited consolidated financial statements as of and for the years ended December 31, 2022 and 2021, included elsewhere in this prospectus.

Interests of Experts and Counsel

None of the experts or counsel engaged by us, including MNP LLP, ERCOSPLAN, L&M, Greenberg Traurig, P.A. and Wildeboer Dellelce LLP, have any interests in our Company.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a related party transactions policy (which we refer to as our “Related Party Transactions Policy”), which sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our Related Party Transactions Policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that are required to be disclosed by us pursuant to the applicable disclosure requirements of the NYSE, SEC, applicable Canadian securities regulatory authorities, and the Business Corporations Act (Ontario), in which we or our subsidiary are or will be a participant, and in which a related person (which includes our principal shareholders, directors, executives and officers) has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness, and employment by us of a related person. Our audit committee will oversee our Related Party Transactions Policy. Our audit committee will review and recommend for approval, and our board of directors will review and ultimately approve, any applicable related party transaction. In reviewing any such related party transactions, our audit committee and our board of directors will be tasked with considering all relevant facts and circumstances, including, but not limited to, whether the related person transaction is on terms comparable to those that could be obtained in an arm’s-length transaction, and the extent of the related person’s interest in the transaction. Our Related Party Transactions Policy is intended to supplement, and impose a more rigorous internal review and approval procedure than those required by, applicable laws, rules and regulations, including, but not limited to, the Business Corporations Act (Ontario) and Canadian Multilateral Instrument 61-101–Protection of Minority Security Holders in Special Transactions.

DESCRIPTION OF OUR SHARE CAPITAL

The following is a summary of the material terms of our share capital, our articles of incorporation, and our bylaws. Accordingly, this discussion should be read together with our articles of incorporation and our bylaws, copies of which are filed as exhibits to our registration statement of which this prospectus forms a part.

General

We are authorized to issue one class of stock, consisting of an unlimited number of our Common Shares (with no par value per share). Our Common Shares do not have any special rights or restrictions.

In July 2024, our board of directors and our stockholders approved the Reverse Stock Split and Share Consolidation, which was effected on October 18, 2024 in a reverse stock split ratio of 4-for-1. The Reverse Stock Split and Share Consolidation combined each four outstanding Common Shares into one Common Share. Any fractional shares resulting from the Reverse Stock Split and Share Consolidation were rounded down to the nearest whole Common Share, and no cash or other consideration was paid in lieu of any fractional shares. All references to our Common Shares, and related information in this prospectus have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split and Share Consolidation as if it had occurred at the beginning of the earliest period presented.

As of the date of this prospectus, 36,337,967 Common Shares are issued and outstanding. Additionally, (i) up to an aggregate of 286,875 Common Shares are issuable upon the exercise of outstanding common share purchase warrants, which are exercisable at an exercise price of $4.00 per Common Share, (ii) up to an aggregate of 212,500 Common Shares (244,375 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering) are issuable upon the exercise by the underwriters of the Underwriters’ Warrants, which are exercisable at an exercise price equal to 130% of the initial public offering price of the Common Shares sold in this offering, (iii) up to an aggregate of 913,125 Common Shares are issuable upon the exercise of outstanding stock options, of which 48,750 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $4.00 per Common Share, 789,375 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $10.00 per Common Share, and 75,000 Common Shares are issuable upon the exercise of outstanding stock options at an exercise price of $16.00 per Common Share, (iv) up to an aggregate of 4,108,333 Common Shares issuable with respect to outstanding DSUs, (v) up to an aggregate of 4,337,500 Common Shares issuable with respect to outstanding RSUs, which are subject to vesting, and (vi) an aggregate of 675,695 Common Shares reserved and available, as of the date of this prospectus, for awards that may be granted in the future under our 2024 Incentive Compensation Plan.

Fully Paid and Non-assessable

All of our outstanding Common Shares are, and the Common Shares to be sold and issued in this offering will be, duly authorized, validly issued, fully paid and non-assessable.

General Meeting of Shareholders

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the Business Corporations Act (Ontario) (which we refer to as the “OBCA”). Under the OBCA, (i) a general meeting of shareholders shall be held at such place in or outside Ontario as determined by our board of directors, or, in the absence of such a determination, at our registered office; (ii) our board of directors must call an annual meeting of shareholders no later than 15 months after the last preceding annual meeting; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at meetings of shareholders, our board of directors may fix in advance a date as the record date for that determination, provided that if we are an “offering corporation” under the rules of the OBCA, such date shall not precede by more than 50 days or by less than 21 days the date on which the meeting is to be held; (iv) notice of the time and place of a meeting of shareholders shall be sent to each shareholder entitled to vote at the meeting, our directors and our auditor; (v) the holders of not less than five percent (5%) of our issued and outstanding Common Shares entitled to vote at a meeting may requisition our board of directors to call a meeting of shareholders for the purposes stated in the requisition; and (vi) upon the application of a director or shareholder entitled to vote at the meeting, the Ontario Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Our bylaws provide that a quorum for purposes of a shareholder meeting is met when the holders of not less than 10% of the shares entitled to vote at a meeting of shareholders are present in person or represented by proxy.

Voting Rights

The holders of our Common Shares are entitled to attend and vote at all meetings of our shareholders (except any meetings at which only holders of a specified class of shares are entitled to vote), and at each meeting are entitled to one vote for each share held on all matters to be voted on by our shareholders. There is no cumulative voting.

Dividends

The holders of our Common Shares are entitled to dividends when and as declared by our board of directors from funds legally available therefor if, as and when determined by our board of directors in its sole discretion, subject to provisions of law, and any provisions of our articles of incorporation (including the rights, privileges, restrictions and conditions attached to any other class of shares of our Company), as may be amended from time to time. There are no pre-emptive, conversion or redemption privileges, nor sinking fund provisions with respect to our Common Shares.

Liquidation

Subject to the rights, privileges, restrictions and conditions attached to any other class of shares of our Company, in the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our Common Shares will be entitled to share pro ratably in the net assets legally available for distribution to shareholders after the payment of or provision for all of our debts and other liabilities.

Procedures to Change the Rights of Shareholders

The rights, privileges, restrictions and conditions with respect to our Common Shares are contained in our articles of incorporation, and such rights, privileges, restrictions and conditions may be changed by amending our articles of incorporation. In order to amend our articles of incorporation, the OBCA requires approval by not less than two-thirds of the votes cast by our shareholders entitled to vote thereon. Additionally, if we make particular types of amendments to our articles of incorporation, a holder of our Common Shares may dissent to such amendments and, if such shareholder so elects and complies with all applicable requirements set out in the OBCA, we will have to pay such shareholder the fair value of the Common Shares held by such shareholder. The types of amendments to our articles of incorporation that would be subject to dissent rights include (but are not limited to): (i) adding, removing or changing restrictions on the issue, transfer or ownership of our Common Shares, and (ii) adding, removing or changing any restrictions upon the business that we may carry on or upon the powers that we may exercise.

Limitations on Liability and Indemnification of Directors and Officers

In accordance with the OBCA and pursuant to our bylaws, subject to certain conditions, we will, to the maximum extent permitted by law, indemnify our directors, officers, former directors and former officers, and any another individuals who act or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with our

Company or other entity. Additionally, we may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided that such individual shall repay such monies if such individual does not fulfill the conditions described below. Indemnification is prohibited unless such individual:

•	acted honestly and in good faith with a view to our best interests;

•	in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful; and

•	was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and fulfils the conditions listed above.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us pursuant to the foregoing or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Forum Selection

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate courts therefrom (or, failing such court, any other “court” (as defined in the OBCA) having jurisdiction and the appellate courts therefrom) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of our Company; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of our Company to our Company; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or our articles of incorporation or bylaws; or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the OBCA) of our Company. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in our Common Shares will be deemed to have consented to these forum selection provisions in our bylaws; however, investors and shareholders cannot waive our compliance with U.S. federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court will enforce the forum selection provisions in our bylaws with respect to all claims within the scope of the subject matter of the preceding paragraph. We interpret the forum selection clauses in our bylaws to be limited to the specified actions and proceedings and to not apply to any claims or actions arising under the Securities Act or the Exchange Act. Notwithstanding any interpretation of the forum selection provisions in our bylaws to the contrary, Section 22 of the Securities Act provides for concurrent jurisdiction for U.S. federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Additionally, Section 27 of the Exchange Act provides that the U.S. federal courts will have exclusive jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The enforceability of similar forum selection provisions in other companies’ certificates of incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the forum selection provisions in our bylaws to be inapplicable or unenforceable in any claim, action or proceeding, we may incur additional costs associated with resolving such dispute in other judicial forums or jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Shares is TSX Trust Company, located at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, and the U.S. co-transfer agent for our Common Shares is Continental Stock Transfer & Trust Company, located at 1 State Street, 30th Floor, New York, New York 10004.

Listing

We have applied for the listing of our Common Shares on the NYSE under the symbol “GRO”.

Differences in Corporate Law

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the OBCA, which is generally similar to laws applicable to United States corporations. The following discussion summarizes certain material differences between the rights of a shareholder of a typical corporation incorporated under the laws of the State of Delaware, as compared to the rights of a shareholder of our Company.

This discussion does not purport to be a complete statement of the rights of holders of our Common Shares under the OBCA or the rights of holders of common stock of a typical corporation under the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”).

	Delaware	Ontario
Number and Election of Directors

Under the DGCL, the board of directors must consist of at least one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall only be made by an amendment of the certificate of incorporation.

Under the DGCL, directors are elected at annual stockholder meetings by plurality vote of the stockholders, unless provided otherwise in the certificate of incorporation or bylaws.

Under our articles of incorporation, our board of directors must have at least one member and no more than 10 members.

Under the OBCA, our board of directors must consist of at least three members so long as we are an “offering corporation” for purposes of the OBCA, which includes a corporation that has filed a prospectus under the Securities Act (Ontario) in respect of its securities and such securities are still outstanding.

Under the OBCA and our bylaws, shareholders elect directors by ordinary resolution at each annual meeting of shareholders at which such an election is required.

Removal of Directors	Under the DGCL, unless otherwise provided in the corporation’s certificate of incorporation, directors may be removed from office, with or without cause, by a majority stockholder vote, except: (i) in the case of a corporation whose board of directors is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director can be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which such director is a part.

Under the OBCA and our bylaws, shareholders may, by resolution passed by a majority of the vote cast thereon at a meeting of shareholders, remove a director and may elect any qualified person to fill the resulting vacancy.

If holders of a class or series of shares have the exclusive right to elect one or more directors, a director elected by them may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancies on our Board of Directors	Under the DGCL, unless otherwise provided in the corporation’s certificate of incorporation or bylaws, vacancies and newly created directorships resulting from	Under the OBCA and our bylaws, vacancies that exist on our board of directors may generally be filled by our board of directors if the remaining directors constitute a an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

quorum. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy.

Under the OBCA and our bylaws, in between meetings, our board of directors has the right to increase the total number of directors on our board of directors within the minimum and maximum number set in our articles of incorporation; provided, that our board of directors may not appoint an additional director if, after such appointment, the total number of directors would be greater than one and one-third times the number of directors required to have been elected at our last annual meeting of shareholders.

Board of Director Quorum and Vote Requirements

Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate of incorporation or bylaws require a greater number. The bylaws may lower the number required for a quorum to no less than one-third the number of directors.

Under the DGCL, the board of directors may take action by the majority vote of the directors present at a meeting at which a quorum is present unless the certificate of incorporation or bylaws require a greater vote.

Under our bylaws, a majority of the directors on our board of directors constitutes a quorum at any meeting of directors, provided that, where the board consists of fewer than three directors, all directors shall constitute a quorum at any meeting of our board of directors.

Under the OBCA, where there is a vacancy or vacancies on our board of directors, the remaining directors may exercise all the powers of our board of directors so long as a quorum of our board of directors remains in office.

Transactions with our Directors and Executives	The DGCL generally provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the	Under the OBCA and our bylaws, a director or officer of our Company who: (i) is a party to a material contract or transaction or proposed material contract or transaction with us, or (ii) is a director or an officer of, or has a material interest in, any person who is a party to a material contract or transaction or proposed material contract or transaction with us, is required to disclose in writing to us the nature and extent of his or her interest. An interested director is prohibited from attending the part of the meeting of our board of directors during which the contract or transaction is discussed and is prohibited from voting on a resolution to approve the contract or transaction, except in specific circumstances, such as a contract or transaction relating primarily to his or her remuneration as a director of our Company or an affiliate of our Company, a contract or transaction for indemnification or liability insurance of such director, or a contract or disinterested directors be less than a quorum, (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

transaction with an affiliate of our Company. If a director or officer has disclosed his or her interest in accordance with the OBCA and the contract or transaction was reasonable and fair to us at the time it was approved, the director or officer is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction, and the contract or transaction is neither void nor voidable by reason only of the interest of such director or officer or that such director is present at or is counted to determine the presence of a quorum at the meeting of our board of directors that authorized the contract or transaction.

The OBCA further provides that if such director or officer acted honestly and in good faith and the contract or transaction was reasonable and fair to us at the time it was approved, such director or officer is not accountable to us or our shareholders for any profit or gain realized from the contract or transaction by reason only of his or her holding the office of a director or officer, and the contract or transaction is not by reason only of the director’s or officer’s interest therein void or voidable, if the contract or transaction has been confirmed or approved by our shareholders by special resolution, on the basis of disclosure in reasonable detail of the nature and extent of such director’s or officer’s interest in the notice of meeting or management information circular.

Limitation of Liability of our Directors

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability:

•  for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•  under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock repurchases or redemptions; or

The OBCA does not permit the limitation of liability of a director or officer to act in accordance with the OBCA.

Under our bylaws, our directors and officers will not be liable for their acts in the execution of their duties or in relation thereof or for the acts of any other director, officer or employee, unless such director or officer is willfully negligent or at fault. However, our bylaws do not permit the relief of any of our directors’ or officers’ duty to act in accordance with the OBCA or from liability for any breach of the OBCA.

• for any transaction from which the director derived an improper personal benefit.

Indemnification of our Directors and Executives	The DGCL permits a corporation to indemnify officers and directors against expenses, judgments, fines and amounts paid in settlement for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding that they had no reasonable cause to believe was unlawful.

Our bylaws provide that, subject to the limitations contained in the OBCA, we will indemnify our directors and officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of the association with our Company, provided that:

•  the individual acted honestly and in good faith with a view to the best interests of our Company; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

We will also indemnify such individual in such other circumstances as the OBCA permits or requires.

Call and Notice of Shareholder Meetings

Under the DGCL, unless otherwise provided in the certificate of incorporation or bylaws, notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than ten nor more than 60 days before the date of the meeting and shall specify the place, date, hour, and, in the case of a special meeting, purpose or purposes of the meeting.

Under the DGCL, an annual or special stockholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or bylaws. If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of

Under the OBCA, our board of directors is required to call an annual meeting of shareholders no later than fifteen months after holding the last preceding annual meeting.

Under the OBCA and our bylaws, our board of directors may call a special meeting at any time. In addition, under the OBCA, holders of not less than five percent of our issued and outstanding Common Shares may requisition our board of directors to call a meeting of shareholders.

the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director.

Shareholder Action by Written Consent	Under the DGCL, a majority of the stockholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the OBCA and our bylaws, a written resolution signed by all of our shareholders who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.

Shareholder Nominations and Proposals	Not applicable.

Under the OBCA, a shareholder entitled to vote at a shareholders’ meeting may submit a shareholder proposal relating to matters which such shareholder wishes to propose and discuss at a shareholders’ meeting, and, subject to such shareholder’s compliance with the prescribed time periods and other requirements of the OBCA pertaining to shareholder proposals, we are required to include such proposal in the information circular pertaining to any meeting at which we solicit proxies, subject to certain exceptions. Notice of such a proposal must be provided to us at least 60 days before the anniversary date of the last annual shareholders’ meeting, or at least 60 days before any other meeting at which the matter is proposed to be raised.

In addition, the OBCA requires that any shareholder proposal that includes nominations for the election of directors must be signed by one or more holders of shares representing in the aggregate not less than 5% of our outstanding Common Shares entitled to vote at the meeting to which the proposal is to be presented.

Shareholder Quorum and Vote Requirements

Under the DGCL, quorum for a corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote.

Under the DGCL, unless the certificate of incorporation or bylaws provide for a greater vote, the required vote is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Under the OBCA, unless our articles of

incorporation or our bylaws provide otherwise, the holders of a majority of our outstanding Common Shares, whether present in person or represented by proxy, constitute a quorum.

Under our bylaws, holders of not less than 10% of our outstanding Common Shares, whether present in person or represented by proxy, constitute a quorum.

Amendments of Governing Instruments	Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.	Amendment of Articles of Incorporation. Under the OBCA, amendments to our articles of incorporation generally require the approval of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution.

	Amendment of Bylaws. Under the DGCL, the power to adopt, amend or repeal bylaws is vested in the stockholders entitled to vote, provided, however, that any corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the stockholders of the power nor limit their power to adopt, amend or repeal the bylaws.	Amendment of Bylaws. Under the OBCA and our bylaws, our board of directors may, by resolution, make, amend or repeal any bylaws that regulate the business or affairs of our Company, which will be effective from the date of such resolution; provided, that our board of directors submit the bylaw, amendment or repeal to our shareholders at the next meeting of shareholders, where the shareholders may confirm, reject or amend the bylaw, amendment or repeal.

Votes on Mergers, Consolidations, and Sales of Assets	The DGCL provides that, unless otherwise provided in the certificate of incorporation or bylaws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.	Under the OBCA, the approval of at least two-thirds of votes cast by shareholders entitled to vote on the resolution is required for extraordinary corporate actions. Holders of a class or series of shares are entitled to vote separately as a class or series if the extraordinary corporate action affects such particular class or series of shares in a manner different from holders of our Common Shares entitled to vote on such extraordinary corporate action, whether or not such particular class or series of shares are otherwise entitled to vote. Extraordinary corporate actions include amalgamations, continuances, sales, leases or exchanges of all or substantially all of the property of a corporation, liquidations and dissolutions.

Dissenter’s Rights of Appraisal	Under the DGCL, any shareholder of a corporation who (i) holds share of stock on the date of making a demand for appraisal of such shareholder’s shares, (ii) continuously holds	Under the OBCA, each of the following matters listed will entitle shareholders to exercise rights of dissent and to be paid the fair value of their shares: (i) any such shares through the effective date of a merger or consolidation, and (iii) neither voted in favor of the merger or consolidation nor consented thereto, shall be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such shareholder’s shares of stock, provided, however, that no appraisal rights are available for shares of any class or series that is listed on a national securities exchange or held of record by more than 2,000 shareholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:

•  shares of stock of the surviving corporation;

•  shares of stock of another corporation that are either listed on a national securities exchange or held of record by more than 2,000 shareholders;

•  cash in lieu of fractional shares of the stock described in the two preceding bullet points; or

•  any combination of the above.

In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the shareholders of the surviving corporation.

amalgamation with another corporation (other than with certain affiliated corporations), (ii) an amendment to our articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of our Common Shares, (iii) an amendment to our articles of incorporation to add, change or remove any restriction upon the business or businesses that we may carry on, (iv) a continuance under the laws of another jurisdiction, (v) a sale, lease or exchange of all or substantially all of our property, other than in the ordinary course of business, and (vi) where a court order permits a shareholder to dissent in connection with an application to the court for an order approving an arrangement.

However, a shareholder is not entitled to dissent if an amendment to our articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy, unless otherwise authorized by the court.

Under the OBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of our Company which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder’s interests.

Anti-Takeover and Ownership Provisions	Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a Delaware corporation from engaging in a “business combination” (as defined in Section 203) with a holder of 15% or more of the corporation’s voting stock for a period of three years after the date of the transaction in which the interested stockholder became an interested stockholder, except as otherwise provided in Section 203.

While the OBCA does not contain specific anti- takeover provisions with respect to “business combinations”, roles and policies of certain Canadian securities regulatory authorities, including Multilateral Instrument 61-101, contain requirements in connection with, among other things, “related party transactions” and “business combinations”, including, among other things, any transaction by which an issuer directly or indirectly engages in the following with a related party: acquires, sells, leases or transfers an asset, acquires the related party, acquires or issues treasury securities, amends the terms of a security if the security is owned by the related party or assumes or becomes subject to a liability or takes certain other actions with respect to debt.

The term “related party” includes directors, senior officers and holders of more than 10% of the voting rights attached to all outstanding voting securities of the issuer or holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Multilateral Instrument 61-101 requires, subject to certain exceptions, the preparation of a formal valuation relating to certain aspects of the transaction and more detailed disclosure in the proxy material sent to shareholders in connection with a related party transaction including related to the valuation. Multilateral Instrument 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction unless the shareholders, other than the related parties, approve the transaction by a simple majority of the votes cast.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this offering, as a result of the issuance of 4,250,000 Common Shares in this offering, there will be 40,587,967 Common Shares issued and outstanding (41,225,467 Common Shares if the underwriters exercise in full their option to purchase additional Common Shares in this offering).

Of the total number of our Common Shares to be issued and outstanding upon completion of this offering:

•

4,250,000 Common Shares are being offered and sold in this offering (4,887,500 Common Shares if the underwriters exercise in full their option to purchase 637,500 additional Common Shares in this offering). These Common Shares will be freely transferable without restriction or further registration under the Securities Act, except that any Common Shares acquired or held by our “affiliates” (as that term is defined in Rule 144 under the Securities Act) will be subject to the volume limitations and other restrictions of Rule 144 described below;

•

2,529,676 Common Shares were sold and issued in our Regulation A Offering, which closed on August 2, 2022. These Common Shares are freely transferable without restriction or further registration under the Securities Act, except that any Common Shares acquired or held by our affiliates will be subject to the volume limitations and other restrictions of Rule 144 described below; and

•

the remaining Common Shares were sold and issued by us in private transactions in reliance upon exemptions from registration under the Securities Act, and have not been registered for resale. These Common Shares are “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act), and cannot be sold by the holders thereof unless such sales are registered under the Securities Act pursuant to an effective registration statement filed by us, or made in reliance upon an applicable exemption from registration under the Securities Act, including the exemption contained in Rule 144 described below.

Additionally, certain of the outstanding Common Shares described above are subject to lock-up agreements, as described below under “—Lock-Up Agreements”.

Prior to this offering, no public market existed for our Common Shares. Although we have applied to list our Common Shares on the NYSE, an active trading market for our Common Shares may not develop or, if one develops, it may not be sustained following this offering. No assurance can be given as to the likelihood that an active trading market for our Common Shares will develop, the liquidity of any such market, the ability of our shareholders to sell their Common Shares, or the prices that our shareholders may obtain for any of their Common Shares. No prediction can be made as to the effect, if any, that future sales of our Common Shares, or the availability of our Common Shares for future sale, will have on prevailing market prices from time to time. Sales of substantial amounts of our Common Shares following this offering, or the perception that such sales could occur, may adversely affect prevailing market prices of our Common Shares. See “Risk Factors—Risks Related to this Offering and our Common Shares.”

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, each of our directors and executives, and each of our shareholders that holds at least 5% of our outstanding Common Shares immediately prior to this offering, has agreed, subject to certain specified exceptions, not to, for a period of 365 days following the date of this prospectus, directly or indirectly:

•

offer, sell, contract or grant any option to sell (including any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-l(h) under the Exchange Act, or otherwise dispose of, any Common Shares, options or warrants to acquire Common Shares, or securities exchangeable or exercisable for or convertible into Common Shares currently or hereafter owned either of record or beneficially;

•

enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of Common Shares, or securities exchangeable or exercisable for or convertible into Common Shares; or

•	publicly announce an intention to do any of the foregoing;

without the prior written consent of Cantor Fitzgerald & Co., as a representative of the underwriters in this offering. However, 50% of the Common Shares that are subject to the lock-up described above will be released from such lock-up, if (i) at least 180 days from the date of this prospectus have elapsed, and (ii) at any point prior to such release, the 20-day volume-weighted average price of the Common Shares was at least 30% greater than the initial public offering price per share set forth on the cover of this prospectus.

In addition, we have agreed, subject to certain exceptions, that, for a period of 180 days from the date of this prospectus, we will not offer, sell, contract to sell, grant any option for the sale of, issue, pledge, transfer, or otherwise dispose of any Common Shares, or publish our intention to do any of the foregoing.

See also “Underwriting—No Sales of Similar Securities.”

Rule 144

In general, under Rule 144 under the Securities Act (which we refer to as “Rule 144”) as currently in effect, beginning 90 days after the date of this prospectus, a shareholder who beneficially own shares considered to be restricted securities under Rule 144, who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned such restricted securities for at least six months (including the holding period of any prior shareholder other than an affiliate of ours), would be entitled to sell those shares; provided that current public information about us is available. Additionally, under Rule 144, if such shareholder has beneficially owned those shares for at least one year (including the holding period of any prior shareholder other than an affiliate of ours), such shareholder would be entitled to sell those shares without regard to the requirements and conditions of Rule 144, including whether current public information about us is available.

Beginning 90 days after the date of this prospectus, an affiliate of ours who has beneficially owned our Common Shares for at least six months is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the aggregate number of Common Shares then outstanding, which will equal approximately 405,880 Common Shares immediately after this offering (412,255 shares if the underwriters exercise in full their option to purchase 637,500 additional Common Shares in this offering), and (ii) the average weekly trading volume of our Common Shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale; provided that current public information about us is available and such affiliate complies with the other requirements and conditions of Rule 144 relating to manner of sale and notice. To the extent that an affiliate of ours sells our Common Shares, other than pursuant to Rule 144 or an effective registration statement under the Securities Act, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer of such shares from such affiliate.

Upon expiration of the lock-up agreements described above under “—Lock-Up Agreements”, substantially all of our outstanding Common Shares will either be unrestricted or will be eligible for sale under Rule 144, subject to the volume limitations and additional requirements and conditions under Rule 144 applicable to our affiliates as described above. We cannot estimate the number of Common Shares that our existing shareholders will elect to sell following this offering.

Rule 701

In general, under Rule 701 of the Securities Act (which we refer to as “Rule 701”) as currently in effect, an employee, consultant or advisor who is not an affiliate of ours, and who purchased or purchases, pursuant to an offer made or option granted prior to the date of this prospectus, Common Shares from us pursuant to a written compensatory plan or other written agreement in accordance with Rule 701, is eligible, beginning 90 days after the date of this prospectus, to resell such Rule 701 Common Shares in reliance on Rule 144, but without compliance with the holding period, public information, volume limitation, and notice requirements of Rule 144. Additionally, under Rule 701, an employee, consultant or advisor who is an affiliate of ours, and who purchased or purchases Rule 701 Common Shares, is eligible, beginning 90 days after the date of this prospectus, to resell such Rule 701 Common Shares in reliance on Rule 144, but without compliance with the holding period requirements of Rule 144.

2024 Incentive Compensation Plan

Under our 2024 Incentive Compensation Plan, the total number of our Common Shares that is reserved and available for awards is equal to 15% of the total number of our Common Shares issued and outstanding as of the date of grant of an award, less the aggregate number of our Common Shares which have become subject to outstanding awards granted under our 2024 Incentive Compensation Plan as of such date. Immediately following this offering, we expect to have an aggregate of 2,088,195 Common Shares reserved and available for awards under our 2024 Incentive Compensation Plan. For a description of our Incentive Compensation Plan, see “Executive and Director Compensation—2024 Incentive Compensation Plan”.

Following the completion of this offering, we intend to file a registration statement on Form S-8, which will become effective automatically upon filing, to register the total number of our Common Shares that may be issued under our 2024 Incentive Compensation Plan. These shares will be freely tradable and immediately available for sale in the open market following their issuance, subject to the volume limitations and additional requirements and conditions under Rule 144 applicable to our affiliates, and applicable restrictions imposed by our insider trading policy, and unless they are subject to the lock-up agreements described under “—Lock-Up Agreements” above, in which case, after the expiration of such lock-up agreements.

Registration Statements on Form S-8

Following the completion of this offering, we intend to file registration statements on Form S-8, which will become effective automatically upon filing, (i) to register the total number of our Common Shares underlying stock options previously granted to our directors and executives under our Stock Option Plan, and (ii) to register the total number of our Common Shares underlying DSUs previously granted to certain of our directors and executives under our Deferred Share Unit Plan. These shares will be freely tradable and immediately available for sale in the open market following their issuance, subject to the volume limitations and additional requirements and conditions under Rule 144 applicable to our affiliates, and applicable restrictions imposed by our insider trading policy, and unless they are subject to the lock-up agreements described under “—Lock-Up Agreements” above, in which case, after the expiration of such lock-up agreements.

Underwriters’ Warrants

We have agreed to issue to the underwriters, upon the closing of this offering, the Underwriters’ Warrants, which are exercisable for the number of our Common Shares equal to 5% of the total number of Common Shares sold in this offering. The Underwriters’ Warrants will be exercisable, in whole or in part, from time to time after six months following the date of this prospectus, and will expire on the date that is two years following the date of this prospectus. The Underwriters’ Warrants and the Common Shares issuable upon exercise of the Underwriters’ Warrants are also being registered under the registration statement of which this prospectus forms a part. See “Underwriting—Underwriters’ Warrants.”

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL MATTERS RELATING TO SHARE TRANSFER RESTRICTIONS THAT MAY BE OF IMPORTANCE TO A PROSPECTIVE INVESTOR. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN LEGAL ADVISOR REGARDING THE PARTICULAR SECURITIES LAWS AND TRANSFER RESTRICTION CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF OUR COMMON SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the ownership or disposition of our Common Shares. You should consult your tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any local, state, foreign (including Canada and Brazil), or other taxing jurisdiction.

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Shares by a U.S. Holder (as defined below) that acquires our Common Shares in this offering. This summary is for general information purposes only and does not purport to be a complete discussion of all potential tax considerations that may be relevant to a particular person’s decision to acquire our Common Shares.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the regulations promulgated under the Code (which we refer to as the “U.S. Treasury Regulations”), the income tax treaty between Canada and the United States (which we refer to as the “Treaty”), published rulings of the U.S. Internal Revenue Service (which we refer to as the “IRS”), published administrative positions of the IRS, and U.S. court decisions that are applicable, in each case, as in effect and available as of the date hereof. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. We have not requested a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below and, as a result, the IRS could disagree with portions of this discussion.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust (i) the administration of which is subject to the primary supervision of a court within the United States and which has one or more U.S. persons, as described in Section 7701(a)(30) of the Code, who have the authority to control all substantial decisions of the trust, or (ii) that has validly elected to be treated as a U.S. person by electing to apply Section 7701(a)(30) of the Code to the trust.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds our Common Shares, the U.S. federal income tax consequences to such partnership and its partners of the ownership and disposition of our Common Shares generally will depend in part on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such partner or partnership. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their tax advisors regarding the U.S. federal income tax consequences of the ownership and disposition of our Common Shares.

This discussion applies only to a U.S. Holder that holds our Common Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Unless otherwise provided, this summary does not discuss reporting requirements. In addition, this discussion does not address any tax consequences other than the certain U.S. federal income tax consequences explicitly discussed below, such as U.S. state and local tax consequences, U.S. estate and gift tax consequences, and non-U.S. tax consequences, and does not describe all of the U.S. federal income tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including alternative minimum tax consequences, the Medicare tax on certain net investment income, and tax consequences to holders that are subject to special provisions under the Code, including, but not limited to, holders that:

•	are tax exempt organizations, qualified retirement plans, individual retirement accounts, or other tax deferred accounts;

•	are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies;

•	are brokers or dealers in securities or currencies or holders that are traders in securities that elect to apply a mark-to-market accounting method;

•	have a “functional currency” for U.S. federal income tax purposes that is not the U.S. dollar;

•	own our Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquire our Common Shares in connection with the exercise of employee stock options or otherwise as compensation for services;

•	are partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such partnerships and entities);

•	are required to accelerate the recognition of any item of gross income with respect to our Common Shares as a result of such income being recognized on an applicable financial statement;

•	own or will own (directly, indirectly, or constructively) 10% or more of our total combined voting power or value;

•	are controlled foreign corporations;

•	are passive foreign investment companies;

•

hold our Common Shares in connection with trade or business conducted outside of the United States or in connection with a permanent establishment or other fixed place of business outside of the United States; or

•	are former U.S. citizens or former long-term residents of the United States.

Except as otherwise noted, this summary assumes that our Company and Potássio do Brasil Ltda. will each likely be classified as a passive foreign investment company (which we refer to as a “PFIC”) for U.S. federal income tax purposes for the current taxable year and the foreseeable future. A non-U.S. entity’s possible status as a PFIC must be determined annually and therefore may be subject to change. If our Company or Potássio do Brasil Ltda. is a PFIC for any taxable year during which a U.S. Holder owns our Common Shares, certain materially adverse U.S. federal income tax consequences could result for such U.S. Holder.

Each U.S. Holder is urged to consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S. and other tax considerations of the ownership and disposition of our Common Shares.

U.S. Holders should consult their tax advisors regarding any reporting obligations that may arise with respect to the acquisition, ownership or disposition of our Common Shares. Failure to company with applicable reporting requirements could result in substantial penalties.

The foregoing discussion of certain U.S. federal income tax considerations is for general information only and is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Common Shares. U.S. Holders should consult their tax advisors concerning the tax consequences applicable to their particular situations.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

Taxation of Distributions to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividends, the amount of any distribution (including a deemed distribution) of cash or other property (other than certain distributions of our shares or rights to acquire our shares) paid on our Common Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions (including deemed distributions) in excess of such earnings and profits generally will be applied against and reduce a U.S. Holder’s basis in the Common Shares held by such U.S. Holder (but not below zero) and, to the extent in excess of such basis, will be treated as capital gain from the sale or exchange of such Common Shares (the treatment of which is described under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares to U.S. Holders” below). Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, we expect that distributions, if issued, will generally be reported to U.S. Holders as dividends.

Dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to individuals and other non-corporate U.S. Holders, dividends generally will be taxed at the lower applicable long-term capital gains rate (see “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares to U.S. Holders” below) applicable to “qualified dividend income”, provided that certain conditions are satisfied, including that (i) our Common Shares on which the dividends are paid are readily tradable on an established securities market in the United States or we are eligible for the benefits of the U.S.-Canada income tax treaty (which we refer to as the “Treaty”), and (ii) we are not a PFIC (nor treated as such with respect to a U.S. Holder) at the time the dividend was paid or in the previous year. If such requirements are not satisfied, a dividend paid by a non-U.S. corporation to a U.S. Holder will be taxed at ordinary income tax rates. U.S. Holders should consult their tax advisors regarding the availability of such lower rate for any dividends paid with respect to our Common Shares.

For U.S. foreign tax credit purposes, dividends paid on our Common Shares generally will be treated as foreign source income and generally will constitute passive category income. The amount of a dividend will include any amounts withheld by us in respect of Canadian income taxes. Subject to applicable limitations, some of which vary depending upon the U.S. Holder’s particular circumstances, Canadian income taxes withheld from dividends on our Common Shares, at a rate not exceeding any reduced rate pursuant to the Treaty, may be creditable against such U.S. Holder’s U.S. federal income tax liability. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Canadian income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are very complex. For example, certain Treasury Regulations provide that, in the absence of an election to apply the benefits of an applicable income tax treaty, foreign income taxes generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met with respect to any tax, and, accordingly, no assurance can be given that any Canadian income taxes withheld from dividends paid on our Common Shares will be a creditable tax. Recent notices from the IRS provide temporary relief from such Treasury Regulations for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance), provided certain requirements are satisfied. and U.S. Holders should consult their tax advisers regarding the creditability or deductibility of foreign taxes in their particular circumstances, including, without limitation, the effects of any applicable income tax treaties, any proposed or final Treasury Regulations, and IRS guidance.

The amount of any dividend paid in Canadian dollars will equal the U.S. dollar value of the Canadian dollars received by such U.S. Holder, calculated by reference to the exchange rate in effect on the date the dividend is received, in the case of our Common Shares, regardless of whether the Canadian dollars are converted into U.S. dollars. If the Canadian dollars received as a dividend are converted into U.S. dollars on the date of receipt, a U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income. If the Canadian dollars received as a dividend are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt. Any gain or loss realized on a subsequent conversion or other disposition of the Canadian dollar will be treated as U.S. source ordinary income or loss.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Common Shares to U.S. Holders

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize a capital gain or loss on the sale or other taxable disposition of our Common Shares. The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition, and (ii) such U.S. Holder’s adjusted tax basis in the Common Shares so disposed of. A U.S. Holder’s adjusted tax basis in the Common Shares held by such U.S. Holder generally will equal the U.S. Holder’s acquisition cost reduced by any prior distributions treated as a return of capital.

Any capital gain or loss recognized generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder may be taxed at rates of taxation lower than the rates applicable to ordinary income and short-term capital gains, while short-term capital gains are subject to U.S. federal income tax at the rates applicable to ordinary income. The deductibility of capital losses is subject to various limitations.

Any gain or loss recognized by a U.S. Holder will generally be U.S. source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to use the foreign tax credit arising from any non-U.S. tax imposed on the disposition of Common Shares unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. U.S. Holders are advised to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of Common Shares, including the availability of the foreign tax credit under its particular circumstances and the effects of any applicable income tax treaties, any proposed or final Treasury Regulations, and IRS guidance.

Passive Foreign Investment Company (“PFIC”) Rules

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of assets giving rise to passive income. Cash is generally a passive asset for these purposes.

Although PFIC status is determined annually, an initial determination that a non-U.S. corporation is a PFIC generally will apply for subsequent years to a U.S. Holder who held its stock while it was a PFIC, whether or not it meets the test for PFIC status in those subsequent years. U.S. Holders of our Common Shares should be aware that, based on our current business plans and financial expectations, we expect that we and Potássio do Brasil Ltda. each will be classified as a PFIC for the current taxable year, may have been a PFIC in prior taxable years, and may be a PFIC in future taxable years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Common Shares and such U.S. Holder did not make either a timely mark-to-market election or a qualified electing fund (which we refer to as “QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Common Shares, as described below, such U.S. Holder generally will be subject to special rules with respect to (i) any gain recognized by such U.S. Holder on the sale or other disposition of our Common Shares (which may include gain realized by reason of transfers of our Common Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes), and (ii) any “excess distribution” made to such U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of such U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our Common Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Common Shares held by such U.S. Holder). Under these special tax rules:

•	such U.S. Holder’s gain or excess distribution will be allocated ratably over such U.S. Holder’s holding period for the Common Shares held by such U.S. Holder;

•

the amount allocated to such U.S. Holder’s taxable year in which such U.S. Holder recognized the gain or received the excess distribution, or to the period in such U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of such U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to such U.S. Holder without regard to such U.S. Holder’s other items of income and loss for such year; and

•

an additional amount equal to the interest charge generally applicable to underpayments of tax will be imposed on such U.S. Holder with respect to the tax attributable to each such other taxable year of such U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may be able to avoid application of the PFIC tax consequences described above with respect to our Common Shares by making a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge. If we determine that we are classified as a PFIC for a taxable year, we currently intend to provide the information necessary for a U.S. Holder to make a QEF election with respect to our Company and each lower-tier PFIC that we control, which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs.

Alternatively, if a U.S. Holder, at the close of such U.S. Holder’s taxable year, owns shares in a PFIC that are treated as marketable stock, such U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If such U.S. Holder makes a valid mark-to-market election for the first taxable year of such U.S. Holder in which such U.S. Holder holds (or is deemed to hold) our Common Shares and for which we are determined to be a PFIC, such U.S. Holder generally will not be subject to the PFIC rules described above with respect to the Common Shares held by such U.S. Holder. Instead, in general, such U.S. Holder will include as ordinary income in each taxable year the excess, if any, of the fair market value of the Common Shares held by such U.S. Holder at the end of such U.S. Holder’s taxable year over such U.S. Holder’s adjusted basis in such Common Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. Such U.S. Holder also generally will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis in such Common Shares over the fair market value of such Common Shares at the end of such U.S. Holder’s taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). Such U.S. Holder’s basis in such Common Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of such Common Shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the SEC or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years, unless our Common Shares ceased to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consented to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Common Shares under their particular circumstances.

If we are or become a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC, or U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. Additionally, we may not hold a controlling interest in any such lower-tier PFIC, and, therefore, there can be no assurance that we will be able to cause such lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (or any successor form), whether or not a QEF or mark-to-market election is made, and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS (potentially including with respect to items that do not relate to a U.S. Holder’s investment in our Common Shares).

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Common Shares should consult their tax advisors concerning the application of the PFIC rules to our Common Shares under their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends or sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient, or (ii) in the case of backup withholding, the U.S. Holder provides a correct U.S. taxpayer identification number and certifies that it is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding rules will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. U.S. Holders of our Common Shares should consult their tax advisors regarding the information reporting and backup withholding rules in their particular circumstances and the availability of and procedures for obtaining an exemption from backup withholding.

Reporting Obligations for Certain Owners of Foreign Financial Assets

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement, and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Furthermore, certain U.S. Holders who are individuals and certain entities will be required to report information with respect to such U.S. Holder’s investment in “specified foreign financial assets” on IRS Form 8938

(Statement of Specified Foreign Financial Assets), subject to certain exceptions. Specified foreign financial assets generally include any financial account maintained with a non-U.S. financial institution and should also include our Common Shares if they are not held in an account maintained with a U.S. financial institution. Persons who are required to report specified foreign financial assets and fail to do so may be subject to substantial penalties, and the period of limitations on assessment and collection of U.S. federal income taxes may be extended in the event of a failure to comply. Potential investors are urged to consult their tax advisors regarding the foreign financial asset and other reporting obligations and their application to an investment in our Common Shares.

The discussion of reporting obligations set forth above is not intended to constitute an exhaustive description of all reporting obligations that may apply to a U.S. Holder. A failure to satisfy certain reporting obligations may result in an extension of the period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting obligation. Penalties for failure to comply with these reporting obligations are substantial. U.S. Holders should consult with their tax advisors regarding their reporting obligations under these rules, including the requirement to file an IRS Form 8938.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated    , 2024, between us and Cantor Fitzgerald & Co., 499 Park Avenue, New York, New York 10022, and Banco Bradesco BBI S.A., Avenida Juscelino Kubitschek, 1309, 10th Floor, 04543-011 São Paulo, São Paulo, Brazil, as the representatives (which we refer to as the “Representatives”) of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of Common Shares shown opposite its name below:

Underwriter	Number of Common Shares
Cantor Fitzgerald & Co.
Banco Bradesco BBI S.A.
Freedom Capital Markets
Roth Capital Partners, LLC
Clarksons Securities, Inc.

Total	4,250,000

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and the approval of certain legal matters by their counsel. The underwriting agreement provides for a firm commitment underwriting, and the underwriters will purchase all of the Common Shares shown in the table above if any of them are purchased. The Representatives have advised us that the underwriters propose to offer the Common Shares to the public at the initial public offering price set forth on the cover page of this prospectus.

The underwriters are offering the Common Shares subject to their acceptance of the Common Shares from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public, and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Bradesco Securities, Inc. will act as agent of Banco Bradesco BBI S.A. for sales of our Common Shares in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make any sales of our Common Shares in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities, Inc. are affiliates of Banco Bradesco S.A.

This offering is being made concurrently in the United States and in each of the provinces and territories in Canada, other than Quebec. The underwriters are not registered as investment dealers in any Canadian jurisdiction, and, accordingly, will only sell our Common Shares in connection with this offering in the United States, and will not, directly or indirectly, sell or solicit offers to purchase any Common Share in Canada. Our Common Shares will be offered in the United States through those underwriters who are registered to offer the Common Shares for the sale in the United States and such other registered dealers as may be designated by the underwriters. Subject to applicable law, the underwriters, or such other registered dealers or other entities outside the United States and Canada that are affiliates of the underwriters as may be designated by the underwriters, may offer our Common Shares outside of the United States and Canada. In Canada, the Common Shares are to be taken up by the underwriters, if at all, on or before a date not later than 42 days after the date of this prospectus.

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for a period of 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to an aggregate of 637,500 additional

Common Shares from us at the initial public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional Common Shares approximately proportionate to that underwriter’s initial purchase commitment as indicated in the table above.

Discounts and Commissions and Expenses

The Representatives have advised us that they propose to offer our Common Shares to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $    per Common Share. The Representatives may allow, and certain dealers may reallow, a discount from the concession not in excess of $    per Common Share to certain brokers and dealers.

The following table shows the public offering price, the underwriting discounts and commissions that we will pay to the underwriters, and the proceeds to us, before expenses, in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional Common Shares.

	Per Common Share		Total
	No Exercise of Option to Purchase Additional Common Shares	Full Exercise of Option to Purchase Additional Common Shares	No Exercise of Option to Purchase Additional Common Shares	Full Exercise of Option to Purchase Additional Common Shares
Public offering price	$	$	$	$
Underwriting discounts and commissions(1)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)

The underwriting discounts and commissions reflected in this table do not include (i) the issuance by us of the Underwriters’ Warrants to the underwriters (see “—Underwriters’ Warrants” below), or (ii) the reimbursement by us of certain expenses as described below.

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $    . We have also agreed to reimburse the underwriters up to $    for certain of their out-of-pocket expenses reasonably incurred in connection with this offering, including the reasonable and documented fees of certain of their counsels, which reimbursed fees are deemed by FINRA to be underwriting compensation for this offering.

Determination of Offering Price

Prior to this offering, there has been no public market for our Common Shares. The initial public offering price per share of our Common Shares offered in this offering was negotiated between us and the Representatives. Factors considered in determining the initial public offering price of our Common Shares include:

•	the history and prospects of other mining companies, and prior offerings of equity securities of those companies;

•	our prospects for the successful development and construction of the Autazes Project, including successfully developing and commencing our mining operations;

•	an assessment of our management and its experience in the mining industry;

•	our capital structure;

•	general conditions of the securities markets at the time of this offering; and

•	other factors we and the Representatives deemed relevant.

Neither we nor the underwriters can assure investors that an active trading market will develop for our Common Shares or that our Common Shares will trade in the public market at or above the initial public offering price. The initial public offering price of our Common Shares in this offering may not accurately reflect the value of our Common Shares, and may not be realized upon any subsequent disposition of the shares.

Cantor Fitzgerald & Co.’s Right of First Refusal

Until nine months from the closing date of this offering, Cantor Fitzgerald & Co. will have a right of first refusal (which we refer to as the “Right of First Refusal”) to act as a managing underwriter, initial purchaser, or placement agent for any offering of our equity securities, with an equity offering size of at least $25 million (which we refer to as a “Subsequent Equity Financing”), in each case with Cantor Fitzgerald & Co. acting as an active book running manager and receiving 20% of the aggregate gross spread or fees from any such Subsequent Equity Financing. Pursuant to FINRA Rule 5110, the Right of First Refusal is deemed by FINRA to be underwriting compensation for this offering, the value of which will be 1% of the proceeds from this offering.

Underwriters’ Warrants

We have agreed to issue to the underwriters, upon the closing of this offering, warrants exercisable for the number of our Common Shares equal to 5% of the total number of Common Shares sold in this offering (which we refer to as the “Underwriters’ Warrants”). The Underwriters’ Warrants will be exercisable at an exercise price equal to 130% of the initial public offering price of the Common Shares sold in this offering. Subject to FINRA Rule 5110(e)(1), the Underwriters’ Warrants will be exercisable, in whole or in part, from time to time after six months following the date of this prospectus, until the expiration of the Underwriters’ Warrants on the date that is two years following the date of this prospectus. The Underwriters’ Warrants and the Common Shares issuable upon exercise of the Underwriters’ Warrants are also being registered under the registration statement of which this prospectus forms a part, and this prospectus also relates to the Common Shares issuable upon exercise of the Underwriters’ Warrants. Additionally, the Underwriters’ Warrants provide for certain additional registration rights, including a one-time demand registration right at our expense and unlimited piggyback rights, with such registration rights expiring five years following the date of this prospectus.

In addition, pursuant to FINRA Rule 5110, the Underwriters’ Warrants and the Common Shares underlying the Underwriters’ Warrants are deemed by FINRA to be underwriting compensation for this offering, and, as such, they will be subject to lock-up restrictions, as required by FINRA Rule 5110(e)(1), and may not be sold during this offering, or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the date of effectiveness of the registration statement of which this prospectus forms a part or the commencement of sales under this offering, except as provided in FINRA Rule 5110(e)(2).

The exercise price and the number of Common Shares issuable upon exercise of the Underwriters’ Warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend, or recapitalization, reorganization, merger or consolidation. You should review a copy of the form of the Underwriters’ Warrants, which is included as Exhibit 4.2 to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Underwriters’ Warrants.

Listing

We have applied for the listing of our Common Shares on the NYSE under the symbol “GRO”.

No Sales of Similar Securities

We, each of our directors and executives, and each of our shareholders that holds at least 5% of our outstanding Common Shares immediately prior to this offering, have agreed, subject to certain specified exceptions, not to, (i) for a period of 365 days following the date of this prospectus in the case of our directors and executives, and our shareholders that hold at least 5% of our outstanding Common Shares immediately prior to this offering, and (ii) for a period of 180 days following the date of this prospectus in the case of our Company, directly or indirectly:

•

offer, sell, contract or grant any option to sell (including any short sale), issue (in the case of our Company), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule

16a-l(h) under the Exchange Act, or otherwise dispose of, any Common Shares, options or warrants to acquire Common Shares, or securities exchangeable or exercisable for or convertible into Common Shares currently or hereafter owned either of record or beneficially;

•

enter into any swap, hedge or other agreement or transaction that transfers, in whole or in part, the economic consequence of ownership of Common Shares, or securities exchangeable or exercisable for or convertible into Common Shares; or

•	publicly announce an intention to do any of the foregoing, without the prior written consent of Cantor Fitzgerald & Co., as a Representative of the underwriters.

However, in the case of our directors and executives, and our shareholders that hold at least 5% of our outstanding Common Shares immediately prior to this offering, 50% of their Common Shares that are subject to the lock-up described above will be released from such lock-up, if (i) at least 180 days from the date of this prospectus have elapsed, and (ii) at any point prior to such release, the 20-day volume-weighted average price of the Common Shares was at least 30% greater than the initial public offering price per share set forth on the cover of this prospectus (which we refer to as the “Milestone”). If the Milestone is met during the initial 180 days from the date of this prospectus, 50% of their Common Shares subject to the lock-up described above will be released on the 181st day from the date of this prospectus. If the Milestone is met after 180 days have elapsed from the date of this prospectus, 50% of their Common Shares subject to the lock-up described above will be released on the tenth business day following the date the Milestone is met.

In addition, we and each such person subject to the foregoing lock-up restrictions (which we refer to as a “Locked-up Person”) agree that, without the prior written consent of Cantor Fitzgerald & Co., we or such other Locked-up Person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any Common Shares or any security exercisable or exchangeable for or convertible into Common Shares.

The restrictions in the immediately preceding paragraphs do not apply in certain circumstances, including:

(a)	in the case of our directors and executives, and our shareholders that hold at least 5% of our outstanding Common Shares immediately prior to this offering, subject to certain exceptions:

•	transfers in connection with bona fide gifts or bona fide estate planning purposes;

•	transfers to immediate family members, related trusts or legal entities;

•	transfers to any fund or other entity controlling or controlled by such Locked-up Person or by his, her or its affiliate;

•

if such Locked-up Person is a corporation, partnership, limited liability company, trust or other business entity, transfers to another legal entity that is an affiliate of such Locked-up Person or as a distribution to general or limited partners or stockholders or other equity holders of such Locked-up Person;

•	if such Locked-up Person is a trust, transfers to beneficiaries of such trust;

•	transfers by operation of law, including pursuant to a qualified domestic order or in connection with a divorce settlement, divorce decree or separation agreement;

•	transfers by will or intestate succession upon the death of such Locked-up Person;

•	transfers of any Common Shares acquired in the open market after the closing of this offering;

•	exercises of outstanding options or settlements of equity awards pursuant to our 2024 Incentive Compensation Plan or other similar plans;

•	exercises, vestings or settlements of options, deferred share units, warrants or other rights to purchase or acquire any Common Shares;

•

transfers in connection with bona fide third-party tender offers, mergers, consolidations, or other similar transactions that are approved by our board of directors, offered to all our shareholders, and involve a change of control in our Company; and

•	the establishment of, but not sales under, Rule 10b5-1 trading plans; and

(b)	in the case of our Company, in connection with:

•	certain issuances of our Common Shares or related securities in connection with our 2024 Incentive Compensation Plan or other similar plans;

•	issuances of our Common Shares upon the exercise of warrants outstanding as of the date of this prospectus;

•

issuances of up to 10% of our Common Shares outstanding as of immediately following the completion of this offering in connection with certain acquisitions, joint ventures, and similar strategic transactions by our Company; and

•	the filing of any Registration Statements on Form S-8.

Cantor Fitzgerald & Co. may, in its sole discretion and at any time or from time to time before the end of the (i) 365-day period in the case of our directors and executives, and our shareholders that hold at least 5% of our outstanding Common Shares immediately prior to this offering, and (ii) 180-day period in the case of our Company, release all or any portion of the securities subject to lock-up agreements.

Market Making, Stabilization and Other Transactions

The underwriters may make a market in our Common Shares as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time in their sole discretion without notice. Accordingly, no assurance can be given as to the liquidity of the trading market for our Common Shares, that you will be able to sell any of the Common Shares held by you at a particular time, or that the prices that you receive when you sell will be favorable.

The underwriters have advised us that they may engage, pursuant to Regulation M under the Exchange Act, in short sale transactions, stabilizing transactions, syndicate covering transactions, or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of our Common Shares at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve “covered” short sales, which are sales made in an amount not greater than the underwriters’ option to purchase additional Common Shares in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional Common Shares or purchasing Common Shares in the open market. In determining the source of Common Shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional Common Shares.

A stabilizing bid is a bid for the purchase of Common Shares on behalf of the underwriters for the purpose of fixing or maintaining the price of the Common Shares. A syndicate covering transaction is the bid for, or the purchase of, Common Shares on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover syndicate short sales may have the effect of raising or maintaining the market price of our Common Shares or preventing or retarding a decline in the market price of our Common Shares. As a result, the price of our Common Shares may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the Common Shares originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Shares. The underwriters are not obligated to engage in any of these activities and, if commenced, may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or on web sites or through online services maintained by one or more of the underwriters, selling group members (if any), or their respective affiliates. The underwriters may agree with us to allocate a specific number of Common Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the respective web sites of the underwriters and any information contained in any other web sites maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters, and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their respective affiliates are full service financial institutions engaged in a wide range of activities for their own accounts and the accounts of their customers, which may include, among other things, corporate finance, mergers and acquisitions, merchant banking, equity and fixed income sales, trading and research, derivatives, foreign exchange, futures, asset management, custody, clearance, and securities lending. The underwriters and certain of their respective affiliates have performed, and may in the future perform, from time to time, various investment banking and financial advisory services for us and our affiliates, for which the underwriters and such respective affiliates received or will receive customary fees and expenses.

In addition, in the ordinary course of their respective businesses, the underwriters and their respective affiliates may, directly or indirectly, hold long or short positions, trade and otherwise conduct such activities in or with respect to debt or equity securities and/or bank debt of, and/or derivative products. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities or instruments.

Stamp Taxes

If you purchase any of our Common Shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Notice to Investors

This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which any such an offer or solicitation is not authorized, (ii) in which any person making any such offer or solicitation is not qualified to do so, or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the securities or possession or distribution of this prospectus or any other offering or publicity material relating to the securities in any country or jurisdiction (other than the United States and Canada) where any such action for that purpose is required. Accordingly, each of the underwriters has undertaken that it will not, directly or indirectly, offer or sell any securities or have in its possession, distribute or publish any prospectus, form of application, advertisement, or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations, and that all offers and sales of securities by it will be made on the same terms.

Abu Dhabi Global Market

This prospectus relates to an “exempt offer” as that term is defined in Rule 4.3.1 of the Markets Rulebook of the Financial Services Regulatory Authority (which we refer to as the “FSRA”). This prospectus is intended for distribution only to persons of a type specified in 4.3.1 of the FSRA Markets Rulebook. It must not be delivered to, or relied on by, any other person. The FSRA has no responsibility for reviewing or verifying any documents in connection with exempt offers. The FSRA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. Our Common Shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our Common Shares offered by this prospectus should conduct their own due diligence on our Common Shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

This document does not constitute a prospectus, product disclosure statement, or other disclosure document under the Corporations Act 2001 (Cth) of Australia (which we refer to as the “Corporations Act”). This document has not been lodged with the Australian Securities & Investments Commission and is only directed to the categories of exempt persons set out below. Accordingly, if you receive this document in Australia:

You confirm and warrant that you are:

•	a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

•

a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to our Company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made; or

•	a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

To the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance.

You warrant and agree that you will not offer any of the Common Shares issued to you pursuant to this document for resale in Australia within 12 months of those securities being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Brazil

The offer and sale of the Common Shares will not be carried out by any means that would constitute a public offering in Brazil under Law No. 6,385, dated December 7, 1976, as amended, or under CVM Resolution (Resolução) No. 160, dated July 13, 2022, as amended (which we refer to as “CVM Resolution 160”). The offer and sale of the Common Shares have not been and will not be registered with the Comissão de Valores Mobiliários in Brazil. The Common Shares may not be offered or sold in Brazil except pursuant to an exemption from the registration requirements of applicable Brazilian securities laws. Any representation to the contrary is untruthful.

The Common Shares may be offered or sold in Brazil only to professional investors, as defined in, and in reliance upon, article 11 of CVM Resolution No. 30, dated May 11, 2021, and article 8, item VI, of CVM Resolution 160. This prospectus is being addressed to the addressee personally, and for its sole benefit. Distribution of this prospectus to any other person other than the addressee specified by the underwriters or such addressee’s affiliates, representatives, or those persons, if any, retained to advise the addressee, and any disclosure of its contents, is prohibited.

Therefore, as this prospectus does not constitute or form part of any public offering to sell, or any solicitation of a public offering to buy, any shares or assets, THIS OFFERING AND THE COMMON SHARES OFFERED HEREBY HAVE NOT BEEN, AND WILL NOT BE, AND MAY NOT BE OFFERED FOR SALE OR SOLD IN BRAZIL EXCEPT IN CIRCUMSTANCES WHICH DO NOT CONSTITUTE A PUBLIC OFFERING OR DISTRIBUTION UNDER BRAZILIAN LAWS AND REGULATIONS. DOCUMENTS RELATING TO THE COMMON SHARES, AS WELL AS THE INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC AS A PUBLIC OFFERING IN BRAZIL, OR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE COMMON SHARES TO THE PUBLIC IN BRAZIL.

Dubai International Financial Centre

This prospectus relates to an “exempt offer” as that term is defined in Article 14(3)(a) of the DIFC Markets Law 2012, as amended, and Rule 2.3 of the Markets Rulebook of the Dubai Financial Services Authority (which we refer to as the “DFSA”). This prospectus is intended for distribution only to persons of a type specified in Rules 2.3.1(a) and 2.3.1(b) of the DFSA Markets Rulebook. This prospectus must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents relating to exempt offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of our Common Shares offered by this prospectus should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

European Economic Area

Neither this prospectus nor any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129, as amended (which we refer to as the “Prospectus Regulation”). This prospectus and any related free writing prospectus, and any offer if made subsequently, is directed only at persons in Member States of the European Economic Area (which we refer to as the “EEA”) who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation. This prospectus and any related free writing prospectus have been prepared on the basis that any offer of our Common Shares in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Common Shares. Accordingly, any person making or intending to make an offer in a Member State of the EEA of our Common Shares which are the subject of the offering contemplated in this prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Brazil Potash Corp. or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither Brazil Potash Corp. nor the underwriters have authorized, nor do they authorize, the making of any offer of our Common Shares in the EEA in circumstances in which an obligation arises for Brazil Potash Corp. or the underwriters to publish a prospectus for such offer.

In relation to each Member State of the EEA (each referred to as a “Relevant State”), no Common Shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the Common Shares which has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that our Common Shares may be offered to the public in that Relevant State at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that, no such offer of our Common Shares shall require Brazil Potash Corp. or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to our Common Shares in any Relevant State means the communication in any form and by any means of sufficient information regarding the terms of the offer and any Common Shares to be offered so as to enable an investor to decide whether or not to purchase or subscribe for any Common Shares. Each person in a Relevant State who acquires any Common Shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with Brazil Potash Corp. and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of our Common Shares being offered to a financial intermediary (as that term is used in Article 5(1) of the Prospectus Regulation), each such financial intermediary will be deemed to have represented, acknowledged and agreed to and Brazil Potash Corp. and the underwriters that the Common Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public, other than their offer or resale in a Relevant State to qualified investors or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither Brazil Potash Corp. nor the underwriters have authorized, nor do they authorize, the making of any offer of our Common Shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of Common Shares contemplated in this document.

Brazil Potash Corp., the underwriters, and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

Hong Kong

No securities have been offered or sold, or will be offered or sold, in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (which we refer to as the “SFO”) and any rules made thereunder; or in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding UP and Miscellaneous Provisions) Ordinance (Cap. 32 of the laws of Hong Kong) (which we refer to as the “C(WUMP)O”), or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No document, invitation or advertisement relating to our Common Shares has been issued or will be issued or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted under the securities laws of Hong Kong), other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968 (which we refer to as the “Israeli Securities Law”), and has not been filed with or approved by the Israel Securities Authority. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of our Common Shares is directed only at, investors listed in the first addendum (which we refer to as the “Addendum”) to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters, venture capital funds, entities with equity in excess of NIS 50 million, and “qualified individuals”, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as “Qualified Investors” (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified Investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same, and agree to it.

Japan

Our Common Shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended) (which we refer to as the “FIEA”), and accordingly the initial purchaser acknowledges and agrees that it will not offer or sell any securities, directly or indirectly, in Japan, or to, or for the account or benefit of, any resident of Japan (which term as used herein means, unless otherwise provided herein, any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan, or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Kazakhstan

This prospectus does not constitute an offer, or an invitation to make offers, to sell, purchase, exchange or otherwise transfer shares in Kazakhstan to or for the benefit of any Kazakhstan person or entity, except for those persons or entities that are capable to do so under the legislation of the Republic of Kazakhstan and any other laws applicable to such capacity of such persons or entities. This prospectus shall not be construed as an advertisement (i.e., information intended for an unlimited group of persons which is distributed and placed in any form and aimed to create or maintain interest in, or promote, our Company and our products, trademarks, works, services and/or our securities) in, and for the purpose of the laws of, Kazakhstan, unless such advertisement is in full compliance with Kazakhstan laws.

Russian Federation

This prospectus or the information contained herein is not an offer, or an invitation to make offers, to sell, purchase, exchange or transfer any securities in the Russian Federation to or for the benefit of any Russian person or entity, and does not constitute an advertisement or offering of any securities in the Russian Federation within the meaning of Russian securities laws. Information contained in this prospectus is not intended for any persons in the Russian Federation who are not “qualified investors”, within the meaning of Article 51.2 of the Federal Law no. 39-FZ dated 22 April 1996 “On the securities market” (as amended) (which we refer to as “Russian QIs”), and must not be distributed or circulated into the Russian Federation or made available in the Russian Federation to any persons who are not Russian QIs, unless and to the extent they are otherwise permitted to access such information under Russian law. Russian legislation may provide for certain additional restrictions on transactions involving securities by Russian persons and entities. A prospective investor who is a Russian person or entity should consult with his, her, or its own legal advisors regarding such restrictions and their applicability to such Russian investor before making an investment in our securities.

Singapore

This document has not been and will not be registered as a prospectus under the Securities and Futures Act, 2001 (which we refer to as the “SFA”) by the Monetary Authority of Singapore, and the offer of our Common Shares in Singapore is made primarily pursuant to the exemptions under Section 274 and 275 of the SFA. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase of, our Common Shares may not be issued, circulated or distributed, nor may our

Common Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore, other than (i) to an institutional investor as defined in Section 4A of the SFA (which we refer to as an “Institutional Investor”) pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA (which we refer to as an “Accredited Investor”) or other relevant person as defined in Section 275(2) of the SFA (which we refer to as a “Relevant Person”) pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA. In the event that you are not an investor falling within any of the categories set out above, please return this document immediately. You may not forward or circulate this document to any other person in Singapore.

It is a condition of the offer that where our Common Shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person which is:

(a)

a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b)	a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor,

securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired the Common Shares, except:

1.

to an Institutional Investor, an Accredited Investor, a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4) of the SFA (in the case of that trust);

2.	where no consideration is or will be given for the transfer;

3.	where the transfer is by operation of law;

4.	as specified in Section 276(7) of the SFA; or

5.	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland

Our Common Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (which we refer to as “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to our Common Shares or this offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to this offering, our Company or our Common Shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of our Common Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (which we refer to as the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of our Common Shares.

United Arab Emirates Outside of the Dubai International Financial Centre and the Abu Dhabi Global Market

This prospectus has not been reviewed, approved, or licensed by the Securities and Commodities Authority (which we refer to as the “SCA”), and does not constitute a public offering of securities in the United Arab Emirates (which we refer to as the “UAE”), as that term is defined in SCA Chairman Resolution No. 13/R.M. of 2021 Concerning the Regulations Manual of the Financial Activities and Status Regularization Mechanisms Rulebook (which we refer to as the “SCA Rulebook”). This prospectus will only be made available on an exempt private offering basis pursuant to Article 6, Chapter 5, of Section 3 of the SCA Rulebook to Professional Investors or Counterparties, as each of the terms is defined in the SCA Rulebook, respectively, or on a reverse solicitation basis. Nothing in this prospectus constitutes the provision of any type of financial service engagement in any of the financial activities set out in Article 1, Chapter 2 of the SCA Rulebook.

The SCA accepts no liability in relation to the marketing, issuance and/or sale of our Common Shares and is not making any recommendation with respect to any investment. Nothing contained in this prospectus is intended to constitute UAE investment, legal, tax, accounting or other professional advice. This prospectus is for the information of prospective investors only, and nothing in this prospectus is intended to endorse or recommend a particular course of action. Prospective investors should consult with an appropriate professional for specific advice rendered on the basis of their situation.

United Kingdom

In the United Kingdom, neither this prospectus nor any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended (which we refer to as the “UK Prospectus Regulation”).

This prospectus and any related free writing prospectus have been prepared on the basis that any offer if made subsequently is directed only at persons in the United Kingdom who are “qualified investors” within the meaning of Article 2(e) of the UK Prospectus Regulation. This prospectus and any related free writing prospectus have been prepared on the basis that any offer of our Common Shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of our Common Shares. Accordingly, any person making or intending to make an offer in the United Kingdom of our Common Shares which are the subject of the offering contemplated in this prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for Brazil Potash Corp. or any of the underwriters to publish a prospectus pursuant to Section 85 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (which we refer to as the “FSMA”), in relation to such offer. Neither Brazil Potash Corp. nor the underwriters have authorized, nor do they authorize, the making of any offer of Common Shares in circumstances in which an obligation arises for Brazil Potash Corp. or the underwriters to publish a prospectus for such offer.

This prospectus and any related free writing prospectus may not be distributed or circulated to any person in the United Kingdom, other than to (i) persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (which we refer to as the “Order”); and (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons collectively being referred to as “relevant persons”). This prospectus and any related free writing prospectus are directed only at relevant persons. Other persons should not act on this prospectus and any related free writing prospectus or any of its contents. This prospectus and any related free writing prospectus are confidential and is being supplied to you solely for your information and may not be reproduced, redistributed or passed on to any other person, or published, in whole or in part, for any other purpose.

No Common Shares have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to our Common Shares which has been approved by the Financial Conduct Authority, except that our Common Shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA;

provided that, no such offer of our Common Shares shall require Brazil Potash Corp. or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA.

For the purposes of this provision, the expression an “offer to the public” in relation to our Common Shares in the United Kingdom means the communication in any form and by any means of sufficient information regarding the terms of the offer and any Common Shares to be offered so as to enable an investor to decide whether or not to purchase or subscribe for any Common Shares and the expression.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the sale or issue of our Common Shares may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to Brazil Potash Corp.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to our Common Shares in, from or otherwise involving the United Kingdom.

Each person in the United Kingdom who acquires any Common Shares in this offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with Brazil Potash Corp. and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.

In the case of any Common Shares being offered to a financial intermediary (as that term is used in Article 5(1) of the UK Prospectus Regulation), each such financial intermediary will be deemed to have represented, acknowledged and agreed to and with Brazil Potash Corp. and the underwriters that the Common Shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public, other than their offer or resale in the United Kingdom to qualified investors or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale. Neither Brazil Potash Corp. nor the underwriters have authorized, nor do they authorize, the making of any offer of our Common Shares through any financial intermediary, other than offers made by the underwriters which constitute the final placement of Common Shares contemplated in this document.

Brazil Potash Corp., the underwriters, and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

EXPENSES RELATED TO THE OFFERING

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions and expenses, payable by us in connection with this offering. All amounts shown are estimates and subject to future contingencies, except the U.S. Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee, and the NYSE entry and listing fee.

Description	Amount
U.S. Securities and Exchange Commission registration fee	$15,720
Financial Industry Regulatory Authority filing fee	$16,475
NYSE entry and listing fee	$325,000
Accounting and audit fees and expenses	$500,000
Legal fees and expenses	$3,900,000
Transfer agent fees and expenses	$25,000
Printing expenses	$600,000
Miscellaneous	$75,000

Total	$5,457,195

LEGAL MATTERS

We are being represented by Greenberg Traurig, P.A. with respect to certain matters of U.S. law, and by Wildeboer Dellelce LLP, Toronto, Ontario, with respect to certain matters of Canadian law. The validity of the Common Shares offered in this offering are being passed upon for us by Wildeboer Dellelce LLP, Toronto, Ontario. The underwriters are being represented by Sidley Austin LLP, New York, New York, with respect to certain matters of U.S. law, and by Bennett Jones LLP, Toronto, Ontario, with respect to certain matters of Canadian law.

EXPERTS

MNP LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of, and for the years ended, December 31, 2023, 2022 and 2021, as set forth in their reports thereon. We have included such consolidated financial statements in this prospectus in reliance on the reports of such firm given on their authority as experts in accounting and auditing. MNP LLP is independent with respect to us in accordance with the U.S. federal securities laws and the applicable rules and regulations of the SEC and the Public Company Accounting Oversight Board on auditor independence. The principal business address of MNP LLP is 50 Burnhamthorpe Road W, Suite 900, Mississauga, Ontario, Canada, L5B 3C2.

Certain portions of the description of the Autazes Project and the Autazes Property were summarized or extracted from the Technical Report, which was prepared by ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH (which we refer to as “ERCOSPLAN”) in accordance with the SEC Mining Modernization Rules. The economic analysis for the Autazes Project in the Technical Report was completed by L&M Assessoria Empresarial (which we refer to as “L&M”), based on information provided by ERCOSPLAN (who was responsible for preparing the production schedule, and the estimated capital and operating costs for the mine, processing plant, infrastructure and port). Portions of the Technical Report have been extracted, summarized and disclosed in this prospectus with the consent of ERCOSPLAN and L&M.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a corporation existing under the laws of the Province of Ontario, Canada. All of our directors and executives reside outside of the United States, and significantly all of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us, or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Canada, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to the offering of our Common Shares pursuant to this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement have been omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about our Company and our Common Shares being offered by this prospectus, we refer you to the registration statement, including all amendments, supplements, exhibits, and schedules thereto. Statements contained in this prospectus regarding the contents of any agreement, contract or other document are not necessarily complete. If an agreement, contract or other document has been filed as an exhibit to the registration statement, please refer to a copy of such agreement, contract or other document that has been filed. Each statement in this prospectus relating to an agreement, contract or other document that is filed as an exhibit to the registration statement is qualified in all respects by reference to the full text of such agreement, contract or other document filed as an exhibit to the registration statement.

You may access and read the registration statement, including the related exhibits and schedules thereto, this prospectus, and any document we file with the SEC at the SEC’s Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public without charge through the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), that are applicable to “foreign private issuers”, and under those requirements, we will file or furnish reports with the SEC. Those reports or other information may be accessed and read at the SEC’s Internet website described above. As a “foreign private issuer”, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchases and sales of our Common Shares. In addition, as a “foreign private issuer”, we are also not subject to the requirements of Regulation Fair Disclosure (also known as “Regulation FD”) promulgated under the Exchange Act. Furthermore, we will not be required under the Exchange Act to file annual or other reports and financial statements with the SEC as frequently or as promptly as U.S. companies that have securities registered under the Exchange Act. As such, we will file with the SEC, within four months after the end of each fiscal year, or such other applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish to the SEC certain other material information under cover of Form 6-K.

Our corporate website is www.brazilpotash.com. After the consummation of this offering, you may go to our website to access our periodic reports and other information that we file or furnish with the SEC as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus or our registration statement of which this prospectus forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Brazil Potash Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Brazil Potash Corp. and its subsidiary (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of loss and other comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2023 and 2022, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023 and 2022, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2023 and 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has continuing operating losses and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Mississauga, Canada

April 19, 2024, except for the share consolidation described in Note 12 and the subsequent events described in Note 20, as to which the date is October 22, 2024.

50 Burnhamthorpe Road West, Suite 900, Mississauga, Ontario, L5B 3C2 T: 416.626.6000 F: 416.626.8650 MNP.ca

Brazil Potash Corp.

Consolidated Statements of Financial Position

(Expressed in U.S. dollars)

As at:	December 31, 2023	December 31, 2022
ASSETS
Current
Cash and cash equivalents (Note 6)	$2,450,239	$11,804,907
Amounts receivable (Note 7)	149,757	167,854
Prepaid expenses (Note 8)	236,329	98,884

Total current assets	2,836,325	12,071,645
Non-current
Property and equipment (Note 9)	1,012,032	936,707
Exploration and evaluation assets (Note 10)	129,298,494	120,216,752

Total assets	$133,146,851	$133,225,104

LIABILITIES
Current
Trade payables and accrued liabilities (Notes 11, 18)	$1,730,103	$1,154,872

Total current liabilities	1,730,103	1,154,872
Non-current
Deferred income tax liability (Note 5)	2,196,087	1,883,661

Total liabilities	3,926,190	3,038,533
Equity
Share capital (Note 12)	242,487,728	235,611,237
Share-based payments reserve (Note 13)	64,280,247	63,924,814
Warrants reserve (Note 14)	604,000	604,000
Accumulated other comprehensive loss	(65,419,483)	(70,332,349)
Deficit	(112,731,831)	(99,621,131)

Total equity	129,220,661	130,186,571

Total liabilities and equity	$133,146,851	$133,225,104

Reporting entity and going concern (Note 1)

Commitments and contingencies (Note 19)

Subsequent events (Note 20)

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Loss and Other Comprehensive Loss

(Expressed in U.S. dollars)

	Year ended December 31, 2023	Year ended December 31, 2022
Expenses
Consulting and management fees (Note 18)	$5,441,156	$2,713,548
Professional fees	1,453,310	2,185,220
Share-based compensation (Notes 13, 18)	4,703,254	24,474,191
Travel expenses	390,531	2,704,879
General office expenses	120,228	183,843
Foreign exchange (gain) loss	(10,552)	62,479
Communications and promotions	1,251,155	398,880

Operating Loss	13,349,082	32,723,040
Finance income	(302,720)	(259,019)

Loss for the year before income taxes	13,046,362	32,464,021
Deferred income tax provision (Note 5)	160,838	155,360

Loss for the year before income taxes	$13,207,200	$32,619,381
Other comprehensive loss:
Items that subsequently may be reclassified into net income:
Foreign currency translation	(4,912,866)	(3,881,076)

Total comprehensive loss for the year	$8,294,334	$28,738,305

Basic and diluted loss per share	$0.37	$0.93
Weighted average number of common shares outstanding—basic and diluted (Note 15)	35,390,543	34,905,633

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Changes in Equity

(Expressed in U.S. dollars)

	Common Shares (Note 12)		Warrants	Share-based payments reserve	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	#	$	$	$	$	$	$
Balance, December 31, 2021	34,596,422	227,154,731	604,000	43,023,258	(74,213,425)	(69,276,058)	127,292,506
Deferred share units	—	—	—	22,996,915	—	—	22,996,915
Deferred share units exercised (Notes 12 and 13(b))	166,667	1,666,668	—	(1,666,668)	—	—	—
Reg A Offering (Note 12)	467,462	7,479,444	—	—	—	—	7,479,444
Share issuance costs (Note 12)	—	(689,606)	—	—	—	—	(689,606)
Option extension (Note 13(a))	—	—	—	657,800	—	(537,800)	120,000
Option grant (Note 13(a))	—	—	—	1,725,617	—	—	1,725,617
Option expiry (Note 13(a))	—	—	—	(2,812,108)	—	2,812,108	—
Net loss and comprehensive income for the year	—	—	—	—	3,881,076	(32,619,381)	(28,738,305)

Balance, December 31, 2022	35,230,551	235,611,237	604,000	63,924,814	(70,332,349)	(99,621,131)	130,186,571

Deferred share units (Note 13(b))	—	—	—	4,650,337	—	—	4,650,337
Deferred share units exercised (Notes 12 and 13(b))	25,000	400,000	—	(400,000)	—	—	—
Option vesting (Note 13(a))	—	—	—	180,587	—	—	180,587
Option exercise (Note 13(a))	330,750	6,476,491	—	(3,978,991)	—	—	2,497,500
Option expiry (Note 13(a))	—	—	—	(96,500)	—	96,500	—
Net loss and comprehensive income for the year	—	—	—	—	4,912,866	(13,207,200)	(8,294,334)

Balance, December 31, 2023	35,586,301	242,487,728	604,000	64,280,247	(65,419,483)	(112,731,831)	129,220,661

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

	Year ended December 31, 2023	Year ended December 31, 2022
	$	$
CASH FLOWS FROM
OPERATING ACTIVITIES
Loss for the year	(13,207,200)	(32,619,381)
Adjustment for:
Finance income	(302,720)	(259,019)
Share-based compensation	4,703,254	24,474,191
Deferred income tax provision	160,838	155,360

	(8,645,828)	(8,248,849)
Change in amounts receivable	19,562	890,292
Change in prepaid expenses	(135,897)	1,784
Change in trade payables and accrued liabilities	565,410	(860,869)

Net cash used in operating activities	(8,196,753)	(8,217,642)

CASH FLOWS FROM
FINANCING ACTIVITIES
Proceeds from Reg A offering, net of share issue costs	—	8,348,378
Option exercise	2,497,500	—

Net cash from financing activities	2,497,500	8,348,378

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of property and equipment	(6,938)	(13,129)
Exploration and evaluation assets	(3,930,790)	(3,716,772)
Finance income	302,720	259,019

Net cash used in investing activities	(3,635,008)	(3,470,882)

Effect of exchange rate changes on cash and cash equivalents	(20,407)	634

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,354,668)	(3,339,512)
CASH AND CASH EQUIVALENTS, beginning of year	11,804,907	15,144,419

CASH AND CASH EQUIVALENTS, end of year	2,450,239	11,804,907

SUPPLEMENTAL INFORMATION:
Depreciation of assets capitalized to exploration and evaluation assets	4,526	3,577
Share-based compensation included in exploration and evaluation assets	127,670	368,341
Change in receivable on Reg A offering	—	(1,558,540)

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

1.	Reporting entity and going concern

Brazil Potash Corp. (the “Company”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation on October 10, 2006. The Company remained inactive until June 16, 2009. On June 18, 2009, the Company’s subsidiary Potássio do Brasil Ltda. (the “Subsidiary”) was incorporated. The principal activity of Brazil Potash Corp. is the exploration and development of potash properties in Brazil. The Company’s head office is located at 198 Davenport Road, Toronto, Ontario, M5R 1J2, Canada.

The consolidated financial statements include the financial statements of the Company and its subsidiary that is listed in the following table:

		% Ownership
	Country of incorporation	December 31, 2023	December 31, 2022
Potassio do Brasil Ltda.	Brazil	100%	100%

The Company received its Preliminary Social and Environmental License (the “LP”) for its potash mining project in Brazil (the “Autazes Project”) from the Amazonas Environmental Protection Institute (“IPAAM”) in July 2015 based on submission of a full Environmental and Social Impact Assessment prepared by the Company and its consultant Golder Associates Inc. (“Golder”) in January 2015. Prior to receiving the LP, the Company and Golder participated in public hearings and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by Fundação Nacional do Índio (“FUNAI”). Despite this work, the Brazil Federal Public Ministry opened a civil investigation in December 2016 that questioned the validity of the Company’s LP based on a motion from a non-governmental organization that the Company’s consultations with indigenous communities were not conducted in compliance with International Labour Organization Convention 169, as Brazil is a signatory to this international convention. As a result of the foregoing investigation, in March 2017, the Company agreed with the court overseeing such investigation, the Brazil Federal Public Ministry, the Brazilian Amazonas Environmental Protection Institute, the Brazilian National Mineral Agency, FUNAI, and representatives of the Mura indigenous people (who make up the over 40 indigenous communities and tribes near the Autazes Project) to suspend its LP and to conduct additional consultations with the local Mura indigenous communities near the Autazes Project in accordance with International Labour Organization 169 (the “March 2017 Suspension Agreement”).

The reinstatement of the Company’s LP is subject to the initiation of additional consultations with the indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169, as per the March 2017 Suspension Agreement. There are two major steps that need to be followed in connection with these consultations. The first step is that the indigenous communities need to determine the means of, and who within their tribes will be involved in, the consultations. The first step has been completed. The second step is the actual consultation process, which initially started in November 2019 but was suspended due to the outbreak of COVID-19. In April 2022, following the lifting of COVID-19 related restrictions, the Company resumed its additional consultations with the Mura indigenous people. Such consultations are being conducted in accordance with International Labour Organization Convention 169 and are currently ongoing.

On September 25, 2023, the Mura indigenous people completed free, prior and informed consultations following United Nations International Labour Organization Convention 169 protocols with over 90% voting in support, based on 94% of the invited tribe’s participating, to permit and construct the Project.

On August 25, 2023, the Company submitted to the Brazilian Amazonas Environmental Protection Institute (IPAAM) our application for the Installation Licenses to ensure that we moved to the next stage of our permitting process, prior to the expiration of our Preliminary Environmental License on August 31, 2023 in accordance with

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

1.	Reporting entity and going concern (continued)

its terms. On October 17, 2023, the Appellate Court accepted the new action from the Attorney General of the State of Amazonas and granted an injunction to suspend the Subsequent Lower Court Decision, therefore reinstating our environmental licensing and allowing it to proceed, as well as clarifying that the Brazilian Amazonas Environmental Protection Institute has jurisdiction over issuing the Company’s licenses.

As of August 2024, the Company has received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Installation Licenses that the Company expects to be required for the construction of the Autazes Project.

Going Concern

The preparation of the consolidated financial statements requires an assessment on the validity of the going concern assumption. The validity of the going concern concept is dependent on financing being available for the continuing working capital requirements of the Company and for the development of the Company’s projects.

The Company incurred a loss of $13,207,200 for the year ended December 31, 2023 ($32,619,381 for the year ended December 31, 2022) and as at December 31, 2023 had an accumulated deficit of $112,731,831 (December 31, 2022—$99,621,131) and working capital of $1,106,222 as at December 31, 2023 (including cash of $2,450,239) (December 31, 2022 – working capital of $10,916,773 (including cash of $11,804,907)).

The Company requires equity capital and/or financing for working capital and exploration and development of its properties as well as to repay its trade payables and current liabilities. As a result of continuing operating losses, the Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and financing to repay its current obligations, finance its exploration and development activities, and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will obtain the necessary financing in order to finance its exploration and development activities or to attain profitable levels of operations. Management has previously been successful in raising the necessary funding to continue operations in the normal course of operations, and during the year ended December 31, 2022, completed Tier 2 offerings pursuant to Regulation A (Regulation A+) under the Securities Act of 1933 (see Note 12).

However, there is no assurance, that the Company will continue to be successful in closing the offering of shares, be successful in raising sufficient financing, or achieve profitable operations, to fund its operating expenses, or the future exploration and development of its properties. This raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the carrying amount, or classification of assets and liabilities, if the Company was unable to continue as a going concern. These adjustments may be material.

On the basis that additional funding as outlined above has and will be received when required, the directors are satisfied that it is appropriate to continue to prepare the consolidated financial statements of the Company on the going concern basis.

2.	Basis of preparation

(a)	Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

The consolidated financial statements were authorized for issue by the Board of Directors on October 22, 2024.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

2.	Basis of preparation (continued)

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis, unless otherwise disclosed.

(c)	Functional and presentation currency

Based on the economic substance of the underlying business transactions and circumstances relevant to the parent, the functional currency of the Company has been determined to be the U.S. dollar, with its subsidiary determining its own functional currency based on its own circumstances. The functional currency of Potássio do Brasil Ltda. has been determined to be the Brazilian Real. The Company’s presentation currency is the U.S. Dollar.

3.	Material accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Basis of consolidation

These consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiary, Potássio do Brasil Ltda., in Brazil as at December 31, 2023.

The Company’s subsidiary is fully consolidated from the date of acquisition or incorporation, being the date on which the Company obtained control, and continues to be consolidated until the date that such control ceases. These consolidated financial statements comprise results for the years ended December 31, 2023 and 2022.

The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-company balances, income and expenses and unrealized gains and losses resulting from intra-company transactions are eliminated in full upon consolidation.

(b)	Foreign currency transactions

Transactions in foreign currencies are initially recorded in the functional currency at the rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange at the consolidated statements of financial position date. All differences are taken to statements of loss and other comprehensive loss.

For presentation of Company’s consolidated financial statements, if the functional currency of the Company or its subsidiary is different than U.S. dollars as at the reporting date, the assets and liabilities are translated into U.S. dollars at the rate ruling at the statements of financial position date and the income and expenses are translated using the average exchange rate for the period. The foreign exchange differences arising are recorded in the cumulative translation account in other comprehensive income. On disposal of a foreign entity the deferred cumulative amount recognized in equity relating to the particular operation is recognized in the consolidated statements of loss and other comprehensive loss.

(c)	Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of financial position comprise cash at banks and on hand, and short-term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

3.	Material accounting policies (continued)

(d)	Property and equipment

(i)	Recognition and measurement

Items of equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

(ii)	Depreciation

Depreciation calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

The estimated lives for the current period are as follows:

•	Vehicle	5 years

•	Office equipment	5 years

•	Furniture and fixtures	10 years

The Company’s land is carried at cost.

Impairment of property and equipment:

When events or changes in the economic environment indicate a risk of impairment to property and equipment, an impairment test is performed to determine whether the carrying amount of the asset or group of assets under consideration exceeds its or their recoverable amount. Recoverable amount is defined as the higher of an asset’s fair value (less costs of disposal) and its value in use. Value in use is equal to the present value of future cash flows expected to be derived from the use and sale of the asset.

(e)	Exploration and evaluation assets

Costs incurred prior to obtaining the appropriate license are expensed in the period in which they are incurred.

Exploration and evaluation expenditures comprise costs of initial search for mineral deposits and performing a detailed assessment of deposits that have been identified as having economic potential. The cost of exploration properties and leases, which include the cost of acquiring prospective properties and exploration rights, including interest, and costs incurred in exploration and evaluation activities, are capitalized as assets as part of exploration and evaluation assets. When a feasibility study and/or front-end engineering design is completed and the Company’s board of directors has approved the decision to proceed with further development and the construction of the Autazes Project, the incurred expenditures related to exploration and evaluation will be tested for impairment and reclassified as development costs, and the incurred expenditures related to development and construction will be capitalized as construction-in-progress and classified as a component of property, plant and equipment.

Depreciation on equipment used in exploration and evaluation is charged to exploration and evaluation assets.

Prior to reclassification to property and equipment, exploration and evaluation assets are assessed for impairment and any impairment loss is recognized immediately in the statements of loss and other comprehensive loss.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

3.	Material accounting policies (continued)

(e)	Exploration and evaluation assets (continued)

Impairment of exploration and evaluation assets:

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount may exceed its recoverable amount. The Company reviews and tests for impairment on an ongoing basis and specifically if the following occurs:

(i)	the period for which the Company has a right to explore in the specific area has expired or is expected to expire;

(ii)	the exploration and evaluation have not led to the discovery of economic reserves;

(iii)	the development of the reserves is not economically or commercially viable; and

(iv)	the exploration is located in an area that has become politically unstable.

No amortization is charged during the exploration and evaluation phase.

(f)	Financial instruments

The Company recognizes financial assets and financial liabilities on the date the Company becomes a party to the contractual provisions of the instruments. A financial asset is derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset or when cash flows expire. A financial liability is derecognized when the obligation specified in the contract is discharged, canceled or expired. The Company’s financial assets include cash and cash equivalents, and amounts receivable, excluding HST receivable. The Company’s financial liabilities include trade payables and accrued liabilities.

Non-derivative financial instruments are recognized initially at fair value plus attributable transaction costs, where applicable for financial instruments not classified as fair value through profit or loss. Subsequent to initial recognition, non-derivative financial instruments are classified and measured as described below:

Financial assets at fair value through profit or loss (“FVTPL”) — cash and cash equivalents are classified as financial assets at FVTPL and are measured at fair value. Cash and cash equivalents comprise cash at banks and on hand with original maturity of three months or less and are readily convertible to specified amounts of cash.

Amortized cost — Amounts receivable, excluding HST receivable, are classified as and measured at amortized cost using the effective interest rate method, adjusted for any expected credit losses.

Financial assets at fair value through other comprehensive income (“FVOCI”) — Financial assets designated as financial assets at fair value through other comprehensive income on initial recognition are recorded at fair value on the trade date with directly attributable transaction costs included in the recorded amount. Subsequent changes in fair value are recognized in other comprehensive income. The Company does not have any financial assets measured at fair value through other comprehensive income.

Non-derivative financial liabilities — Trade payables and accrued liabilities are accounted for at amortized cost, using the effective interest rate method.

(g)	Provisions

Provisions are recognized when: (i) the Company has a present obligation (legal or constructive) as a result of a past event, and (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

3.	Material accounting policies (continued)

(g)	Provisions (continued)

effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

(h)	Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiary and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis, or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(i)	Share-based payments

The Company records compensation cost associated with equity-settled share-based awards based on the fair value of the equity instrument at the date of grant. The fair value of stock options and warrants is determined using the Black-Scholes option pricing model. The fair value of deferred share units (“DSUs”) is measured at the market value of the underlying shares, as estimated by management, on the date of grant. The compensation expense is recognized on a straight-line basis over the vesting period, if any, based on the estimate of equity instruments expected to vest. The estimate of options and DSUs expected to vest is revised at the end of each reporting period. When options, DSUs or warrants are exercised, the proceeds received, together with any related amount in contributed surplus, is credited to share capital.

New accounting pronouncements

In February 2021, the IASB issued narrow-scope amendments to IAS 1 – Presentation of Financial Statements (“IAS 1”), IFRS Practice Statement 2 – Making Materiality Judgments (“IFRS Practice Statement 2”) and IAS 8 – Accounting Policies, Changes in Accounting Estimates and Errors (“IAS 8”).

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

3.	Material accounting policies (continued)

New accounting pronouncements (continued)

The amendments to IAS 1 require companies to disclose their material accounting policy information rather than their significant accounting policies. The amendments to IFRS Practice Statement 2 provide guidance on how to apply the concept of materiality to accounting policy disclosures.

The amendments to IAS 8 clarify how companies distinguish changes in accounting policies from changes in accounting estimates. That distinction is important because changes in accounting estimates are applied prospectively only to future transactions and other future events, but changes in accounting policies are generally also applied retrospectively to past transactions and other past events. The amendments are effective for annual reporting periods beginning on or after January 1, 2023. Adoption of these amendments did not have a significant impact on the Company’s consolidated financial statements.

Recent accounting pronouncements not yet adopted

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods commencing on or after January 1, 2024. Many are not applicable or do not have a significant impact to the Company and have been excluded.

4.	Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from those estimates.

In particular, information about significant areas of estimation uncertainty considered by management, and judgements made, in preparing the consolidated financial statements are described below:

(i)	Impairment of exploration and evaluation expenditures

The carrying values of capitalized amounts are reviewed when indicators of impairment are present. If it is determined that capitalized exploration and evaluation costs are not recoverable, or the property is abandoned or management has determined an impairment in value, the property is written down to its recoverable amount.

The recoverability of amounts shown for exploration and evaluation assets is dependent on the existence of economically recoverable reserves, the ability to obtain financing to complete the development of such reserves and meet obligations under various agreements, and the success of future operations or dispositions. If a project does not prove viable, all unrecoverable costs associated with the project net of any related existing impairment provisions are written off.

(ii)	Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

4.	Use of estimates and judgments (continued)

(iii)	Fair value of stock-based compensation and warrants

In determining the fair value of stock-based compensation and warrants, option pricing models are used that require management to make estimates and assumptions regarding the expected life and market price of its equity instruments, volatility, share price and risk-free interest rates.

(iv)	Going concern

As is common with exploration companies, the Company’s ability to continue its on-going and planned exploration activities and continue operations as a going concern, is dependent upon the recoverability of costs incurred to date on mineral properties, the existence of economically recoverable reserves, and the ability to obtain necessary equity financing from time to time. Management’s assessment of the going concern assumption requires significant judgement.

(v)	Reclassification from exploration and evaluation to development costs

In the judgement of Company management, as of the December 31, 2023, the Company was in the exploration and evaluation stage, based on several factors, including that the Company (i) did not yet have all of the Construction Licenses required for the construction of the Autazes Project at such time, and (ii) still needs to complete a feasibility study and/or front-end engineering design, which is typically required in order to secure debt financing for the construction of the project. In determining whether the Company is in the exploration and evaluation stage or the development stage, management must make an assessment as to whether the technical feasibility and commercial viability of extracting the mineral resource are demonstrable.

5.	Income taxes

The provision for income tax differs from the amount that would have resulted by applying the combined Canadian statutory income tax rates of approximately 26.5% (2022 – 26.5%):

	December 31, 2023	December 31, 2022
Loss before income tax	$(13,046,362)	$(32,464,021)
Canadian Statutory Tax Rate	26.5%	26.5%

Expected tax recovery	$(3,457,286)	$(8,602,966)
Share-based compensation	1,246,362	6,485,661
Foreign tax rate deferential	935	1,937
Change in tax benefit not recognized	2,370,827	2,270,728

Total	$160,838	$155,360

The components of tax expense included in the determination of the loss for the years are as follows:

	December 31, 2023	December 31, 2022
Current tax expense	$—	$—
Deferred tax expense	160,838	155,360

Total	$160,838	$155,360

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

5.	Income taxes (continued)

The following table reflects the change in deferred income tax liability at December 31, 2023 and 2022:

	December 31, 2023	December 31, 2022
Balance, beginning of year	$(1,883,661)	$(1,617,383)
Deferred income tax expense	(160,838)	(155,360)
Foreign currency translation	(151,588)	(110,918)

Balance, end of year	$(2,196,087)	$(1,883,661)

The following table summarizes the components of deferred income tax:

	December 31, 2023	December 31, 2022
Exploration and evaluation assets	$(3,139,298)	$(2,692,830)
Loss carryforwards	943,211	809,169

Deferred tax liabilities, net	$(2,196,087)	$(1,883,661)

As at December 31, 2023, deferred tax assets for the carry forward of certain unused tax losses and unused tax credits have not been recognized as it is not probable that taxable income will be available against which the unused tax losses and credits can be utilized. Deductible temporary differences for which no deferred tax assets have been recognized are attributable to the following:

Canada	December 31, 2023	December 31, 2022
Non-capital losses	$77,312,000	$68,327,000
Deductible temporary differences	$1,267,042	$2,497,249

Brazil	December 31, 2023	December 31, 2022
Non-capital losses	$5,200,082	$4,597,870

Brazilian tax losses carried forward can only be applied, in any year, in an amount up to 30% of taxable income for that year. Tax losses in Canada can be carried forward to reduce taxable income in future years. The losses are scheduled to expire as follows:

Year of Expiry	Amount
2043	$8,985,000
2042	8,645,000
2041	4,268,000
2040	3,355,000
2039	4,681,000
2038	3,843,000
2037	4,804,000
2036	6,207,000
2035	8,182,000
2034	8,041,000
2033	4,762,000
2032	2,950,000
2031	3,127,000

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

5.	Income taxes (continued)

Year of Expiry	Amount
2030	2,891,000
2029	2,571,000

$77,312,000

6.	Cash and cash equivalents

	December 31, 2023	December 31, 2022
Cash at banks	$2,313,725	$11,804,907
Short-term deposits	136,514	—

	$2,450,239	$11,804,907

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are invested in certificate deposits at interbank rates with no fixed term of deposit.

7.	Amounts receivable

	December 31, 2023	December 31, 2022
HST	$105,785	$165,385
Other receivables	43,972	2,469

Total amounts receivable	$149,757	$167,854

8.	Prepaid expenses

	December 31, 2023	December 31, 2022
Prepaid insurance	$19,585	$17,656
Other	216,744	81,228

	$236,329	$98,884

9.	Property and equipment

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Cost:
At January 1, 2023	$49,027	$85,491	$12,618	$916,413	$1,063,549
Additions	—	2,497	4,441	—	6,938
Effect of foreign exchange	3,812	6,727	1,079	71,258	82,876

At December 31, 2023	$52,839	$94,715	$18,138	$987,671	$1,153,363

Depreciation:
At January 1, 2023	$48,704	$68,119	$10,019	$—	$126,842

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

9.	Property and equipment (continued)

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Effect of foreign exchange	3,787	5,427	749	—	9,963
Depreciation charge for the period	—	4,092	434	—	4,526

At December 31, 2023	$52,491	$77,638	$11,202	$—	$141,331

Net book value:
At December 31, 2023	$348	$17,077	$6,936	$987,671	$1,012,032
At January 1, 2023	$323	$17,372	$2,599	$916,413	$936,707

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Cost:
At January 1, 2022	$45,839	$68,582	$11,032	$856,829	$982,282
Additions	—	12,262	867	—	13,129
Effect of foreign exchange	3,188	4,647	719	59,584	68,138

At December 31, 2022	$49,027	$85,491	$12,618	$916,413	$1,063,549

Depreciation:
At January 1, 2022	$45,538	$60,727	$9,056	$—	$115,321
Effect of foreign exchange	3,166	4,191	587	—	7,944
Depreciation charge for the year	—	3,201	376	—	3,577

At December 31, 2022	$48,704	$68,119	$10,019	$—	$126,842

Net book value:
At December 31, 2022	$323	$17,372	$2,599	$916,413	$936,707
At January 1, 2022	$301	$7,855	$1,976	$856,829	$866,961

10.	Exploration and evaluation assets

	Year ended December 31, 2023	Year ended December 31, 2022
Balance, beginning of year	$120,216,752	$112,188,359

Additions:
Mineral rights and land fees	41,073	19,230
Site operations, environmental, consulting and technical costs	3,894,243	3,701,119
Share-based compensation (Note 13)	127,670	368,341
Effect of foreign exchange	5,018,756	3,939,703

Balance, end of year	$129,298,494	$120,216,752

11.	Trade payables and accrued liabilities

	December 31, 2023	December 31, 2022
Trade payables	$852,230	$610,371
Accruals	877,873	544,501

Total trade payables and accrued liabilities	$1,730,103	$1,154,872

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

11.	Trade payables and accrued liabilities (continued)

Included in trade payables and accrued liabilities are amounts invoiced or accrued, respectively, according to consulting contracts with directors, officers and consultants of the Company (see Note 18).

12.	Share capital

(a)	Authorized

Unlimited number of common shares without par value.

(b)	Issued

	Year ended December 31, 2023		Year ended December 31, 2022
	Number of shares	Stated Value $	Number of shares	Stated Value $
Common shares
Balance, beginning of year	35,230,551	235,611,237	34,596,422	227,154,731
Reg A offering, net of issue costs	—	—	467,462	6,789,838
DSU exercise	25,000	400,000	166,667	1,666,668
Option exercise	330,750	6,476,491	—	—

Balance, end of year	35,586,301	242,487,728	35,230,551	235,611,237

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1. All common share, options, DSU and value per share amounts in the financial statements have been updated to reflect the share consolidation.

On July 31, 2023, 330,750 options with weighted average exercise prices of $7.55, were exercised for gross proceeds of $2,497,500.

On April 3, 2023, 25,000 DSUs with a grant date fair value of $400,000 were exercised.

On December 21, 2022, 166,667 DSUs with a grant date fair value of $1,666,668 were exercised.

On January 28, 2022, February 2, 2022, March 24, 2022, April 8, 2022, May 11, 2022, June 22, 2022, July 22, 2022, August 8, 2022, and August 31, 2022, the Company closed portions of a Reg A Offering issuing 467,462 common shares of the Company at a purchase price of $16.00 per share for gross proceeds of $7,479,444.

During the year ended December 31, 2022, the Company paid share issue costs of $689,606 in connection with the offerings.

13.	Share-based payments

The continuity of share-based payments reserve activity during the years was as follows:

	Year ended December 31, 2023	Year ended December 31, 2022
Balance, beginning of the year	$63,924,814	$43,023,258
Vesting and forfeiture of options	180,587	1,725,617
Vesting of DSUs	4,650,337	22,996,915
Option extension	—	657,800
DSU exercise	(400,000)	(1,666,668)
Option exercise	(3,978,991)	—
Expired options	(96,500)	(2,812,108)

Balance, end of the year	$64,280,247	$63,924,814

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

13.	Share-based payments (continued)

(a)	Option plan

The Company has an incentive share option plan (“the Plan”) whereby the Company may grant to directors, officers, employees and consultants options to purchase shares of the Company. The Plan provides for the issuance of share options to acquire up to 10% of the Company’s issued and outstanding capital at the date of grant. The Plan is a rolling plan, as the number of shares reserved for issuance pursuant to the grant of stock options will increase as the Company’s issued and outstanding share capital increases. Options granted under the Plan will be for a term not to exceed five years.

The Plan provides that it is solely within the discretion of the Board to determine who would receive share options and in what amounts. In no case (calculated at the time of grant) shall the Plan result in:

•	the number of options granted in a twelve-month period to any one consultant exceeding 2% of the issued shares of the Company;

•	the aggregate number of options granted in a twelve-month period to any one optionee exceeding 5% of the outstanding shares of the Company; and

•

the number of options granted in a twelve-month period to employees and management company employees undertaking investor relations activities exceeding in aggregate 2% of the issued shares of the Company.

Share option transactions continuity during the periods were as follows (in number of options):

	Year ended December 31, 2023		Year ended December 31, 2022
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, beginning of year	2,030,125	$9.12	1,886,375	$7.86
Granted	12,500	16.00	312,500	16.00
Extended	—	—	50,000	10.00
Exercised	(330,750)	7.55	—	—
Cancelled	(256,250)	15.85	(218,750)	8.28

Balance, end of year	1,455,625	$8.34	2,030,125	$9.12

On January 20, 2022, the Company granted 312,500 options with exercise prices of $16.00 and an expiry date of January 20, 2027. The options vest in four equal instalments over two years starting on the date of grant. The fair value of the options of $6.936 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 48% based on the historic volatility of comparable companies, risk-free interest rate of 1.68% and an expected life of 5.0 years. The estimated grant date fair value of the options is amortized over the vesting period. During the year ended December 31, 2023, the Company recognized an expense of $85,487 (year ended December 31, 2022 – expense of $1,725,617) related to this amortization included in the consolidated statements of loss and other comprehensive. On May 11, 2023, 250,000 of the options were cancelled, unexercised, and replaced with 100,000 DSUs (see Note 13(b)).

The Company extended the expiry dates of options held by a consultant of the Company such that 50,000 options with exercise prices of $10.00 per share and expiring on November 25, 2021, would expire on July 22, 2025. The weighted average incremental fair value of the options of $2.40 was estimated using the Black-Scholes option pricing model, calculated immediately before and after the extension, with the

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

13.	Share-based payments (continued)

(a)	Option plan (continued)

following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 48% based on the historic volatility of comparable companies, risk-free interest rate of 1.46% and an expected life of 3.6 years. The total value of the option extension was $120,000 which was capitalized to exploration and evaluation assets.

On March 31, 2023, 6,250 options with exercise prices of $10.00, were cancelled.

On May 11, 2023, the Company granted 12,500 options with exercise prices of $16.00 and an expiry date of May 11, 2028. The options vested immediately on the date of grant. The fair value of the options of $7.608 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 51% based on the historic volatility of comparable companies, risk-free interest rate of 2.94% and an expected life of 5.0 years. During the year ended December 31, 2023, the Company recognized an expense of $95,100 included in the consolidated statements of loss and other comprehensive.

On July 31, 2023, 135,000 options with exercise prices of $16.00 and 195,750 options with exercise prices of $10.00, were exercised.

At December 31, 2023, outstanding options to acquire common shares of the Company were as follows:

Date of expiry	Options outstanding	Options exercisable	Exercise price
June 1, 2024	62,500	62,500	$15.00
July 20, 2025	789,375	789,375	$10.00
July 20, 2025	528,750	528,750	$4.00
January 20, 2027	62,500	46,875	$16.00
May 11, 2028	12,500	12,500	$16.00

	1,455,625	1,440,000

(b)	Deferred share units plan (“DSU plan”)

The Company has a DSU plan that provides for the grant of DSUs to employees, officers or directors of the Company. The Plan allows the Company the ability to issue one common share from treasury for each DSU held on the date upon which the participant ceases to be a director, officer or employee of the corporation. The maximum number of Common Shares available for issuance under the DSU plan may not exceed 10% of the fully diluted issued share capital of the Company at any time.

DSU transactions continuity during the years were as follows (in number of DSUs):

	Year ended December 31, 2023	Year ended December 31, 2022
Balance, beginning of year	3,264,583	1,925,000
Cancelled	—	(606,250)
Exercised	(25,000)	(166,667)
Granted	312,500	2,112,500

Balance, end of year	3,552,083	3,264,583

Of the 3,552,083 DSUs outstanding, 2,794,791 have vested.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

13.	Share-based payments (continued)

(b)	Deferred share units plan (“DSU plan”) (continued)

The 1,675,000 DSUs granted during the year ended December 31, 2015 had the following vesting conditions:

(i)	As to one-third of the DSUs, vesting shall occur immediately;

(ii)

As to the second one-third, upon the later of (a) completion by the Company of a pre-feasibility study or feasibility study; and (b) receipt by the Company of the preliminary license for the project; and

(iii)	As to the final one third of the DSUs, upon the Company completing arrangements for project construction financing, as detailed in the pre-feasibility study or feasibility study for the project.

Of the 1,675,000 DSUs granted, 141,667 were forfeit, unvested, and 1,116,667 DSUs have vested, of which 166,667 were exercised and 83,333 were cancelled. The remaining 416,666 DSUs, which have the vesting condition (iii) above, were revised such that the vesting condition previously estimated to be met December 2019 was changed to June 30, 2023, then to March 31, 2024, and then to March 31, 2025 as that is the estimated timeline. The estimated fair value of the DSUs at the date of grant is recognized over the vesting period. During the year ended December 31, 2023, the Company expensed $111,302, related to this amortization (year ended December 31, 2022 –recovery of $561,969) of which, $22,260 (year ended December 31, 2022 –$60,489) was capitalized to exploration and evaluation assets, with the remaining $89,042 (year ended December 31, 2022 – recovery of $622,458) was charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at grant date were valued using an estimated market price of $10.00.

On August 9, 2019, the Company granted 125,000 DSUs. 50,000 DSUs vested immediately, while 37,500 DSU’s would vest when the Company obtains its installation licenses for the Autazes project estimated to be March 31, 2022, and the final 37,500 DSUs would vest upon the Company initiating project construction estimated to be in July 2022. The expected vesting dates of the DSUs were subsequently revised such that the DSUs expected to vest March 31, 2022 and July 2022 are expected to vest early in 2024 and March 31, 2025, respectively. The fair value of the DSUs at the date of grant is amortized over the vesting period. During the year ended December 31, 2023, the Company an expense of $105,410 (year ended December 31, 2022 – expense of $187,852) was capitalized to exploration and evaluation assets. The fair value of the DSUs at the date of grant was valued using an estimated market price of $15.00.

On February 15, 2022, the Company granted 862,500 DSUs. The DSUs vest in six equal tranches every six months over a three-year term. On August 15, 2022, 506,250 of the DSUs were cancelled. The fair value of the DSUs is amortized over the vesting period. During the year ended December 31, 2023, the Company recognized an expense of $1,674,489 (year ended December 31, 2022 – $3,371,032) related to this amortization charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On September 16, 2022, the Company granted 1,250,000 DSUs. The DSUs vest immediately. During the year ended December 31, 2022, the Company recognized an expense of $20,000,000, related to the estimated fair value of the DSUs at the date of grant charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On May 11, 2023, the Company granted 125,000 DSUs. The DSUs vest immediately. During the year ended December 31, 2023, the Company recognized an expense of $2,000,000, related to the estimated fair value

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

13.	Share-based payments (continued)

(b)	Deferred share units plan (“DSU plan”) (continued)

of the DSUs at the date of grant charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant were valued using an estimated market price of $16.00.

On May 11, 2023, the Company also granted 100,000 DSUs to replace 250,000 options cancelled on May 11, 2023 (see Note 13(a)). The fair value of the options on the date of exchange was attributed to the fair value of the DSUs. During the year ended December 31, 2023, the Company recognized an expense of $353,826 related to the estimated value of fair value of these equity instruments charged to the consolidated statements of loss and other comprehensive loss.

On October 11, 2023, the Company granted 87,500 DSUs to consultants of the Company. 25,000 of the DSUs vest in four equal installments over twelve months from the date of grant and 62,500 DSUs vest on October 11, 2024. During the year ended December 31, 2023, the Company recognized an expense of $405,310, related to the estimated fair value of the DSUs at the date of grant charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

During the year ended December 31, 2023, the total amount related to the vesting of DSUs was $4,650,337 (year ended December 31, 2022 –$22,996,915) of which an expense of $127,670 (year ended December 31, 2022 – $248,341) was capitalized to exploration and evaluation assets and an expense of $4,522,667 (year ended December 31, 2022 – $22,748,574) is included in the consolidated statements of loss and other comprehensive loss.

14.	Warrants

At December 31, 2023, outstanding warrants to acquire common shares of the Company were as follows:

Number of warrants	Exercise price	Expiry Date
286,875	$4.00	*

*

On September 11, 2009, the Company issued 286,875 broker warrants in connection with a private placement financing. These warrants are exercisable for up to twelve months from the date the Company begins trading on a public exchange.

There were no warrant transactions during the year ended December 31, 2023 or the year ended December 31, 2022.

15.	Loss per share

Basic loss per share is calculated by dividing the loss for the year by the weighted average number of common shares outstanding during the years ended December 31:

	2023	2022
Loss for the year attributable to common shareholders	$13,207,200	$32,619,381

Weighted average number of common shares	35,390,543	34,905,633

Basic and diluted loss per common share	$0.37	$0.93

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

15.	Loss per share (continued)

The basic and diluted loss per share excludes options exercisable for 1,440,000 common shares of the Company at a weighted average exercise price of $8.28, warrants exercisable for 286,875 common shares of the Company at a weighted average exercise price of $4.00 and 2,794,791 vested DSUs as these are anti-dilutive.

16.	Financial Risk Management Objectives and Policies

The Company’s financial instruments comprise cash and cash equivalents, other receivables, trade payables and accrued liabilities. The main purpose of these financial instruments is to raise finance to fund operations.

The Company does not enter into any derivative transactions.

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets. With respect to credit risk arising from financial assets of the Company, which comprise cash and minimal receivables, the Company’s exposure to credit risk arises from default of counterparties, with a maximum exposure equal to the carrying amount of these instruments. Cash and cash equivalents are held with high credit quality financial institutions. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(b)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2023, the Company had a cash and cash equivalents balance of $2,450,239 to settle current liabilities of $1,730,103.

(c)	Market risk

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices will affect the Company’s income or the value of its holdings of financial instruments.

(d)	Interest rate risk

The Company has cash and cash equivalent balances as at December 31, 2023. The Company considers interest rate risk to be minimal as cash is held on deposit at major financial institutions.

(e)	Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investment in its foreign subsidiary. The Company’s foreign currency risk arises primarily with respect to the Canadian dollar and Brazilian Reais. Fluctuations in the exchange rates between these currencies and the U.S. dollar could have a material impact on the Company’s business, financial condition and results of operations. The Company does not engage in hedging activity to mitigate this risk.

The following summary illustrates the fluctuations in the exchange rates applied during the year ended December 31, 2023:

	Average rate	Closing rate
CAD	0.7433	0.7561
BRL	0.2002	0.2066

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

16.	Financial Risk Management Objectives and Policies (continued)

(e)	Foreign currency risk (continued)

A $0.01 strengthening or weakening of the U.S. dollar against the Canadian dollar at December 31, 2023 would result in an increase or decrease in operating loss of $2,044 and an increase or decrease in other comprehensive income of approximately $nil. A $0.01 strengthening or weakening of the U.S. dollar against the Brazilian Real would result in an increase or decrease in operating loss of approximately $nil and an increase or decrease in other comprehensive loss in the consolidated statements of loss and other comprehensive loss of approximately $3,513,000.

(f)	Capital management

The Company manages its capital to ensure that it will be able to continue as a going concern in order to support the ongoing exploration and development of its mineral property in Brazil and to provide sufficient working capital to meet its ongoing obligations.

In the management of capital, the Company includes the components of shareholders’ equity, cash and cash equivalents, as well as short-term investments (if any).

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as, in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets and adjust the amount of cash and cash equivalents and short-term investments. There is no dividend policy. The Company is not subject to any externally imposed capital requirements, nor is its subsidiary in Brazil. There were no changes to the Company’s capital management during the years ended December 31, 2023 or 2022.

17.	Financial Instruments

The fair values of financial assets and liabilities, together with the carrying amounts shown in the consolidated statements of financial position, are as follows:

	Financial instrument classification	Carrying amount	Fair value
As at December 31, 2023		$	$
Financial assets:
Cash and cash equivalents	FVPL	2,450,239	2,450,239
Other receivables	Amortized cost	43,972	43,972
Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	1,730,103	1,730,103

As at December 31, 2022		$	$
Financial assets:
Cash and cash equivalents	FVPL	11,804,907	11,804,907
Other receivables	Amortized cost	2,469	2,469
Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	1,154,872	1,154,872

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

17.	Financial Instruments (continued)

The fair value of short-term financial instruments approximates their carrying value due to the relatively short period of time to maturity. These include cash and cash equivalents, amounts receivable, trade payables and accrued liabilities.

18.	Related Party Disclosures

(a)	Key management personnel compensation

In addition to their contracted fees, directors and executive officers also participate in the Company’s Share option program and DSU plan. Certain executive officers are subject to a mutual termination notice ranging from one to twelve months. Key management personnel compensation comprised:

	Year ended December 31, 2023	Year ended December 31, 2022
Directors & officers compensation	$4,644,388	$1,589,996
Share-based payments	875,755	16,764,919

	$5,520,143	$18,354,915

Included in the above amounts, is $579,996 (December 31, 2022 — $579,996) paid or accrued according to a contract for business and operational consulting services with Forbes & Manhattan, Inc. during the year ended December 31, 2023 and a discretionary bonus of $2,000,000 paid to Forbes & Manhattan, Inc. during the year ended December 31, 2023, a company for which Mr. Stan Bharti (a director of the Company) is the Executive Chairman.

During the year ended December 31, 2023, the Company recorded an expense of $875,755 (year ended December 31, 2022 — expense of $16,764,919) in share-based compensation related to the amortization of the estimated fair value of DSUs granted to directors and officers of the Company in 2015, 2022 and 2023. As at December 31, 2023, 2,550,000 DSUs were granted to officers and directors of the Company of which 2,070,833 have vested, and 479,167 have not yet vested (See Note 13(b)). During the year ended December 31, 2023, a former officer of the Company exercised 330,750 options with weighted average exercise prices of $7.56.

(b)	Transactions with other related parties

As at December 31, 2023, trade payables and accrued liabilities included an amount of $17,088 (December 31, 2022 — $16,686) owing to directors and officers of the Company for consulting fees and $nil owing to directors and officers for expense reimbursement (December 31, 2022 — $9,299).

During the year ended December 31, 2023, the Company recorded an expense of $47,028 (year ended December 31, 2022 — $1,818,755) for travel costs with Tali Flying LP, a company which has a common director. As at December 31, 2023, trade payables and accrued liabilities included $nil (December 31, 2022 — $39,495) owing to Tali Flying LP and prepaid expenses included $139,785 (December 31, 2022 — $nil) advanced to Tali Flying LP.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2023 and 2022

19.	Commitments and contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $9,221,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of the Company, as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,258,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

20.	Subsequent events

In April 2024, the Company received its mine installation license.

During the six months ended June 30, 2024, the Company granted 93,750 warrants of the Company as compensation for services to a company on which a former director of the Company is the founder and CIO. Each warrant was exercisable for one common share of the Company at an exercise price of $16.00 for one year from the date of grant. The warrants were exercised for gross proceeds of $1,500,000.

During the six months ended June 30, 2024, 112,500 DSUs with a fair value of $1,750,000 were exercised.

During the six months ended June 30, 2024, 160,000 options with exercise prices of $4.00 were exercised for gross proceeds of $640,000.

During the six months ended June 30, 2024, the Company granted 556,250 DSUs to directors, officers and consultants of the Company. 506,250 of the DSUs vested immediately, the remaining 50,000 vest in four equal installments every year for four years form the date of grant. In addition, 81,250 DSUs were forfeited, unvested.

On July 1, 2024, the Company granted 3,087,500 restricted share units (“RSUs”) to directors, officers and consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company.

On July 11, 2024, 56,250 DSUs with a grant date fair value of $900,000 were exercised.

On August 6, 2024, 144,166 options with weighted average exercise prices of $4.70, were exercised for gross proceeds of $677,500.

On August 12, 2024, the Company granted 87,500 restricted share units (“RSUs”) to consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company.

On August 12, 2024, the Company granted 250,000 DSUs under the Company’s new incentive plan to the Chair of the Company’s advisory board. The DSUs vest in four equal tranches every six months beginning on the date of grant.

On September 4, 2024, 50,000 options with exercise prices of $4.00 were exercised.

On October 9, 2024, the Company granted 387,500 RSUs to directors, officers and consultants of the Company. The RSUs vest in four equal tranches every six months beginning on the date of grant.

On October 10, 2024, 135,000 options with exercise prices of $4.00 were exercised.

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Brazil Potash Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of Brazil Potash Corp. and its subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of loss and other comprehensive loss, changes in equity, and cash flows for the years ended December 31, 2022 and 2021, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the results of its consolidated operations and its consolidated cash flows for the years ended December 31, 2022 and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has continuing operating losses and has an accumulated deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants

Licensed Public Accountants

We have served as the Company’s auditor since 2021.

Mississauga, Canada

April 28, 2023, except for the reverse share consolidation described in Note 13 and the subsequent events described in Note 21, as to which the date is October 22, 2024.

50 Burnhamthorpe Road West, Suite 900, Mississauga, Ontario, L5B 3C2 T: 416.626.6000 F: 416.626.8650 MNP.ca

Brazil Potash Corp.

Consolidated Statements of Financial Position

(Expressed in U.S. dollars)

As at:	December 31, 2022	December 31, 2021
ASSETS
Current
Cash and cash equivalents (Note 6)	$11,804,907	$15,144,419
Amounts receivable (Note 7)	167,854	2,616,544
Prepaid expenses (Note 8)	98,884	99,566

Total current assets	12,071,645	17,860,529
Non-current
Property and equipment (Note 9)	936,707	866,961
Exploration and evaluation assets (Note 10)	120,216,752	112,188,359

Total assets	$133,225,104	$130,915,849

LIABILITIES
Current
Trade payables and accrued liabilities (Notes 11, 19)	$1,154,872	$2,005,960

Total current liabilities	1,154,872	2,005,960
Non-current
Deferred income tax liability (Note 5)	1,883,661	1,617,383

Total liabilities	3,038,533	3,623,343
Equity
Share capital (Note 13)	235,611,237	227,154,731
Share-based payments reserve (Note 14)	63,924,814	43,023,258
Warrants reserve (Note 15)	604,000	604,000
Accumulated other comprehensive loss	(70,332,349)	(74,213,425)
Deficit	(99,621,131)	(69,276,058)

Total equity	130,186,571	127,292,506

Total liabilities and equity	$133,225,104	$130,915,849

Reporting entity and going concern (Note 1)

Commitments & contingencies (Note 20)

Subsequent events (Note 21)

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Loss and Other Comprehensive Loss

(Expressed in U.S. dollars)

	Year ended December 31, 2022	Year ended December 31, 2021
Expenses
Consulting and management fees (Note 19)	$2,713,548	$2,023,284
Professional fees	2,185,220	644,117
Share-based compensation (Notes 14, 19)	24,474,191	357,189
Travel expenses	2,704,879	231,821
General office expenses	183,843	148,715
Foreign exchange loss	62,479	68,243
Communications and promotions	398,880	62,528

Operating Loss	32,723,040	3,535,897
Finance costs	—	405,249
Finance income	(259,019)	(5,056)

Loss for the year before income taxes	32,464,021	3,936,090
Deferred income tax provision (Note 5)	155,360	93,276

Loss for the year	$32,619,381	$4,029,366
Other comprehensive loss:
Items that subsequently may be reclassified into net income:
Foreign currency translation	(3,881,076)	4,131,016

Total comprehensive loss for the year	$28,738,305	$8,160,382

Basic and diluted loss per share	$0.93	$0.12
Weighted average number of common shares outstanding - basic and diluted (Note 16)	34,905,633	32,792,475

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Changes in Equity

(Expressed in U.S. dollars)

	Common Shares (Note 13)		Warrants	Share-based payments reserve	Accumulated Other Comprehensive Loss	Accumulated Deficit	Shareholders’ Equity
	#	$	$	$	$	$	$
Balance, December 31, 2020	32,534,368	197,304,457	23,715,254	43,259,413	(70,082,409)	(89,245,146)	104,951,569
Deferred share units	—	—	—	651,045	—	—	651,045
Reg A Offering (Note 13)	2,062,054	32,992,880	—	—	—	—	32,992,880
Share issuance costs (Note 13)	—	(3,142,606)	—	—	—	—	(3,142,606)
Option expiry (Note 14)	—	—	—	(887,200)		887,200	—
Warrant Expiry (Note 15)	—	—	(23,111,254)	—	—	23,111,254	—
Net loss and comprehensive loss for the year	—	—	—	—	(4,131,016)	(4,029,366)	(8,160,382)

Balance, December 31, 2021	34,596,422	227,154,731	604,000	43,023,258	(74,213,425)	(69,276,058)	127,292,506

Deferred share units (Note 14(b))	—	—	—	22,996,915	—	—	22,996,915
Deferred share units exercised	166,667	1,666,668	—	(1,666,668)	—	—	—
Reg A Offering (Note 13)	467,462	7,479,444	—	—	—	—	7,479,444
Share issuance costs (Note 13)	—	(689,606)	—	—	—	—	(689,606)
Option extension (Note 14(a))	—	—	—	657,800	—	(537,800)	120,000
Option grant (Note 14(a))	—	—	—	1,725,617	—	—	1,725,617
Option expiry (Note 14)	—	—	—	(2,812,108)		2,812,108	—
Net loss and comprehensive loss for the year	—	—	—	—	3,881,076	(32,619,381)	(28,738,305)

Balance, December 31, 2022	35,230,551	235,611,237	604,000	63,924,814	(70,332,349)	(99,621,131)	130,186,571

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

	Year ended December 31, 2022 $	Year ended December 31, 2021 $
CASH FLOWS FROM
OPERATING ACTIVITIES
Loss for the year	(32,619,381)	(4,029,366)
Adjustment for:
Finance income	(259,019)	(5,056)
Finance costs	—	405,249
Share-based compensation	24,474,191	357,189
Deferred income tax provision	155,360	93,276

	(8,248,849)	(3,178,708)
Change in amounts receivable	890,292	(539,404)
Change in prepaid expenses	1,784	(54,193)
Change in trade payables and accrued liabilities	(860,869)	(5,836,694)

Net cash used in operating activities	(8,217,642)	(9,608,999)

CASH FLOWS FROM
FINANCING ACTIVITIES
Proceeds from Reg A offering, net of share issue costs	8,348,378	28,291,734
Loan proceeds	—	814,603
Loan repayment	—	(3,228,687)

Net cash from financing activities	8,348,378	25,877,650

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of property and equipment	(13,129)	(4,664)
Exploration and evaluation assets	(3,716,772)	(1,164,584)
Finance income	259,019	5,056

Net cash used in investing activities	(3,470,882)	(1,164,192)

Effect of exchange rate changes on cash and cash equivalents	634	(32,478)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(3,339,512)	15,071,981
CASH AND CASH EQUIVALENTS, beginning of year	15,144,419	72,438

CASH AND CASH EQUIVALENTS, end of year	11,804,907	15,144,419

SUPPLEMENTAL INFORMATION:
Depreciation of assets capitalized to exploration and evaluation assets	3,577	1,366
Share-based compensation included in exploration and evaluation assets	368,341	293,856
Change in receivable on Reg A offering	(1,558,540)	1,558,540

See accompanying notes to the consolidated financial statements.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

1.	Reporting entity and going concern

Brazil Potash Corp. (the “Company”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation on October 10, 2006. The Company remained inactive until June 16, 2009. On June 18, 2009, the Company’s subsidiary Potássio do Brasil Ltda. (the “Subsidiary”) was incorporated. The principal activity of Brazil Potash Corp. is the exploration and development of potash properties in Brazil. The Company’s head office is located at 198 Davenport Road, Toronto, Ontario, M5R 1J2, Canada.

The consolidated financial statements include the financial statements of the Company and its subsidiary that is listed in the following table:

		% Ownership
	Country of incorporation	December 31, 2022	December 31, 2021
Potassio do Brasil Ltda.	Brazil	100%	100%

The Company received its Preliminary Social and Environmental License (the “LP”) for its potash mining project in Brazil (the “Autazes Project”) from the Amazonas Environmental Protection Institute (“IPAAM”) in July 2015 based on submission of a full Environmental and Social Impact Assessment prepared by the Company and its consultant Golder Associates Inc. (“Golder”) in January 2015. Prior to receiving the LP, the Company and Golder participated in public hearings and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by Fundação Nacional do Índio (“FUNAI”). Despite this work, the Brazil Federal Public Ministry opened a civil investigation in December 2016 that questioned the validity of the Company’s LP based on a motion from a non-governmental organization that the Company’s consultations with indigenous communities were not conducted in compliance with International Labour Organization Convention 169, as Brazil is a signatory to this international convention. As a result of the foregoing investigation, in March 2017, the Company agreed with the court overseeing such investigation, the Brazil Federal Public Ministry, the Brazilian Amazonas Environmental Protection Institute, the Brazilian National Mineral Agency, FUNAI, and representatives of the Mura indigenous people (who make up the over 40 indigenous communities and tribes near the Autazes Project) to suspend its LP and to conduct additional consultations with the local Mura indigenous communities near the Autazes Project in accordance with International Labour Organization 169 (the “March 2017 Suspension Agreement”).

The reinstatement of the Company’s LP is subject to the initiation of additional consultations with the indigenous communities near the Autazes Project in accordance with International Labour Organization Convention 169, as per the March 2017 Suspension Agreement. There are two major steps that need to be followed in connection with these consultations. The first step is that the indigenous communities need to determine the means of, and who within their tribes will be involved in, the consultations. The first step has been completed. The second step is the actual consultation process, which initially started in November 2019 but was suspended due to the outbreak of COVID-19. In April 2022, following the lifting of COVID-19 related restrictions, the Company resumed its additional consultations with the Mura indigenous people. Such consultations are being conducted in accordance with International Labour Organization Convention 169 and are currently ongoing. The Company believes it will complete the first of up to three rounds of such additional consultations with the indigenous communities involved in the second quarter of 2023.

Going Concern

The Company’s operations could be significantly adversely affected by the effects of a widespread global outbreak of a contagious disease and other unforeseen events, including the recent outbreak of a respiratory

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

1.	Reporting entity and going concern (continued)

Going Concern (continued)

illness caused by COVID-19 and the related economic repercussions. The Company cannot accurately predict the impact COVID-19 will have on its operations and the ability of others to meet their obligations with the Company, including uncertainties relating to the ultimate geographic spread of the virus, the severity of the disease, the duration of the outbreak, and the length of travel and quarantine restrictions imposed by governments of affected countries. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could further affect the Company’s operations and ability to finance its operations.

The preparation of the consolidated financial statements requires an assessment on the validity of the going concern assumption. The validity of the going concern concept is dependent on financing being available for the continuing working capital requirements of the Company and for the development of the Company’s projects.

The Company incurred a loss of $32,619,381 for the year ended December 31, 2022 ($4,029,366 for the year ended December 31, 2021) and as at December 31, 2022 had an accumulated deficit of $99,621,131 (December 31, 2021 – $69,276,058) and working capital of $10,916,773 as at December 31, 2022 (including cash of $11,804,907) (December 31, 2021 – working capital of $15,854,569 (including cash of $15,144,419)).

The Company requires equity capital and/or financing for working capital and exploration and development of its properties as well as to repay its trade payables and current liabilities. As a result of continuing operating losses, the Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and financing to repay its current obligations, finance its exploration and development activities, and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will obtain the necessary financing in order to finance its exploration and development activities or to attain profitable levels of operations. Management has previously been successful in raising the necessary funding to continue operations in the normal course of operations and on April 1, 2021, May 5, 2021 and August 4, 2021, the Company entered into loan agreements to fund operating expenses, and during the years ended December 31, 2021 and 2022 completed Tier 2 offerings pursuant to Regulation A (Regulation A+) under the Securities Act of 1933 (see Note 13).

However, there is no assurance, that the Company will continue to be successful in closing the offering of shares, be successful in raising sufficient financing, or achieve profitable operations, to fund its operating expenses, or the future exploration and development of its properties. This raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the carrying amount, or classification of assets and liabilities, if the Company was unable to continue as a going concern. These adjustments may be material. On the basis that additional funding as outlined above has and will be received when required, the directors are satisfied that it is appropriate to continue to prepare the consolidated financial statements of the Company on the going concern basis.

2.	Basis of preparation

(a)	Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and interpretations of the International Financial Reporting Interpretations Committee (“IFRIC”).

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

2.	Basis of preparation (continued)

(a)	Statement of compliance (continued)

The consolidated financial statements were authorized for issue by the Board of Directors on October 22, 2024.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis, unless otherwise disclosed.

(c)	Functional and presentation currency

Based on the economic substance of the underlying business transactions and circumstances relevant to the parent, the functional currency of the Company has been determined to be the U.S. dollar, with its subsidiary determining its own functional currency based on its own circumstances. The functional currency of Potássio do Brasil Ltda. has been determined to be the Brazilian Real. The Company’s presentation currency is the United States Dollar.

3.	Significant accounting policies

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements.

(a)	Basis of consolidation

These consolidated financial statements comprise the financial statements of the Company and its wholly owned subsidiary, Potássio do Brasil Ltda., in Brazil as at December 31, 2022.

The Company’s subsidiary is fully consolidated from the date of acquisition or incorporation, being the date on which the Company obtained control, and continues to be consolidated until the date that such control ceases. These consolidated financial statements comprise results for the years ended December 31, 2022 and 2021.

The financial statements of the subsidiary are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-company balances, income and expenses and unrealized gains and losses resulting from intra-company transactions are eliminated in full upon consolidation.

(b)	Foreign currency transactions

Transactions in foreign currencies are initially recorded in the functional currency at the rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the rate of exchange at the consolidated statements of financial position date. All differences are taken to statements of loss and other comprehensive loss.

For presentation of Company’s consolidated financial statements, if the functional currency of the Company or its subsidiary is different than U.S. dollars as at the reporting date, the assets and liabilities are translated into U.S. dollars at the rate ruling at the statements of financial position date and the income and expenses are translated using the average exchange rate for the period. The foreign exchange differences arising are recorded in the cumulative translation account in other comprehensive income. On disposal of a foreign entity the deferred cumulative amount recognized in equity relating to the particular operation is recognized in the consolidated statements of loss and other comprehensive loss.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (continued)

(c)	Cash and cash equivalents

Cash and cash equivalents in the consolidated statements of financial position comprise cash at banks and on hand, and short-term deposits with an original maturity of three months or less, which are readily convertible into a known amount of cash.

(d)	Property and equipment

(i)	Recognition and measurement

Items of equipment are measured at cost less accumulated depreciation and accumulated impairment losses.

(ii)	Depreciation

Depreciation calculated over the depreciable amount, which is the cost of an asset, or other amount substituted for cost, less its residual value.

The estimated lives for the current period are as follows:

•	Vehicle	5 years

•	Office equipment	5 years

•	Furniture and fixtures	10 years

The Company’s land is carried at cost.

Impairment of property and equipment:

When events or changes in the economic environment indicate a risk of impairment to property and equipment, an impairment test is performed to determine whether the carrying amount of the asset or group of assets under consideration exceeds its or their recoverable amount. Recoverable amount is defined as the higher of an asset’s fair value (less costs of disposal) and its value in use. Value in use is equal to the present value of future cash flows expected to be derived from the use and sale of the asset.

(e)	Exploration and evaluation assets

Costs incurred prior to obtaining the appropriate license are expensed in the period in which they are incurred.

Exploration and evaluation expenditures comprise costs of initial search for mineral deposits and performing a detailed assessment of deposits that have been identified as having economic potential. The cost of exploration properties and leases, which include the cost of acquiring prospective properties and exploration rights, including interest, and costs incurred in exploration and evaluation activities, are capitalized as assets as part of exploration and evaluation assets. Exploration and evaluation costs are capitalized as an asset until technical feasibility and commercial viability of extraction of reserves are demonstrable, then the capitalized exploration costs are reclassified to property, plant and equipment. Exploration and evaluation costs include an allocation of administration and salary costs as determined by management.

Depreciation on equipment used in exploration and evaluation is charged to exploration and evaluation assets.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (continued)

(e)	Exploration and evaluation assets (continued)

Prior to reclassification to property and equipment, exploration and evaluation assets are assessed for impairment and any impairment loss is recognized immediately in the statements of loss and other comprehensive loss.

Impairment of exploration and evaluation assets:

Exploration and evaluation assets are assessed for impairment when facts and circumstances suggest that the carrying amount may exceed its recoverable amount. The Company reviews and tests for impairment on an ongoing basis and specifically if the following occurs:

(i)	the period for which the Company has a right to explore in the specific area has expired or is expected to expire;

(ii)	the exploration and evaluation have not led to the discovery of economic reserves;

(iii)	the development of the reserves is not economically or commercially viable; and

(iii)	the exploration is located in an area that has become politically unstable.

No amortization is charged during the exploration and evaluation phase.

(f)	Financial instruments

The Company recognizes financial assets and financial liabilities on the date the Company becomes a party to the contractual provisions of the instruments. A financial asset is derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset or when cash flows expire. A financial liability is derecognized when the obligation specified in the contract is discharged, canceled or expired. The Company’s financial assets include cash and cash equivalents, and amounts receivable, excluding HST receivable. The Company’s financial liabilities include trade payables and accrued liabilities.

Non-derivative financial instruments are recognized initially at fair value plus attributable transaction costs, where applicable for financial instruments not classified as fair value through profit or loss. Subsequent to initial recognition, non-derivative financial instruments are classified and measured as described below:

Financial assets at fair value through profit or loss (“FVTPL”) – cash and cash equivalents are classified as financial assets at FVTPL and are measured at fair value. Cash and cash equivalents comprise cash at banks and on hand with original maturity of three months or less and are readily convertible to specified amounts of cash.

Amortized cost – Amounts receivable, excluding HST receivable, are classified as and measured at amortized cost using the effective interest rate method, less impairment losses, if any.

Financial assets at fair value through other comprehensive income (“FVOCI”) – Financial assets designated as financial assets at fair value through other comprehensive income on initial recognition are recorded at fair value on the trade date with directly attributable transaction costs included in the recorded amount. Subsequent changes in fair value are recognized in other comprehensive income. The Company does not have any financial assets measured at fair value through other comprehensive income.

Non-derivative financial liabilities – Trade payables and accrued liabilities are accounted for at amortized cost, using the effective interest rate method.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (continued)

(g)	Provisions

Provisions are recognized when: (i) the Company has a present obligation (legal or constructive) as a result of a past event, and (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

(h)	Income taxes

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiary and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

(i)	Share-based payments

The Company records compensation cost associated with equity-settled share-based awards based on the fair value of the equity instrument at the date of grant. The fair value of stock options and warrants is determined using the Black-Scholes option pricing model. The fair value of deferred share units (“DSUs”) is measured at the market value of the underlying shares, as estimated by management, on the date of grant. The compensation expense is recognized on a straight-line basis over the vesting period, if any, based on the estimate of equity instruments expected to vest. The estimate of options and DSUs expected to vest is revised at the end of each reporting period. When options, DSUs or warrants are exercised, the proceeds received, together with any related amount in contributed surplus, is credited to share capital.

(j)	New accounting pronouncements

IAS 16 – Property, Plant and Equipment (“IAS 16”) was amended. The amendments introduce new guidance, such that the proceeds from selling items before the related property, plant and equipment is

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

3.	Significant accounting policies (continued)

(j)	New accounting pronouncements (continued)

available for its intended use can no longer be deducted from the cost. Instead, such proceeds are to be recognized in profit or loss, together with the costs of producing those items. The adoption of the amendments to IAS 16 on January 1, 2022 did not have a significant impact on the consolidated financial statements.

IAS 37 – Provisions, Contingent Liabilities, and Contingent Assets (“IAS 37”) was amended. The amendments clarify that when assessing if a contract is onerous, the cost of fulfilling the contract includes all costs that relate directly to the contract – i.e., a full-cost approach. Such costs include both the incremental costs of the contract (i.e., costs a company would avoid if it did not have the contract) and an allocation of other direct costs incurred on activities required to fulfill the contract – e.g., contract management and supervision, or depreciation of equipment used in fulfilling the contract. The adoption of the amendments to IAS 37 on January 1, 2022 did not have a significant impact on the consolidated financial statements.

(k)	Recent accounting pronouncements not yet adopted

Certain pronouncements were issued by the IASB or the IFRIC that are mandatory for accounting periods commencing on or after January 1, 2023. Many are not applicable or do not have a significant impact to the Company and have been excluded.

IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in January 2020 to provide a more general approach to the classification of liabilities under IAS 1 based on the contractual arrangements in place at the reporting date. The amendments clarify that the classification of liabilities as current or noncurrent is based solely on a company’s right to defer settlement at the reporting date. The right needs to be unconditional and must have substance. The amendments also clarify that the transfer of a company’s own equity instruments is regarded as settlement of a liability, unless it results from the exercise of a conversion option meeting the definition of an equity instrument. The amendments are effective for annual periods beginning on January 1, 2023. The Company does not expect the amendments to IAS 1 to have a significant impact on the consolidated financial statements.

IAS 1 – In February 2021, the IASB issued ‘Disclosure of Accounting Policies’ with amendments that are intended to help preparers in deciding which accounting policies to disclose in their financial statements. The amendments are effective for year ends beginning on or after January 1, 2023. The Company does not expect the amendments to IAS 1 to have a significant impact on the consolidated financial statements.

IAS 8 – In February 2021, the IASB issued ‘Definition of Accounting Estimates’ to help entities distinguish between accounting policies and accounting estimates. The amendments are effective for year ends beginning on or after January 1, 2023. The Company does not expect the amendments to IAS 8 to have a significant impact on the consolidated financial statements.

4.	Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Estimates and assumptions are continually evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from those estimates.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

4.	Use of estimates and judgments (continued)

In particular, information about significant areas of estimation uncertainty considered by management in preparing the consolidated financial statements is described below:

(i)	Impairment of exploration and evaluation expenditures

The carrying values of capitalized amounts are reviewed when indicators of impairment are present. If it is determined that capitalized exploration and evaluation costs are not recoverable, or the property is abandoned or management has determined an impairment in value, the property is written down to its recoverable amount.

The recoverability of amounts shown for exploration and evaluation assets is dependent on the existence of economically recoverable reserves, the ability to obtain financing to complete the development of such reserves and meet obligations under various agreements, and the success of future operations or dispositions. If a project does not prove viable, all unrecoverable costs associated with the project net of any related existing impairment provisions are written off.

(ii)	Contingencies

By their nature, contingencies will only be resolved when one or more future events occur or fail to occur. The assessment of contingencies inherently involves the exercise of significant judgement and estimates of the outcome of future events.

(iii)	Fair value of stock-based compensation and warrants

In determining the fair value of stock-based compensation and warrants, option pricing models are used that require management to make estimates and assumptions regarding the expected life and market price of its equity instruments, volatility, share price and risk-free interest rates.

(iv)	Going concern

As is common with exploration companies, the Company’s ability to continue its on-going and planned exploration activities and continue operations as a going concern, is dependent upon the recoverability of costs incurred to date on mineral properties, the existence of economically recoverable reserves, and the ability to obtain necessary equity financing from time to time. Management’s assessment of the going concern assumption requires significant judgement.

5.	Income taxes

The provision for income tax differs from the amount that would have resulted by applying the combined Canadian statutory income tax rates of approximately 26.5% (2021 – 26.5%):

	December 31, 2022	December 31, 2021
Loss before income tax	$(32,464,021)	$(3,936,090)
Canadian Statutory Tax Rate	26.5%	26.5%

Expected tax recovery	$(8,602,966)	$(1,043,064)
Share-based compensation	6,485,661	94,655
Foreign tax rate deferential	1,937	3,376
Change in tax benefit not recognized	2,270,728	1,038,309

Total	$155,360	$93,276

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

5.	Income taxes (continued)

The components of tax expense included in the determination of the loss for the year are as follows:

	December 31, 2022	December 31, 2021
Current tax expense	$—	$—
Deferred tax expense	155,360	93,276

Total	$155,360	$93,276

The following table reflects the change in deferred income tax liability at December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Balance, beginning of year	$(1,617,383)	$(1,640,003)
Deferred income tax expense	(155,360)	(93,276)
Foreign currency translation	(110,918)	115,896

Balance, end of year	$(1,883,661)	$(1,617,383)

The following table summarizes the components of deferred income tax:

	December 31, 2022	December 31, 2021
Exploration and evaluation assets	$(2,692,830)	$(2,312,310)
Loss carryforwards	809,169	694,927

Deferred tax liabilities, net	$(1,883,661)	$(1,617,383)

As at December 31, 2022, deferred tax assets for the carry forward of certain unused tax losses and unused tax credits have not been recognized as it is not probable that taxable income will be available against which the unused tax losses and credits can be utilized. Deductible temporary differences for which no deferred tax assets have been recognized are attributable to the following:

Canada	December 31, 2022	December 31, 2021
Non-capital losses	$68,327,000	$59,682,000
Deductible temporary differences	$2,497,249	$2,624,085
Property and equipment	$—	$1,452

Brazil	December 31, 2022	December 31, 2021
Non-capital losses	$4,597,870	$3,905,608

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

5.	Income taxes (continued)

Brazilian tax losses carried forward can only be applied, in any year, in an amount up to 30% of taxable income for that year. Tax losses in Canada can be carried forward to reduce taxable income in future years. The losses are scheduled to expire as follows:

Year of Expiry	Amount
2042	$8,645,000
2041	4,268,000
2040	3,355,000
2039	4,681,000
2038	3,843,000
2037	4,804,000
2036	6,207,000
2035	8,182,000
2034	8,041,000
2033	4,762,000
2032	2,950,000
2031	3,127,000
2030	2,891,000
2029	2,571,000

$68,327,000

6.	Cash and cash equivalents

	2022	2021
Cash at banks	$11,804,907	$14,971,250
Short-term deposits	—	173,169

	$11,804,907	$15,144,419

Cash at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are invested in certificate deposits at interbank rates with no fixed term of deposit.

7.	Amounts receivable

	December 31, 2022	December 31, 2021
HST	$165,385	$1,055,941
Other receivables	2,469	1,560,603

Total amounts receivable	$167,854	$2,616,544

Other receivables at December 31, 2021 consisted of amounts receivable on the Company’s Reg A financings (see Note 13), all of which were collected during the year ended December 31, 2022. No allowance was required to be taken.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

8.	Prepaid expenses

	2022	2021
Prepaid insurance	$17,656	$56,373
Other	81,228	43,193

	$98,884	$99,566

9.	Property and equipment

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Cost:
At January 1, 2022	$45,839	$68,582	$11,032	$856,829	$982,282
Additions	—	12,262	867	—	13,129
Effect of foreign exchange	3,188	4,647	719	59,584	68,138

At December 31, 2022	$49,027	$85,491	$12,618	$916,413	$1,063,549

Depreciation:
At January 1, 2022	$45,538	$60,727	$9,056	$—	$115,321
Effect of foreign exchange	3,166	4,191	587	—	7,944
Depreciation charge for the year	—	3,201	376	—	3,577

At December 31, 2022	$48,704	$68,119	$10,019	$—	$126,842

Net book value:
At December 31, 2022	$323	$17,372	$2,599	$916,413	$936,707
At January 1, 2022	$301	$7,855	$1,976	$856,829	$866,961

Cost:	Vehicles	Office equipment	Furniture and fixtures	Land	Total
At January 1, 2021	$49,225	$68,805	$11,805	$920,117	$1,049,952
Additions	—	4,664	—	—	4,664
Effect of foreign exchange	(3,386)	(4,887)	(773)	(63,288)	(72,334)

At December 31, 2021	$45,839	$68,582	$11,032	$856,829	$982,282

Depreciation:
At January 1, 2021	$48,901	$64,244	$9,233	$—	$122,378
Effect of foreign exchange	(3,363)	(4,449)	(611)	—	(8,423)
Depreciation charge for the year	—	932	434	—	1,366

At December 31, 2021	$45,538	$60,727	$9,056	$—	$115,321

Net book value:
At December 31, 2021	$301	$7,855	$1,976	$856,829	$866,961
At January 1, 2021	$324	$4,561	$2,572	$920,117	$927,574

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

10.	Exploration and evaluation assets

	Year ended December 31, 2022	Year ended December 31, 2021
Balance, beginning of year	$112,188,359	$114,893,005

Additions:
Mineral rights and land fees	19,230	17,362
Additions to exploration and evaluation assets	3,701,119	1,148,588
Share-based compensation (Note 14)	368,341	293,856
Effect of foreign exchange	3,939,703	(4,164,452)

Balance, end of year	$120,216,752	$112,188,359

11.	Trade payables and accrued liabilities

	December 31, 2022	December 31, 2021
Trade payables	$610,371	$1,022,440
Accruals	544,501	972,377
Current portion of land fee installments	—	11,143

Total trade payables and accrued liabilities	$1,154,872	$2,005,960

Included in trade payables and accruals are amounts invoiced or accrued, respectively, according to consulting contracts with directors, officers and consultants of the Company (see Note 19).

During the year ended December 31, 2017, the Company entered into an installment program with the National Mining Agency (“ANM”) for the payment of its mineral rights and land fees. The installment program allows for the payment of outstanding land fees on a monthly basis over a period of five years. Each installment is charged interest at the rate posted by the Special Settlement and Custody System (“SELIC”) until the month prior to payment plus 1% in the month of payment. Any monthly installments not paid by the due date would incur additional fines of 0.33% per day up to a maximum of 20%. Failure to pay two consecutive monthly installments will result in the cancellation of the instalment plan. As at December 31 31, 2022, the balance owing on the installment plan was $nil (December 31, 2021 - $11,143 (R$62,177)), included in current portion of land fee installments in the table above, which approximated the present value of the expected payments.

12.	Loans payable

		2227929
	Sentient	Ontario Inc.	Aberdeen	Sulliden	Greenway	Newdene	Total
Balance, December 31, 2020	$1,125,410	$115,622	$461,012	$71,617	$—	$—	$1,773,661

Draw downs		160,000	381,000	—	138,603	135,000	814,603
Interest and financing fees	256,467	29,363	74,036	8,053	12,771	9,232	389,922
Extension fee transferred from accounts	250,000	—	—	—	—	—	250,000
payable[1]
Payments	(1,631,877)	(304,985)	(916,048)	(79,670)	(151,875)	(144,232)	(3,228,687)
Effect of foreign exchange	—	—	—	—	501	—	501

Balance, December 31, 2022 and 2021	$—	$—	$—	$—	$—	$—	$—

1.	The extension fees were accrued during the years ended December 31, 2020 and 2019 and transferred from accounts payable and accrued liabilities to the loan balance on September 30, 2021. See below.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

12.	Loans payable (continued)

On October 29, 2019, Brazil Potash entered into a loan agreement with Sentient Global Resource Fund IV LP, (“Sentient”). Pursuant to the terms of the loan agreement (the “Loan”), Sentient agreed to lend the Company $1,000,000 at an interest rate of 30% per annum and an initial repayment date of April 29, 2020. The Company also accrued a setup fee of $200,000 to accounts payable and accrued liabilities, in connection with the loan. On April 29, 2020, the Company accrued an extension fee of $50,000 to accounts payable and accrued liabilities, to extend the due date on the loan to July 31, 2020. The Company began accruing interest on the loan on August 1, 2020. On September 30, 2021, the Company entered into an amended and restated loan agreement with Sentient (the “Amended Loan”). Under the terms of the Amended Loan, the principal and accrued interest due and payable under the original loan along with the extension fees of $250,000, previously included in accounts payable and accrued liabilities, totaling $1,599,794, was capitalized to the loan balance at September 30, 2021. The Amended Loan accrued interest at a rate of 12%. The principal and accrued interest was due and payable no later than June 30, 2022. The Amended Loan included restrictive covenants which restricted the Company from incurring any other indebtedness with a maturity earlier than June 30, 2022 or making any payments of interest, fees or principal under any loan agreements entered into on or after September 30, 2021 until the Amended Loan is paid in full. On November 30, 2021, the Company repaid the balance of the loan, including interest accrued. A director of the Company is a principal at Sentient.

On June 15, 2020, the Company entered into a loan agreement with 2227929 Ontario Inc. (“2227929”) Pursuant to the terms of the loan agreement, 2227929 agreed to lend the Company $40,000 at an interest rate of 12% per annum. On December 17, 2020 and during the year ended December 31, 2021, the Company drew down additional amounts of $70,000 and $160,000, respectively, on the loan. Interest and principal were due and payable three months from the date of the agreement. On September 15, 2020, the loan was further extended three months under the same terms. On December 15, 2020, the loan was extended to July 31, 2021 and on September 30, 2021 the loan was further extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan including interest accrued.

On July 2, 2020, the Company entered into a loan agreement with Aberdeen International Inc. (“Aberdeen”) Pursuant to the terms of the loan agreement, Aberdeen agreed to lend the Company $100,000 at an interest rate of 12% per annum. Interest and principal are due and payable on or before January 2, 2021. During the year ended December 31, 2020, Aberdeen advanced an additional $348,000 to the Company under the same terms. On January 15, 2021, the Company drew down an additional $32,000. On February 9, 2021, the loans were extended to July 31, 2021. On September 30, 2021, the loan was further extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan, including interest accrued. Stan Bharti (a director of the Company) is a director and officer of Aberdeen and Ryan Ptolemy (an officer of the Company), is an officer of Aberdeen.

On April 1, 2021 and August 4, 2021, the Company entered into additional loan agreements with Aberdeen with a maturity date of December 31, 2021. Pursuant to the terms of the loan agreement, Aberdeen agreed to lend the Company $200,000 and $149,000 at an interest rate of 12% per annum. On September 30, 2021, the loans were extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan, including interest accrued.

On October 22, 2020, the Company entered into a loan agreement with Sulliden Mining Capital Inc. (“Sulliden”). Pursuant to the terms of the loan agreement, Sulliden agreed to lend the Company $70,000 at an interest rate of 12% per annum. Interest and principal were due and payable on or before December 21, 2020. On February 10, 2021, Sulliden agreed to extend the maturity date of the loan to July 31, 2021. On July 31, 2021, the maturity

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

12.	Loans payable (continued)

date of the loan was extended to December 31, 2021 and on September 30, 2021 the loan was further extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan, including interest accrued. Stan Bharti (a director of the Company) is a director and officer of Sulliden and Ryan Ptolemy (an officer of the Company), is an officer of Sulliden.

On February 26, 2021, the Company entered into a loan agreement with Greenway Investments International Ltd. (“Greenway”). Pursuant to the terms of the loan agreement, Greenway agreed to lend the Company CAD$175,000 ($138,603), at an interest rate of 12% per annum. Interest and principal are due and payable on or before September 1, 2021. On September 30, 2021, the loan was extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan, including interest accrued.

On May 5, 2021, the Company entered into a loan agreement with Newdene Gold Inc. (“Newdene”). Pursuant to the terms of the loan agreement, Newdene agreed to lend the Company $135,000, at an interest rate of 12% per annum. Interest and principal are due and payable on or before December 31, 2021. On September 30, 2021, the loan was extended to June 30, 2022. On November 29, 2021, the Company repaid the balance of the loan, including interest accrued.

13.	Share capital

(a)	Authorized

Unlimited number of common shares without par value.

(b)	Issued

	Year ended December 31, 2022		Year ended December 31, 2021
	Number of shares	Stated Value $	Number of shares	Stated Value $
Common shares
Balance, beginning of year	34,596,422	227,154,731	32,534,368	197,304,457
Reg A offering, net of issue costs	467,462	6,789,838	2,062,054	29,850,274
DSU exercise	166,667	1,666,668	—	—

Balance, end of year	35,230,551	235,611,237	34,596,422	227,154,731

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1. All common share, options, DSU and value per share amounts in the financial statements have been updated to reflect the share consolidation.

On May 19, October 18, November 2, November 25 and December 20, 2021, the Company closed Tier 2 offerings pursuant to Regulation A (Regulation A+) (“Reg A Offering”) issuing 2,062,054 common shares of the Company at a purchase price of $16.00 per share for gross proceeds of $32,992,880. The Company paid share issue costs of $3,142,606 in connection with the offerings.

On January 28, 2022, February 2, 2022, March 24, 2022, April 8, 2022, May 11, 2022, June 22, 2022, July 22, 2022, August 8, 2022, and August 31, 2022, the Company closed portions of a Reg A Offering issuing 467,462 common shares of the Company at a purchase price of $16.00 per share for gross proceeds of $7,479,444.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

13.	Share capital (continued)

During the year ended December 31, 2022, the Company paid share issue costs of $689,606 in connection with the offerings.

On December 21, 2022, 166,667 DSUs with a grant date fair value of $1,666,668 were exercised.

14.	Share-based payments

The continuity of share-based payments reserve activity during the years was as follows:

	Year ended	Year ended
	December 31, 2022	December 31, 2021
Balance, beginning of the year	$43,023,258	$43,259,413
Vesting of options	1,725,617	—
Vesting of DSUs	22,996,915	651,045
Option extension	657,800	—
DSU exercise	(1,666,668)	—
Expired options	(2,812,108)	(887,200)

Balance, end of the year	$63,924,814	$43,023,258

(a)	Option plan

The Company has an incentive share option plan (the “Plan”) whereby the Company may grant to directors, officers, employees and consultants options to purchase shares of the Company. The Plan provides for the issuance of share options to acquire up to 10% of the Company’s issued and outstanding capital at the date of grant. The Plan is a rolling plan, as the number of shares reserved for issuance pursuant to the grant of stock options will increase as the Company’s issued and outstanding share capital increases. Options granted under the Plan will be for a term not to exceed five years.

The plan provides that it is solely within the discretion of the Board to determine who would receive share options and in what amounts. In no case (calculated at the time of grant) shall the plan result in:

•	the number of options granted in a twelve-month period to any one consultant exceeding 2% of the issued shares of the Company;

•	the aggregate number of options granted in a twelve-month period to any one optionee exceeding 5% of the outstanding shares of the Company; and

•

the number of options granted in a twelve-month period to employees and management company employees undertaking investor relations activities exceeding in aggregate 2% of the issued shares of the Company.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

14.	Share-based payments (continued)

(a)	Option plan (continued)

Share option transactions continuity during the period were as follows (in number of options):

	Year ended December 31, 2022		Year ended December 31, 2021
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, beginning of year	1,886,375	$7.86	1,986,375	$8.09
Granted	312,500	$16.00	—	$—
Extended	50,000	$10.00	—	$—
Expired	(218,750)	$8.28	(100,000)	$12.50

Balance, end of year	2,030,125	$9.12	1,886,375	$7.86

On January 20, 2022, the Company granted 312,500 options with exercise prices of $16.00 and an expiry date of January 20, 2027. The options vest in four equal instalments over two years starting on the date of grant. The fair value of the options of $6.936 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 48% based on the historic volatility of comparable companies, risk-free interest rate of 1.68% and an expected life of 5.0 years. During the year ended December 31, 2022, the Company recognized an expense of $1,725,617 was charged to the consolidated statements of loss and other comprehensive loss.

The Company extended the expiry dates of options held by a consultant of the Company such that 50,000 options with exercise prices of $10.00 per share and expiring on November 25, 2021, would expire on July 22, 2025. The weighted average incremental fair value of the options of $2.40 was estimated using the Black-Scholes option pricing model, calculated immediately before and after the extension, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 48% based on the historic volatility of comparable companies, risk-free interest rate of 1.46% and an expected life of 3.6 years. The total value of the option extension was $120,000 which was capitalized to exploration and evaluation assets.

During the year ended December 31, 2022, 218,750 options with weighted average exercise prices of $8.28 per share, expired, unexercised.

At December 31, 2022, outstanding options to acquire common shares of the Company were as follows:

Date of expiry	Options outstanding	Options exercisable	Exercise price
July 30, 2023	135,000	135,000	$4.00
July 30, 2023	195,750	195,750	$10.00
June 1, 2024	62,500	62,500	$15.00
July 20, 2025	795,625	795,625	$10.00
July 20, 2025	528,750	528,750	$4.00
January 20, 2027	312,500	156,250	$16.00

	2,030,125	1,873,875

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

14.	Share-based payments (continued)

(b)	Deferred share unit plan (“DSU plan”)

The Company has a DSU plan that provides for the grant of DSUs to employees, officers or directors of the Company. The Plan allows the Company the ability to issue one common share from treasury for each DSU held on the date upon which the participant ceases to be a director, officer or employee of the corporation. The maximum number of Common Shares available for issuance under the DSU plan may not exceed 10% of the fully diluted issued share capital of the Company at any time.

DSU transactions continuity during the years were as follows (in number of DSUs):

	Year ended	Year ended
	December 31, 2022	December 31, 2021
Balance, beginning of year	1,925,000	1,925,000
Cancelled	(606,250)	—
Exercised	(166,667)	—
Granted	2,112,500	—

Balance, end of year	3,264,583	1,925,000

Of the 3,264,583 DSUs outstanding, 2,476,250 have vested.

The 1,675,000 DSUs granted during the year ended December 31, 2015 had the following vesting conditions:

(i)	As to one-third of the DSUs, vesting shall occur immediately;

(ii)

As to the second one-third, upon the later of (a) completion by the Company of a pre-feasibility study or feasibility study; and (b) receipt by the Company of the preliminary license for the project; and

(iii)	As to the final one third of the DSUs, upon the Company completing arrangements for project construction financing, as detailed in the pre-feasibility study or feasibility study for the project.

Of the 1,675,000 DSUs granted, 1,033,334 DSUs have vested, of which 166,667 were exercised, 225,000 were forfeited and 416,666, which have the vesting condition (iii) above, were revised such that the vesting condition previously estimated to be met December 2019 was changed to June 30, 2023 as that is the estimated timeline. The estimated fair value of the DSUs at the date of grant is recognized over the vesting period. During the year ended December 31, 2022, the Company recognized a recovery of $561,969, related to this amortization (year ended December 31, 2021 – expense of $425,879) of which, an expense of $60,489 (December 31, 2021 – $68,690) was capitalized to exploration and evaluation assets, with the remaining recovery of $622,458 (year ended December 31, 2021 – expense of $357,189) was charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at grant date were valued using an estimated market price of $10.00.

On July 25, 2017, the Company granted an additional 250,000 DSUs. The DSUs vested immediately. The fair value of the DSUs at the date of grant was valued using an estimated market price of $15.00.

On August 9, 2019, the Company granted 125,000 DSUs. 50,000 DSUs vested immediately, while 37,500 DSUs would vest when the Company obtains its installation licenses for the Autazes project estimated to be March 31, 2022 and the final 37,500 DSUs would vest upon the Company initiating project construction estimated to be in July 2022. The expected vesting dates of the DSUs were subsequently revised such that

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

14.	Share-based payments (continued)

(b)	Deferred share unit plan (“DSU plan”) (continued)

the DSUs expected to vest March 31, 2022 and July 2022 are expected to vest June 30, 2023. The fair value of the DSUs at the date of grant is amortized over the vesting period. During the year ended December 31, 2022, the Company recognized an expense of $187,852 (year ended December 31, 2021 – $225,166) was capitalized to exploration and evaluation assets. The fair value of the DSUs at the date of grant was valued using an estimated market price of $15.00.

On February 15, 2022, the Company granted 862,500 DSUs. The DSUs vest in six equal tranches every six months over a three-year term. On August 15, 2022, 506,250 of the DSUs were cancelled. The fair value of the DSUs is amortized over the vesting period. During the year ended December 31, 2022, the Company recognized an expense of $3,371,032 related to this amortization charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On September 16, 2022, the Company granted 1,250,000 DSUs. The DSUs vest immediately. During the year ended December 31, 2022, the Company recognized an expense of $20,000,000, related to the estimated fair value of the DSUs at the date of grant charged to the consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

During the year ended December 31, 2022, the total amount related to the vesting of DSUs was $22,996,915 (year ended December 31, 2021 – $651,045) of which $248,341 (year ended December 31, 2021 – $293,856) was capitalized to exploration and evaluation assets and $22,748,574 (year ended December 31, 2021 – $357,189) is included in the consolidated statements of loss and other comprehensive loss.

15.	Warrants

At December 31, 2022, outstanding warrants to acquire common shares of the Company were as follows:

Number of warrants	Exercise price	Expiry Date
286,875	$4.00	*

*

On September 11, 2009, the Company issued 286,875 broker warrants in connection with a private placement financing. These warrants are exercisable for up to twelve months from the date the Company begins trading on a public exchange.

Warrant transactions during the years were as follows:

	Year ended December 31, 2022			Year ended December 31, 2021
	Number of warrants	Weighted average exercise price	Grant date fair value	Number of warrants	Weighted average exercise price	Grant date fair value
Balance, beginning of year	286,875	$4.00	$604,000	5,835,875	$9.71	$23,715,254
Expired	—	—	—	(5,549,000)	10.00	(23,111,254)

Balance, end of year	286,875	$4.00	$604,000	286,875	$4.00	$604,000

On May 15, 2021, 5,549,000 warrants with exercise prices of $10.00 expired, unexercised.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

16.	Loss per share

Basic loss per share is calculated by dividing the loss for the year by the weighted average number of common shares outstanding during the year ended December 31:

	2022	2021
Loss for the year attributable to common shareholders	$32,619,381	$4,029,366

Weighted average number of common shares	34,905,633	32,792,475

Basic and diluted loss per common share	$0.93	$0.12

The basic and diluted loss per share excludes options exercisable for 1,873,875 common shares of the Company at a weighted average exercise price of $8.54, warrants exercisable for 286,875 common shares of the Company at a weighted average exercise price of $4.00 and 2,476,250 vested DSUs as these are anti-dilutive.

17.	Financial Risk Management Objectives and Policies

The Company’s financial instruments comprise cash and cash equivalents, amounts receivable, trade payables and accrued liabilities. The main purpose of these financial instruments is to raise finance to fund operations.

The Company does not enter into any derivative transactions.

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets. With respect to credit risk arising from financial assets of the Company, which comprise cash and minimal receivables, the Company’s exposure to credit risk arises from default of counterparties, with a maximum exposure equal to the carrying amount of these instruments. Cash and cash equivalents are held with high credit quality financial institutions. Other amounts receivable consists of amounts collected on behalf of the Company by a service provider used in connection with its Reg A financing. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(b)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at December 31, 2022, the Company had a cash and cash equivalents balance of $11,804,907 to settle current liabilities of $1,154,872.

(c)	Market risk

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices will affect the Company’s income or the value of its holdings of financial instruments.

(d)	Interest rate risk

The Company has cash and cash equivalent balances as at December 31, 2022. The Company considers interest rate risk to be minimal as cash is held on deposit at major financial institutions.

(e)	Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investment in its foreign subsidiary. The

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

17.	Financial Risk Management Objectives and Policies (continued)

(e)	Foreign currency risk (continued)

Company’s foreign currency risk arises primarily with respect to the Canadian dollar and Brazilian Reais. Fluctuations in the exchange rates between these currencies and the US dollar could have a material impact on the Company’s business, financial condition and results of operations. The Company does not engage in hedging activity to mitigate this risk.

The following summary illustrates the fluctuations in the exchange rates applied during the year ended December 31, 2022:

	Average rate	Closing rate
CAD	0.7692	0.7383
BRL	0.1936	0.1917

A $0.01 strengthening or weakening of the US dollar against the Canadian dollar at December 31, 2022 would result in an increase or decrease in operating loss of $1,785 and an increase or decrease in other comprehensive income of approximately $nil. A $0.01 strengthening or weakening of the US dollar against the Brazilian Real would result in an increase or decrease in operating loss of approximately $nil and an increase or decrease in other comprehensive loss in the consolidated statements of loss and other comprehensive loss of approximately $3,344,862.

(f)	Capital management

The Company manages its capital to ensure that it will be able to continue as a going concern in order to support the ongoing exploration and development of its mineral property in Brazil and to provide sufficient working capital to meet its ongoing obligations.

In the management of capital, the Company includes the components of shareholders’ equity, cash and cash equivalents, as well as short-term investments (if any).

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as, in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets and adjust the amount of cash and cash equivalents and short-term investments. There is no dividend policy. The Company is not subject to any externally imposed capital requirements, nor is its subsidiary in Brazil. There were no changes to the Company’s capital management during the years ended December 31, 2022 and 2021.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

18.	Financial Instruments

The fair values of financial assets and liabilities, together with the carrying amounts shown in the consolidated statements of financial position, are as follows:

	Financial instrument classification	Carrying amount	Fair value
As at December 31, 2022		$	$
Financial assets:
Cash and cash equivalents	FVPL	11,804,907	11,804,907
Amounts receivable	Amortized cost	2,469	2,469
Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	1,154,872	1,154,872

As at December 31, 2021		$	$
Financial assets:
Cash and cash equivalents	FVPL	15,144,419	15,144,419
Amounts receivable	Amortized cost	1,560,603	2,616,544
Financial liabilities:
Trade payables and accrued liabilities	Amortized cost	2,005,960	2,005,960

The fair value of short-term financial instruments approximates their carrying value due to the relatively short period of time to maturity. These include cash and cash equivalents, restricted cash, amounts receivable, trade payables and accrued liabilities and loans.

19.	Related Party Disclosures

(a)	Key management personnel compensation

In addition to their contracted fees, directors and executive officers also participate in the Company’s Share option program and DSU plan. Certain executive officers are subject to a mutual termination notice ranging from one to twelve months. Key management personnel compensation comprised:

	Year ended December 31, 2022	Year ended December 31, 2021
Directors & officers compensation	$1,589,996	$1,674,175
Share-based payments	16,764,919	412,141

	$18,354,915	$2,086,316

Included in the above amounts, is $579,996 (December 31, 2021 - $579,996) paid or accrued according to a contract for business and operational consulting services with Forbes & Manhattan, Inc., a company for which Mr. Stan Bharti (a director of the Company) is the Executive Chairman.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

19.	Related Party Disclosures (continued)

(a)	Key management personnel compensation (continued)

During the year ended December 31, 2022, the Company recorded an expense of $16,764,919 (December 31, 2021 – $412,141) in share-based compensation related to the amortization of the estimated fair value of DSUs granted to directors and officers of the Company in 2015 and 2022. As at December 31, 2022, 2,375,000 DSUs were granted to officers and directors of the Company of which 1,854,240 have vested, and 520,760 have not yet vested (See Note 14(b)).

(b)	Transactions with other related parties

As at December 31, 2022, trade payables and accrued liabilities included an amount of $16,686 (December 31, 2021 - $177,824) owing to directors and officers of the Company for consulting fees and $9,299 owing to directors and officers for expense reimbursement (December 31, 2021 - $nil).

During the year ended December 31, 2022, the Company recorded an expense of $1,818,755 (December 31, 2021 - $207,127) for travel costs with Tali Flying LP, a company which has a common director. As at December 31, 2022, trade payables and accrued liabilities included $39,495 (December 31, 2021 - $67,408) owing to Tali Flying LP.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

20.	Commitments and contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $8,000,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of the Company, as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,518,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these consolidated financial statements.

21.	Subsequent events

During the year ended December 31, 2023, 330,750 options with weighted average exercise prices of $7.55, were exercised for gross proceeds of $2,497,500.

During the year ended December 31, 2023, 25,000 DSUs with a grant date fair value of $400,000 were exercised.

During the year ended December 31, 2023, the Company granted 12,500 options with exercise prices of $16.00.

During the year ended December 31, 2023, 256,250 options with weighted average exercise prices of $15.85 were cancelled.

During the year ended December 31, 2023, the Company granted 312,500 DSUs to officers, directors and consultants of the Company. 225,000 of the DSUS vested immediately, 25,000 vest in four equal quarterly installments of twelve months from the date of grant and 62,500 DSUs vest on October 11, 2024.

In April 2024, the Company received its mine installation license.

Brazil Potash Corp.

Notes to the Consolidated Financial Statements

For the years ended December 31, 2022 and 2021

21.	Subsequent events (continued)

During the six months ended June 30, 2024, the Company granted 93,750 warrants of the Company as compensation for services to a company on which a former director of the Company is the founder and CIO. Each warrant was exercisable for one common share of the Company at an exercise price of $16.00 for one year from the date of grant. The warrants were exercised for gross proceeds of $1,500,000.

During the six months ended June 30, 2024, 112,500 DSUs with a fair value of $1,750,000 were exercised.

During the six months ended June 30, 2024, 160,000 options with exercise prices of $4.00 were exercised for gross proceeds of $640,000.

During the six months ended June 30, 2024, the Company granted 556,250 DSUs to directors, officers and consultants of the Company. 506,250 of the DSUs vested immediately, the remaining 50,000 vest in four equal installments every year for four years form the date of grant. In addition, 81,250 DSUs were forfeited, unvested.

On July 1, 2024, the Company granted 3,087,500 restricted share units (“RSUs”) to directors, officers and consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company.

On July 11, 2024, 56,250 DSUs with a grant date fair value of $900,000 were exercised.

On August 6, 2024, 144,166 options with weighted average exercise prices of $4.70, were exercised for gross proceeds of $677,500.

On August 12, 2024, the Company granted 87,500 restricted share units (“RSUs”) to consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company.

On August 12, 2024, the Company granted 250,000 DSUs under the Company’s new incentive plan to the Chair of the Company’s advisory board. The DSUs vest in four equal tranches every six months beginning on the date of grant.

On September 4, 2024, 50,000 options with exercise prices of $4.00 were exercised.

On October 9, 2024, the Company granted 387,500 RSUs to directors, officers and consultants of the Company. The RSUs vest in four equal tranches every six months beginning on the date of grant.

On October 10, 2024, 135,000 options with exercise prices of $4.00 were exercised.

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1.

Brazil Potash Corp.

Condensed Interim Consolidated Statements of Financial Position

(Expressed in U.S. dollars)

As at:	September 30, 2024	December 31, 2023
ASSETS
Current
Cash and cash equivalents	$1,251,176	$2,450,239
Amounts receivable (Note 3)	193,317	149,757
Prepaid expenses	197,644	236,329

Total current assets	1,642,137	2,836,325
Non-current
Property and equipment (Note 4)	900,653	1,012,032
Exploration and evaluation assets (Note 5)	123,528,420	129,298,494

Total assets	$126,071,210	$133,146,851

LIABILITIES
Current
Trade payables and accrued liabilities (Notes 6, 11)	$5,081,643	$1,730,103

Total current liabilities	5,081,643	1,730,103
Non-current
Deferred income tax liability	2,036,351	2,196,087

Total liabilities	7,117,994	3,926,190
Equity
Share capital (Note 7)	251,489,731	242,487,728
Share-based payments reserve (Note 8)	77,404,265	64,280,247
Warrants reserve (Note 9)	604,000	604,000
Accumulated other comprehensive loss	(73,405,686)	(65,419,483)
Deficit	(137,139,094)	(112,731,831)

Total equity	118,953,216	129,220,661

Total liabilities and equity	$126,071,210	$133,146,851

Reporting entity and going concern (Note 1)

Commitments and contingencies (Note 12)

Subsequent events (Note 13)

See accompanying notes to the condensed interim consolidated financial statements.

Brazil Potash Corp.

Condensed Interim Consolidated Statements of Loss and Other Comprehensive Loss

(Expressed in U.S. dollars)

(Unaudited)

	Three months ended September 30, 2024	Three months ended September 30, 2023	Nine months ended September 30, 2024	Nine months ended September 30, 2023
Expenses
Consulting and management fees (Note 11)	$548,700	$467,536	$1,792,984	$4,883,165
Professional fees	383,328	274,849	1,206,431	1,043,420
Share-based compensation (Notes 8, 11)	10,847,847	486,417	20,744,083	4,649,004
Travel expenses (Note 11)	67,002	94,141	332,543	247,897
General office expenses	37,014	25,594	106,750	91,893
Foreign exchange loss (gain)	12,492	2,050	7,268	(8,525)
Communications and promotions	286,309	79,200	707,004	580,742

Operating Loss	12,182,692	1,429,787	24,897,063	11,487,596
Finance income	(4,527)	(62,515)	(14,142)	(248,132)

Loss for the period before income taxes	12,178,165	1,367,272	24,882,921	11,239,464
Deferred income tax provision	34,504	37,923	90,962	106,360

Loss for the period before income taxes	12,212,669	1,405,195	24,973,883	11,345,824
Other comprehensive loss (income):
Items that subsequently may be reclassified into net income:
Foreign currency translation	(1,296,016)	2,624,417	7,986,203	(2,591,760)

Total comprehensive loss for the period	$10,916,653	$4,029,612	$32,960,086	$8,754,064

Basic and diluted loss per share	$0.34	$0.04	$0.70	$0.32
Weighted average number of common shares outstanding—basic and diluted	36,102,936	35,485,638	35,807,853	35,324,573

See accompanying notes to the condensed interim consolidated financial statements.

Brazil Potash Corp.

Condensed Interim Consolidated Statement of Changes in Equity

(Expressed in U.S. dollars)

(Unaudited)

	Common Shares		Warrants	Share-based payments Reserve	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Shareholders’ Equity
	#	$	$	$	$	$	$
Balance, December 31, 2022	35,230,551	235,611,237	604,000	63,924,814	(70,332,349)	(99,621,131)	130,186,571
Deferred share units	—	—	—	5,073,661	—	—	5,073,661
Deferred share units exercised (Notes 7 and 8(b))	25,000	400,000	—	(400,000)	—	—	—
Option vesting	—	—	—	(346,408)	—	—	(346,408)
Option exercise (Note 8(a)	330,750	6,476,491	—	(3,978,991)	—	—	2,497,500
Option expiry (Note 8(a))	—	—	—	(963,660)	—	963,660	—
Loss and comprehensive loss for the period	—	—	—	—	2,591,760	(11,345,824)	(8,754,064)

Balance, September 30, 2023	35,586,301	242,487,728	604,000	63,309,416	(67,740,589)	(110,003,295)	128,657,260

Balance, December 31, 2023	35,586,301	242,487,728	604,000	64,280,247	(65,419,483)	(112,731,831)	129,220,661
Deferred share units (Note 8(b))	—	—	—	10,108,561	—	—	10,108,561
Deferred share units exercised (Notes 7 and 8(b))	168,750	2,650,000	—	(2,650,000)	—	—	—
Restricted share units (Note 8(c))	—	—	—	9,104,110	—	—	9,104,110
Option vesting (Note 8(a))	—	—	—	2,970	—	—	2,970
Option exercise (Note 8(a)	354,166	4,392,503	—	(2,875,003)	—	—	1,517,500
Option expiry (Note 8(a))	—	—	—	(566,620)	—	566,620	—
Warrants issued (Note 9)	—	—	459,500	—	—	—	459,500
Warrant exercise (Note 7)	93,750	1,959,500	(459,500)	—	—	—	1,500,000
Loss and comprehensive loss for the period	—	—	—	—	(7,986,203)	(24,973,883)	(32,960,086)

Balance, September 30, 2024	36,202,967	251,489,731	604,000	77,404,265	(73,405,686)	(137,139,094)	118,953,216

See accompanying notes to the condensed interim consolidated financial statements.

Brazil Potash Corp.

Condensed Interim Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

	Nine months ended September 30, 2024 $	Nine months ended September 30, 2023 $
CASH FLOWS FROM
OPERATING ACTIVITIES
Loss for the period	(24,973,883)	(11,345,824)
Adjustment for:
Finance income	(14,142)	(248,132)
Share-based compensation	20,744,083	4,649,004
Deferred income tax provision	90,962	106,360

	(4,152,980)	(6,838,592)
Change in amounts receivable	(47,465)	97,777
Change in prepaid expenses	36,671	(103,770)
Change in trade payables and accrued liabilities	3,367,937	152,309

Net cash used in operating activities	(795,837)	(6,692,276)

CASH FLOWS FROM
FINANCING ACTIVITIES
Option exercise	1,517,500	2,497,500
Warrant exercise	1,500,000	—

Net cash from financing activities	3,017,500	2,497,500

CASH FLOWS FROM
INVESTING ACTIVITIES
Acquisition of property and equipment	(5,033)	(4,734)
Exploration and evaluation assets	(3,353,325)	(2,437,599)
Finance income	14,142	248,132

Net cash used in investing activities	(3,344,216)	(2,194,201)

Effect of exchange rate changes on cash and cash equivalents	(76,510)	(19,076)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,199,063)	(6,408,053)
CASH AND CASH EQUIVALENTS, beginning of period	2,450,239	11,804,907

CASH AND CASH EQUIVALENTS, end of period	1,251,176	5,396,854

SUPPLEMENTAL INFORMATION:
Depreciation of assets capitalized to exploration and evaluation assets	3,629	3,352
Share-based compensation (recovery) included in exploration and evaluation assets	(1,068,942)	78,249

See accompanying notes to the condensed interim consolidated financial statements.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

1.	Reporting entity and going concern

Brazil Potash Corp. (the “Company”) was incorporated under the laws of the Province of Ontario, Canada by Articles of Incorporation on October 10, 2006. The Company remained inactive until June 16, 2009. On June 18, 2009, the Company’s subsidiary Potassio do Brasil Ltda. (the “Subsidiary”) was incorporated. The principal activity of Brazil Potash Corp. is the exploration and development of potash properties in Brazil. The Company’s head office is located at 198 Davenport Road, Toronto, Ontario, M5R 1J2, Canada.

The unaudited condensed interim consolidated financial statements (“Interim Financial Statements”) include the financial statements of the Company and its subsidiary that is listed in the following table:

		% Ownership
	Country of incorporation	September 30, 2024	December 31, 2023
Potassio do Brasil Ltda.	Brazil	100%	100%

The Company received its Preliminary Social and Environmental License (the “LP”) for its potash mining project in Brazil (the “Autazes Project”) from the Amazonas Environmental Protection Institute (“IPAAM”) in July 2015 based on submission of a full Environmental and Social Impact Assessment prepared by the Company and its consultant Golder Associates Inc. (“Golder”) in January 2015. Prior to receiving the LP, the Company and Golder participated in public hearings and conducted several rounds of consultations with local indigenous communities near the Autazes Project in accordance with the guidelines and requirements established by Fundação Nacional do Índio (“FUNAI”). Despite this work, the Brazil Federal Public Ministry opened a civil investigation in December 2016 that questioned the validity of the Company’s LP based on a motion from a non-governmental organization that the Company’s consultations with indigenous communities were not conducted in compliance with International Labour Organization Convention 169, as Brazil is a signatory to this international convention. As a result of the foregoing investigation, in March 2017, the Company agreed with the court overseeing such investigation, the Brazil Federal Public Ministry, the Brazilian Amazonas Environmental Protection Institute, the Brazilian National Mineral Agency, FUNAI, and representatives of the Mura indigenous people (who make up the over 40 indigenous communities and tribes near the Autazes Project) to suspend its LP and to conduct additional consultations with the local Mura indigenous communities near the Autazes Project in accordance with International Labour Organization 169 (the “March 2017 Suspension Agreement”).

On September 25, 2023, the Mura indigenous people completed free and informed consultations following United Nations International Labour Organization Convention 169 protocols with over 90% voting in support, based on 94% of the invited tribe’s participating, to permit and construct the Project.

On August 25, 2023, the Company submitted to the Brazilian Amazonas Environmental Protection Institute (IPAAM) our application for the Installation License to ensure that the Company moved to the next stage of our permitting process, prior to the expiration of our Preliminary Environmental License on August 31, 2023 in accordance with its terms. On October 17, 2023, the Appellate Court accepted the new action from the Attorney General of the State of Amazonas and granted an injunction to suspend the Subsequent Lower Court Decision, therefore reinstating our environmental licensing and allowing it to proceed, as well as clarifying that the Brazilian Amazonas Environmental Protection Institute has jurisdiction over issuing the Company’s licenses.

As of August 2024, the Company has received from the Brazilian Amazonas Environmental Protection Institute all of the 21 Installation Licenses that the Company expects to be required for the construction of the Autazes Project.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

1.	Reporting entity and going concern (continued)

Going Concern

The preparation of the Interim Financial Statements requires an assessment on the validity of the going concern assumption. The validity of the going concern concept is dependent on financing being available for the continuing working capital requirements of the Company and for the development of the Company’s projects.

The Company incurred a loss of $24,973,883 for the nine months ended September 30, 2024 ($11,345,824 for the nine months ended September 30, 2023) and as at September 30, 2024 had an accumulated deficit of $137,139,094 (December 31, 2023 — $112,731,831) and negative working capital of $3,439,505 as at September 30, 2024 (including cash of $1,251,176) (December 31, 2023 — working capital of $1,106,222 (including cash of $2,450,239)).

The Company requires equity capital and/or financing for working capital and exploration and development of its properties as well as to repay its trade payables and current liabilities. As a result of continuing operating losses, the Company’s continuance as a going concern is dependent upon its ability to obtain adequate financing and financing to repay its current obligations, finance its exploration and development activities, and to reach profitable levels of operation. It is not possible to predict whether financing efforts will be successful or if the Company will obtain the necessary financing in order to finance its exploration and development activities or to attain profitable levels of operations. Management has previously been successful in raising the necessary funding to continue operations in the normal course of operations and during the year ended December 31, 2022 completed Tier 2 offerings pursuant to Regulation A (Regulation A+) under the Securities Act of 1933. In addition, the Company has filed a Form F-1 registration statement with the United States Securities and Exchange Commission for the initial public offering of its common shares.

However, the registration statement has not yet been declared effective and there is no assurance, that the Company will continue to be successful in closing the offering of shares, be successful in raising sufficient financing, or achieve profitable operations, to fund its operating expenses, or the future exploration and development of its properties. This raises substantial doubt about the Company’s ability to continue as a going concern. These Interim Financial Statements do not include any adjustments to the carrying amount, or classification of assets and liabilities, if the Company was unable to continue as a going concern. These adjustments may be material.

On the basis that additional funding as outlined above has and will be received when required, the directors are satisfied that it is appropriate to continue to prepare the Interim Financial Statements of the Company on the going concern basis.

2.	Basis of preparation

(a)	Statement of compliance

The Interim Financial Statements are in compliance with IAS 34, Interim Financial Reporting. Accordingly, certain information and disclosures normally included in annual financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), have been omitted or condensed. These Interim Financial Statements should be read in conjunction with the Company’s consolidated financial statements for the year ended December 31, 2023.

The Interim Financial Statements were authorized for issue by the Board of Directors on November 11, 2024.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

2.	Basis of preparation (continued)

(b)	Material accounting policies

The Interim Financial Statements were prepared using the same accounting policies and methods as those used in the Company’s consolidated financial statements for the year ended December 31, 2023, except as noted below.

New accounting pronouncements

IAS 1 — Presentation of Financial Statements (“IAS 1”) In January 2020 and October 2022, the International Accounting Standards Board (IASB) issued amendments to IAS 1 Presentation of Financial Statements. The amendments clarify the requirements for classifying liabilities as either current or non-current by clarifying that liabilities are classified as either current or non-current depending on the existence at the end of the reporting period of a right to defer settlement of the liability for at least twelve months after the reporting period. The amendments also clarify that only covenants that an entity must comply with on or before the reporting date would affect a liability’s classification as current or non-current, even if compliance with the covenant is only assessed after the entity’s reporting date, classification is unaffected by the likelihood that an entity will settle the liability within 12 months after the reporting date, and how an entity classifies debt an entity may settle by converting it into equity.

Additionally, the amendments added new disclosure requirements for situations where a liability is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months after the reporting date. The disclosure should enable users of financial statements to understand the risk that the liability classified as non-current could become repayable within 12 months after the reporting period. The adoption of the amendments to IAS 1 on January 1, 2024 did not have a significant impact on the Interim Financial Statements.

IAS 18 — Presentation and Disclosure of Financial Statement: In April 2024, the IASB issued the new standard IFRS 18 — Presentation and Disclosure of Financial Statements. This standard aims to bring more transparency and comparability to the financial performance of companies, enabling investors to make better investment decisions. IFRS 18 introduces three sets of new requirements: improved comparability of the profit or loss statement (statement of income), improved transparency of management-defined performance measures, and more useful grouping of information in financial statements. IFRS 18 will replace IAS 1 — Presentation of Financial Statements. This standard becomes effective for years beginning on or after January 1, 2027, and companies may apply it earlier subject to authorization by relevant regulators. The Company is assessing the impacts to ensure that all information complies with the standard.

3.	Amounts receivable

	September 30, 2024	December 31, 2023
HST	$179,840	$105,785
Other receivables	13,477	43,972

Total amounts receivable	$193,317	$149,757

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

4.	Property and equipment

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Cost:
At January 1, 2024	$52,839	$94,715	$18,138	$987,671	$1,153,363
Additions	—	4,118	915	—	5,033
Effect of foreign exchange	(5,886)	(10,704)	(1,992)	(110,017)	(128,599)

At September 30, 2024	$46,953	$88,129	$17,061	$877,654	$1,029,797

Depreciation:
At January 1, 2024	$52,491	$77,638	$11,202	$—	$141,331
Effect of foreign exchange	(5,846)	(8,771)	(1,199)	—	(15,816)
Depreciation charge for the period	—	3,271	358	—	3,629

At September 30, 2024	$46,645	$72,138	$10,361	$—	$129,144

Net book value:
At September 30, 2024	$308	$15,991	$6,700	$877,654	$900,653
At January 1, 2024	$348	$17,077	$6,936	$987,671	$1,012,032

	Vehicles	Office equipment	Furniture and fixtures	Land	Total
Cost:
At January 1, 2023	$49,027	$85,491	$12,618	$916,413	$1,063,549
Additions	—	2,497	4,441	—	6,938
Effect of foreign exchange	3,812	6,727	1,079	71,258	82,876

At December 31, 2023	$52,839	$94,715	$18,138	$987,671	$1,153,363

Depreciation:
At January 1, 2023	$48,704	$68,119	$10,019	$—	$126,842
Effect of foreign exchange	3,787	5,427	749	—	9,963
Depreciation charge for the period	—	4,092	434	—	4,526

At December 31, 2023	$52,491	$77,638	$11,202	$—	$141,331

Net book value:
At December 31, 2023	$348	$17,077	$6,936	$987,671	$1,012,032
At January 1, 2023	$323	$17,372	$2,599	$916,413	$936,707

5.	Exploration and evaluation assets

	September 30, 2024	December 31, 2023
Balance, beginning of period	$129,298,494	$120,216,752

Additions:
Mineral rights and land fees	44,925	41,073
Site operations, environmental, consulting and technical costs	3,312,029	3,894,243
Share-based compensation (Note 8)	(1,068,942)	127,670
Effect of foreign exchange	(8,058,086)	5,018,756

Balance, end of period	$123,528,420	$129,298,494

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

6.	Trade payables and accrued liabilities

	September 30, 2024	December 31, 2023
Trade payables	$3,683,418	$852,230
Accruals	1,398,225	877,873

Total trade payables and accrued liabilities	$5,081,643	$1,730,103

Included in trade payables and accrued liabilities are amounts invoiced or accrued, respectively, according to consulting contracts with directors, officers and consultants of the Company (see Note 11).

7.	Share capital

(a)	Authorized

Unlimited number of common shares without par value.

(b)	Issued

	September 30, 2024		December 31, 2023
	Number of shares	Stated Value $	Number of shares	Stated Value $
Common shares
Balance, beginning of period	35,586,301	242,487,728	35,230,551	235,611,237
DSU exercise (Note 8)	168,750	2,650,000	25,000	400,000
Option exercise (Note 8)	354,166	4,392,503	330,750	6,476,491
Warrant exercise (Note 9)	93,750	1,959,500	—	—

Balance, end of period	36,202,967	251,489,731	35,586,301	242,487,728

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1. All common shares, options, DSUs , RSUs and value per share amounts in the financial statements have been updated to reflect the share consolidation.

On September 4, 2024, 50,000 options with exercise prices of $4.00 were exercised for gross proceeds of $200,000.

On August 6, 2024, 144,166 options with weighted average exercise prices of $4.70, were exercised for gross proceeds of $677,500.

On July 11, 2024, 56,250 DSUs with a grant date fair value of $900,000 were exercised.

On June 18, 2024, 93,750 warrants with exercise prices of $16.00 were exercised for gross proceeds of $1,500,000.

On June 14, 2024, 62,500 DSUs with a grant date fair value of $1,000,000 were exercised.

On May 23, 2024, 25,000 options with exercise prices of $4.00, were exercised for gross proceeds of $100,000.

On May 22, 2024, 135,000 options with exercise prices of $4.00, were exercised for gross proceeds of $540,000.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

7.	Share capital (continued)

(b)	Issued (continued)

On March 28, 2024, 50,000 DSUs with a grant date fair value of $750,000 were exercised.

On July 31, 2023, 330,750 options with weighted average exercise prices of $7.55, were exercised for gross proceeds of $2,497,500.

On April 3, 2023, 25,000 DSUs with a grant date fair value of $400,000 were exercised.

8.	Share-based payments

The continuity of share-based payments reserve activity during the periods was as follows:

	September 30, 2024	December 31, 2023
Balance, beginning of the period	$64,280,247	$63,924,814
Vesting and forfeiture of options	2,970	180,587
Vesting and forfeiture of DSUs	10,108,561	4,650,337
Vesting of RSUs	9,104,110	—
DSU exercise	(2,650,000)	(400,000)
Option exercise	(2,875,003)	(3,978,991)
Expired options	(566,620)	(96,500)

Balance, end of the period	$77,404,265	$64,280,247

(a)	Option Plan

The Company has an incentive share option plan (the “Option Plan”) whereby the Company may grant to directors, officers, employees and consultants options to purchase shares of the Company. The Option Plan provides for the issuance of share options to acquire up to 10% of the Company’s issued and outstanding capital at the date of grant. The Option Plan is a rolling plan, as the number of shares reserved for issuance pursuant to the grant of stock options will increase as the Company’s issued and outstanding share capital increases. Options granted under the Option Plan will be for a term not to exceed five years.

The Option Plan provides that it is solely within the discretion of the Board to determine who would receive share options and in what amounts. In no case (calculated at the time of grant) shall the Option Plan result in:

•	the number of options granted in a twelve-month period to any one consultant exceeding 2% of the issued shares of the Company;

•	the aggregate number of options granted in a twelve-month period to any one optionee exceeding 5% of the outstanding shares of the Company; and

•

the number of options granted in a twelve-month period to employees and management company employees undertaking investor relations activities exceeding in aggregate 2% of the issued shares of the Company.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

8.	Share-based payments (continued)

(a)	Option Plan (continued)

Share option transactions continuity during the periods were as follows (in number of options):

	September 30, 2024		December 31, 2023
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
Balance, beginning of period	1,455,625	$8.34	2,030,125	$9.12
Granted	—	—	12,500	16.00
Exercised	(354,166)	4.28	(330,750)	7.55
Cancelled	(53,334)	15.00	(256,250)	15.85

Balance, end of period	1,048,125	$9.38	1,455,625	$8.34

On January 20, 2022, the Company granted 312,500 options with exercise prices of $16.00 and an expiry date of January 20, 2027. The options vest in four equal instalments over two years starting on the date of grant. The fair value of the options of $6.936 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 48% based on the historic volatility of comparable companies, risk-free interest rate of 1.68% and an expected life of 5.0 years. The estimated grant date fair value of the options is amortized over the vesting period. During the nine months ended September 30, 2024, the Company recognized an expense of $2,970 (three and nine months ended September 30, 2023 — $13,661 and $71,826, respectively) related to this amortization charged to the condensed interim consolidated statements of loss and other comprehensive. On May 11, 2023, 250,000 of the options were cancelled, unexercised, and replaced with 100,000 DSUs (see Note 8(b)).

On March 31, 2023, 6,250 options with exercise prices of $10.00, were cancelled.

On May 14, 2023, the Company granted 12,500 options with exercise prices of $16.00 and an expiry date of May 14, 2028. The options vested immediately on the date of grant. The fair value of the options of $1.902 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 51% based on the historic volatility of comparable companies, risk-free interest rate of 2.94% and an expected life of 5.0 years. During the nine months ended September 30, 2023, the Company recognized an expense of $95,100 included in the condensed interim consolidated statements of loss and other comprehensive loss.

On July 31, 2023, 135,000 options with exercise prices of $4.00 and 783,000 options with exercise prices of $10.00, were exercised for gross proceeds of $2,497,500.

On May 22, 2024, 135,000 options with exercise prices of $4.00, were exercised for gross proceeds of $540,000.

On May 23, 2024, 25,000 options with exercise prices of $4.00, were exercised for gross proceeds of $100,000.

On September 4, 2024, 50,000 options with exercise prices of $4.00 were exercised for gross proceeds of $200,000.

On August 6, 2024, 144,166 options with weighted average exercise prices of $4.70, were exercised for gross proceeds of $677,500.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

8.	Share-based payments (continued)

(a)	Option Plan (continued)

At September 30, 2024, outstanding options to acquire common shares of the Company were as follows:

Date of expiry	Options outstanding	Options exercisable	Exercise price
July 20, 2025	789,375	789,375	$10.00
July 20, 2025	183,750	183,750	$4.00
January 20, 2027	62,500	62,500	$16.00
May 11, 2028	12,500	12,500	$16.00

	1,048,125	1,048,125

(b)	Deferred share unit plan (“DSU Plan”)

The Company has a DSU Plan that provides for the grant of deferred share units (“DSUs”) to employees, officers or directors of the Company. The DSU Plan allows the Company the ability to issue one common share from treasury for each DSU held on the date upon which the participant ceases to be a director, officer or employee of the corporation. The maximum number of Common Shares available for issuance under the DSU Plan may not exceed 10% of the fully diluted issued share capital of the Company at any time.

DSU transactions continuity during the periods were as follows (in number of DSUs):

	Nine months ended September 30, 2024	Year ended December 31, 2023
Balance, beginning of period	3,552,083	3,264,583
Forfeit	(81,250)	—
Exercised	(168,750)	(25,000)
Granted	806,250	312,500

Balance, end of period	4,108,333	3,552,083

Of the 4,108,333 DSUs outstanding, 3,327,083 have vested.

The 1,675,000 DSUs granted during the year ended December 31, 2015 had the following vesting conditions:

(i)	As to one-third of the DSUs, vesting shall occur immediately;

(ii)

As to the second one-third, upon the later of (a) completion by the Company of a pre-feasibility study or feasibility study; and (b) receipt by the Company of the preliminary license for the project; and

(iii)	As to the final one third of the DSUs, upon the Company completing arrangements for project construction financing, as detailed in the pre-feasibility study or feasibility study for the project.

Of the 1,675,000 DSUs granted, 141,667 were forfeit, unvested, and 1,116,667 DSUs have vested, of which 166,667 were exercised and 83,333 were cancelled. The remaining 416,666 DSUs, which have the vesting condition (iii) above, were revised such that the vesting condition previously estimated to be met December 2019 was changed to June 30, 2023, then to March 31, 2024 and then to March 31, 2025 as that is the estimated timeline. The estimated fair value of the DSUs at the date of grant is recognized over the vesting

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

8.	Share-based payments (continued)

(b)	Deferred share unit plan (“DSU Plan”) (continued)

period. During the three and nine months ended September 30, 2024, the Company expensed $30,502 and $90,850, respectively, related to this amortization (three and nine months ended September 30, 2023 — $121,769 and $20,284, respectively) of which, $6,101 and $18,171, respectively, (three and nine months ended September 30, 2023 — $24,354 and $4,057, respectively) was capitalized to exploration and evaluation assets, with the remaining $24,401 and $72,679, respectively, (three and nine months ended September 30, 2023 — $97,415 and $16,227, respectively) was charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at grant date were valued using an estimated market price of $10.00.

On August 9, 2019, the Company granted 125,000 DSUs. 50,000 DSUs vested immediately, while 37,500 DSU’s would vest when the Company obtained its installation license for the Autazes project estimated to be March 31, 2022 and the final 37,500 DSUs would vest upon the Company initiating project construction estimated to be in July 2022. The expected vesting dates of the DSUs were subsequently revised such that the DSUs expected to vest March 31, 2022 and July 2022 are expected to vest early in 2024 and March 31, 2025, respectively. On March 28, 2024, the 50,000 DSUs that were vested were exercised and the remaining 75,000 DSUs were forfeited, unvested. The fair value of the DSUs at the date of grant is amortized over the vesting period. During the three and nine months ended September 30, 2024, the Company recorded a recovery of $nil and $1,087,113, respectively (three and nine months ended September 30, 2023 — expense of $56,306 and $74,192, respectively) was capitalized to exploration and evaluation assets. The fair value of the DSUs at the date of grant was valued using an estimated market price of $15.00.

On February 15, 2022, the Company granted 862,500 DSUs. The DSUs vest in six equal tranches every six months over a three-year term. On August 15, 2022, 506,250 of the DSUs were cancelled and during the nine months ended September 30, 2024, 6,250 of the DSUs were forfeit. The fair value of the DSUs is amortized over the vesting period. During the three and nine months ended September 30, 2024, the Company recognized an expense of $125,422 and $436,962, respectively, (three and nine months ended September 30, 2023 — $375,341 and $1,379,185, respectively) related to this amortization charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On May 11, 2023, the Company granted 125,000 DSUs. The DSUs vest immediately. The fair value of the DSUs at the date of grant were valued using an estimated market price of $16.00.

On May 11, 2023, the Company also granted 100,000 DSUs to replace 250,000 options cancelled on May 11, 2023 (see Note 8(a)). The fair value of the options on the date of exchange was attributed to the fair value of the DSUs.

On October 11, 2023, the Company granted 87,500 DSUs to consultants of the Company. 25,000 of the DSUs vest in four equal installments over twelve months from the date of grant and 62,500 DSUs vest on October 11, 2024. During the three and nine months ended September 30, 2024, the Company recognized a recovery of $904 and an expense of $961,629, respectively, (three and nine months ended September 30, 2023 — $nil), related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

8.	Share-based payments (continued)

(b)	Deferred share unit plan (“DSU Plan”) (continued)

On May 23, 2024, the Company granted 312,500 DSUs to a director and a consultant of the Company. The DSUs vested immediately. On June 14, 2024, 62,500 of the DSUs were exercised. During the three and nine months ended September 30, 2024, the Company recognized an expense of $nil and $5,000,000, respectively, related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On June 20, 2024, the Company granted 187,500 DSUs to a former director and a consultant of the Company. 125,000 of the DSUs vested immediately. Of the remaining 62,500 DSUs, 12,500 vested immediately and 50,000 vest in 4 equal installments annually from the date of grant. During the three and nine months ended September 30, 2024, the Company recognized an expense of $105,014 and $2,316,429, respectively, related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

On June 28, 2024, the Company granted 56,250 DSUs to a company on which a former director of the Company is the founder and CIO. The DSUs vested immediately. On July 11, 2024, the DSUs were exercised. During the nine months ended September 30, 2024, the Company recognized an expense of $900,000, related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00. On July 11, 2024, the DSUs were exercised.

On August 12, 2024, the Company granted 250,000 DSUs under the Company’s new 2024 Incentive Compensation Plan to the Chair of the Company’s advisory board. The DSUs vest in four equal tranches every six months beginning on the date of grant. During the three and nine months ended September 30, 2024, the Company recognized an expense of $1,489,804, related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the DSUs at the date of grant was valued using an estimated market price of $16.00.

During the three and nine months ended September 30, 2024, the total amount related to the vesting of DSUs was an expense of $1,749,838 and $10,108,561, respectively, (three and nine months ended September 30, 2023 — $553,416 and $5,073,661, respectively) of which an expense of $6,101 and recovery of an expense of $1,068,942, respectively, (three and nine months ended September 30, 2023 — $80,660 and $78,249, respectively) was capitalized to exploration and evaluation assets and an expense of $1,743,737 and $11,177,503, respectively, (three and nine months ended September 30, 2023 — $472,756 and $4,995,412, respectively) is included in the condensed interim consolidated statements of loss and other comprehensive loss.

(c)	2024 Incentive Compensation Plan (“Incentive Compensation Plan”)

The Incentive Compensation Plan provides for the grant of equity awards, including restricted stock units (“RSUs”), to employees, officers or directors of the Company. An award of RSUs confers upon a participant the right to Common Shares of the Company at the end of a specified deferral period. An award of RSUs carries no voting or other rights associated with share ownership prior to settlement.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

8.	Share-based payments (continued)

(c)	2024 Incentive Compensation Plan (“Incentive Compensation Plan”) (continued)

RSU transactions continuity during the periods were as follows (in number of RSUs):

	Nine months ended September 30, 2024	Year ended December 31, 2023
Balance, beginning of period	—	—
Granted	3,175,000	—

Balance, end of period	3,175,000	—

Of the 3,175,000 RSUs outstanding, nil have vested.

On July 1, 2024, the Company granted 3,087,500 RSUs to directors, officers and consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company. The fair value of the RSUs is amortized over the vesting period. During the three and nine months ended September 30, 2024, the Company recognized an expense of $8,954,980, (three and nine months ended September 30, 2023 — $nil) related to the estimated fair value of the DSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the RSUs at the date of grant was valued using an estimated market price of $16.00.

On August 12, 2024, the Company granted 87,500 RSUs to consultants of the Company. The RSUs vest on the earlier of (i) the lock-up conditions related to an initial public offering lapsing: and (ii) one year from the completion of an initial public offering of the Company. The fair value of the RSUs is amortized over the vesting period. During the three and nine months ended September 30, 2024, the Company recognized an expense of $149,130, (three and nine months ended September 30, 2023 — $nil) related to the estimated fair value of the RSUs at the date of grant charged to the condensed interim consolidated statements of loss and other comprehensive loss. The fair value of the RSUs at the date of grant was valued using an estimated market price of $16.00.

9.	Warrants

Warrant transactions during the periods were as follows:

	Nine months ended September 30, 2024			Year ended December 31, 2023
	Number of warrants	Weighted average exercise price	Grant date fair value	Number of warrants	Weighted average exercise price	Grant date fair value
Balance, beginning of period	286,875	$4.00	$604,000	286,875	$4.00	$604,000
Granted	93,750	16.00	$459,500	—	—	—
Exercised	(93,750)	16.00	(459,500)	—	—	—

Balance, end of period	286,875	$4.00	$604,000	286,875	$4.00	$604,000

On May 28, 2024, the Company granted 93,750 warrants of the Company as compensation for services to a company on which a former director of the Company is the founder and CIO. Each warrant was exercisable for one common share of the Company at an exercise price of $16.00 for one year from the date of grant. The fair

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

9.	Warrants (continued)

value of the warrants of $4.901 was estimated using the Black-Scholes option pricing model, with the following weighted average assumptions: a market price of common shares of $16.00, expected dividend yield of 0%, expected volatility of 74.6% based on the historic volatility of comparable companies, risk-free interest rate of 4.36% and an expected life of 1.0 years. During the three and nine months ended September 30, 2024, the Company expensed $nil and $459,500, respectively, (three and nine months ended September 30, 2023 — $nil) in share-based compensation in the condensed interim consolidated statements of loss and comprehensive loss related to the fair value of the warrants on the date of grant. On June 18, 2024, the warrants were exercised for gross proceeds of $1,500,000.

There were no warrant transactions during the year ended December 31, 2023.

At September 30, 2024, outstanding warrants to acquire common shares of the Company were as follows:

Number of warrants	Exercise price	Expiry Date
286,875	$4.00	*

*

On September 11, 2009, the Company issued 286,875 broker warrants in connection with a private placement financing. These warrants are exercisable for up to twelve months from the date the Company begins trading on a public exchange.

10.	Financial Risk Management Objectives and Policies

The Company’s financial instruments comprise cash and cash equivalents, other receivables, trade payables and accrued liabilities. The main purpose of these financial instruments is to raise finance to fund operations.

The Company does not enter into any derivative transactions.

The Company’s risk exposures and the impact on the Company’s financial instruments are summarized below:

(a)	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets. With respect to credit risk arising from financial assets of the Company, which comprise cash and minimal receivables, the Company’s exposure to credit risk arises from default of counterparties, with a maximum exposure equal to the carrying amount of these instruments. Cash and cash equivalents are held with high credit quality financial institutions. Management believes that the credit risk concentration with respect to these financial instruments is remote.

(b)	Liquidity risk

The Company’s approach to managing liquidity risk is to ensure that it will have sufficient liquidity to meet liabilities when due. As at September 30, 2024, the Company had a cash and cash equivalents balance of $1,251,176 (December 31, 2023 — $2,450,239) to settle current liabilities of $5,081,643 (December 31, 2023 — $1,730,103).

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

10.	Financial Risk Management Objectives and Policies (continued)

(c)	Market risk

Market risk is the risk that changes in market prices, such as interest rates, foreign exchange rates and equity prices will affect the Company’s income or the value of its holdings of financial instruments.

(d)	Interest rate risk

The Company has cash and cash equivalent balances as at September 30, 2024. The Company considers interest rate risk to be minimal as cash is held on deposit at major financial institutions.

(e)	Foreign currency risk

Foreign currency risk is created by fluctuations in the fair value or cash flows of financial instruments due to changes in foreign exchange rates and exposure as a result of investment in its foreign subsidiary. The Company’s foreign currency risk arises primarily with respect to the Canadian dollar and Brazilian Reais. Fluctuations in the exchange rates between these currencies and the US dollar could have a material impact on the Company’s business, financial condition and results of operations. The Company does not engage in hedging activity to mitigate this risk.

The following summary illustrates the fluctuations in the exchange rates applied during the nine months ended September 30, 2024:

	Average rate	Closing rate
CAD	0.7351	0.7408
BRL	0.1907	0.1836

A $0.01 strengthening or weakening of the US dollar against the Canadian dollar at September 30, 2024 would result in an increase or decrease in operating loss of $9,440 and an increase or decrease in other comprehensive income of approximately $nil. A $0.01 strengthening or weakening of the US dollar against the Brazilian Real would result in an increase or decrease in operating loss of approximately $nil and an increase or decrease in other comprehensive loss in the condensed interim consolidated statements of loss and other comprehensive loss of approximately $3,693,000.

(f)	Capital management

The Company manages its capital to ensure that it will be able to continue as a going concern in order to support the ongoing exploration and development of its mineral property in Brazil and to provide sufficient working capital to meet its ongoing obligations.

In the management of capital, the Company includes the components of shareholders’ equity, cash and cash equivalents, as well as short-term investments (if any).

The Company manages its capital structure and makes adjustments to it in accordance with the aforementioned objectives, as well as, in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets and adjust the amount of cash and cash equivalents and short-term investments. There is no dividend policy. The Company is not subject to any externally imposed capital requirements, nor is its subsidiary in Brazil. There were no changes to the Company’s capital management during the nine months ended September 30, 2024 or the year ended December 31, 2023.

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

11.	Related Party Disclosures

(a)	Key management personnel compensation

In addition to their contracted fees, directors and executive officers also participate in the Company’s Option Plan, DSU Plan, and Incentive Compensation Plan. Certain executive officers are subject to a mutual termination notice ranging from one to twelve months. Key management personnel compensation comprised:

	Three months ended September 30, 2024	Three months ended September 30, 2023	Nine months ended September 30, 2024	Nine months ended September 30, 2023
Directors & officers compensation	$399,662	$404,380	$1,305,474	$4,240,570
Share-based payments	9,396,178	253,469	16,499,403	1,304,209

	$9,795,840	$657,849	$17,804,877	$5,544,779

Included in the above amounts, is $434,997 (September 30, 2023 — $434,997) paid or accrued according to a contract for business and operational consulting services with Forbes & Manhattan, Inc. during the nine months ended September 30, 2024. The nine months ended September 30, 2023 includes a discretionary bonus of $2,000,000 paid to Forbes & Manhattan, Inc. during the prior period, a company for which Mr. Stan Bharti (a director of the Company) is the Executive Chairman.

During the nine months ended September 30, 2024, the Company recorded an expense of $16,499,403 (nine months ended September 30, 2023 — $1,304,209) in share-based compensation related to the amortization of the estimated fair value of DSUs and RSUs granted to directors and officers of the Company in 2015, 2022, 2023 and 2024. As at September 30, 2024, 3,175,000 DSUs were granted to officers and directors of the Company of which 2,487,500 have vested, and 687,500 have not yet vested (See Note 8(b)). As of September 30, 2024, 2,700,000 RSUs were granted to officers and directors of the Company, of which nil have vested and 2,700,000 have not yet vested (See Note 8(c)).

(b)	Transactions with other related parties

As at September 30, 2024, trade payables and accrued liabilities included an amount of $1,093,496 (December 31, 2023 — $17,088) owing to directors and officers of the Company for consulting fees.

During the nine months ended September 30, 2024, the Company recorded an expense of $nil (nine months ended September 30, 2023 — $47,028) for travel costs with Tali Flying LP, a company which has a common director. As at September 30, 2024, trade payables and accrued liabilities included $nil (December 31, 2023 — $nil) owing to Tali Flying LP and prepaid expenses included $121,402 (December 31, 2023 — $139,785) advanced to Tali Flying LP.

See Note 9 for warrants granted during the period.

These transactions, occurring in the normal course of operations, are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

12.	Commitments and contingencies

The Company is party to certain management contracts. These contracts require payments of approximately $8,020,000 to directors, officers and consultants of the Company upon the occurrence of a change in control of

Brazil Potash Corp.

Notes to the Condensed Interim Consolidated Financial Statements

For the nine months ended September 30, 2024 and 2023

12.	Commitments and contingencies (continued)

the Company, as such term is defined by each respective consulting agreement. The Company is also committed to payments upon termination of approximately $1,022,000 pursuant to the terms of these contracts. As a triggering event has not taken place, these amounts have not been recorded in these Interim Financial Statements.

13.	Subsequent events

On October 9, 2024, the Company granted 387,500 RSUs to directors, officers and consultants of the Company. The RSUs vest in four equal tranches every six months beginning on the date of grant.

On October 10, 2024, 135,000 options with exercise prices of $4.00 were exercised.

On October 18, 2024, the Company consolidated its common shares on the basis of 4:1.

On October 25, 2024, the Company granted 500,000 RSUs to a service provider of the Company. The RSUs vest in four (4) equal quarterly tranches over a twelve (12) month period with the first tranche vesting on the three (3) month anniversary of completion of the Corporation’s initial public offering and the remaining tranches vesting thereafter. If the Corporation does not complete a public listing by June 1, 2026, the RSUs shall immediately terminate.

On November 1, 2024, the Company and its Subsidiary entered into an option agreement (the “Option Agreement”) with Franco-Nevada Corporation (“Franco- Nevada”), pursuant to which, in exchange for the payment by Franco-Nevada to the Company of cash consideration of $1,000,000, Franco-Nevada acquired an option (the “Option”) to purchase a perpetual royalty equal to 4% of the gross revenue from all of the muriate of potash the Company will produce and sell from the Autazes Property (the “Royalty”). The Royalty would also apply to any potash produced and sold from other properties (including after-acquired properties) owned or held by the Subsidiary or any of its affiliates, where such potash is processed using processing facilities related to the Autazes Project. The purchase price for the Royalty (the “Royalty Purchase Price”) will be equal to the amount that would result in the forecasted Royalty revenue yielding Franco-Nevada a 12.5% pre-tax internal rate of return, and will be calculated at the earlier of (i) the time at which Franco-Nevada exercises the Option, and (ii) the beginning of the final 60-day period in which Franco-Nevada is permitted to exercise the Option under the terms of the Option Agreement. The calculation of the forecasted Royalty revenue will be based on forecasted annual production volumes of the Autazes Project, as outlined in the definitive feasibility study for the Autazes Project and analyst long-term consensus prices for potash (based on potash granular price cost and freight Brazil). Following the exercise by Franco-Nevada of the Option pursuant to the Option Agreement and subject to the conditions precedent described below, the Royalty Purchase Price will be paid by Franco-Nevada, if and when the Company has obtained full financing of project costs to achieve a minimum rate of potash production at the Autazes Project (as set forth in the Option Agreement), in quarterly installments pro rata with other sources of financing. The Royalty Purchase Price will only be used by the Company to fund costs for the construction and operation of the Autazes Project. Franco- Nevada is not obligated to pay any portion of the Royalty Purchase Price until certain conditions precedent are satisfied or waived, including, among others, (a) the Company’s Subsidiary and its affiliates, Franco-Nevada, and each third-party lender providing financing for the Autazes Project entering into an intercreditor agreement; (b) receipt of all necessary regulatory and material third-party approvals and consents for the Autazes Project; and (c) the Subsidiary providing Franco-Nevada evidence of the continued availability of financing for the Autazes Project (including completed equity financings representing at least 30% of the total costs to achieve a minimum rate of potash production at the Autazes Project, as set forth in the Option Agreement).

ANNEX – GLOSSARY OF TECHNICAL TERMS

The following are abbreviations and definitions of certain terms used in this prospectus, which are commonly used in the potash mining industry:

Defined Terms

In this prospectus, we use the following defined terms, which refer to concepts commonly used in the potash mining industry:

Defined Term	Meaning
“KCI”	Potassium Chloride

“MOP”	Muriate of Potash

“NI 43-101”	National Instrument 43-101—Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators

“ROM”	Run-of-mine

“Scope 1 GHG Emissions”	Direct greenhouse gas (GHG) emissions that occur from sources that are controlled or owned by an organization (e.g., emissions associated with fuel combustion in boilers, furnaces, vehicles)

“Scope 2 GHG Emissions”	Indirect greenhouse gas (GHG) emissions associated with an organization’s purchase of electricity, steam, heat, or cooling. Although Scope 2 GHG Emissions physically occur at the facility where they are generated, they are accounted for in the organization’s GHG inventory because they are a result of the organization’s energy use.

“Scope 3 GHG Emissions”

Greenhouse gas (GHG) emissions that are the result of activities from assets not owned or controlled by the organization, but that the organization indirectly impacts in its value chain. Scope 3 GHG Emissions include all sources of GHG emissions not within the organization’s Scope 1 GHG Emissions and Scope 2 GHG Emissions. Scope 3 GHG Emission sources include emissions both upstream and downstream of the organization’s activities.

Scope 3 GHG Emissions, also referred to as value chain GHG emissions, often represent the majority of an organization’s total GHG emissions.

“SEC Mining Modernization Rules”	Subpart 1300 of Regulation S-K—Disclosure by Registrants Engaged in Mining Operations under the Securities Act of 1933, as amended

“Technical Report”	The Technical Report, Update of the Autazes Potash Project—Pre-Feasibility Study (dated October 14, 2022), prepared by ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH in accordance with the requirements of the SEC Mining Modernization Rules

Definitions under the SEC Mining Modernization Rules

In this prospectus, we use the following defined terms from the SEC Mining Modernization Rules:

“Feasibility Study” means a comprehensive technical and economic study of the selected development option for a mineral project, which includes detailed assessments of all applicable Modifying Factors together with any other relevant operational factors, and detailed financial analysis that are necessary to demonstrate, at the time of reporting, that extraction is economically viable (which term, when used in the context of Mineral Reserve determination, means that the Qualified Person has determined, using a discounted cash flow analysis, or has otherwise analytically determined, that extraction of the Mineral Reserve is economically viable under reasonable investment and market assumptions). The results of the study may serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of the project. A Feasibility Study is more comprehensive, and with a higher degree of accuracy, than a Pre-Feasibility Study. It must contain mining, infrastructure, and process designs completed with sufficient rigor to serve as the basis for an investment decision or to support project financing. The confidence level in the results of a Feasibility Study is higher than the confidence level in the results of a Pre-Feasibility Study. Terms such as full, final, comprehensive, bankable, or definitive feasibility study are equivalent to a Feasibility Study.

“Indicated Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a Qualified Person to apply Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

“Inferred Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the Modifying Factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a Mineral Reserve.

“Initial Assessment” means a preliminary technical and economic study of the economic potential of all or parts of the mineralization to support the disclosure of Mineral Resources. An Initial Assessment must be prepared by a Qualified Person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An Initial Assessment is required for disclosure of Mineral Resources, but cannot be used as the basis for disclosure of Mineral Reserves.

“Measured Mineral Resource” means that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a Qualified Person to apply Modifying Factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Probable Mineral Reserve or to a Proven Mineral Reserve.

“Mineral Reserve” means an estimate of tonnage and grade or quality of Indicated Mineral Resources and Measured Mineral Resources that, in the opinion of the Qualified Person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of an Indicated Mineral Resource or Measured Mineral Resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

“Mineral Resource” means a concentration or occurrence of a material economic interest in or on the Earth’s crust, in such form, grade or quality, and quantity, that there are reasonable prospects for economic extraction. A Mineral Resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

“Modifying Factors” mean the factors that a Qualified Person must apply to Indicated Mineral Resources and Measured Mineral Resources and then evaluate in order to establish the economic viability of Mineral Reserves. A Qualified Person must apply and evaluate Modifying Factors to convert Indicated Mineral Resources or Measured Mineral Resources to Probable Mineral Reserves or Proven Mineral Reserves. Modifying Factors include, but are not restricted to: mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, compliance, plans, negotiations, or agreements with local individuals or groups, and governmental factors. The number, type and specific characteristics of the Modifying Factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project.

“Pre-Feasibility Study” means a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a Qualified Person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing. A Pre-Feasibility Study includes a financial analysis based on reasonable assumptions (which are based on appropriate testing) about the Modifying Factors, and the evaluation of any other relevant factors that are sufficient for a Qualified Person to determine if all or part of the Indicated Mineral Resources or Measured Mineral Resources may be converted to Probable Mineral Reserves or Proven Mineral Reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable. A Pre-Feasibility Study is less comprehensive and results in a lower confidence level than a Feasibility Study. A Pre-Feasibility Study is more comprehensive and results in a higher confidence level than an Initial Assessment.

“Probable Mineral Reserve” means the economically mineable part of an Indicated Mineral Resource, and, in some cases, a Measured Mineral Resource.

“Proven Mineral Reserve” means the economically mineable part of a Measured Mineral Resource. A Proven Mineral Resource can only result from conversion of a Measured Mineral Resource.

“Qualified Person” is an individual who is: (1) a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (i) be either: (a) an organization recognized within the mining industry as a reputable professional association, or (b) a board authorized by U.S. federal or state or foreign statute to regulate professionals in the mining, geoscience or related field; (ii) admit eligible members primarily on the basis of their academic qualifications and experience; (iii) establish and require compliance with professional standards of competence and ethics; (iv) require or encourage continuing professional development; (v) have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and (vi) provide a public list of members in good standing.

BRAZIL POTASH CORP.

4,250,000 Common Shares

PROSPECTUS

Cantor	Bradesco BBI

Freedom Capital Markets	Roth Capital Partners

Clarksons Securities

     , 2024

Until and including     , 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

We are incorporated under the laws of the Province of Ontario, Canada, and are governed by the Business Corporations Act (Ontario) (the “OBCA”). In accordance with the OBCA and pursuant to our bylaws (our “Bylaws”), subject to certain conditions, we shall, subject to the limitations contained in the OBCA, indemnify our directors and officers, any former director or officer, or any other individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of such association with our Company or other entity, if such individual:

•

acted honestly and in good faith with a view to our best interests, or, as the case may be, the best interests of the other entity for which such individual acted as a director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administration action or proceeding enforced by a monetary penalty, had reasonable grounds to believe the conduct was lawful.

Pursuant to our Bylaws, we shall also indemnify such individual in other circumstances as the OBCA permits or requires.

Additionally, we may purchase and maintain insurance for the benefit of any indemnified individual against such liabilities, in such amounts as our board of directors may from time to time determine and as permitted by the OBCA. We currently carry insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

Furthermore, we have entered into an indemnity agreement with each of our current directors and officers, and intend to enter into an indemnity agreement with each of our future directors and officers, whereby we have agreed or will agree to indemnify such directors and officers against all expenses and liabilities incurred in such capacity to the fullest extent permitted by law, subject to limited exceptions.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification by the underwriters of our Company and our directors and officers for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), but only to the extent that such liabilities are caused by information relating to the underwriters that was furnished by the underwriters to us in writing expressly for use in the prospectus forming a part of this registration statement and in certain other disclosure documents.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us pursuant to the foregoing or otherwise, we have been informed that in the opinion of the U.S. Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a director, officer or controlling person asserts a claim for indemnification in connection with the successful defense of any action, suit or proceeding resulting from this offering, we will, unless otherwise advised by counsel, submit to a court of competent jurisdiction the question of whether such indemnification is against public policy. We will be governed by the final adjudication of such issue.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities issued by us without registration under the Securities Act during the past three years.

On October 18, 2024, we effected 4-for-1 reverse stock split and share consolidation (which we refer to as the “Reverse Stock Split and Share Consolidation”). The Reverse Stock Split and Share Consolidation combined each four outstanding Common Shares into one Common Share. Any fractional shares resulting from the Reverse Stock Split and Share Consolidation were rounded down to the nearest whole Common Share, and no cash or other consideration was paid in lieu of any fractional shares. All references to our Common Shares, DSUs, and RSUs below have been retroactively adjusted, where applicable, to reflect the Reverse Stock Split and Share Consolidation as if it had occurred as of the times referenced below.

Regulation A Offering

Pursuant to an offering under Tier 2 of Regulation A promulgated under the Securities Act (our “Regulation A Offering”), we completed an offering of 2,529,676 Common Shares. Our Regulation A Offering was made pursuant to our Form 1-A Offering Statement, which was initially filed by us with the SEC on May 5, 2020 and qualified by the SEC on June 26, 2020, and our Post-Qualification Offering Circular Amendment No. 1 and Post-Qualification Offering Circular Amendment No. 2, which were filed by us with the SEC on June 25, 2021 and July 23, 2021, respectively, and qualified by the SEC on August 2, 2021. The Common Shares were offered in our Regulation A Offering at a purchase price of $16.00 per Common Share.

In connection with our Regulation A Offering, we engaged Dalmore Group, LLC, a New York limited liability company and FINRA/SIPC registered broker-dealer (“Dalmore”), to provide broker-dealer services. Pursuant to the Amended Broker-Dealer Agreement between our Company and Dalmore, we agreed to pay Dalmore a one-time setup fee of $5,000, a one-time consulting fee of $50,000, as well as a 1% commission on the aggregate amount raised by us from the sale of our Common Shares in our Regulation A Offering.

Our Regulation A Offering closed on August 2, 2022, with an aggregate of 2,529,676 Common Shares sold and approximately $40.5 million in gross proceeds raised. We used the net proceeds from our Regulation A Offering to fund our pre-operation administrative costs, including for conducting additional consultations with indigenous communities in accordance with International Labour Organization Convention 169, complying with our Preliminary Environmental License, conducting engineering for other applications and permits, conducting essential testwork prior to starting the engineering, procurement and construction management phase, maintaining our mineral rights, updating and optimizing the Technical Report, and executive compensation.

Stock Options

We have a Stock Option Plan, adopted in 2006 (our “Stock Option Plan”), pursuant to which we granted to certain of the directors, executives and employees of, and consultants to, our Company stock options to purchase our Common Shares. Stock options vest in accordance with terms and conditions established by our compensation committee, as the administrator of our Stock Option Plan.

In January 2022, pursuant to our Stock Option Plan, we granted to one of our consultants stock options to purchase an aggregate of 62,500 Common Shares at an exercise price of $16.00 per share, with all such stock options vesting ratably in four equal installments, with the first installment vesting on the date of grant and the additional installments vesting every six months thereafter.

In May 2023, pursuant to our Stock Option Plan, we granted to one of our employees stock options to purchase an aggregate of 12,500 Common Shares at an exercise price of $16.00 per share, with all such stock options vesting ratably in four equal installments, with the first installment vesting on the date of grant and the additional installments vesting every six months thereafter.

All of the foregoing grants of stock options under our Stock Option Plan were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Deferred Share Units

We have a Deferred Share Unit Plan, adopted in 2015, and amended and restated in May 2024 (our “Deferred Share Unit Plan”), pursuant to which we granted to certain of the directors, executives and employees of, and consultants and other service providers to, our Company deferred share units (“DSUs”). Additionally, we have a 2024 Incentive Compensation Plan, adopted in June 2024 (our “2024 Incentive Compensation Plan”), pursuant to which we granted to a former director of, and certain consultants to, our Company DSUs. DSUs vest in accordance with terms and conditions established by our compensation committee, as the administrator of our Deferred Share Unit Plan and our 2024 Incentive Compensation Plan. In general, we will redeem vested DSUs held by a holder upon such holder ceasing to be a director, executive or employee of our Company, or upon the death of such holder, in exchange for the issuance of our Common Shares from our treasury to such holder on the basis of one Common Share for each vested DSU. Additionally, however, subject to the approval of our compensation committee and upon mutual agreement with the holder or the holder’s estate, we may also redeem vested DSUs in exchange for a cash payment equal to the per share fair market value of our Common Shares at such time multiplied by the number of vested DSUs held by such holder.

In February 2022, pursuant to our Deferred Share Unit Plan, we granted to certain of our directors, executives, and consultants an aggregate of 356,250 DSUs, which vest ratably in six equal tranches every six months from the date of grant.

In September 2022, pursuant to our Deferred Share Unit Plan, we granted to certain of our directors, executives, and consultants an aggregate of 1,250,000 DSUs, which vested immediately.

In May 2023, pursuant to our Deferred Share Unit Plan, we granted to one of our executives and two of our employees an aggregate of 225,000 DSUs, which vest ratably in six equal tranches every six months from the date of grant.

In October 2023, pursuant to our Deferred Share Unit Plan, we granted to (i) a consultant 62,500 DSUs, which vest in full 12 months from the date of grant, and (ii) a consultant 25,000 DSUs, which vest ratably in four equal tranches every three months from the date of grant.

In May 2024, pursuant to our Deferred Share Unit Plan, we granted to one of our then directors and a consultant an aggregate of 312,500 DSUs, which vested immediately.

In June 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) one of our former directors and CD Capital Natural Resources BPC LP an aggregate of 181,250 DSUs, which vested immediately, and (ii) a consultant 62,500 DSUs, of which 12,500 vested immediately and the remaining 50,000 vest ratably in four equal tranches every year from the date of grant.

In August 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to a consultant 250,000 DSUs, of which 62,500 vested immediately and the remaining 187,500 vest ratably in three equal tranches every six months from the date of grant.

All of the foregoing grants of DSUs under our Deferred Share Unit Plan and our 2024 Incentive Compensation Plan, as applicable, were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Restricted Stock Units

Under our 2024 Incentive Compensation Plan, we granted to certain of the directors, executives and employees of, and consultants and other service providers to, our Company restricted stock units (“RSUs”). RSUs vest in accordance with terms and conditions established by our compensation committee, as the administrator of our 2024 Incentive Compensation Plan.

In July 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to certain of our directors, executives, employees and consultants an aggregate of 3,087,500 RSUs, which will vest in full upon the earlier of (i) the expiration of the lock-up agreements entered into by our directors and executives with the underwriters in connection with this offering, and (ii) the one-year anniversary of the closing date of this offering.

In August 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to two of our consultants an aggregate of 87,500 RSUs, which will vest in full on the one-year anniversary of the closing date of this offering.

In October 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) Stan Bharti and certain consultants to our Company an aggregate of 387,500 RSUs, of which 96,875 RSUs vested immediately and the remaining 290,625 RSUs will vest ratably in three equal tranches every six months from the date of grant, and (ii) a consultant to our Company 500,000 RSUs, of which 125,000 RSUs will vest on the three month anniversary of the closing date of this offering and the remaining 375,000 RSUs will vest ratably in three equal tranches every three months thereafter.

In November 2024, pursuant to our 2024 Incentive Compensation Plan, we granted to (i) a consultant to our Company 100,000 RSUs, which vested immediately on the date of grant, and (ii) (a) a director and (b) a consultant to our Company an aggregate of 175,000 RSUs, which will vest in full upon the earlier of (1) the expiration of the lock-up agreements entered into by our directors and executives with the underwriters in connection with this offering, and (2) the one-year anniversary of the closing date of this offering.

All of the foregoing grants of RSUs under our 2024 Incentive Compensation Plan were exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act or Rule 701 under the Securities Act.

Warrant

In May 2024, we issued to CD Capital Natural Resources BPC LP, one of our largest shareholders, a warrant that was exercisable for 93,750 Common Shares at an exercise price of $16.00 per Common Share. We believe that the issuance of such warrant was exempt from the registration requirements of the Securities Act in reliance on Section 4(a)(2) of the Securities Act. In June 2024, CD Capital Natural Resources BPC LP exercised such warrant in full.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this registration statement and are numbered in accordance with Item 601 of Regulation S-K:

Exhibit No.	Description

1.1***	Form of Underwriting Agreement

3.1*	Articles of Incorporation of Brazil Potash Corp.

3.2***	Articles of Amendment (to Articles of Incorporation) of Brazil Potash Corp., dated October 18, 2024

3.3***	Bylaws of Brazil Potash Corp.

4.1*	Specimen Common Share Certificate

4.2*	Form of Warrant Certificate

4.3***	Form of Underwriters’ Warrants

5.1***	Opinion of Wildeboer Dellelce LLP, Canadian counsel to Brazil Potash Corp., as to the validity of the Common Shares issued by Brazil Potash Corp.

10.1*†	Stock Option Plan

Exhibit No.	Description

10.2*†	Form of Stock Option Agreement

10.3*†	Amended and Restated Deferred Share Unit Plan

10.4*†	2024 Incentive Compensation Plan

10.5*	Form of Indemnity Agreement between Brazil Potash Corp. and each of its directors and executives.

10.6*†	Independent Contractor Agreement, dated as of July 1, 2009, between Brazil Potash Corp. and Gower Exploration Consulting Inc.

10.7*†	Amendment to Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Gower Exploration Consulting Inc.

10.8*†	Amendment to Independent Contractor Agreement, dated as of January 1, 2019, between Brazil Potash Corp. and Gower Exploration Consulting Inc.

10.9*†	Independent Contractor Agreement, dated as of October 1, 2009, between Brazil Potash Corp. and Forbes & Manhattan, Inc.

10.10*†	Amendment to Independent Contractor Agreement, dated as of September 1, 2011, between Brazil Potash Corp. and Forbes & Manhattan, Inc.

10.11*†	Amendment to Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Forbes & Manhattan, Inc.

10.12***†	Amendment to Independent Contractor Agreement, dated as of September 11, 2024, between Brazil Potash Corp. and Forbes & Manhattan, Inc.

10.13***†	Independent Contractor Agreement, dated as of January 1, 2014, between Brazil Potash Corp. and Neil Said

10.14***†	Amendment to Independent Contractor Agreement, dated as of November 1, 2021, between Brazil Potash Corp. and Neil Said

10.15***†	Independent Contractor Agreement, dated as of August 1, 2014, between Brazil Potash Corp. and Ryan Ptolemy

10.16***†	Amendment to Independent Contractor Agreement, dated as of November 1, 2021, between Brazil Potash Corp. and Ryan Ptolemy

10.17***†	Independent Contractor Agreement, dated as of February 1, 2015, between Brazil Potash Corp. and Iron Strike Inc.

10.18***†	Service Agreement, dated as of September 16, 2021, between Potássio do Brasil Ltda. and J. Mendo Consultoria Empresarial Ltda. [English translation]

10.19***	Loan Agreement, dated as of June 15, 2020, between Brazil Potash Corp. and 2227929 Ontario Inc.

10.20***	Maturity Date Extension, dated December 17, 2020, between 2227929 Ontario Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and 2227929 Ontario Inc.

10.21***	Maturity Date Extension, dated September 30, 2021, between 2227929 Ontario Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and 2227929 Ontario Inc.

10.22***	Loan Agreement, dated as of July 2, 2020, between Brazil Potash Corp. and Aberdeen International Inc.

10.23***	Maturity Date Extension, dated February 9, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.

10.24***	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.

Exhibit No.	Description

10.25***	Loan Agreement, dated as of April 1, 2021, between Brazil Potash Corp. and Aberdeen International Inc.

10.26***	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.

10.27***	Loan Agreement, dated as of August 4, 2021, between Brazil Potash Corp. and Aberdeen International Inc.

10.28***	Maturity Date Extension, dated September 30, 2021, between Aberdeen International Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Aberdeen International Inc.

10.29***	Loan Agreement, dated as of October 22, 2020, between Brazil Potash Corp. and Sulliden Mining Capital Inc.

10.30***	Maturity Date Extension, dated February 10, 2021, between Sulliden Mining Capital Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Sulliden Mining Capital Inc.

10.31***	Maturity Date Extension, dated September 30, 2021, between Sulliden Mining Capital Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Sulliden Mining Capital Inc.

10.32***	Loan Agreement, dated as of February 26, 2021, between Brazil Potash Corp. and Greenway Investments International Ltd.

10.33***	Maturity Date Extension, dated September 30, 2021, between Greenway Investments International Ltd. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Greenway Investments International Ltd.

10.34***	Loan Agreement, dated as of May 5, 2021, between Brazil Potash Corp. and Newdene Gold Inc.

10.35***	Maturity Date Extension, dated September 30, 2021, between Newdene Gold Inc. and Brazil Potash Corp., amending Loan Agreement between Brazil Potash Corp. and Newdene Gold Inc.

10.36***+	Offtake Agreement, dated as of September 29, 2022, between Potássio do Brasil Ltda. and Amaggi Exportação E Importação Ltda. [English translation]

10.37***+	Distribution and Marketing Agreement, dated as of September 29, 2022, between Potássio do Brasil Ltda. and Amaggi Exportação E Importação Ltda. [English translation]

10.38***+	Shipping Agreement, dated as of September 30, 2022, between Potássio do Brasil Ltda. and Hermasa Navegação da Amazônia Ltda. [English translation]

10.39**	Form of Contract for Assignment of Possessory Rights over the Property and Other Covenants, between assignor and Potássio do Brasil Ltda., as assignee [English translation]

10.40***	Form of Lease Agreement for rural land, between lessor and Potássio do Brasil Ltda., as lessee [English translation]

10.41****+	Option Agreement, dated as of November 1, 2024, among Franco-Nevada Corporation (as option holder), Potássio do Brasil Ltda. (as grantor), and Brazil Potash Corp.

21.1*	List of Subsidiaries

23.1	Consent of MNP LLP, independent registered public accounting firm

23.2***	Consent of Wildeboer Dellelce LLP (included in Exhibit 5.1)

23.3	Consent of ERCOSPLAN Ingenieurgesellschaft Geotechnik und Bergbau mbH with respect to the Technical Report

Exhibit No.	Description

23.4	Consent of L&M Assessoria with respect to Chapter 19 of the Technical Report

24.1*	Power of Attorney (included on the signature page)

96.1*	Technical Report Summary of the Autazes Potash Project—Pre-Feasibility Study

107*	Filing Fee Table

*	Previously filed as part of the initial filing of this registration statement (previously filed with the SEC on August 20, 2024).
**	Previously filed as part of Amendment No. 1 of this registration statement (previously filed with the SEC on September 27, 2024).
***	Previously filed as part of Amendment No. 2 of this registration statement (previously filed with the SEC on October 23, 2024).
****	Previously filed as part of Amendment No. 3 of this registration statement (previously filed with the SEC on November 5, 2024).
†	Management contract or compensatory plan or arrangement.
+

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information contained in this exhibit has been omitted because such information is not material and is the type of information that we treat as private or confidential.

(b) Financial Statements Schedules

See our consolidated financial statements starting on page F-1. All other schedules have been omitted because they are not required or are not applicable, or the information is otherwise set forth in our consolidated financial statements and the related notes thereto.

Item 9. Undertakings

(a)

The undersigned registrant (which we refer to as the “Registrant”) hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The Registrant hereby undertakes:

(1)

that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)

that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on November 15, 2024.

BRAZIL POTASH CORP.

By:	/s/ Matthew Simpson
Name: Matthew Simpson
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matthew Simpson Matthew Simpson	Chief Executive Officer and Director (Principal Executive Officer)	November 15, 2024

/s/ Ryan Ptolemy Ryan Ptolemy	Chief Financial Officer (Principal Financial and Accounting Officer)	November 15, 2024

* Stan Bharti	Executive Chairman	November 15, 2024

* Deborah Battiston	Director	November 15, 2024

* Brett Lynch	Director	November 15, 2024

* Pierre Pettigrew	Director	November 15, 2024

* Peter Tagliamonte	Director	November 15, 2024

*BY:	/s/ Matthew Simpson Matthew Simpson Attorney-In-Fact

Signature of Authorized Representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned certifies that it is the duly authorized representative in the United States of Brazil Potash Corp. and has duly caused this registration statement on Form F-1 to be signed by the undersigned, thereunto duly authorized, on November 15, 2024.

Authorized Representative in the United States:

CT Corporation System

By:	/s/ Madonna Cuddihy
Name: Madonna Cuddihy
Title: Assistant Secretary